Exhibit 99.2

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

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:
In re:	:	Chapter 11
:
DYNEGY HOLDINGS, LLC, et al.,(1)	:	Case No. 11-38111 (CGM)
:
	:	Jointly Administered
:
Debtors.
x
x
:
In re:	:	Chapter 11
:
DYNEGY INC.,(2)	:	Case No. 12-36728 (CGM)
:
:
Debtor.	:
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DISCLOSURE STATEMENT RELATED TO THE JOINT CHAPTER 11 PLAN OF

REORGANIZATION FOR DYNEGY HOLDINGS, LLC AND DYNEGY INC.

Dated:   July 12, 2012

SIDLEY AUSTIN LLP

James F. Conlan

Jeffrey E. Bjork

Paul S. Caruso

Matthew A. Clemente

787 Seventh Avenue

New York, New York 10019

Telephone: (212) 839-5300

Facsimile: (212) 839-5599

COUNSEL FOR DEBTORS DYNEGY HOLDINGS, LLC, DYNEGY DANSKAMMER, L.L.C., DYNEGY ROSETON, L.L.C., HUDSON POWER, L.L.C., AND DYNEGY NORTHEAST GENERATION, INC.

WHITE & CASE LLP Thomas E Lauria Gerard H. Uzzi 1155 Avenue of Americas New York, New York 10036-2787 Telephone: (212) 819-8200 Facsimile: (212) 354-8113 PROPOSED COUNSEL FOR DEBTOR DYNEGY INC.

(1)  The Debtors, together with the last four digits of each such Debtor’s federal tax identification number, in the above-captioned cases jointly administered under Case No. 11-38111 are Dynegy Holdings, LLC (8415); Dynegy Northeast Generation, Inc. (6760); Hudson Power, L.L.C. (NONE); Dynegy Danskammer, L.L.C. (9301); and Dynegy Roseton, L.L.C. (9299).  The location of such Debtors’ corporate headquarters and the service address for Dynegy Holdings, LLC, Dynegy Northeast Generation, Inc. and Hudson Power, L.L.C. is 601 Travis Street, Suite 1400, Houston, Texas 77002.  The location of the service address for Dynegy Roseton, L.L.C. is 992 River Road, Newburgh, New York 12550.  The location of the service address for Dynegy Danskammer, L.L.C. is 994 River Road, Newburgh, New York 12550.

(2)  The last four digits of Dynegy Inc.’s federal tax identification number are 3152.  The location of its corporate headquarters and the service address is 601 Travis Street, Suite 1400, Houston, Texas 77002.

TABLE OF CONTENTS

I. INTRODUCTION			1

II. NOTICE TO HOLDERS OF CLAIMS			3

III. ADDITIONAL INFORMATION AND INCORPORATION BY REFERENCE			5

IV. SUMMARY EXPLANATION OF CHAPTER 11			7

A.	Overview of Chapter 11		7

B.	Plan of Reorganization		8

C.	Confirmation of a Plan of Reorganization		8

V. OVERVIEW OF THE PLAN			10

A.	Summary of the Terms of the Plan		14

B.	Summary of Treatment Under the Plan		14

VI. GENERAL INFORMATION			20

A.	Overview of the Company		20

B.	Overview of the Company’s Business		21

	1.	Dynegy Inc.	22

	2.	Dynegy Holdings, LLC	23

	3.	Dynegy Northeast Generation, Inc.	23

	4.	Hudson Power, L.L.C.	23

	5.	Dynegy Danskammer, L.L.C.	23

	6.	Dynegy Roseton, L.L.C.	24

C.	Operations of Dynegy Danskammer and Dynegy Roseton		24

D.	Events Leading to the Need for Restructuring; the Prepetition Restructurings		25

E.	Prepetition Indebtedness and Lease Obligations		29

	1.	New Credit Facilities	29

	2.	DH Note	31

	3.	Cash Collateralized Letter of Credit Facilities	31

	4.	Unsecured Debt	32

	5.	Bilateral Contingent Letter of Credit Facility	33

	6.	Lease Obligations	33

F.	Material Prepetition Lawsuits		34

G.	Putative Securities Class Action Lawsuits		35

H.	Intercompany Receivable		36

I.	November 2011 Restructuring Support Agreement		37

J.	The Debtors’ Employees		37

K.	The Company’s Retirement Obligations and Employment Agreements		38

L.	Dynegy’s Board of Directors		40

M.	Dynegy’s Officers		43

N.	DH’s Board of Managers and Officers		46

O.	DH’s Independent Manager		48

P.	Information on the Plan Debtors		49

VII. SELECTED FINANCIAL INFORMATION			50

VIII. FINANCIAL PROJECTIONS AND ASSUMPTIONS			50

IX. VALUATION			53

X. THE REORGANIZATION CASES			54

A.	Commencement of the Chapter 11 Cases		54

B.	First Day Pleadings		54

	1.	Joint Administration	54

	2.	Case Management	54

	3.	Filing Schedules	55

	4.	Retention of a Claims and Noticing Agent and Administrative Agent	55

	5.	Limitation of Service	55

	6.	Business Operations	56

C.	Representation of the Debtors		64

D.	Formation and Representation of the Creditors’ Committee in the DH Chapter 11 Cases		66

E.	Interim Compensation and Reimbursement of Professional Persons and Committee Members		67

F.	Adversary Proceeding Filed by the Lease Trustee		68

G.	Motion to Dismiss		69

H.	PSEG Settlement		69

I.	Appointment of Examiner and Examiner’s Report		70

J.	Motions for Appointment of a Chapter 11 Trustee		71

K.	Mediation		72

L.	Settlement Agreement		74

M.	Plan Support Agreement		80

N.	Bar Date Order		83

O.	Exclusivity		84

P.	United States Trustee’s Objections to Disclosure Statement and Merger Motion		84

XI. THE CHAPTER 11 PLAN			85

A.	Classification and Treatment of Claims and Equity Interests		85

	1.	Unclassified Claims	85

	2.	Classified Claims and Equity Interests	86

B.	Identification of Impaired Classes of Claims and Equity Interests		86

	1.	Unimpaired Classes of Claims	86

	2.	Impaired Classes of Claims and Equity Interests	86

	3.	Impairment Controversies	86

C.	Provisions for Treatment of Classified Claims and Equity Interests Under the Plan		87

	1.	Class 1 — Priority Claims	87

	2.	Class 2 — Secured Claims	87

	3.	Class 3 — General Unsecured Claims	87

	4.	Class 4 — Convenience Claims	87

	5.	Class 5 — Securities Claims	88

	6.	Class 6 — Equity Interests	88

D.	Provision for Treatment of Intercompany Claims		88

E.	Provisions for Treatment of Unclassified Claims Under the Plan		88

	1.	Treatment of Administrative Claims	88

	2.	Treatment of Dynegy Administrative Claim	89

	3.	Treatment of Settling Creditor Professional Fee Claims	90

	4.	Treatment of Priority Tax Claims	90

F.	Acceptance or Rejection of the Plan		91

	1.	Class Entitled to Vote	91

	2.	Classes of Claims Deemed to Accept the Plan	91

	3.	Classes of Claims and Equity Interests Deemed to Reject the Plan	91

	4.	Class Acceptance Requirement	91

G.	Settlements and Compromises		91

H.	Means for Implementation of the Plan		92

	1.	Operations Between the Confirmation Date and the Effective Date	92

	2.	Implementing Transactions on or Prior to the Effective Date	92

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	3.	Corporate Action	93

	4.	Allowance of Senior Notes Claims and Subordinated Notes Claims	94

	5.	Transfer of Dynegy Administrative Claim	95

	6.	Initial Board of Directors	95

	7.	Management and Officers of Reorganized Dynegy	95

	8.	Long Term Management Incentive Plan	96

	9.	Compensation and Benefit Programs	96

	10.	Termination of Certain Debt Obligations	96

	11.	Cancellation of Liens	97

	12.	Issuance of Reorganized Dynegy Common Stock and Warrants	97

	13.	Registration Rights of Holders of Reorganized Dynegy Common Stock	97

	14.	Causes of Action	97

	15.	Appointment of the Disbursing Agent	98

	16.	Investment of Funds Held by the Disbursing Agent; Tax Reporting by the Disbursing Agent	98

	17.	Releases by the Plan Debtors, their Estates and Non-Debtor Affiliates	98

	18.	Releases by Creditors and Equity Interest Holders	99

I.	Plan Distribution Provisions		99

	1.	Plan Distributions	99

	2.	Timing of Plan Distributions	99

	3.	Address for Delivery of Plan Distributions/Unclaimed Plan Distributions	99

	4.	De Minimis Plan Distributions	100

	5.	Time Bar to Cash Payments	100

	6.	Manner of Payment Under the Plan	100

	7.	Fractional Plan Distributions	100

	8.	Special Distribution Provisions Concerning Senior Notes Claims, Subordinated Notes Claims, and Lease Guaranty Claims	101

	9.	Reserve for Contested Claims	103

	10.	Surrender and Cancellation of Instruments	103

J.	Procedures for Resolving and Treating Contested Claims		104

	1.	Claim Objection Deadline	104

	2.	Prosecution of Contested Claims	105

	3.	Settlement of Claims and Causes of Action	105

	4.	Entitlement to Plan Distributions Upon Allowance	105

	5.	Indenture Trustee as Claim Holder	105

	6.	Estimation of Claims	105

K.	Conditions Precedent to Confirmation of the Plan and the Occurrence of the Effective Date		106

	1.	Conditions Precedent to Confirmation	106

	2.	Conditions Precedent to the Occurrence of the Effective Date	106

	3.	Waiver of Conditions	107

	4.	Effect of Non-Occurrence of the Effective Date	107

L.	The Disbursing Agent		108

	1.	Powers and Duties of the Disbursing Agent	108

	2.	Plan Distributions	108

	3.	Exculpation of the Disbursing Agent	108

M.	Treatment of Executory Contracts and Unexpired Leases		108

	1.	Assumption and Rejection of Executory Contracts and Unexpired Leases	108

	2.	Cure	110

	3.	Claims Arising from Rejection, Expiration or Termination	110

N.	Retention of Jurisdiction		111

O.	Miscellaneous Provisions		112

	1.	Substantial Consummation	112

	2.	Confirmation Over Non-Accepting Classes	112

	3.	Payment of Statutory Fees	113

	4.	Satisfaction of Claims	113

	5.	Special Provisions Regarding Insured Claims	113

	6.	Third Party Agreements; Subordination	114

	7.	Exculpation	114

	8.	Discharge	114

	9.	Notices	115

	10.	Headings	115

	11.	Governing Law	115

	12.	Expedited Determination	115

	13.	Exemption from Transfer Taxes	115

	14.	Exemption from Registration	116

	15.	Notice of Entry of Confirmation Order and Relevant Dates	116

	16.	Interest and Attorneys’ Fees	116

	17.	Modification of the Plan	116

	18.	Revocation of the Plan	117

	19.	Corrective Action	117

	20.	Application of Plan Cash Payment	117

	21.	Creditors’ Committee	118

	22.	Setoff Rights	118

	23.	Compliance with Tax Requirements	118

	24.	Rates	118

	25.	Injunctions	119

	26.	Binding Effect	120

	27.	Successors and Assigns	120

	28.	Severability	120

	29.	No Admissions	120

XII. RISK FACTORS			121

A.	General Considerations		121

B.	Certain Bankruptcy Considerations		121

C.	Risks Related to the Reorganized Dynegy Common Stock and Warrants		124

D.	Risks Related to Business Operations		125

E.	Disclosure Statement Disclaimer		136

F.	Forward Looking Statements		137

XIII. CONFIRMATION AND CONSUMMATION PROCEDURES			140

A.	Overview		140

B.	Confirmation of the Plan		142

	1.	Elements of Section 1129 of the Bankruptcy Code	142

	2.	Acceptance	143

	3.	Standards Applicable to Releases	143

	4.	Best Interests of Creditors Test	145

	5.	Feasibility	146

C.	Cramdown		146

	1.	No Unfair Discrimination	146

	2.	Fair and Equitable Test	147

D.	Effect of Confirmation		147

XIV. SECURITIES LAW MATTERS			148

A.	Issuance of Plan Securities		148

B.	Subsequent Transfers of Plan Securities		148

C.	Delivery of Disclosure Statement		151

XV. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES			151

A.	General		151

B.	Tax Consequences to Holders of Allowed General Unsecured Claims		152

	1.	U.S. Holders	152

	2.	Non-U.S. Holders	155

C.	Tax Consequences to Holders of Dynegy Capital Stock Upon Receipt of the Dynegy Administrative Claim		156

D.	Tax Consequences to Holders of Priority, Secured, Convenience and Securities Claims		157

E.	Tax Consequences to Dynegy, DH and DNE Upon Consummation of the Plan		157

	1.	In General	157

	2.	Cancellation of Indebtedness	157

	3.	Section 382 Limitation on Net Operating Losses	159

	4.	Accrued Interest	161

	5.	Federal Alternative Minimum Tax	161

	6.	Reorganization Treatment of Merger of DH and Dynegy	162

	7.	Tax Consequences to Dynegy on the issuance of the Reorganized Dynegy Common Stock and Warrants	162

F.	Taxation of Reorganized Dynegy Common Stock		162

	1.	U.S. Holders	162

	2.	Non-U.S. Holders	163

G.	Taxation of Warrants		164

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	1.	U.S. Holders	164

	2.	Non-U.S. Holders	167

H.	Information Reporting and Backup Withholding		167

XVI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN			168

A.	Liquidation Under Chapter 7 of the Bankruptcy Code		168

B.	Alternative Plans of Reorganization		168

XVII. CONCLUSION			170

SCHEDULES AND EXHIBITS

List of Defined Terms	Schedule 1

*Chapter 11 Plan of Reorganization	Exhibit “A”

DH Disclosure Statement Order	Exhibit “B”

DI Disclosure Statement Order	Exhibit “C”

**Selected Financial Information	Exhibit “D”

Projections	Exhibit “E”

Liquidation Analysis	Exhibit “F”

Valuation	Exhibit “G”

***Settlement Agreement	Exhibit “H”

* Exhibit A included as Exhibit 99.1 to the Current Report of Dynegy Inc. and Dynegy Holdings, LLC on Form 8-K filed July 13, 2012.

** Exhibit D filed as Form 10-Q of Dynegy Inc. on May 10, 2012.

*** Exhibit H included as Exhibit 10.1 to the Current Report of Dynegy Inc. and Dynegy Holdings, LLC on Form 8-K filed May 31, 2012.

I.

INTRODUCTION

All capitalized terms used in this Disclosure Statement but not defined in this Disclosure Statement shall have the meaning ascribed to them in the Plan (see Exhibit “A” to the Plan, Glossary of Defined Terms).  For ease of reference, all terms defined in this Disclosure Statement are listed on Schedule 1 hereto with reference to the page numbers where the terms are defined.  Unless otherwise stated, all references herein to “Schedules” and “Exhibits” are references to schedules and exhibits to this Disclosure Statement, respectively.

BY ORDER DATED JULY 3, 2012 (THE “DH DISCLOSURE STATEMENT ORDER”) [DH CHAPTER 11 CASES (AS DEFINED BELOW) DOCKET NO. 847](1), AND BY ORDER DATED JULY 10, 2012 (THE “DI DISCLOSURE STATEMENT ORDER”, AND TOGETHER WITH THE DH DISCLOSURE STATEMENT ORDER, “THE DISCLOSURE STATEMENT ORDERS”) [DYNEGY (AS DEFINED BELOW) DOCKET NO. 21](2), THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “BANKRUPTCY COURT”) APPROVED THE DISCLOSURE STATEMENT RELATING TO THE MODIFIED THIRD AMENDED CHAPTER 11 PLAN OF REORGANIZATION FOR DYNEGY HOLDINGS, LLC (“DH”) PROPOSED BY DH AND DYNEGY INC. (“DYNEGY”), DATED JUNE 18, 2012 AS FURTHER MODIFIED ON JUNE 29, 2012 [DH DOCKET NO. 842-1].  AS AUTHORIZED IN THE DISCLOSURE STATEMENT ORDERS, THIS DISCLOSURE STATEMENT HAS BEEN MODIFIED TO INCLUDE DYNEGY AND TO DESCRIBE THE JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR DYNEGY HOLDINGS, LLC AND DYNEGY INC. (TOGETHER WITH, TO THE EXTENT THAT THE MERGER (AS DEFINED BELOW) OCCURS PRIOR TO THE EFFECTIVE DATE, AS APPLICABLE, THE SURVIVING ENTITY, THE “PLAN DEBTORS”) (THE “PLAN”), A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT “A.”  THE PLAN IS NOT A PLAN FOR DYNEGY NORTHEAST GENERATION, INC., HUDSON POWER, L.L.C., DYNEGY DANSKAMMER, L.L.C., AND DYNEGY ROSETON, L.L.C.

PURSUANT TO THE PLAN, CLASS 1 — PRIORITY CLAIMS, CLASS 2 — SECURED CLAIMS, AND CLASS 4 — CONVENIENCE CLAIMS ARE UNIMPAIRED AND ARE THEREFORE DEEMED TO HAVE ACCEPTED THE PLAN.  CLASS 5 — SECURITIES CLAIMS AND CLASS 6 — EQUITY INTERESTS ARE NOT ENTITLED TO DISTRIBUTIONS UNDER THE PLAN AND ARE THEREFORE DEEMED TO HAVE REJECTED THE PLAN.  ACCORDINGLY, EXCEPT AS OTHERWISE DESCRIBED HEREIN, THE PLAN DEBTORS ARE ONLY SOLICITING ACCEPTANCES OF THE PLAN FROM THE HOLDERS OF CLASS 3 — GENERAL UNSECURED CLAIMS.

(1)  All references herein to the docket in the DH Chapter 11 Cases (Case No. 11-38111(CGM)) shall be to “DH Docket No.”

(2)  All references herein to the docket in the Dynegy Chapter 11 Case (Case No. 12-36728(CGM)) shall be to “Dynegy Docket No.”

THE PLAN IS THE PRODUCT OF EXTENSIVE NEGOTIATIONS BETWEEN AND AMONG, AND IS SUPPORTED BY, (I) THE PLAN DEBTORS, (II) THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS (THE “CREDITORS’ COMMITTEE”)(3), AND (III) ALL OF DH’S MAJOR CREDITOR CONSTITUENCIES WHO REPRESENT APPROXIMATELY $2.6 BILLION OF UNSECURED CLAIMS IN THE CHAPTER 11 CASES, IN PARTICULAR, (A) HOLDERS OF IN EXCESS OF $1.9 BILLION OF THE OUTSTANDING SENIOR NOTES CLAIMS (THE “CONSENTING SENIOR NOTEHOLDERS”), (B) U.S. BANK NATIONAL ASSOCIATION, AS SUCCESSOR INDENTURE TRUSTEE UNDER THE LEASE INDENTURES AND AS SUCCESSOR PASS THROUGH TRUSTEE UNDER THE PASS THROUGH TRUST AGREEMENT (THE “LEASE TRUSTEE”) AND HOLDERS OF APPROXIMATELY $342 MILLION OF THE OUTSTANDING LEASE CERTIFICATES (THE “CONSENTING LEASE CERTIFICATE HOLDERS”), (C) DANSKAMMER OL LLC, ROSETON OL LLC, DANSKAMMER OP LLC, ROSETON OP LLC, RESOURCES CAPITAL MANAGEMENT CORPORATION (“RCM”), AND RESOURCES CAPITAL ASSET RECOVERY, L.L.C., SERIES DD AND SERIES DR (COLLECTIVELY, THE “PSEG ENTITIES”),(4) AND (D) HOLDERS OF APPROXIMATELY $170 MILLION OF THE OUTSTANDING SUBORDINATED NOTES CLAIMS (THE “CONSENTING SUBORDINATED NOTEHOLDERS”).(5)

VOTING INSTRUCTIONS ARE CONTAINED IN THE DISCLOSURE STATEMENT ORDERS, TRUE AND CORRECT COPIES OF WHICH ARE ATTACHED HERETO AS EXHIBITS “B” AND “C.”  IN ADDITION, THE SOLICITATION PACKAGE ACCOMPANYING EACH OF THE BALLOTS CONTAINS APPLICABLE VOTING INSTRUCTIONS.  TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED AND ACTUALLY RECEIVED BY 5:00 P.M. (PREVAILING EASTERN TIME), ON AUGUST 24, 2012 (THE “VOTING DEADLINE”).

(3)  Dynegy has represented that it does not believe that the aggregate amount of General Unsecured Claims against Dynegy will have any material impact on the ultimate outcome of voting or the treatment of Class 3 — General Unsecured Claims under the Plan.  Nevertheless, the ultimate resolution of any such Claims has not yet occurred.  Therefore, the Creditors’ Committee’s support of the Plan is subject to its review of, and satisfaction with, the Claims filed by stakeholders in the Dynegy Chapter 11 Case (as defined below), the aggregate amount thereof, and the resolution or adjudication of any objections to such Claims, including the aggregate Allowed amount of any such Claims.  To the extent that the Creditors’ Committee is not satisfied with any of the above, the Creditors’ Committee, in the exercise of its fiduciary duties, reserves all rights with respect to the Plan.

(4)  Pursuant to a settlement among Dynegy, the Debtors and the PSEG Entities, the PSEG Entities will have an allowed Claim against DH in the amount of $110 million.  See “The Reorganization Cases — PSEG Settlement”.

(5)  Pursuant to Section 5.02 of the Subordinated Notes Indenture and Section 3.16 of the NGC Trust Declaration, the beneficial holders of the NGC Trust Capital Income Securities shall be deemed to be the beneficial holders of the Subordinated Notes for purposes of solicitation and voting on the Plan.  Pursuant to the Settlement Agreement, DH agreed to provide the Subordinated Notes Indenture Trustee, for the benefit of holders of Subordinated Notes Claims, with an allowed subordinated unsecured claim in the amount of approximately $222.5 million on account of outstanding principal and interest and, for purposes of treatment of and distribution on such allowed subordinated unsecured claim under the Plan, provide the Subordinated Notes Indenture Trustee with an Allowed General Unsecured Claim in the aggregate amount of $55 million (which claim is not subject to subordination) in full satisfaction of all Subordinated Notes Claims.

II.

NOTICE TO HOLDERS OF CLAIMS

The purpose of this Disclosure Statement is to enable each holder of a Claim that is impaired and entitled to vote under the Plan to make an informed decision in exercising its right to vote on the Plan.  More information on voting on the Plan is contained in this Disclosure Statement in the article entitled “Confirmation and Consummation Procedures.”

THIS DISCLOSURE STATEMENT CONTAINS IMPORTANT INFORMATION THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE PLAN.  PLEASE READ THIS DOCUMENT WITH CARE.

PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS AND SCHEDULES ANNEXED TO THE PLAN AND THIS DISCLOSURE STATEMENT.  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.  IN THE EVENT OF ANY CONFLICT BETWEEN THE DESCRIPTIONS SET FORTH IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, THE TERMS OF THE PLAN SHALL GOVERN.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(b) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE (THE “BANKRUPTCY RULES”) AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAW OR OTHER NON-BANKRUPTCY LAW.  THIS DISCLOSURE STATEMENT HAS NEITHER BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.  PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF THE PLAN DEBTORS OR ANY OF THEIR AFFILIATES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS SUBJECT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR RULES.  ACCORDINGLY, THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS

OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, THE PLAN DEBTORS, OR ANY OF THEIR AFFILIATES.

On July 5, 2012 after notice and a hearing, the Bankruptcy Court entered the DH Disclosure Statement Order pursuant to section 1125 of the Bankruptcy Code, finding that this Disclosure Statement contains information of a kind, and in sufficient detail, adequate to enable a hypothetical, reasonable investor typical of the solicited holders of Claims to make an informed judgment with respect to the acceptance or rejection of the Plan.  On July 10, 2012, after notice and a hearing, the Bankruptcy Court entered the DI Disclosure Statement Order approving the Disclosure Statement in Dynegy’s chapter 11 case (the “Dynegy Chapter 11 Case”), provided, however, that any parties in interest in the Dynegy Chapter 11 Case may, solely for the purpose of the Dynegy Chapter 11 Case, file a written objection to (i) the adequacy of the disclosure provided by the Disclosure Statement, (ii) solicitation procedures approved pursuant to the DI Disclosure Statement Order; (iii) findings Q, H, and J of the DI Disclosure Statement Order or (iv) the form of notice to holders of Equity Interests in Dynegy, by July 18, 2012 at 5:00 p.m., (Prevailing Eastern Time), and any such objection will be heard at the hearing to be held on July 23, 2012 at 10:00 a.m. (Prevailing Eastern Time).  APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT OF THE FAIRNESS OR MERITS OF THE PLAN OR OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.

Each holder of a Claim entitled to vote to accept or reject the Plan should read each of this Disclosure Statement and the Plan in its entirety before voting.  No solicitation of votes to accept or reject the Plan may be made except pursuant to this Disclosure Statement and section 1125 of the Bankruptcy Code.  Except for the Plan Debtors and certain of the professionals they have retained, no person has been authorized to use or promulgate any information concerning DH, Dynegy, the Surviving Entity, their businesses, or the Plan other than the information contained in this Disclosure Statement, and if other information is given or made, such information may not be relied upon as having been authorized by the Plan Debtors.  YOU SHOULD NOT RELY ON ANY INFORMATION RELATING TO DH, DYNEGY, THE SURVIVING ENTITY, THEIR BUSINESSES OR THE PLAN OTHER THAN THAT CONTAINED IN THIS DISCLOSURE STATEMENT AND THE SCHEDULES AND EXHIBITS ANNEXED HERETO.

After carefully reviewing this Disclosure Statement, including the attached Schedules and Exhibits, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed ballot, and return the completed ballot to the address set forth on the ballot in the enclosed postage prepaid return envelope so that it will be actually received by Epiq Bankruptcy Solutions, LLC (“Epiq” or the “Solicitation Agent” or the “Claims Agent,” as applicable), no later than the Voting Deadline.  All votes to accept or reject the Plan must be cast by using the appropriate ballot.  Votes which are cast in any other manner will not be counted.  All ballots must be actually received by the Solicitation Agent no later than the Voting Deadline:  August 24, 2012 at 5:00 p.m., Prevailing Eastern Time.  Do not send your ballot directly to the Plan Debtors or to the Indenture Trustees.  For detailed voting instructions and the name, address and phone number of the person you may contact if you have questions regarding the voting procedures, see the Disclosure Statement Orders attached hereto as Exhibits “B” and “C.”

DO NOT RETURN ANY OTHER DOCUMENTS WITH YOUR BALLOT.

You will be bound by the Plan if it is accepted by the requisite holders of Claims and confirmed by the Bankruptcy Court, even if you do not vote to accept the Plan or if you are the holder of a Claim or Equity Interest that is not entitled to vote on the Plan.  The Consenting Senior Noteholders, who hold in the aggregate in excess of $1.9 billion of the approximately $3.37 billion principal amount of Senior Notes Claims, the Consenting Lease Certificate Holders, who hold in the aggregate approximately $342 million of the outstanding Lease Certificates (as defined below), the PSEG Entities, who hold an Allowed General Unsecured Claim in the amount of $110 million, and the Consenting Subordinated Noteholders, who hold in the aggregate approximately $170 million of the approximately $206 million principal amount of Subordinated Notes Claims, have each agreed, subject to the terms and conditions contained in the Plan Support Agreement, to vote to accept the Plan.  See “The Reorganization Cases — Plan Support Agreement.”  Class 3 — General Unsecured Claims will have accepted the Plan if the holders of at least two-thirds in amount and more than one-half in number of the Claims entitled to vote and actually voting in such class have accepted the Plan.  See “Confirmation and Consummation Procedures.”  Further information concerning the minimum thresholds required to constitute acceptance of the Plan for the purposes of confirmation is contained in Article XII herein entitled “Confirmation and Consummation Procedures.”

Pursuant to section 1128 of the Bankruptcy Code, the Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan (the “Confirmation Hearing”) on September 5, 2012, at 10:00 a.m., Prevailing Eastern Time, before the Honorable Cecelia G. Morris, United States Bankruptcy Judge, at her Courtroom located at 355 Main Street, Poughkeepsie, New York 12601.  The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed and served on or before August 24, 2012, in the manner described in the Disclosure Statement Orders attached hereto as Exhibits “B” and “C.”

THE PLAN DEBTORS, THE SUPPORTING CREDITORS (AS DEFINED BELOW), AND THE CREDITORS’ COMMITTEE(6) URGE ALL HOLDERS OF CLASS 3 — GENERAL UNSECURED CLAIMS TO ACCEPT THE PLAN.

III.

ADDITIONAL INFORMATION AND INCORPORATION BY REFERENCE

Dynegy and DH have filed annual and quarterly reports and other information with the SEC.  Holders of Claims entitled to vote on the Plan may read and copy any reports, statements and other information that Dynegy and DH file at the SEC’s public reference room located at

(6)  Dynegy has represented that it does not believe that the aggregate amount of General Unsecured Claims against Dynegy will have any material impact on the ultimate outcome of voting or the treatment of Class 3 - General Unsecured Claims under the Plan.  Nevertheless, the ultimate resolution of any such Claims has not yet occurred.  Therefore, the Creditors’ Committee’s support of the Plan is subject to its review of, and satisfaction with, the Claims filed by stakeholders in the Dynegy Chapter 11 Case, the aggregate amount thereof, and the resolution or adjudication of any objections to such Claims, including the aggregate Allowed amount of any such Claims.  To the extent that the Creditors’ Committee is not satisfied with any of the above, the Creditors’ Committee, in the exercise of its fiduciary duties, reserves all rights with respect to the Plan.

100 F Street, NE, Washington, D.C. 20549 and request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC.  Please call 1-800-SEC-0330 for further information on the public reference rooms. Dynegy’s and DH’s filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.  The reports that Dynegy and DH file are also available free of charge on Dynegy’s website at http://www.dynegy.com.  In addition, the Quarterly Report on Form 10-Q of Dynegy for the quarter ended March 31, 2012 is filed herewith on Exhibit “D” — “Selected Financial Information.”  Information on Dynegy’s website does not constitute part of this Disclosure Statement, is not incorporated by reference in this Disclosure Statement and should not be relied upon in connection with making any decision with respect to voting for the Plan.

The Plan Debtors “incorporate by reference” information into this Disclosure Statement. This means the Plan Debtors disclose important information to the holders of Claims entitled to vote on the Plan by referring such holders to another document filed separately with the SEC.  The information in the documents incorporated by reference is considered to be part of this Disclosure Statement. The Plan Debtors incorporate by reference the documents listed below filed by Dynegy and DH under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These documents contain important information about them and their financial condition.

•                  Annual Report on Form 10-K, as amended, of Dynegy for the fiscal year ended December 31, 2011;

•                  Quarterly Report on Form 10-Q of Dynegy for the period ended March 31, 2012;

•                  Current Reports on Form 8-K or 8-K/A of Dynegy and DH filed on January 25, 2011, January 26, 2011, February 8, 2011, February 11, 2011, February 14, 2011, February 23, 2011, March 1, 2011, April 11, 2011, June 10, 2011, June 21, 2011, June 28, 2011, July 11, 2011, August 1, 2011, August 26, 2011, September 12, 2011, September 26, 2011, October 14, 2011, November 2, 2011, November 8, 2011, December 2, 2011, December 9, 2011, December 14, 2011, December 20, 2011, January 23, 2012, March 7, 2012, May 2, 2012, May 31, 2012, June 11 2012, and June 19, 2012 (to the extent such reports are filed);

•                  Current Reports on Form 8-K or 8-K/A of Dynegy filed on March 10, 2011, March 22, 2011, May 5, 2011, November 14, 2011, November 17, 2011, November 22, 2011, December 2, 2011, January 9, 2012, February 3, 2012, March 2, 2012, March 8, 2012, April 11, 2012, May 10, 2012, July 6, 2012, July 10, 2012, and July 11, 2012 (to the extent such reports are filed); and

•                  Current Report on Form 8-K of DH filed on September 8, 2011, December 23, 2011 (as amended on February 15, 2012), January 25, 2012, March 19, 2012, March 28, 2012, April 27, 2012, May 31, 2012, and July 3, 2012 (to the extent such reports are filed).

Holders of Claims entitled to vote on the Plan can also obtain from the Plan Debtors, as applicable, without charge, copies of any document incorporated by reference in this Disclosure Statement, excluding exhibits (unless the exhibit is specifically incorporated by reference into the information that this Disclosure Statement incorporates, in which case the Plan Debtors may charge a nominal fee to cover its expenses) by requesting such materials in writing or by telephone from Dynegy at:

Dynegy Inc.

Attention: Investor Relations

601 Travis Street, Suite 1400

Houston, Texas 77002

(713) 507-6400

IV.

SUMMARY EXPLANATION OF CHAPTER 11

A.                                    Overview of Chapter 11

Chapter 11 is the principal reorganization chapter of the Bankruptcy Code pursuant to which a debtor may reorganize its business for the benefit of its creditors, equity interest holders, and other parties in interest.

DH and certain of its direct and indirect subsidiaries (the “DH Debtors”)(7) commenced their chapter 11 cases with the filing of petitions for voluntary protection under chapter 11 of the Bankruptcy Code on November 7, 2011 (the “DH Petition Date”).  The DH Debtors’ chapter 11 cases (the “DH Chapter 11 Cases”) have been consolidated for procedural purposes only and are being jointly administered under Case No. 11-38111 (CGM).

Dynegy commenced its chapter 11 case (Dynegy, together with the DH Debtors and, to the extent that the Merger occurs prior to the Effective Date, as applicable, the Surviving Entity, the “Debtors”) with the filing of a petition for voluntary protection under chapter 11 of the Bankruptcy Code (together with the DH Chapter 11 Cases, the “Chapter 11 Cases”) on July 6, 2012 (the “Dynegy Petition Date”, and together with the DH Petition Date, the “Petition Dates”).  At the request of the United States Trustee for the Southern District of New York (the “United States Trustee”), the Dynegy Chapter 11 Case is being administered separately from the cases of the DH Debtors and has been assigned Case No. 12-36728 (CGM).

The commencement of a chapter 11 case creates an estate comprising all of the legal and equitable interests of a debtor as of the date the petition is filed.  Sections 1101, 1107, and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession” unless the bankruptcy court orders the appointment of a trustee.  In the Chapter 11 Cases, each of the Debtors remains in possession of their property and continue to operate their businesses as debtors in possession.

The filing of a chapter 11 petition triggers the automatic stay provisions of the Bankruptcy Code.  Section 362 of the Bankruptcy Code provides, among other things, for an automatic stay of all actions against a debtor on account of prepetition claims against it and

(7)  The DH Debtors are Dynegy Holdings, LLC; Dynegy Northeast Generation, Inc.; Hudson Power, L.L.C. Dynegy Danskammer, L.L.C.; and Dynegy Roseton, L.L.C.

various other forms of interference with a debtor’s property or business.  Exempted from the automatic stay are, among other things, actions by governmental authorities seeking to exercise police or regulatory powers.  Except as otherwise ordered by the bankruptcy court administering a chapter 11 case, the automatic stay remains in full force and effect until the effective date of a confirmed plan of reorganization.

The formulation and ultimate consummation of a plan of reorganization is the principal purpose of a chapter 11 case.  The plan sets forth the means for satisfying claims against and interests in a debtor’s estate.  Unless a trustee is appointed, only a debtor may file a plan during the first 120 days of a chapter 11 case (the “Exclusive Filing Period”), and the debtor will have 180 days to solicit acceptance of such plan (the “Exclusive Solicitation Period”).  However, section 1121(d) of the Bankruptcy Code permits the bankruptcy court to extend or reduce the Exclusive Filing Period and Exclusive Solicitation Period upon a showing of “cause.”  The Exclusive Filing Period and Exclusive Solicitation Period may not be extended beyond 18 months and 20 months, respectively, from the petition date.  The Plan was filed within the Exclusive Filing Period.  To the extent that the Plan Debtors believe they may be unable to secure acceptance of the Plan within the Exclusive Solicitation Period, the Plan Debtors may seek to extend that period.  So long as the Exclusive Solicitation Period continues, and so long as no trustee is appointed in the Chapter 11 Case of DH or Dynegy, only DH (or Persons authorized by DH) and Dynegy (or Persons authorized by Dynegy) shall be entitled to file and solicit a plan of reorganization in its respective Chapter 11 Case.

B.                                    Plan of Reorganization

Although referred to simply as a plan of reorganization, a plan may provide for anything from a comprehensive restructuring of a debtor’s business and its related obligations to a simple liquidation of a debtor’s assets.  In either event, upon confirmation of a plan, the plan becomes binding on the debtor and all of its creditors and equity holders, and the prior obligations owed by the debtor to such parties are compromised and exchanged for the obligations specified in the plan.  For a description of key components of the Plan, refer to the article of this Disclosure Statement entitled “Overview of the Plan.”

After a plan of reorganization has been filed, the holders of impaired claims against and equity interests in a debtor are permitted to vote to accept or reject the plan.  Before soliciting acceptances of the proposed plan, section 1125 of the Bankruptcy Code requires the debtor to prepare and file a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan.  This Disclosure Statement is presented to holders of Claims entitled to vote to accept or reject the Plan to satisfy the requirements of section 1125 of the Bankruptcy Code in connection with the Plan Debtors’ solicitation of votes on the Plan.

C.                                    Confirmation of a Plan of Reorganization

A bankruptcy court may confirm a plan if it independently determines that the requirements of section 1129 of the Bankruptcy Code have been satisfied.  These requirements are discussed in this Disclosure Statement in the article entitled “Confirmation and Consummation Procedures.”  The Plan Debtors believe that the Plan satisfies all the applicable requirements of section 1129 of the Bankruptcy Code.

Chapter 11 of the Bankruptcy Code does not require that each holder of a claim or interest in a particular class vote in favor of a plan for the bankruptcy court to determine that the class has accepted the plan.  Further information concerning minimum thresholds required to constitute acceptance of the Plan for the purposes of confirmation is contained in this Disclosure Statement in the article entitled “Confirmation and Consummation Procedures.”

Classes of claims or equity interests that are not “impaired” under a plan of reorganization are conclusively presumed to have accepted the plan and thus are not entitled to vote.  Thus, acceptances of a plan will generally be solicited only from those persons who hold claims or equity interests in an impaired class.  Under the Plan, Class 1 — Priority Claims, Class 2 — Secured Claims, and Class 4 — Convenience Claims are unimpaired classes and are therefore deemed to have accepted the Plan.  Class 5 — Securities Claims and Class 6 — Equity Interests are not entitled to distributions under the Plan and are therefore deemed to have rejected the Plan.  Accordingly, except as otherwise described herein (and specifically, in the next paragraph), only holders of Class 3 — General Unsecured Claims are entitled to vote on the Plan.

If a controversy arises as to whether any Claim or Equity Interest, or any class of Claims or Equity Interests, is impaired under the Plan, the Bankruptcy Court shall determine such controversy at the Confirmation Hearing.  Prior to the determination by the Bankruptcy Court with respect to any such controversy, each holder of a Claim or Equity Interest within the class of Claims or Equity Interests with respect to which such controversy has arisen may be provided a provisional ballot to cast a vote to accept or reject the Plan pursuant to the procedures approved by the Bankruptcy Court in the Disclosure Statement Orders.  In addition, pursuant to the Disclosure Statement Orders, each holder of a Claim against Dynegy will receive a provisional ballot (the “DI Provisional Ballots”) and each stakeholder of Dynegy (collectively, the “DI Stakeholders”) will be able to request a DI Provisional Ballot if it believes that it is the holder of a Class 3 — General Unsecured Claim and eligible to vote to accept or reject the Plan.(8)

In general, a bankruptcy court also may confirm a plan of reorganization even though fewer than all the classes of impaired claims against and equity interests in a debtor accept such plan.  For a plan of reorganization to be confirmed, despite its rejection by a class of impaired claims or equity interests, the plan must be accepted (to the extent there exists a class of impaired claims) by at least one class of impaired claims (determined without counting the vote of insiders) and the proponent of the plan must show, among other things, that the plan does not “discriminate unfairly” and that the plan is “fair and equitable” with respect to each impaired class of claims or equity interests that has not accepted the plan.  See “Confirmation and Consummation Procedures — Cramdown.”  The Plan has been structured so that it will satisfy the foregoing requirements as to any class of Claims or Equity Interests that is deemed to reject the Plan, and can therefore be confirmed over the deemed rejection of such classes.

(8)  In addition, any Person that files a valid, timely proof of claim evidencing a Class 3 — General Unsecured Claims prior to the bar date established in Dynegy’s Chapter 11 Case will automatically be sent a DI Provisional Ballot.

V.

OVERVIEW OF THE PLAN

The following is an overview of the Plan.  It is qualified in its entirety by reference to the full text of the Plan, which is attached to this Disclosure Statement as Exhibit “A.”  In addition, for a more detailed description of the terms and provisions of the Plan, refer to the article of this Disclosure Statement entitled “The Chapter 11 Plan.”  As noted above, the Plan is not for all of the Debtors in these Chapter 11 Cases, but for DH and Dynegy only.

The Plan contemplates that on or prior to the Effective Date, DH will be merged with and into Dynegy, with Dynegy being the Surviving Entity (the “Merger”).  The Surviving Entity will then emerge on the Effective Date as Reorganized Dynegy.  As such, the Plan provides for the treatment of Claims against and Equity Interests in the Surviving Entity pursuant to the Merger, as compared to DH and Dynegy separately.

The Plan substantially amends the Second Amended Chapter 11 Plan of Reorganization for Dynegy Holdings, LLC Proposed by Dynegy Holdings, LLC and Dynegy Inc. (the “Second Amended Plan”) filed on March 6, 2012.  The Plan, as amended, represents the culmination of extensive negotiations during the Bankruptcy Court-ordered mediation which began on March 16, 2012 (the “Mediation”) between the Plan Debtors and all of DH’s major creditor constituencies, including (i) the Consenting Senior Noteholders, (ii) the Consenting Lease Certificate Holders, (iii) the Consenting Subordinated Noteholders and (iv) the PSEG Entities (collectively, the “Supporting Creditors”), as well as the Indenture Trustees and the Creditors’ Committee, which resulted in the Settlement Agreement (as defined below and further explained herein).  Importantly, pursuant to and subject to the terms of that certain amended and restated plan support agreement, dated as of May 30, 2012 (which amended and restated the Original Plan Support Agreement, as defined below) (the “Plan Support Agreement”), by and among the Plan Debtors, certain of their Affiliates, and the Supporting Creditors, each of the Supporting Creditors has agreed to support and vote in favor of the Plan.  See “The Reorganization Cases — Plan Support Agreement.”

The Plan is premised upon, and incorporates by reference, that certain amended and restated settlement agreement, dated as of May 30, 2012 (the “Settlement Agreement”), attached hereto at Exhibit “H”, by and among Dynegy, DGIN, Dynegy Coal Holdco, LLC, each of the DH Debtors, the Consenting Senior Noteholders, the Consenting Subordinated Noteholders, the PSEG Entities, the Lease Trustee, and the Subordinated Notes Indenture Trustee(9) (collectively, the “Settlement Parties”), as further described in the section of this Disclosure Statement entitled “The Reorganization Cases — Settlement Agreement,” and which was approved by the Bankruptcy Court on June 1, 2012.  Notably, pursuant to the Settlement Agreement, the Settlement Parties agreed to, among other things, (i) settle certain disputes and mutually release certain Claims and Causes of Action, including those arising in connection with the Prepetition Lawsuits, the Adversary Proceeding (as defined below), and the Intercompany Receivable (as defined herein), (ii) transfer the DCH Membership Interests (as defined below) from Dynegy to

(9)  The Subordinated Notes Indentures Trustee has agreed to the terms of the Settlement Agreement solely with respect to certain provisions of the Settlement Agreement as specified therein.

DH (directly or indirectly by transfer to DGIN), (iii) in consideration for such transfer and Dynegy’s other covenants and agreements as set forth in the Settlement Agreement and Plan Support Agreement, provide Dynegy with an Allowed Administrative Expense Claim against DH in an unliquidated amount (the “Dynegy Administrative Claim”) and dismiss with prejudice the Prepetition Lawsuits and the Adversary Proceeding, (iv) provide the Subordinated Notes Indenture Trustee, for the benefit of holders of Subordinated Notes Claims, with an Allowed subordinated unsecured claim in the amount of approximately $222.5 million on account of outstanding principal and interest and, for purposes of treatment of and distribution on such allowed subordinated unsecured claim under the Plan, provide the Subordinated Notes Indenture Trustee with an Allowed General Unsecured Claim in the aggregate amount of $55 million (which claim is not subject to subordination) in full satisfaction of all Subordinated Notes Claims, (v) pursue a sale of the Dynegy Roseton and Dynegy Danskammer(10) power generation facilities, including all of the power generation units and other structures and equipment, the related land and all other assets related to the operation thereof (the “Facilities Sale”), and (vi) allocate a portion of the proceeds of the Facilities Sale to DH for distribution to holders of Allowed General Unsecured Claims (the “Allocated Facilities Sale Proceeds”).  The effective date of the Settlement Agreement (the “Settlement Effective Date”) occurred on June 5, 2012.

As described above, this Disclosure Statement and the Plan are only for DH and Dynegy.  The other Debtors in the DH Chapter 11 Cases, Dynegy Danskammer, Dynegy Roseton, Hudson Power, and DNE (the “Operating Debtors”) are not parties to the Plan.  These Debtors operate the Facilities, including the Leased Facilities (each as defined below).  As described in the section of this Disclosure Statement entitled “The Reorganization Cases — Settlement Agreement”, the Settlement Agreement contemplates the sale of the Facilities through the Facilities Sale.  The DH Debtors have begun the early stages of this sale process, and in the event of a successful Facilities Sale, such sale may be consummated through a chapter 11 plan of reorganization for some or all of the Operating Debtors. It is possible, however, that the contemplated Facilities Sale will (a) yield (i) a purchaser that does not want to consummate the Facilities Sale through a chapter 11 plan of reorganization for the Operating Debtors, and instead wants to complete the sale pursuant to section 363 of the Bankruptcy Code, or (ii) insufficient proceeds to confirm a chapter 11 plan of reorganization for the Operating Debtors; or (b) be unsuccessful in identifying a purchaser.  If any of the foregoing occurs, the Facilities Sale will likely not be approved in connection with a chapter 11 plan of reorganization for the Operating Debtors.  Moreover, if the Facilities Sale is not successful, or is not implemented through a chapter 11 plan of reorganization, the Operating Debtors may or may not be able to seek approval of a chapter 11 plan of reorganization, and may be required to liquidate their remaining assets or convert their cases to chapter 7.  As described in the section of this Disclosure Statement entitled “The Reorganization Cases — Business Operations — Intercompany Funding”, the Operating Debtors are the borrowers under the Intercompany Credit Facility (as defined below) provided by DH.  The Intercompany Credit Facility is currently set to expire on August 3, 2012, and it is unclear whether the Operating Debtors will be able to support their operations without further borrowings after that date.

(10)  For the avoidance of doubt, the Plan is not for Dynegy Danskammer, Dynegy Roseton, DNE, and Hudson Power.

In addition to the Allocated Facilities Sale Proceeds obtained through the Facilities Sale, if any, the Plan provides for the distribution to holders of Allowed General Unsecured Claims of their Pro Rata Share of (i) 99% of the shares of common stock, subject to dilution, to be issued or reserved for issuance by Reorganized Dynegy on or after the Effective Date pursuant to the Plan (the “Reorganized Dynegy Common Stock”) and (ii) $200 million in Cash pursuant to the Plan Cash Payment.  The Plan also provides for the distribution to the beneficial holder or holders of the Dynegy Administrative Claim of 1% of the Reorganized Dynegy Common Stock and warrants to purchase, at any time prior to the fifth (5th) anniversary of the Effective Date, an aggregate of 13.5% of the fully-diluted Reorganized Dynegy Common Stock to be outstanding immediately following the Effective Date, for an exercise price determined based on a net equity value of Reorganized Dynegy of $4 billion, and containing customary anti-dilution adjustments (the “Warrants”), which distribution shall be in full satisfaction of the Dynegy Administrative Claim.  The Plan contemplates that the Dynegy Administrative Claim will be placed in a trust by Dynegy prior to the effective time of the Merger (the “Merger Effective Time”), and on June 18, 2012, the Plan Debtors moved the Bankruptcy Court for authorization to, among other things, complete such a transfer, and on July 10, 2012 the Bankruptcy Court entered an order authorizing such transfer and the Merger (the “Merger Order”) [DH Docket No. 859/Dynegy Docket No. 19].  Pursuant to the Merger Order, Dynegy may not transfer the Dynegy Administrative Claim to a trust without the prior written consent of the Creditors’ Committee.

The Plan substantially modifies the recoveries and rights of holders of General Unsecured Claims from those set forth in the Second Amended Plan.  Specifically, instead of providing a combination of new notes, preferred stock and cash, the Plan, among other things, provides holders of Allowed General Unsecured Claims with the treatment described in the preceding paragraph, and also will permit certain holders of General Unsecured Claims to participate in the selection of the new board of directors of Reorganized Dynegy.(11)  The Plan Debtors believe that the Plan enables holders of Claims to realize the best recoveries under the present circumstances.  Accordingly, the Plan Debtors urge holders of Claims entitled to vote on the Plan to vote to accept the Plan.  The Supporting Creditors, who hold in the aggregate over $2.6 billion of the estimated approximately $4.2 billion of Class 3 — General Unsecured Claims, have each agreed, subject to the terms and conditions contained in the Plan Support Agreement, to vote to accept the Plan.  See “The Reorganization Cases — Plan Support Agreement.”  Class 3 — General Unsecured Claims will have accepted the Plan if the holders of at least two-thirds in amount and more than one-half in number of the Claims entitled to vote and actually voting in such class have accepted the Plan.  See “Confirmation and Consummation Procedures.”

The Merger to be effected pursuant to the Plan was contemplated as part of the Settlement Agreement approved by the Bankruptcy Court.  The Merger represents the most efficient solution for maximizing the distributable value available to creditors of the Plan Debtors. As a result of the Merger, any Claims and/or Causes of Action (including any intercompany claims among the entities and any possible causes of action under sections 544, 545, 547, 548, 549 and 553 under the Bankruptcy Code) between Dynegy and DH will be fully eliminated, waived, released and/or discharged, and satisfied in full, thereby preventing the

(11)  The new board of directors of Reorganized Dynegy shall be selected in a manner to be agreed to among the Majority Consenting Senior Noteholders, the Lease Trustee, and the Creditors’ Committee.

accrual of future costs associated with contentious, protracted litigation.  In addition, any remaining value of Dynegy will be made available for distributions to holders of Allowed Claims, providing additional distributable value under the Plan.  The Merger will also provide the Estate with (a) certain tax benefits, (b) Cash currently in possession of Dynegy remaining at the time of the Merger, and (c) savings associated with keeping the current senior secured financing at DH’s operating subsidiaries intact.  In addition, the Merger will likely bring operating efficiencies that could potentially be lost if the two entities were not both reorganized.  In point of fact, all of the various financial information attached to or found in this Disclosure Statement — the Projections, Liquidation Analysis, the Valuation, the estimated creditor recoveries, the risk factors, and myriad other financial and operational description and data — assume a merged entity, because that is the path which the Plan Debtors currently believe maximizes value.  The Plan Debtors also believe that the Merger will provide the best and most expeditious path through chapter 11 which will inure to the benefit of the estates of both entities.

The Plan Debtors believe that the Merger is consistent with section 1123(a)(5)(C) of the Bankruptcy Code, which expressly contemplates that a plan may provide for the merger or consolidation of the debtor with one or more parties.  The Merger will effect an actual consolidation under and in accordance with Delaware law.  Nothing in the Bankruptcy Code prohibits such a statutory consolidation, nor does controlling case law impose any additional standards beyond those contained in Section 18-209 of the Delaware Limited Liability Company Act and Section 264 of the Delaware General Corporation Law.  In the UST Objection to the Merger Motion (both as defined and described below), the United States Trustee raised the question of whether the Merger is similar to the substantive consolidation of two or more debtors, and whether the standard for substantive consolidation could be satisfied in connection with the Merger.  However, unlike the proposed Merger (which has been authorized by the Bankruptcy Court pursuant to the Merger Order), substantive consolidation is an equitable remedy provided to creditors.  The Plan Debtors are in fact entering into the Merger pursuant to applicable Delaware law and provisions of the Bankruptcy Code, and not as an equitable remedy.  Thus, the Plan Debtors believe that the principle of substantive consolidation is not at issue in these cases, and the relevant substantive consolidation standard is inapplicable to the Merger; in effect, the Plan Debtors, by way of the Merger, are seeking “actual consolidation” rather than “substantive consolidation”.

Nevertheless, and in an abundance of caution, the Plan Debtors would note that in order to show in the Second Circuit that substantive consolidation is warranted, a party must demonstrate one of the following: (i) that creditors dealt with the entities as a single economic unit and did not rely on their separate identities in extending credit, or (ii) that the operational and financial affairs of the entities are so entangled that the accurate identification and allocation of assets and liabilities would be impossible or prohibitively expensive.  See Union Sav. Bank v. Augie/Restivo Banking Co. (In re Augie/Restivo Baking Co.), 860 F.2d 515, 518 (2d Cir. 1988).  For the reasons provided herein, the Plan Debtors strongly believe that such standard is not applicable to these cases or the Merger, and would vigorously oppose its application with respect to the Merger.  Moreover, as discussed above, the Bankruptcy Court has already authorized the Merger pursuant to the terms of the Merger Order.

A.                                    Summary of the Terms of the Plan

The Plan is built around the following key elements, which are qualified in their entirety by reference to the full text of the Plan.

•                                          As noted above, on or prior to the Effective Date, DH will be merged, pursuant to the Merger, with and into Dynegy, with Dynegy being the Surviving Entity.  Such Merger shall be pursuant to documentation that is in form and substance reasonably acceptable to Dynegy, DH, the Creditors’ Committee, the Majority Consenting Senior Noteholders, and the Lease Trustee.  By virtue of the Merger, all Equity Interests in DH issued and outstanding immediately prior to the Merger Effective Time will be cancelled.

•                                          The Plan provides for the treatment of Claims against and Equity Interests in the Surviving Entity pursuant to the Merger.  In particular, Class 1 — Priority Claims, Class 2 — Secured Claims, and Class 4 — Convenience Claims are all unimpaired, whereas only Class 5 — Securities Claims and Class 6 — Equity Interests (both of which are not entitled to distributions under the Plan) and Class 3 — General Unsecured Claims are impaired under the Plan.

•                                          The Plan provides that each holder of an Allowed General Unsecured Claim against the Surviving Entity shall receive its Pro Rata Share of (a) 99% of the Reorganized Dynegy Common Stock (subject to dilution by any options, restricted stock or other Equity Interests issued as equity compensation to officers, employees or directors of the Surviving Entity or its Affiliates and the Warrants), (b) the Plan Cash Payment (of $200,000,000), and (c) the Allocated Facilities Sale Proceeds (the amount of which is to be determined); provided, however, that with respect to sub-clause (c), the Lease Trustee (on behalf of itself and the Lease Certificate Holders) shall not receive a Pro Rata distribution of any amounts paid pursuant to (c) in its capacity as holder of the Lease Guaranty Claim.  Further, the Plan contemplates that Reorganized Dynegy will enter into a registration rights agreement with holders of an Allowed Claim that receive a distribution pursuant to the Plan of ten percent (10%) or greater of the Reorganized Dynegy Common Stock.

•                                          Finally, the Plan provides that on the Effective Date, in full satisfaction of the Dynegy Administrative Claim, the beneficial holder or holders of the Dynegy Administrative Claim shall receive (a) 1% of the Reorganized Dynegy Common Stock (subject to dilution by the Warrants and by any options, restricted stock or other Equity Interests issued as equity compensation to officers, employees or directors of Reorganized Dynegy or its Affiliates) and (b) the Warrants.

B.                                    Summary of Treatment Under the Plan

The following chart summarizes the treatment of each class of Claims and Equity Interests under the Plan.  The chart also provides an estimation of Allowed Claims in Class 3 — General Unsecured Claims, which is the sole impaired class receiving distributions under the Plan and entitled to vote on the Plan.  Although every reasonable effort was made to be accurate, this projected range of Allowed Class 3 — General Unsecured Claims is only an estimate as of the date of this Disclosure Statement, and may vary from the final amounts Allowed by the Bankruptcy Court.  Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Allowed Claims and Equity Interests under the Plan.

CLAIMS NOT CLASSIFIED UNDER THE PLAN

Type of Claims(12)	Treatment of Claims
Administrative Claims

On the Plan Distribution Date, each holder of an Allowed Administrative Claim, other than the Dynegy Administrative Claim and the Settling Creditor Professional Fee Claims, shall receive (i) the amount of such holder’s Allowed Administrative Claim in one Cash payment or (ii) such other treatment as may be agreed upon in writing by (A) the Plan Debtors or, if after the Effective Date, the Disbursing Agent and (B) such holder; provided, that such treatment shall not provide a recovery to such holder having a present value as of the Effective Date in excess of such holder’s Allowed Administrative Claim; and provided, further, that an Administrative Claim representing a liability incurred in the ordinary course of business of DH, Dynegy or the Surviving Entity, as applicable, may be paid at the Plan Debtors’ (or, if after the Effective Date, the Disbursing Agent’s) election in the ordinary course of business.

Dynegy Administrative Claim

On the Effective Date, in full satisfaction of the Dynegy Administrative Claim, the beneficial holder or holders of the Dynegy Administrative Claim shall receive its (or their) Pro Rata Share of (i) the Settlement Stock Pool, and (ii) the Warrants.

Settling Creditor Professional Fee Claims

The Settling Creditor Professional Fee Claims constitute Allowed Administrative Claims and shall be paid in full, in Cash on the Effective Date; provided, that the fees and expenses comprising such Claims (other than those incurred pursuant to

(12)  Administrative Claims and Priority Tax Claims are treated in accordance with sections 1129(a)(9)(A) and 1129(a)(9)(C) of the Bankruptcy Code, respectively.  Such Claims are not designated as classes of Claims for the purposes of the Plan or for the purposes of sections 1123, 1124, 1125, 1126 or 1129 of the Bankruptcy Code.

an engagement letter disclosed to the Plan Debtors and the Creditors’ Committee) shall be submitted to the Plan Debtors, the Office of the United States Trustee and the Creditors’ Committee in the form of customary summary invoices of the relevant law firms and institutions not less than fifteen (15) Business Days prior to the Effective Date (including a good faith estimate for fees and expenses anticipated to be incurred through the Effective Date) for review in accordance with the standards set forth in the Settlement Agreement. In the event of any dispute with respect to such submitted costs and expenses, the undisputed portion shall be paid by the Plan Debtors, the Surviving Entity, or Reorganized Dynegy on the Effective Date, and the disputed portion shall not be paid on the Effective Date but shall be reserved pending resolution of such dispute, either by mutual agreement or, in the event such dispute cannot be resolved by agreement, by order of the Bankruptcy Court; provided, further, that fees and expenses incurred pursuant to an engagement letter shall be subject to the standard of review and conditions set forth in the applicable engagement letter.

Priority Tax Claims

At the election of the Plan Debtors or, if after the Effective Date, the Disbursing Agent (and with the reasonable consent of the Creditors’ Committee), each holder of an Allowed Priority Tax Claim shall receive in full satisfaction of such Allowed Priority Tax Claim: (a) payments in Cash, in regular installments over a period ending not later than five (5) years after the applicable Petition Date, of a total value, as of the Effective Date, equal to the Allowed amount of such Claim and paid in a manner that is not less favorable than the treatment provided to the most favored nonpriority unsecured Claims under the Plan (exclusive of Convenience Claims); or (b) a lesser amount in one Cash payment as may be agreed upon in writing by the Plan Debtors or, if after the Effective Date, the Disbursing Agent, and such holder; or (c) such other treatment as may be agreed upon in writing by the Plan Debtors or, if after the Effective Date, the Disbursing Agent, and such holder; provided, that such agreed upon treatment may not provide such holder with a recovery having a present value as of the Effective Date that is greater than the amount of such holder’s Allowed Priority Tax Claim. The Confirmation Order shall enjoin any holder of an Allowed Priority Tax Claim from commencing or continuing any action or proceeding against any responsible person, officer or manager of the Plan Debtors, the Surviving Entity or Reorganized Dynegy that otherwise would be liable to such holder for payment of a Priority Tax Claim so long as the Plan Debtors, the Surviving Entity or Reorganized Dynegy is in compliance with Section 5.5 of the Plan (as described herein). So long as the holder of an Allowed Priority Tax Claim is enjoined from commencing or continuing any action or proceeding against any responsible person, officer or manager of the Plan Debtors, the Surviving Entity or Reorganized Dynegy pursuant to Section 5.5 of the Plan or pursuant to the Confirmation Order, the statute of limitations for commencing or continuing any such action or proceeding shall be tolled.

CLAIMS AND EQUITY INTERESTS CLASSIFIED UNDER THE PLAN

Class of Claims or Equity Interests	Treatment of Class of Claims or Equity Interests
Class 1 — Priority Claims Unimpaired

Each holder of an Allowed Priority Claim shall be left unimpaired under the Plan and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Claim entitles such holder in respect of such Claim shall be left unaltered, and except to the extent that a holder of an Allowed Priority Claim and the Plan Debtors (or, if after the Effective Date, the Disbursing Agent) agree on less favorable treatment for such holder, such Allowed Priority Claim (including any amounts to which such holder is entitled pursuant to section 1124(2) of the Bankruptcy Code) shall be paid in full in accordance with such rights on the Plan Distribution Date.

Class 2 — Secured Claims Unimpaired

Each holder of an Allowed Secured Claim shall be left unimpaired under the Plan and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Claim entitles such holder in respect of such Claim shall be left unaltered, and except to the extent that a holder of an Allowed Secured Claim and the Plan Debtors (or, if after the Effective Date, the Disbursing Agent) agree on less favorable treatment for such holder, such Allowed Secured Claim (including any amounts to which such holder is entitled pursuant to section 1124(2) of the Bankruptcy Code) shall be paid in full in accordance with such rights on the Plan Distribution Date or, if after the Plan Distribution Date, as and when such payment is due.

Class 3 — General Unsecured Claims

Approximate Allowed Senior Notes Claims:(13)

•      2012 Notes — $90 million

•      2015 Notes — $811 million

•      2016 Notes — $1,092 million

•      2018 Notes — $181 million

•      2019 Notes — $1,137 million

•      2026 Notes — $176 million

Allowed TIA Claim: $110 million(14)

Allowed Lease Guaranty Claims: $540 million(15)

Except to the extent that a holder of an Allowed General Unsecured Claim and the Plan Debtors (or, if after the Effective Date, the Disbursing Agent) agree on less favorable treatment for such holder, each holder of an Allowed General Unsecured Claim shall receive, on the Plan Distribution Date (or as otherwise provided in the Plan), its Pro Rata Share of (i) the Class 3 Stock Pool, (ii) the Allocated Facilities Sale Proceeds, and (iii) the Plan Cash Payment; provided, however, that with respect to sub-clause (ii), the Lease Trustee (on behalf of itself and the Lease Certificate Holders) shall not receive a Pro Rata distribution of any portion of the Allocated Facilities Sale Proceeds in its capacity as holder of the Lease Guaranty Claim.

(13)  The Allowed amounts of the various issuances of Senior Notes Claims are set forth in Exhibit “B” to the Plan.

(14)  Pursuant to the Amended Stipulated Rejection Order (as defined below), the TIA Claim was Allowed as a General Unsecured Claim in the amount of $110,000,000.

(15)  Pursuant to the Settlement Agreement, the Lease Guaranty Claims were Allowed against DH as a General Unsecured Claims in the aggregate amount of $540,000,000.  As described herein, the total recovery for the Lease Trustee’s claims against the Debtors (including DH) is capped at approximately $571,000,000.

Allowed Subordinated Notes Claims: $55 million(16) Estimated Allowed Other General Unsecured Claims: $0-30 million Estimated Total Allowed General Unsecured Claims: $4.2 billion(17) Impaired

(16)  Pursuant to the Settlement Agreement, DH agreed to provide the Subordinated Notes Indenture Trustee, for the benefit of holders of Subordinated Notes Claims, with an Allowed subordinated unsecured claim in the amount of approximately $222.5 million on account of outstanding principal and interest and, for purposes of treatment of and distribution on such Allowed subordinated unsecured claim under the Plan, provide the Subordinated Notes Indenture Trustee with an Allowed General Unsecured Claim in the aggregate amount of $55 million (which claim is not subject to subordination) in full satisfaction of all Subordinated Notes Claims.

(17)  The DH Bar Date (as defined below) for claims was February 24, 2012.  As of the DH Bar Date, the Claims Agent received approximately 65 timely filed Proofs of Claim for General Unsecured Claims against DH that totaled, along with the scheduled General Unsecured Claims against DH, approximately $6.5 billion; however, this figure includes the $1.25 billion DH Note which was cancelled pursuant to the Settlement Agreement on the Settlement Effective Date (discussed below).  DH has evaluated the Proofs of Claim and believes that many of the Claims filed are invalid, untimely, duplicative and/or overstated.  DH therefore anticipates that it will file objections to many of the Proofs of Claim.  In addition, as discussed below, an order was entered in Dynegy’s Chapter 11 Case establishing August 1, 2012 as the Dynegy Bar Date (as defined below).   Although the Dynegy Bar Date has not yet occurred, Dynegy expects that it has few creditors holding Claims that could be classified as Allowed Class 3 — General Unsecured Claims (that are not otherwise obligations of one or more of Dynegy’s direct or indirect subsidiaries or that do not relate to the ongoing operations of the Company’s business).  As such, Dynegy expects that the aggregate amount of such unsecured claims will have no material impact on the ultimate outcome of voting or the treatment in Class 3 — General Unsecured Claims under the Plan.  The pro rata recovery for holders of Allowed Class 3 — General Unsecured Claims will necessarily depend on the aggregate amount of such Allowed Claims, but pursuant to the low and high ends of the enterprise valuation prepared by Lazard and attached as Exhibit “G” to this Disclosure Statement, the percentage recovery range based on an estimated aggregate Allowed amount of Class 3 — General Unsecured Claims of approximately $4.2 billion, is between 59% and 89%, before taking into account potential dilution as discussed in the Lazard valuation attached as Exhibit “G”.

Class 4 — Convenience Claims Estimated Allowed Convenience Claims: <$500,000 Unimpaired

Each holder of an Allowed Convenience Claim shall be left unimpaired under the Plan, and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Claim entitles such holder in respect of such Claim shall be left unaltered, and such Allowed Convenience Claim (including any amounts to which such holder is entitled pursuant to section 1124(2) of the Bankruptcy Code) shall be paid in full in accordance with such rights on the Plan Distribution Date or, if after the Plan Distribution Date, as and when such payment is due.

Class 5 — Securities Claims Impaired

No holder of a Securities Claim shall be entitled to any distribution under the Plan on account of such Securities Claim, which claims have the same respective priority as the Equity Interests in Class 6 pursuant to section 510(b) of the Bankruptcy Code.

Class 6 — Equity Interests Impaired

All Equity Interests in the Surviving Entity shall be extinguished, cancelled and discharged on the Effective Date, and the holders of Equity Interests in the Surviving Entity shall not be entitled to any monetary distributions or other property on account of such Equity Interests under the Plan. All Equity Interests in DH shall be cancelled pursuant to the Merger upon the Merger Effective Time, and are not classified in Class 6 or any other class under the Plan.

VI.

GENERAL INFORMATION

The discussion below briefly describes Dynegy, DH, as well as the other DH Debtors, and certain of their non-Debtor subsidiaries and affiliates (collectively, with all of Dynegy’s subsidiaries, the “Company”) and their businesses as they exist as of the date of this Disclosure Statement.  Please note that while Dynegy and all of the DH Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code (and the DH Debtors’ cases are being jointly administered under Case No. 11-38111 (CGM)), the Plan is a plan of reorganization for Dynegy and DH only, and not the other Debtors in these Chapter 11 Cases.

A.                                    Overview of the Company

Dynegy and DH are holding companies and conduct substantially all of their business operations through their subsidiaries.  Their primary business is the production and sale of electric energy, capacity and ancillary services from their fleet of sixteen operating power plants in six states totaling approximately 11,600 megawatts of generating capacity.  The organizational chart below illustrates the structure of the Company as of the date of this Disclosure Statement.

Please note that this organizational chart does not show all legal entities in the corporate structure, nor does it show the organizational structure of the Company that will be in place following the Merger.(18)

B.                                    Overview of the Company’s Business

Dynegy and DH are holding companies that conduct their business operations through their direct and indirect subsidiaries, including the other Debtors.  The primary business of the Company is the production and sale of electric energy, capacity and ancillary services from a fleet of 10 operating power plants in six states totaling approximately 8,464 megawatts (“MW”) of generating capacity.  The Operating Debtors’ direct operations consist of only two of these plants — at Dynegy Danskammer and Dynegy Roseton — which have a combined generating capacity of 1,693 MW.

Wholesale electricity customers will, for reliability reasons and to meet regulatory requirements, contract for rights to capacity from generating units.  Ancillary services are the products of a power generation facility that support the transmission grid operation, follow real-time changes in load, and provide emergency reserves for major changes to the balance of generation and load.

(18)  The amounts of the Senior Notes and Subordinated Notes provided in the organizational chart below are the principal amounts of such Notes only, and do not reflect accrued interest as of the Petition Date.

The operating subsidiaries of Dynegy and DH sell these products individually or in combination to customers under short-, medium- and long-term contractual agreements or tariffs.  These customers include, directly or indirectly, regional transmission organizations and independent system operators, integrated utilities, municipalities, electric cooperatives, transmission and distribution utilities, industrial customers, power marketers, financial participants such as banks and hedge funds, other power generators, and commercial end-users.  All products are sold on a wholesale basis for various lengths of time from hourly to multi-year transactions.  Some customers, such as municipalities or integrated utilities, purchase products for resale in order to serve their retail, commercial and industrial customers.  Other customers, such as some power marketers, may buy products and related services to serve their own wholesale or retail customers or as a hedge against power sales they have made.

Dynegy, DH and the other DH Debtors rely on certain non-Debtor subsidiaries for essential functions.  For example, Dynegy Administrative Services Company, a Delaware corporation, generally manages the segregated cash management systems for Dynegy, DH and their subsidiaries.  Dynegy Power Marketing, LLC, a Texas limited liability company (“DPM”), performs various functions, including marketing power and capacity, coordinating the power output of the various generation facilities, and providing fuel management services.  The Debtors also have service agreements with other non-Debtor affiliates, under which the Debtors provide compensation to such affiliates for their services.

The following is a description of each of Dynegy, DH and the Operating Debtors.

1.                                       Dynegy Inc.

Dynegy is a holding company that conducts its business operations through its indirect subsidiaries.  Dynegy is the ultimate parent in the Company’s organizational structure, and as such, it is the direct corporate parent of DH, and the indirect corporate parent of each of the other DH Debtors.  As discussed herein, the Company is primarily involved in the production and sale of electric energy, capacity, and ancillary services from sixteen power plants located in six states totaling approximately 11,600 megawatts of generating capacity.  The Company sells electric energy, capacity, and ancillary services on a wholesale basis from its power generation facilities.  The Company’s customers include regional transmission organizations and independent system operators, integrated utilities, municipalities, electric cooperatives, transmission and distribution utilities, industrial customers, power marketers, financial participants, such as banks and hedge funds, other power generators, and commercial end-users.

Dynegy is publicly traded(19) and is registered with the SEC pursuant to the Securities Exchange Act of 1934, as amended.  The Company prepares its financials on a consolidated basis and, as a public company, such financials and other material information related to the Company’s businesses are available to the public in Dynegy’s latest Form 10-K, Form 10-Q, and other SEC filings.  Dynegy is based in Houston, Texas and incorporated in the State of Delaware.

(19)         Dynegy’s common stock is currently trading under the symbol “DYNIQ” in the over-the-counter market.

2.                                       Dynegy Holdings, LLC

DH began operations as Natural Gas Clearinghouse (“Clearinghouse”) in 1985.  From the inception of its operations until 1990, Clearinghouse’s activities related primarily to natural gas marketing.  Starting in 1990, Clearinghouse began expanding its core business operations through acquisitions and strategic alliances resulting in the formation of a midstream energy asset business, and it established energy marketing operations in both Canada and the United Kingdom.  In 1994, Clearinghouse initiated electric power marketing operations in order to take advantage of opportunities created by the deregulation of the domestic electric power industry, and in March 1995, Clearinghouse merged with Trident NGL Holding, Inc., a fully integrated natural gas liquids company, with the surviving entity named NGC Corporation (“NGC”).  Approximately one year later, NGC completed a strategic combination with Chevron U.S.A. Inc. and certain of its affiliates (collectively, “Chevron”) whereby substantially all of Chevron’s midstream assets merged with NGC.  In 1998, NGC changed its name to Dynegy Inc. to reflect its evolution from a natural gas marketing company to an energy services company capable of meeting the growing demands and diverse challenges of the dynamic energy market of the 21st century.  In early 2000, Dynegy Inc. acquired Illinova Corporation, and as part of this acquisition, Dynegy Inc. changed its name to Dynegy Holdings Inc. and became a wholly-owned subsidiary of a new holding company, now referred to as Dynegy Inc.  On September 1, 2011, DH changed its corporate form from a Delaware corporation to a Delaware limited liability company pursuant to the General Corporation Law of the State of Delaware.

As further described above, DH is a holding company that conducts its business operations through its direct and indirect subsidiaries, including the other DH Debtors.  The primary business of DH and its operating subsidiaries is the production and sale of electric energy, capacity and ancillary services from a fleet of 10 operating power plants in six states totaling approximately 8,464 MW of generating capacity.

3.                                       Dynegy Northeast Generation, Inc.

DNE is a Delaware corporation and wholly-owned subsidiary of DH that holds 100% of the equity interests in Hudson Power, L.L.C. and provides administrative support and employs personnel for the operation of the Danskammer and Roseton power generation facilities.

4.                                       Hudson Power, L.L.C.

Hudson Power, L.L.C. (“Hudson Power”) is a Delaware limited liability company that has no operations and holds 100% of the equity interests in Dynegy Danskammer and Dynegy Roseton.

5.                                       Dynegy Danskammer, L.L.C.

Dynegy Danskammer, L.L.C. (“Dynegy Danskammer”), a Delaware limited liability company, owns the 185-acre site in Newburgh, New York on which the Danskammer power generation facility is located, adjacent to the Roseton site.  There are six (6) units at Dynegy Danskammer’s power generation facility — four of which are owned by Dynegy Danskammer, and two of which are leased by Dynegy Danskammer from Danskammer OL LLC (the “Danskammer Owner Lessor”), an indirect subsidiary of Public Service Enterprise Group, Inc.

(“PSEG”), an unaffiliated entity.  A further description of Dynegy Danskammer’s operations is set forth below.

6.                                       Dynegy Roseton, L.L.C.

Dynegy Roseton, L.L.C. (“Dynegy Roseton”), a Delaware limited liability company, owns the 195-acre site in Newburgh, New York, on which the Roseton power generation facility is located, adjacent to the Danskammer site.  Dynegy Roseton operates the two (2) units at the power generation facility.  It leases these units from Roseton OL LLC (the “Roseton Owner Lessor” and together with the Danskammer Owner Lessor, the “Owner Lessors”), an indirect subsidiary of PSEG.  A further description of Dynegy Roseton’s operations is set forth below.

C.                                    Operations of Dynegy Danskammer and Dynegy Roseton

Dynegy Danskammer owns units 1, 2, 5, and 6 at the Danskammer power generation facility.  Units 1 and 2 are “peakers” (power plants that generally run only during periods of peak demand for electricity) with a net capacity of 129.7 MW.  They use natural gas and fuel oil as their primary fuels.  Units 5 and 6 are emergency diesel generators with net capacities of 2.5 MW each and currently are not in operation and are not connected to the power grid.  Dynegy Danskammer leases units 3 and 4 (collectively, the “Danskammer Facility”) from the Danskammer Owner Lessor; these units are “baseload” power plants (power plants that generally run at all times, providing the amount of electricity generally needed to meet customer demand) with a net capacity of 373.4 MW.  They use coal and natural gas as their primary fuels.

Dynegy Roseton leases both units at the Roseton power generation facility (collectively, the “Roseton Facility” and together with the Danskammer Facility, the “Leased Facilities”) from the Roseton Owner Lessor; these units are “peakers” with a net capacity of 1,200 MW.  They use natural gas and fuel oil as their primary fuels.

The Leased Facilities are connected to the Northeast Power Coordinating Council, one of the 10 regional reliability councils that form the North American Electric Reliability Council.  They compete primarily in the New York wholesale market, operated and maintained by the New York Independent System Operator (the “NYISO”), although the power generated at the Danskammer and Roseton facilities may be sold into PJM, as well as to New England, Quebec, and Ontario.

The operations of Dynegy Danskammer and Dynegy Roseton are subject to extensive federal, state, and local statutes, rules and regulations, including the Federal Power Act (the “FPA”), the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act.  Their regulators include the Federal Energy Regulatory Commission (“FERC”), the New York Public Service Commission (the “NYPSC”), and the Environmental Protection Agency (the “EPA”).

Dynegy Danskammer and Dynegy Roseton have no employees; the workers at the facility are employed by DNE.(20)  Their major liabilities consisted of semiannual rent payments to

(20)  One employee, the Managing Director of Plant operations at the Dynegy Danskammer and Dynegy Roseton the Owner Lessors under the Lease Documents (as defined below).  In addition to the land on which the Roseton and Danskammer power plants are located and the power plant units or leasehold interests therein, as applicable, their assets consist of various capital spare parts, emissions credits, emissions control and monitoring equipment, fuel inventory, fuel supply equipment, communications equipment and licenses, vehicles, a locomotive, administrative buildings, and similar items.  Substantially all of Dynegy Danskammer’s and Dynegy Roseton’s revenues are derived from sales to the NYISO through DPM, a non-Debtor affiliate.  Because none of the Debtors are currently authorized NYISO market participants/customers,(21) DPM, an energy marketer that is a registered NYISO customer and market participant and is authorized to sell energy, capacity and certain ancillary services at market-based rates, provides energy management services to Dynegy Roseton and Dynegy Danskammer.  Among other things, DPM sells the energy generated by the Leased Facilities into the NYISO markets.

The DH Debtors’ obligations under the Danskammer Lease Documents and the Roseton Lease Documents (together, the “Lease Documents”) are significantly burdensome and would impair the DH Debtors’ ability to reorganize absent rejection.  Accordingly, the DH Debtors determined that the rejection of the Lease Documents was an appropriate exercise of their business judgment.  On the DH Petition Date, the DH Debtors filed a Motion Pursuant to section 365 of the Bankruptcy Code and Bankruptcy Rule 6006 for Entry of an Order Authorizing the DH Debtors to Reject the Lease Documents [DH Docket No. 5] (the “Motion to Reject”).  On December 20, 2011, the Bankruptcy Court entered a stipulated order approving the rejection of the Lease Documents [DH Docket No. 227] (the “Stipulated Rejection Order”), which was thereafter amended, and such amended stipulated order was entered by the Bankruptcy Court on December 28, 2011 [DH Docket No. 273] (the “Amended Stipulated Rejection Order” and together with the Stipulated Rejection Order, the “Rejection Orders”).  Further information concerning the Motion to Reject and the Rejection Orders is contained in this Disclosure Statement in the article entitled “The Reorganization Cases.”

In addition, as set forth in the Settlement Agreement (and as further explained in this Disclosure Statement in the article entitled “The Reorganization Cases — Settlement Agreement”), the Debtors have agreed to pursue the Facilities Sale.

D.                                    Events Leading to the Need for Restructuring; the Prepetition Restructurings

A combination of dwindling liquidity due to declining revenues (resulting from lower prices over the past two years) and unprofitable leases at the Roseton Facility and Danskammer Facility have adversely impacted the Company’s financial performance.  Overall, sustained low power prices over the past two years have had a significant adverse impact on the Debtors’ business and continue to negatively impact their projected future liquidity.  Specifically, DH’s annual consolidated revenue peaked in the year ending December 31, 2008 at $3.324 billion, and has since declined to $2.468 billion in the year ending December 31, 2009 and $2.323 billion in the year ending December 31, 2010.  As further illustration of the steep decline in revenue, for facilities is employed by Dynegy Operating Company, a non-Debtor Affiliate.

(21)  Each of Dynegy Roseton and Dynegy Danskammer filed new customer applications that are currently pending with NYISO.

the nine month period ending September 30, 2010, DH reported consolidated revenues of $1.872 billion, and for the nine month period ending September 30, 2011, DH reported consolidated revenues of $1.347 billion.

In an attempt to address these issues, the Company implemented a number of cost-cutting initiatives, including, among other things, in February 2011, eliminating approximately 135 positions across all functional and geographic areas, resulting in an expected annual savings of approximately $50 million.  While helpful, the cost-cutting initiatives were not enough, and as DH’s ratio of secured debt to EBITDA increased, its ability to draw on the revolving credit facility under the Credit Agreement (as defined below) became more problematic.  Further strain on DH’s liquidity came in March as S&P downgraded DH to “CC” and placed it on CreditWatch with negative implications.  Similarly, on March 28, 2011, Moody’s downgraded DH from “Caa1” to “Caa3,” representing Moody’s fourth downgrade of DH since the beginning of 2009 (when it was rated “B1”).  These downgrades caused various counterparties to demand additional collateral in support of certain of the Debtors’ operational agreements.  The Company uses a significant portion of its capital resources in the form of cash, short-term investments, and letters of credit to satisfy counterparty collateral demands.  These counterparty collateral demands reflect the Company’s non-investment grade credit ratings and counterparties’ views of DH’s and its subsidiaries’ financial condition and ability to satisfy their performance obligations, as well as commodity prices and other factors.

Overall, the Company faced a number of difficult circumstances in the spring of 2011.  Dynegy’s entire senior management team had departed.  See “General Information — Dynegy’s Board of Directors.”  In addition, DH faced a potential near-term covenant default under its then-existing senior secured credit facility, which jeopardized the Company’s ability to continue as a going concern, and projected cash losses over the next four years exceeded $1.5 billion, which losses were attributable largely to the unprofitable leases at the Roseton Facility and Danskammer Facility. Further, the Company’s organizational structure impaired value by constraining operational, financial and transactional flexibility and exposed all of the Company’s assets, operations, and employees to the risk and costs of bankruptcy if a default occurred under any of DH’s debt instruments.

A great deal of effort was exerted to identify and assess potential alternative courses of action that could be pursued to maximize the Company’s flexibility to address leverage and liquidity issues and to preserve the value of their assets.  No alternative was free from risk and many of the alternatives posed an unacceptable risk of value destruction.  Faced with these difficult circumstances, and without any certain solution to be able to rely on, the Company moved cautiously down a path that involved (i) an operational reorganization of the Company to eliminate the regional organizational structure and instead create separate coal-fired power generation and gas-fueled power generation units, to enhance operational, financial and transactional flexibility; (ii) a refinancing of DH’s senior secured credit facility into a separate facility at each of the coal-fired power generation and gas-fueled power generation units, which removed the risk of an imminent liquidity crisis that could have been caused by a debt default, further promoted flexibility and made it possible to shield substantially all of the Company’s operations from bankruptcy; and (iii) positioned the Company to engage in one or more exchange offers that would provide bondholders with greater security and better terms in exchange for a discount.  Along the way, the plan underwent numerous modifications.

One of the primary goals of the Prepetition Restructurings was to facilitate obtaining new financing for Dynegy GasCo and Dynegy CoalCo at a lower cost than otherwise would have been available but for the Prepetition Restructurings.  In connection therewith, the Company’s regional organizational structure was eliminated and separate coal-fired power generation and gas-fueled power generation units were created whereby (i) substantially all of Dynegy’s indirect wholly-owned coal-fired power generation facilities were held by Dynegy Midwest Generation, LLC (“Dynegy CoalCo”), (ii) substantially all of Dynegy’s indirect wholly-owned natural gas-fueled power generation facilities were held by Dynegy Power, LLC (“Dynegy GasCo”), and (iii) all of Dynegy’s indirect ownership interests in DNE, the entity that indirectly holds the equity interests in Dynegy Roseton and Dynegy Danskammer, were held by DH.  Following such reorganization, Dynegy’s operations were reorganized into three segments: a gas segment, a coal segment and an “other” segment consisting of the remaining assets, including primarily DNE and the leasehold interests in the facilities owned by Dynegy Roseton and Dynegy Danskammer.

Dynegy GasCo and Dynegy CoalCo were designed to be separately financeable and bankruptcy remote.  This resulted in the credit rating agencies assigning a better credit rating to Dynegy GasCo and, consequently, a lower cost of raising capital to fund the entities’ operations.  On August 5, 2011, Dynegy GasCo and its parent Dynegy Gas Investments Holdings, LLC, each a non-Debtor subsidiary of DH, entered into a $1.1 billion, five-year senior secured term loan facility (as further described below, the “GasCo Credit Facility”).  The same day, Dynegy CoalCo and its parent Dynegy Coal Investments Holdings, LLC, each a non-Debtor subsidiary of DH, entered into a $600 million, five-year senior secured term loan facility (as further described below, the “CoalCo Credit Facility” and together with the GasCo Credit Facility, the “New Credit Facilities”).  Proceeds from these New Credit Facilities were used, among other things, to (a) repay an intercompany obligation of a Dynegy GasCo subsidiary to DH, which ultimately enabled DH to repay its outstanding indebtedness under DH’s existing senior secured credit agreement (the “Credit Agreement”), and (b) fund additional cash to the balance sheets of Dynegy GasCo and Dynegy CoalCo to be used for general working capital and general corporate purposes.  Refinancing Dynegy’s Credit Agreement into the separate CoalCo Credit Facility and GasCo Credit Facility removed the risk of an imminent liquidity crisis that could have resulted from a debt default under the Credit Agreement, promoted flexibility and made it possible to shield substantially all of Dynegy’s operations from bankruptcy.

On September 1, 2011, Dynegy and DGIN entered into a Membership Interest Purchase Agreement (the “Membership Interest Purchase Agreement”) whereby DGIN sold 100% of the outstanding membership interests (the “DCH Membership Interests”) of Dynegy Coal Holdco, LLC, a Delaware limited liability company and wholly owned subsidiary of DGIN, to Dynegy. In exchange for Dynegy Coal Holdco, LLC, Dynegy issued an undertaking to make certain specified payments over time which coincided in timing and amount to the payments of principal and interest that DH is obligated to make under a portion of certain of its Senior Notes (the “Undertaking Agreement”).  The Undertaking Agreement did not provide any rights or obligations with respect to any outstanding DH notes or debentures, including the notes and debentures due in 2019 and 2026.  The Membership Interest Purchase Agreement contained a purchase price adjustment mechanism, pursuant to which, in the event of a dispute within two years of the date of the Membership Interest Purchase Agreement as to the equity value of Dynegy Coal Holdco, upon written notice of such valuation dispute by either DGIN or Dynegy, such equity value was to be determined by final arbitration.  In connection with any such arbitration, in the event the final equity value of Dynegy Coal Holdco, LLC was determined by the arbitrator to be greater than $1.25 billion, Dynegy would be required to provide DGIN with consideration equal to the difference in value, and if determined by the arbitrator to be less than $1.25 billion, DGIN would be required to provide Dynegy with the difference in value.

DGIN assigned its right to receive payments under the Undertaking Agreement to DH in exchange for a promissory note (the “DH Note”) in the amount of $1.25 billion that matured in 2027 (the “Assignment”).  The DH Note bore annual interest at a rate of 4.24%, which was payable upon maturity.  As a condition to Dynegy’s consent to the Assignment, the Undertaking Agreement was amended and restated to be between DH and Dynegy and to provide for the reduction of Dynegy’s obligations if the outstanding principal amount of the Senior Notes decreased as a result of any exchange offer, tender offer or other purchase or repayment by Dynegy or its subsidiaries (other than DH and its subsidiaries, unless Dynegy guaranteed the debt securities of DH or such subsidiary in connection with such exchange offer, tender offer or other purchase or repayment), provided that such principal amount was retired, cancelled or otherwise forgiven.

Pursuant to the Undertaking Agreement, Dynegy paid DH approximately $22.5 million on December 1, 2011 and approximately $6.7 million on April 15, 2012, and Dynegy Coal HoldCo paid DH approximately $41.6 million on or about June 1, 2012. Pursuant to the Settlement Agreement, the Undertaking Agreement was amended to provide that any future payments required to be made by Dynegy to DH under the Undertaking Agreement (prior to the occurrence of the Settlement Effective Date would instead be made directly by Dynegy Coal Holdco. On the Settlement Effective Date, each of the Undertaking Agreement and the DH Note, and all obligations thereunder, were terminated. For additional information on the Settlement Agreement, see the section of this Disclosure Statement entitled “The Reorganization Cases — Settlement Agreement.”

DH continued to be burdened with a significant debt load, including approximately $3.5 billion in debt securities, and the leases at Dynegy Roseton and Dynegy Danskammer, with respect to which DH also had guaranty obligations.  These liabilities left the Company with substantial financial uncertainty and in need of further restructuring efforts.  Therefore, on September 15, 2011, exchange offers were initiated with respect to DH’s outstanding senior notes and debentures as well as its subordinated notes, pursuant to which Dynegy offered to pay a combination of cash and its own new 10% Senior Secured Notes due 2018 in exchange for the tender of up to $1.25 billion of the outstanding notes.  After being extended several times, the exchange offer was terminated on November 3, 2011 as holders of an insufficient amount of outstanding notes had tendered their notes, and the exchange offer was not consummated.  As discussed below, Dynegy therefore engaged in extensive discussions with certain holders of the Senior Notes and Subordinated Notes with respect to a potential consensual restructuring.  See “General Information — November 2011 Restructuring Support Agreement.”

As discussed below, several state court actions were brought against DH and certain of its non-Debtor affiliates relating to the Prepetition Restructurings.  Among other things, plaintiffs in two such actions, brought in Delaware and New York, sought injunctive relief to attempt to prevent the August Prepetition Restructurings.  Their request was denied, however, by the

Delaware court, after the court found that the plaintiffs did not establish a reasonable probability of success on the merits of their breach of contract and fraudulent transfer claims (the other action, filed in New York, was stayed in favor of the Delaware action and later discontinued by the New York court).  For a further description of the Prepetition Lawsuits, please see the subsection of this disclosure statement below entitled “General Information — Material Prepetition Lawsuits.”

Pursuant to the Settlement Agreement, the Prepetition Lawsuits were dismissed with prejudice on the Settlement Effective Date, and any potential claims relating to or arising from disputes with respect to, among other things, the matters investigated by the Examiner, including the Prepetition Restructurings, and the Prepetition Lawsuits were released by the parties to the Settlement Agreement.  For more information regarding the Settlement Agreement, see the section of this Disclosure Statement entitled “The Reorganization Cases — Settlement Agreement.”

E.                                      Prepetition Indebtedness and Lease Obligations

1.                                       New Credit Facilities

a.                                       GasCo Credit Facility

As part of the Prepetition Restructurings described above, on August 5, 2011, Dynegy GasCo and Dynegy Gas Investment Holdings, LLC entered into the GasCo Credit Facility.  The GasCo Credit Facility is a five-year senior secured term loan facility with an aggregate principal amount of $1.1 billion.  Amounts borrowed under the GasCo Credit Facility that are repaid or prepaid may not be re-borrowed.  The GasCo Credit Facility will mature on August 5, 2016 and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00 percent of the original principal amount of the GasCo Credit Facility with the balance payable on the fifth anniversary of the closing date.

All obligations of Dynegy GasCo under (i) the GasCo Credit Facility (the “GasCo Borrower Obligations”) and (ii) at the election of Dynegy GasCo, (a) cash management arrangements and (b) interest rate protection, commodity trading or hedging or other permitted hedging or swap arrangements (the “Hedging/Cash Management Arrangements”) are unconditionally guaranteed jointly and severally on a senior secured basis (the “GasCo Guarantees”) by each existing and subsequently acquired or organized direct or indirect material domestic subsidiary of Dynegy GasCo (the “GasCo Guarantors”), in each case, as otherwise permitted by applicable law, regulation and contractual provision and to the extent such guarantee would not result in adverse tax consequences as reasonably determined by Dynegy GasCo.  None of Dynegy GasCo’s parent companies is obligated to repay the GasCo Borrower Obligations.

The GasCo Borrower Obligations, the GasCo Guarantees and any Hedging/Cash Management Arrangements so elected by Dynegy GasCo are secured by first priority liens on and security interests in 100 percent of the capital stock of Dynegy GasCo (as discussed below) and substantially all of the present and after-acquired assets of Dynegy GasCo and each GasCo Guarantor (collectively, the “GasCo Collateral”).  Accordingly, such assets are only available for the creditors of Dynegy Gas Investments Holdings, LLC and its subsidiaries.

The GasCo Credit Facility bears interest, at Dynegy GasCo’s option, at either (i) 7.75% per annum plus LIBOR, subject to a LIBOR floor of 1.50% with respect to any Eurodollar Term Loan or (ii) 6.75% per annum plus the Alternate Base Rate with respect to any ABR Term Loan.  Dynegy GasCo may elect from time to time to convert all or a portion of the Term Loan from any ABR Borrowing into a Eurodollar Borrowing or vice versa.  With certain exceptions, the GasCo Credit Facility is non-callable for the first two years and is subject to a prepayment premium.  The GasCo Credit Facility contains certain mandatory prepayment provisions.  The GasCo Credit Facility also contains customary events of default and affirmative and negative covenants including, subject to certain specified exceptions, limitations on amendments to constitutive documents, liens, capital expenditures, acquisitions, subsidiaries and joint ventures, investments, the incurrence of debt, fundamental changes, asset sales, sale-leaseback transactions, hedging arrangements, restricted payments, changes in nature of business, transactions with affiliates, burdensome agreements, amendments of debt and other material agreements, accounting changes, prepayment of indebtedness or repurchases of equity interests and change of control.

The GasCo Credit Facility permits distributions of up to $135 million per year provided the distributing entity has, as of the date of the distribution, at least $50 million of liquidity and no default or event of default has occurred and is continuing or would result from such distribution.

b.                                      CoalCo Credit Facility

As part of the Prepetition Restructurings described above, on August 5, 2011, Dynegy CoalCo and Dynegy Coal Investments Holdings, LLC entered into the CoalCo Credit Facility.  The CoalCo Credit Facility is a senior secured term loan facility with an aggregate principal amount of $600 million.  Amounts borrowed under the CoalCo Credit Facility that are repaid or prepaid may not be re-borrowed.  The CoalCo Credit Facility will mature on August 5, 2016 and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00 percent of the original principal amount of the CoalCo Credit Facility with the balance payable on the fifth anniversary of the closing date.

All obligations of Dynegy CoalCo under (i) the CoalCo Credit Facility (the “CoalCo Borrower Obligations”) and (ii) at the election of Dynegy CoalCo, Hedging/Cash Management Arrangements are unconditionally guaranteed jointly and severally on a senior secured basis (the “CoalCo Guarantees”) by each existing and subsequently acquired or organized direct or indirect material domestic subsidiary of Dynegy CoalCo (the “CoalCo Guarantors”), in each case, as otherwise permitted by applicable law, regulation and contractual provision and to the extent such guarantee would not result in adverse tax consequences as reasonably determined by Dynegy CoalCo.  None of Dynegy CoalCo’s immediate or ultimate parent companies is obligated to repay the CoalCo Borrower Obligations.  The CoalCo Borrower Obligations, the CoalCo Guarantees and any Hedging/Cash Management Arrangements so elected by Dynegy CoalCo are secured by first priority liens on and security interests in 100 percent of the capital stock of Dynegy CoalCo and substantially all of the present and after-acquired assets of Dynegy CoalCo and each CoalCo Guarantor.  Accordingly, such assets are only available for the creditors of Dynegy CoalCo Investments Holdings, LLC and its subsidiaries.

The CoalCo Credit Facility bears interest, at Dynegy CoalCo’s option, at either (i) 7.75% per annum plus LIBOR, subject to a LIBOR floor of 1.50% with respect to any Eurodollar Term Loan or (ii) 6.75% per annum plus the Alternate Base Rate with respect to any ABR Term Loan.  Dynegy CoalCo may elect from time to time to convert all or a portion of the Term Loan from any ABR Borrowing into a Eurodollar Borrowing or vice versa.  With certain exceptions, the CoalCo Credit Facility is non-callable for the first two years and is subject to a prepayment premium.  The CoalCo Credit Facility contains certain mandatory prepayment provisions.  The CoalCo Credit Facility also contains customary events of default and affirmative and negative covenants including, subject to certain specified exceptions, limitations on amendments to constitutive documents, liens, capital expenditures, acquisitions, subsidiaries and joint ventures, investments, the incurrence of debt, fundamental changes, asset sales, sale-leaseback transactions, hedging arrangements, restricted payments, changes in nature of business, transactions with affiliates, burdensome agreements, amendments of debt and other material agreements, accounting changes, prepayment of indebtedness or repurchases of equity interests and change of control (which would be triggered upon an exercise of the pledge of the membership interests of Dynegy Coal Holdco, LLC).

The CoalCo Credit Facility limits distributions to $90 million per year provided the distributing entity has, as of the date of the distribution, at least $50 million of liquidity and no default or event of default has occurred and is continuing or would result from such distribution.

2.                                       DH Note

As further described above, on September 1, 2011, DH issued the DH Note in the principal amount of $1.25 billion to DGIN in exchange for the transfer by DGIN to DH of DGIN’s rights to receive the payment stream from Dynegy pursuant to the Undertaking Agreement.  The DH Note bore annual interest at a rate of 4.24%, payable upon the maturity date, September 1, 2027.  Pursuant to the Settlement Agreement, the DH Note was terminated on the Settlement Effective Date.  For additional information on the Settlement Agreement, see the section of this Disclosure Statement entitled “The Reorganization Cases — Settlement Agreement.”

3.                                       Cash Collateralized Letter of Credit Facilities

On August 5, 2011, DH and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse Cayman”), entered into a Letter of Credit Reimbursement and Collateral Agreement, dated as of August 5, 2011 (the “DH Letter of Credit Agreement”), for a $26,217,318 cash collateralized Letter of Credit Facility under which Credit Suisse Cayman would maintain five then-existing letters of credit (one of which expired on October 28, 2011) (the “DH Letter of Credit Facility”).  The letters of credit under the DH Letter of Credit Facility are issued (i) to various New York state regulatory agencies for certain environmental liabilities related to Dynegy Danskammer and (ii) to backstop certain obligations under the DH Debtors’ workers compensation insurance programs, as well as various surety bonds posted in connection with litigation matters.  The DH Letter of Credit Facility is collateralized by an account maintained by Bank of New York Mellon holding the sum of $27,005,346.81, which amount may be withdrawn only in accordance with the DH Letter of Credit Agreement.

On October 17, 2011, Dynegy and Credit Suisse Cayman entered into a Letter of Credit Reimbursement and Collateral Agreement, dated as of October 17, 2011 (as amended by the First Amendment Agreement to Letter of Credit Reimbursement and Collateral Agreement dated as of May 24, 2012, collectively, the “Dynegy Letter of Credit Agreement”) for a cash collateralized letter of credit facility with a maximum commitment amount of $1,250,000.  Pursuant to the Dynegy Letter of Credit Agreement, Credit Suisse AG, Cayman Islands Branch has issued two letters of credit on behalf of Dynegy in the aggregate amount of $1,235,000 (the “Dynegy Letter of Credit Facility”) to (i) to Texas Tower Limited, C/O Hines Interests Limited Partnership and (ii) the Travelers Indemnity Company, Credit Risk Management.  The Dynegy Letter of Credit Facility is secured by cash deposited in a deposit account maintained at the Bank of New York Mellon holding the aggregate sum of $1,287,528, which amount may be withdrawn solely in accordance with the terms of the Dynegy Letter of Credit Agreement.

4.                                       Unsecured Debt

DH is obligated under seven (7) different series of notes, debentures, and subordinated capital income securities in the outstanding aggregate principal amount of $3,570.3 million.

a.                                       Senior Unsecured Notes/Debentures

DH has, from time to time, issued various series of senior unsecured notes under the Indenture dated September 26, 1996, as amended and restated as of March 23, 1998, as amended and restated as of March 14, 2001, and under the First through Sixth Supplemental Indentures thereto, between DH and Wilmington Trust Company (as successor to JP Morgan Chase Bank, N.A., successor to Bank One Trust Company, National Association) (the “Senior Notes Indenture”).  The following series of notes issued under the Senior Notes Indenture are outstanding:

•                                          8.75% senior unsecured notes in the outstanding aggregate principal amount of $88.5 million, due February 15, 2012;

•                                          7.5% senior unsecured notes in the outstanding aggregate principal amount of $785 million, due June 1, 2015;

•                                          8.375% senior unsecured notes in the outstanding aggregate principal amount of $1,046.8 million, due May 1, 2016;

•                                          7.125% senior debentures in the outstanding aggregate principal amount of $175 million due May 15, 2018;

•                                          7.75% senior unsecured notes in the outstanding aggregate principal amount of $1,100 million, due June 1, 2019; and

•                                          7.625% senior debentures in the outstanding aggregate principal amount of $175 million due October 15, 2026.

b.                                      Subordinated Debentures

In May 1997, NGC Corporation Capital Trust I (the “NGC Trust”) issued, through a Rule 144A offering to qualified institutional buyers, $200 million aggregate liquidation amount of Series A 8.316% Subordinated Capital Income Securities due 2027 (the “Series A SKIS”) representing preferred undivided beneficial interests in the assets of the NGC Trust.  The NGC Trust invested the proceeds from the issuance of the Series A SKIS in an equivalent amount of DH’s Series A 8.316% Deferrable Interest Debentures due 2027 (the “Series A Subordinated Notes”).  In October 1997, Series B 8.316% Subordinated Capital Income Securities due 2027 (the “NGC Trust Capital Income Securities”) were exchanged for the outstanding Series A SKIS, and Series B 8.316% Deferrable Interest Debentures due 2027 (the “Subordinated Notes”) were exchanged for the Series A Subordinated Notes.  The sole assets of the NGC Trust are the Subordinated Notes.  Subordinated Notes in the aggregate principal amount of $200 million remain outstanding and represent DH’s unsecured obligations that rank subordinate and junior in right of payment to all of DH’s senior indebtedness to the extent and in the manner set forth in the Subordinated Notes Indenture.  DH has irrevocably and unconditionally guaranteed, on a subordinated basis, payment for the benefit of the holders of the NGC Trust Capital Income Securities the obligations of the NGC Trust to the extent the NGC Trust does not have funds legally available for distribution to the holders of the NGC Trust Capital Income Securities.

5.                                       Bilateral Contingent Letter of Credit Facility

On May 21, 2010, DH executed a $150 million bilateral contingent letter of credit facility with Morgan Stanley Capital Group Inc. to provide DH access to liquidity to support collateral posting requirements.  Availability under the facility is tied to increases in 2012 forward spark spreads and power prices.  The facility matures on December 31, 2012.  A facility fee accrues on the unutilized portion of the facility at an annual rate of 0.6% and letter of credit availability fees accrue at an annual rate of 7.25%.  There are currently no amounts available or outstanding under the facility.

6.                                       Lease Obligations

On or about May 8, 2001 (the “Closing Date”), Debtors Dynegy Roseton and Dynegy Danskammer (together, the “Debtor Lessees”) each entered into a sale-and-leaseback transaction pertaining to, respectively, the Roseton Facility and the Danskammer Facility.

On the Closing Date, the Owner Lessors purchased the Roseton Facility and the Danskammer Facility from Dynegy Roseton and Dynegy Danskammer, respectively, and, in each case, entered into contractual arrangements which gave them certain rights to use certain related common facilities located at the sites of the respective Leased Facilities.  The Owner Lessors are subsidiaries of RCM, a third party investor and a wholly-owned subsidiary of PSEG Resources Inc. (which is an indirect subsidiary of PSEG, a company engaged in various aspects of the electric power business).

The purchase price of the Danskammer Facility was approximately $300 million.  The purchase price of the Roseton Facility was approximately $620 million.  To fund their purchases of the respective Leased Facilities from Dynegy Danskammer and Dynegy Roseton, the Owner Lessors used $138 million in equity funding from certain of the PSEG Entities, and financed the remaining $800 million of the purchase price and the related transaction expenses through a private offering of pass-through trust certificates (the “Lease Certificates”), which were sold to qualified institutional buyers, the Lease Certificate Holders.  The proceeds thereof were then used to purchase notes from the Owner Lessors (the “Lessor Notes”), which are held for the benefit of the Lease Certificate Holders by the Lease Trustee under the Indentures of Trust, Mortgage, Assignment of Leases and Rents and Security Agreement related to each Facility (the “Lease Indentures”).

Also on the Closing Date, each of the Owner Lessors simultaneously leased each Facility to the respective Debtor Lessee pursuant to the Danskammer Facility Lease and Roseton Facility Lease (collectively, the “Facility Leases”).  Absent early termination, the Danskammer Facility Lease expires on May 8, 2031, and the Roseton Facility Lease expires on February 8, 2035.

Under the Facility Leases, rent was paid in semi-annual payments.  These lease payments under the Facility Leases were used by the Owner Lessors to pay principal and interest on the Lessor Notes with excess amounts available for distribution to RCM.  The Lessor Notes are secured by, among other things, an assignment of the Facility Leases and a mortgage on the underlying Leased Facilities.  Payments made in respect of the Lessor Notes are distributed to the Lease Certificate Holders under the terms of the Pass Through Trust Agreement pursuant to which the Lease Certificates were issued.

As of the DH Petition Date, the future lease payments were (i) $691,030,741.42 in the aggregate due from November 8, 2011 through the lease expiration for the Roseton Facility and (ii) $102,991,141.25 in the aggregate due from November 8, 2011 through the lease expiration for the Danskammer Facility.  DH guaranteed the Debtor Lessees’ payment and performance obligations under their respective leases on a senior unsecured basis.  Dynegy Roseton and Dynegy Danskammer had no demand rights to purchase the Leased Facilities at the end of their respective lease terms.  However, under certain circumstances, Dynegy Roseton and Dynegy Danskammer would have had a right of first refusal and right of first offer on the Leased Facilities.

As the Lease Documents were significantly burdensome to the DH Debtors’ estates and would have impaired the DH Debtors’ ability to reorganize absent rejection, the DH Debtors determined that the rejection of the Lease Documents was an appropriate exercise of their business judgment.  Accordingly, on the DH Petition Date, the DH Debtors filed the Motion to Reject.  On December 20, 2011, the Bankruptcy Court entered a stipulated order approving the rejection of the Lease Documents [DH Docket No. 227], which was thereafter amended, and such amended stipulated order was entered by the Bankruptcy Court on December 28, 2011 [DH Docket No. 273].  Further information concerning the Motion to Reject and the Rejection Orders is contained in this Disclosure Statement in the article entitled “The Reorganization Cases.”

F.                                      Material Prepetition Lawsuits

Prior to the Settlement Effective Date, DH and Dynegy were defendants, along with certain non-Debtor affiliates, in three cases filed in New York State Supreme Court relating to the Prepetition Restructurings.  These cases were Avenue Investments, L.P., et al. v. Dynegy Inc., et al., Index No. 652599/2011 (New York County, filed Sept. 21, 2011) (the “Noteholder

Litigation”), The Successor Lease Indenture Trustee, et al. v. Dynegy Inc., et al., Index No. 652642/2011 (New York County, filed Sept. 27, 2011) (the “Lease Trustee Litigation”), and Resources Capital Management Corp., et al. v. Dynegy Inc., et al., Index No. 653067/11 (New York County, filed Nov. 4, 2011) (the “PSEG Litigation” and together with the Noteholder Litigation and Lease Trustee Litigation, the “Prepetition Lawsuits”).  Plaintiffs in these cases challenged DGIN’s transfer of Dynegy Coal Holdco to Dynegy, alleging, inter alia, that the challenged transfer constituted a fraudulent conveyance under New York law or, in the alternative, an unlawful dividend or distribution from a subsidiary to its parent.  Plaintiffs also asserted causes of action for breach of fiduciary duties against the directors of Dynegy and the managers of DH and DGIN, and sought to pierce the corporate veil between Dynegy, DH, and DGIN.  The Lease Trustee plaintiff also asserted breach of contract and quasi-contract claims against defendants for alleged breaches of the Danskammer Lease Guaranty and the Roseton Lease Guaranty (together, the “Lease Guarantees”).  Plaintiffs sought a judgment setting aside and annulling the challenged transfer and related transactions or awarding damages.  Pursuant to the PSEG Settlement (as defined and discussed below in the section of this Disclosure Statement entitled “The Reorganization Cases — PSEG Settlement”), the PSEG Entities agreed to continue the stay with respect to the PSEG Litigation, and to dismiss such action with prejudice upon the effectiveness of the Plan.

On October 31, 2011, DH and its non-Debtor co-defendants filed motions to dismiss the Noteholder Litigation and Lease Trustee Litigation.  Among other things, the defendants asserted that the complaints failed to state a claim upon which relief could be granted because the plaintiffs are not creditors of the transferor (DGIN) with respect to the asserted fraudulent transfer claims, and the defendants did not breach any agreements with the plaintiffs in engaging in the Prepetition Restructurings.

Pursuant to the Settlement Agreement, on the Settlement Effective Date, the plaintiffs or parties (as applicable) to the Prepetition Lawsuits filed necessary papers to dismiss and discontinue with prejudice each of the Noteholder Litigation, the Lease Trustee Litigation and the PSEG Litigation and any potential claims relating to or arising from disputes with respect to such actions were released by the parties thereto.  For more information regarding the Settlement Agreement, see the section of this Disclosure Statement entitled “The Reorganization Cases — Settlement Agreement.”  Consequently, each of the Prepetition Lawsuits described above has been settled, dismissed or discontinued.

G.                                    Putative Securities Class Action Lawsuits

On March 28, 2012, Mr. Charles Silsby (“Silsby”) filed a putative securities class action lawsuit, styled Silsby v. Icahn, et al., Case No. 12-cv-02307(JGK), in the United States District Court for the Southern District of New York against Dynegy, Mr. Flexon, Mr. Freeland, and Mr. Carl C. Icahn (collectively, the “Defendants”).  Silsby alleges that Dynegy and Messrs. Flexon and Freeland violated Section 10(b) of the Exchange Act and Securities and Rule 10b-5 promulgated thereunder in making certain statements regarding DGIN’s transfer of Dynegy Coal Holdco to Dynegy. Silsby further alleges that Messrs. Flexon, Freeland, and Icahn are liable for such violations as control persons of Dynegy pursuant to Section 20(a) of the Exchange Act.  Silsby seeks to bring these claims on behalf of a putative class comprising all persons who acquired Dynegy common stock between September 2, 2011 and March 9, 2012.

On April 26, 2012, the district court approved the parties’ stipulation adjourning the Defendants’ time to respond to Silsby’s complaint without date, in light of anticipated motions to appoint a lead plaintiff and lead counsel and the filing of an amended complaint. On May 29, 2012, two competing motions for appointment of lead plaintiff and lead counsel were filed. The district court has not ruled on these motions. Dynegy believes the claims are without merit and intends to vigorously contest this lawsuit.

Two additional putative shareholder actions have been filed in state courts:  Zahariades v. Elward et al., No. 7539 (Del. Ch. filed May 17, 2012) and Nicolle v. Flexon et al., No. CC-12-02703-A (Tex. Dallas Co. filed May 4, 2012).  Dynegy also believes that the claims asserted in these actions are without merit and intends to vigorously contest them.

H.                                    Intercompany Receivable

As set forth in the Current Report on Form 8-K filed by Dynegy with the SEC on February 3, 2012 (the “February 3, 2012 8-K”), on January 30, 2012, Dynegy’s management concluded that solely under applicable technical accounting standards as of November 7, 2011, the date of the filing of the Chapter 11 Cases, Dynegy’s consolidated financial statements were required to reflect the deconsolidation of DH and its consolidated subsidiaries as of the DH Petition Date.  As also set forth in the February 3, 2012 8-K and in the Form 10-K filed by Dynegy with the SEC on March 8, 2012, the deconsolidation of DH and its consolidated subsidiaries is considered a disposition of assets by Dynegy requiring the presentation of certain pro forma financial information, which pro forma financial information was filed as an exhibit to the February 3, 2012 8-K.  Such pro forma financial information reflected, among other things, $864 million (as of the date of the report on Form 10-K) for an affiliate receivable balance that has been recorded and adjusted over time and held by DH from Dynegy (the “Intercompany Receivable”).  Historically, the affiliate receivable has been classified within equity by DH as there are no defined payment terms, it is not evidenced by any promissory note, and there was never an intent for payment to occur.  Upon deconsolidation of DH, the amount no longer eliminates in the consolidation process and, for accounting purpose, the amount has been reclassified to reflect the amount as a payable to an affiliate.(22)  The Plan Debtors do not know of any reason why such affiliate receivable balance would give rise to a right of repayment, given that there was no intention to create an obligation of repayment when it was booked, and know of no reason why the change in accounting treatment as mandated by the deconsolidation of DH from Dynegy would change the rights of the parties.

Pursuant to the Settlement Agreement, the Intercompany Receivable was released along with any Claims related thereto.  For more information regarding the Settlement Agreement, see the section of this Disclosure Statement entitled “The Reorganization Cases — Settlement Agreement.”

(22)  Dynegy’s management believes that under applicable technical accounting standards, upon consummation of the Plan, Dynegy will be eligible to re-consolidate its investment in DH’s wholly owned subsidiaries at such time.  By virtue of the Merger, to the extent the Merger is consummated, the separate existence of DH shall cease on or prior to the Effective Date.  The Company’s analysis and accounting conclusions were based on the applicable facts and circumstances applying accounting guidance and did not, and do not, represent legal conclusions.

I.                                         November 2011 Restructuring Support Agreement

Prior to the DH Petition Date, Dynegy and DH engaged in extensive discussions related to a potential consensual restructuring with certain holders of DH’s outstanding Senior Notes and Subordinated Notes.  After several weeks of active arm’s-length negotiations, DH and Dynegy, in consultation with their advisors, reached an agreement with certain holders of an aggregate in excess of $1.4 billion of the Senior Notes (the “Original Consenting Noteholders”) regarding a framework for a potential consensual restructuring of over $4.0 billion of obligations owed by DH.  The principal terms of the pre-arranged restructuring plan were evidenced by the Restructuring Support Agreement dated November 7, 2011 among Dynegy, DH and the Original Consenting Noteholders and the restructuring term sheet attached as an exhibit thereto (together, the “November 2011 Restructuring Support Agreement”) [DH Docket No. 18, Ex. 2].

The November 2011 Restructuring Support Agreement was amended on December 9, 2011 and was further amended on December 22, 2011 to extend deadlines for finalizing documentation.  On December 26, 2011, Dynegy, DH and Consenting Noteholders, holding approximately $1.8 billion of the Senior Notes Claims and Subordinated Notes Claims, entered into an Amended and Restated Restructuring Support Agreement (as amended and restated, the “Noteholder Restructuring Support Agreement”), further modifying the November 2011 Restructuring Support Agreement.

Pursuant to, and in light of the entry by the Consenting Senior Noteholders into, the Settlement Agreement and the Plan Support Agreement, the Noteholder Restructuring Support Agreement was terminated on May 1, 2012.  For more information on the Plan Support Agreement, see the section of this Disclosure Statement entitled “The Reorganization Cases — Plan Support Agreement.”

J.                                      The Debtors’ Employees

The DH Debtors employ approximately 152 full-time employees, of whom approximately 126 are represented by Local Union 320 of the International Brotherhood of Electrical Workers, AFL-CIO.  DNE and Local Union 320 are parties to a collective bargaining agreement, effective February 1, 2008, with an original expiration date of January 31, 2012.  On January 31, 2012, DNE and Local Union 320 reached a tentative agreement, subject only to ratification by the union rank and file, to extend this collective bargaining agreement through October 31, 2012, or earlier, if terminated by DNE upon sixty days’ written notice to the Union provided on or after the date upon which DNE obtains regulatory approval to cease to be the operator of the Danskammer and Roseton power generating facilities.  In that event, the collective bargaining agreement will expire upon the end of that sixty-day notification period or the date on which DNE ceases to operate the facilities, whichever occurs later.  DNE was informed on February 7, 2012 that the Union rank and file voted to ratify the collective bargaining agreement extension, which is now in effect.  The remaining employees, outside the approximately 126 represented by Local Union 320 and covered by the collective bargaining agreement, are not represented by a union and are predominantly administrative and managerial employees.  All of these employees are employed in connection with the operation of the Danskammer and Roseton power generation facilities, and all but one are employees of DNE.(23)

As discussed below, as of July 5, 2012, Dynegy has no employees.

K.                                    The Company’s Retirement Obligations and Employment Agreements

Dynegy sponsors the following retirement plans:(24)

•                                          the Dynegy 401(k) Plan (resulting from the merger on April 12, 2012 of the Dynegy Inc. 401(k) Savings Plan, Dynegy Midwest Generation, LLC 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement and Dynegy Northwest Generation, Inc. Savings Investment Plan (non-union only)), a defined contribution plan subject to the provisions of ERISA, in which all employees of designated Dynegy subsidiaries are generally eligible to participate;

•                                          the Dynegy Northeast Generation, Inc. Savings Incentive Plan (includes only collectively bargained employees), a tax-qualified defined contribution plan for union and non-union employees;.

•                                          the Dynegy Inc. Retirement Plan for eligible employees of Dynegy and certain subsidiaries, a tax-qualified defined benefit pension plan which contains a cash balance component for employees of certain Dynegy subsidiaries and traditional career average and final average pay formula components for employees of other Dynegy subsidiaries;

•                                          the Dynegy Northeast Generation, Inc. Retirement Income Plan for certain employees of Dynegy Northeast Generation, Inc., a tax-qualified defined benefit pension plan that is a cash balance plan and is frozen to new participants;

•                                          the Sithe Stable Pension Account Plan (frozen as to participation and benefit accruals); and

•                                          the Dynegy Inc. Restoration 401(k) Savings Plan and the Dynegy Inc. Restoration Pension Plan, two nonqualified plans that supplement or restore benefits lost by certain of Dynegy’s and its subsidiaries highly compensated employees under the tax qualified plans as a result of Internal Revenue Code limitations that apply to the tax qualified plans.

(23)  As noted above, one employee, the Managing Director of Plant Operations at the Danskammer and Roseton facilities is employed by Dynegy Operating Company, a non-Debtor Affiliate.

(24)  Although Dynegy is the “plan sponsor” of the retirement plans, it does not have any obligation to make matching contributions to the 401(k) plans or fund the pension plans in the ordinary course, although it may incur certain administrative costs in connection with such plans.  However, in the event of a plan termination, which is not currently expected or contemplated, Dynegy would be jointly and severally liable for any funding shortfall, PBGC assessments, or other liabilities under the pension plans.

Prior to July 5, 2012, Dynegy was a party to Employment Contracts with the following five (5) executives: (1) Robert Flexon, Chief Executive Officer; (2) Kevin Howell, Chief Operating Officer; (3) Clint C. Freeland, Chief Financial Officer; (4) Carolyn J. Burke, Chief Administrative Officer; and (5) Catherine B. Callaway, General Counsel.  Pursuant to their respective Employment Contracts, each of the five (5) executives is employed by Dynegy Operating Company (“DOC”), a non-Debtor subsidiary of Dynegy and DH.  Each of the Employment Contracts, and the various supplements thereto, are available in previous public filings by Dynegy filed on January 4, 2008, April 8, 2008, February 25, 2010, November 9, 2010, March 8, 2011, March 22, 2011, August 8, 2011, November 14, 2011 and January 9, 2012 at the web site maintained by the SEC at http://www.sec.gov.  The Employment Contracts generally set forth minimum compensation and benefits for each executive and certain restrictive covenants, including but not limited to noncompetition, non-solicitation and nondisclosure covenants.  In addition, the Employment Contracts contain provisions for severance and the executives’ eligibility to participate in the Dynegy Executive Severance Pay Plan and the Dynegy Executive Change in Control Severance Pay Plan, as well as certain restructuring cash bonuses in varying amounts.  Specifically, by contracts entered into with Dynegy in January 2012, nine members of the Company’s senior management (including four individuals also employed by DOC) are eligible to participate under the 2012 Long Term Incentive Award — Cash Agreement (the “Program”). The Program was implemented in connection with the financial restructuring of the DH Debtors and is intended to (i) incent the Company’s senior management to remain employed with the Company during the restructuring process, (ii) incent such individuals to assist DH to successfully emerge from bankruptcy and (iii) promote the long term growth of the Company.  The Program provides for a cash award equal to a percentage (ranging from 85% to 250%) of each participant’s base salary as of December 31, 2011, with a value determined by the Compensation and Human Resources Committee of Dynegy’s board of directors based on (i) individual performance through the date of DH’s emergence from bankruptcy, (ii) the performance of the Company’s management team and (iii) other factors determined by the committee.  Each award is to be determined no later than 15 days following DH’s emergence from bankruptcy and is payable in three equal installments promptly following determination of the award amount and on the first and second anniversary of DH’s emergence from bankruptcy.  Each of the executives is eligible to receive certain severance benefits under the Dynegy Executive Severance Pay Plan if his or her employment is terminated under circumstances as defined by such plan.  Likewise, each of the executives is eligible to receive certain severance benefits (generally greater than those provided under the Executive Severance Pay Plan and in lieu of such severance benefits) under the Dynegy Executive Change in Control Severance Plan if his or her employment is terminated under circumstances defined in the plan and in connection with a change in control, also as defined in such plan.  DH is not party to any Employment Contracts.  Each of the Employment Contracts, the Program and individual award agreements thereunder, the Dynegy Executive Severance Pay Plan and the Dynegy Executive Change in Control Severance Pay Plan were reviewed by certain of the Settling Claimants and they had no objection to the same.

On July 5, 2012, the Compensation and Human Resources Committee of the Board of Dynegy approved a resolution acknowledging that the Plan, as filed with the Bankruptcy Court on June 18, 2012 and as it may be modified to reflect a chapter 11 filing by Dynegy and to include Dynegy as a debtor thereunder, does not constitute a “Change of Control” (as such term is defined in the Dynegy Inc. Change in Control Executive Severance Pay Plan and the Dynegy

Inc. Change in Control Severance Pay Plan).

On July 5, 2012, Dynegy and DOC entered into an assignment and assumption agreement (the “Assignment Agreement”).  Under the Assignment Agreement, Dynegy has assigned to the DOC all of Dynegy’s right, title and interest in and to each of the executive employment agreements with Dynegy’s five key executives, each of the award agreements under the 2012 Long Term Incentive Award — Cash Agreement, the Dynegy Inc. Change in Control Severance Pay Plan, the Dynegy Inc. Change in Control Executive Severance Pay Plan, the Dynegy Inc. Severance Pay Plan, the Dynegy Inc. Executive Severance Pay Plan and the Dynegy Excise Tax Reimbursement Policy (collectively, the “Assigned Agreements”).  The Assigned Agreements include the agreements under the Program. Consequently, the obligation to make payments under the Program, which is intended, among other things, to provide assistance to a successful restructuring for DH, has been transferred to a subsidiary of DH that has always employed the management employees eligible for the Program.  The assignment of such obligations was approved by certain of the Settling Claimants prior to its implementation.  Importantly, in connection with such approval Mr. Flexon, the Company’s Chief Executive Officer, offered and agreed that the second and third installments of his award under the Program would be subject to approval by the compensation committee of the Board of Reorganized Dynegy, and the Mr. Flexon’s Consent to Assignment and Amendment reflects that agreement.  DOC has accepted this assignment and has agreed to be bound by and to perform and observe all of the covenants, stipulations, and conditions contained in the Assigned Agreements, and to assume, and to pay and perform, all duties, obligations, and all liabilities of Dynegy arising out of or relating to the Assigned Agreements.

Prior to the execution of the Assignment Agreement, as directed by DOC, Dynegy transferred an amount equal to $1,858,144 to Dynegy Administrative Services Company (“DAS”), a non-Debtor subsidiary of Dynegy and DH, for the purpose of making any payments that may be required to the employee recipients of awards pursuant to the 2012 Long Term Incentive Award — Cash Agreement in respect of the initial one-third of the total award amount payable in accordance with the terms of each employee recipient’s award under the 2012 Long Term Incentive Award — Cash Agreement.  Under the terms of the Assignment Agreement, DOC has agreed to reimburse (or cause to be reimbursed) to Dynegy all or any portion of the $1,858,144 that is not paid to recipients in accordance with the awards if the Plan is not confirmed by the Bankruptcy Court.  The Assignment Agreement also provides that if payments are required to be made by DOC pursuant to employee recipient awards under the 2012 Long Term Incentive Award — Cash Agreement, DOC has agreed to reimburse to Dynegy any excess of the transferred $1,858,144 over the amount required to be paid by DOC to the employee award recipients.

L.                                     Dynegy’s Board of Directors

As set forth below, pursuant to the Plan, as of the Effective Date, the initial board of directors of Reorganized Dynegy (the “Board”) will be the persons identified in Exhibit “I” to the Plan (to be filed as a Plan Document).  The Board shall be selected in a manner to be agreed to among the Majority Consenting Senior Noteholders, the Lease Trustee and the Creditors’ Committee.  The term of any current members of the board of directors of Dynegy not identified as members of the Board shall expire upon the Effective Date.  The current directors of Dynegy and DH are eligible to be, but there shall be no obligation that they be, selected for the Board pursuant to sections 1123(a)(7) and 1129(a)(5) of the Bankruptcy Code.  What follows here is a description of the current board of Dynegy and its officers for purposes of disclosure to creditors and interest holders.

In 2010, the following individuals served on Dynegy’s Board of Directors: (i) David W. Biegler, (ii) Thomas D. Clark, Jr., (iii) Victor E. Grijalva, (iv) George L. Mazanec, (v) Howard B. Sheppard, (vi) William L. Trubeck, (vii) Patricia A. Hammick, and (viii) Bruce A. Williamson.  Mr. Williamson resigned as a director and Chairman effective February 21, 2011, and Ms. Hammick, who served as Dynegy’s lead director until Mr. Williamson’s resignation from the Board, was then appointed Chairman.  Also on February 21, 2011, Mr. Biegler, Mr. Grijalva, Ms. Hammick, Mr. Sheppard and Mr. Trubeck each informed Dynegy that they did not intend to stand for reelection as a director at the 2011 annual meeting of stockholders.  On March 8, 2011, the Board elected Thomas W. Elward, E. Hunter Harrison, Vincent J. Intrieri and Samuel Merksamer as directors, and such individuals were the initial members of the Finance and Restructuring Committee designated to direct Dynegy’s restructuring process.  On May 4, 2011, Michael J. Embler was elected to the Board of Directors and at that time was elected to serve on the Finance and Restructuring Committee.

On June 15, 2011, a new Board of Directors for Dynegy was elected at the 2011 annual meeting of stockholders.  The members of this new Board of Directors included the following individuals: (i) Thomas W. Elward, (ii) Michael J. Embler, (iii) Robert C. Flexon, (iv) E. Hunter Harrison, (v) Vincent J. Intrieri, (vi) Samuel Merksamer and (vii) Felix Pardo.  On December 1, 2011, Mr. Harrison announced that he was resigning as interim Chairman of the Board and as a director effective December 16, 2011 and Mr. Elward was named the non-executive Chairman of the Board effective December 16, 2011.(25)

Below is a brief biography of each of the individuals who serve on the current Board of Directors for Dynegy.

Thomas W. Elward.  Mr. Elward served as President and Chief Operating Officer of CMS Enterprises from March 2003 to July 2008.  Mr. Elward previously served in various roles with CMS Generation, a subsidiary of CMS Enterprises, including President and Chief Executive Officer from January 2002 to July 2008; Senior Vice President — Operations and Asset Management from July 1998 to December 2001; and Vice President — Operations from March 1990 to June 1998.  Prior to CMS Enterprises, he held roles of increasing responsibility at Consumers Power, advancing to the position of Plant Manager.  He has served as a Dynegy director since 2011.  On December 1, 2011, Mr. Elward was named the non-executive Chairman of the Board effective December 16, 2011.

Michael J. Embler.  Mr. Embler formerly served as the Chief Investment Officer of Franklin Mutual Advisers LLC, an asset management subsidiary of Franklin Resources, Inc. from 2005 to 2009.  Mr. Embler joined Franklin Mutual Advisers in 2001 and, prior to becoming

(25)  For more information regarding any individuals who previously served on Dynegy’s Board of Directors, please see the Definitive Proxy Statement on Schedule 14A of Dynegy filed with the SEC on April 29, 2011, which is incorporated herein by reference.

Chief Investment Officer, served as head of its Distressed Investment Group.  From 1992 until 2001, he worked at Nomura Holdings America, where he served as Managing Director managing a team investing in a proprietary fund focused on distressed and other event-driven corporate investments.  Mr. Embler currently serves on the Board of Directors of CIT Group, Inc., and Corlears School.  He has served as a Dynegy director since 2011.

Robert C. Flexon.  Mr. Flexon serves as President and Chief Executive Officer of Dynegy.  Prior to joining the Company, he served as the Chief Financial Officer of UGI Corporation, a distributor and marketer of energy products and related services from February to June 2011.  He was the Chief Executive Officer of Foster Wheeler AG from June 2010 until October 2010 and the President and Chief Executive Officer of Foster Wheeler USA from November 2009 until May 2010.  Prior to joining Foster Wheeler, Mr. Flexon was Executive Vice President and Chief Financial Officer of NRG Energy, Inc. (“NRG Energy”) from February 2009 until November 2009.  He previously served as Executive Vice President and Chief Operating Officer of NRG Energy from March 2008 until February 2009 and as its Executive Vice President and Chief Financial Officer from 2004 to 2008.  Prior to joining NRG Energy, Mr. Flexon held various key executive positions with Hercules, Inc. and Atlantic Richfield Company.  Mr. Flexon served on the board of directors of Foster Wheeler from 2006 until 2009 and from May 2010 until October 2010.  He has served as a Dynegy director since 2011.

Vincent J. Intrieri.  Mr. Intrieri has been a Senior Managing Director of Icahn Capital LP since November 2004.  Since January 2005, Mr. Intrieri has been Senior Managing Director of Icahn Associates Corp. and High River Limited Partnership.  Mr. Intrieri has been a director since July 2006 of Icahn Enterprises G.P. Inc.  From April 2005 through September 2008, Mr. Intrieri was the President and Chief Executive Officer of Philip Services Corporation.  Since December 2007, Mr. Intrieri has been the Chairman of the Board and a director of PSC Metal, Inc.  From August 2005 to June 2011, Mr. Intrieri served as a director of American Railcar Industries, Inc. (“ARI”).  From March 2005 to December 2005, Mr. Intrieri was a Senior Vice President, Treasurer and Secretary of ARI.  From April 2003 to June 2011, Mr. Intrieri served as Chairman of the Board and a director of Viskase Companies, Inc.  From November 2006 to November 2008, Mr. Intrieri served on the Board of Lear Corporation.  From August 2008 to September 2009, Mr. Intrieri was a director of WCI Communities, Inc.  Mr. Intrieri also serves on the boards of the following companies: Chesapeake Energy Corporation, National Energy Group, Inc., XO Holdings, Inc., WestPoint International Inc. and Federal-Mogul Corporation.  With respect to each company mentioned above, Carl C. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities.  Mr. Intrieri was a certified public accountant.  He has served as a Dynegy director since 2011.

Samuel Merksamer.  Mr. Merksamer has served as an investment analyst at Icahn Capital LP, a subsidiary of Icahn Enterprises L.P., since May 2008.  Mr. Merksamer is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital.  Mr. Merksamer serves as a director of Viskase Companies, Inc., PSC Metals Inc. and Federal-Mogul Corporation.  Viskase Companies, PSC Metals and Federal-Mogul are each, directly or indirectly, controlled by Carl C. Icahn.  From 2003 until 2008, Mr. Merksamer was an analyst at Airlie Opportunity Capital Management, a hedge fund management company, where he focused on high yield and distressed investments.  He has served as a Dynegy director since 2011.

Felix Pardo.  Mr. Pardo served as the Chairman and Chief Executive Officer of Dyckerhoff, Inc., a major U.S. producer of cement, and as the Chairman of its subsidiaries, Lonestar Industries, Inc. and Glens Falls Cement Co., Inc., from July 1998 until his retirement in December 2002.  Prior to joining Dyckerhoff, Mr. Pardo was President and Chief Executive Officer of Ruhr American Coal Corporation from 1992 to 1998, Chairman of Newalta Corporation, a leading Canadian industrial waste management and environmental services company, from 1991 to 1998, Chief Executive Officer of Newalta during its restructuring in 1991 and on its board of directors from 1991 to 2009.  Mr. Pardo also served as Executive Vice President of Quorum Funding, a Canadian venture capital firm, during 1991 and 1992.  He was President and Chief Executive Officer of Philip Services, Inc., a waste management, scrap metals and industrial services company, from April 1998 to November 1998.  He also served as a director of Philip Services, Inc. from 1994 to 2003, Quorum Funding from 1991 to 1992, and other public companies, including Western Prospector Group Ltd, Exchange National Bank, Chicago, Invatec (valve distribution), ISG Technologies (medical imaging) and Panaco, Inc. (oil and gas exploration and production).  Mr. Pardo currently serves on the board of directors of Synthes, Inc. and Newalta Environmental Services.  He has served as a Dynegy director since 2011.

M.                                  Dynegy’s Officers

Set forth below are the names and positions of the current key executive officers of Dynegy, as well as their recent predecessors.  A brief biography of each of the officers is provided immediately following this list.

Name	Position(s)

Robert C. Flexon	President and Chief Executive Officer

Since July 11, 2011

Recent Predecessors:  E. Hunter Harrison, Interim President and Chief Executive Officer (April 9, 2011 — July 10, 2011); David W. Biegler, Interim President and Chief Executive Officer (March 12, 2011 — April 8, 2011); Bruce A. Williamson, President (January 1, 2008 - March 11, 2011) and Chief Executive Officer (November 11, 2002 — March 11, 2011)

Carolyn J. Burke	Executive Vice President and Chief Administrative Officer	Since August 30, 2011 Recent Predecessors: J. Kevin Blodgett, Executive Vice President of Administration and General Counsel (November 29, 2005

— February 4, 2011)(26)

Clint C. Freeland	Executive Vice President and Chief Financial Officer

Since July 5, 2011

Recent Predecessors:  Charles C. Cook, Executive Vice President and Interim Chief Financial Officer (March 12, 2011 — June 15, 2011); Holli Nichols, Executive Vice President and Chief Financial Officer (November 29, 2005 - March 11, 2011)

Kevin T. Howell	Executive Vice President and Chief Operating Officer

Since July 5, 2011

Recent Predecessors: Lynn A. Lednicky, Executive Vice President, Asset Management, Development and Regulatory Affairs (January 1, 2008 — August 1, 2011); Lynn A. Lednicky, Executive Vice President, Operations (August 2, 2011 — December 31, 2011)(27)

Catherine B. Callaway	Executive Vice President and General Counsel

Since September 26, 2011

Recent Predecessors:  Kent R. Stephenson, Executive Vice President and General Counsel (March 7, 2011 — September 26, 2011);(28) J. Kevin Blodgett, Executive Vice President of Administration and General Counsel (November 28, 2005 - February 4, 2011)

Carolyn J. Burke.  Ms. Burke serves as Executive Vice President and Chief Administrative Officer with overall responsibility for the corporate functions including Human Resources, Information Technology, Investor Relations and Communications, and Business Services.  Prior to joining the Company in August 2011, Ms. Burke served as Global Controller for J.P. Morgan’s Global Commodities business since March 2008.  She was also NRG Energy’s Vice President and Corporate Controller from September 2006 to March 2008 and Executive

(26)  No one was appointed to the position of Executive Vice President and Chief Administrative Officer when Mr. Blodgett left Dynegy in February 2011.  At that time, Mr. Lednicky assumed responsibilities of administration; however, Mr. Lednicky’s title did not change.

(27)  When Mr. Howell joined Dynegy on July 5, 2011 as Executive Vice President and Chief Operating Officer, Mr. Lednicky continued to serve as Executive Vice President of Operations until December 31, 2011.

(28)   When Ms. Callaway joined Dynegy on September 26, 2011 as Executive Vice President and General Counsel, Mr. Stephenson continued to serve as Executive Vice President until March 30, 2012.

Director of Planning and Analysis from April 2004 to September 2006.  Prior to joining NRG Energy, Ms. Burke held various key financial roles at Yale University, the University of Pennsylvania and at Atlantic Richfield Company (now British Petroleum).

Catherine B. Callaway.  Ms. Callaway has served as Executive Vice President and General Counsel since September 2011.  Ms. Callaway is responsible for Dynegy’s legal affairs, including legal services supporting Dynegy’s operational, commercial and corporate areas, as well as ethics and compliance.  In addition, she is immediately involved in the restructuring efforts underway at the Company.  Ms. Callaway served as General Counsel for NRG Gulf Coast and Reliant Energy from August 2011 until September 2011.  She also served as General Counsel for NRG Texas and Reliant Energy from August 2010 to August 2011 and General Counsel for NRG Texas from November 2007 to August 2010.  Prior to joining NRG, Ms. Callaway held various key legal roles at Calpine Corporation, Reliant Energy, The Coastal Corporation and Chevron.

Robert C. Flexon.  Mr. Flexon serves as President and Chief Executive Officer of Dynegy.  Prior to joining the Company in July 2011, he served as the Chief Financial Officer of UGI Corporation, a distributor and marketer of energy products and related services from February to June 2011.  He was the Chief Executive Officer of Foster Wheeler AG from June 2010 until October 2010 and the President and Chief Executive Officer of Foster Wheeler USA from November 2009 until May 2010.  Prior to joining Foster Wheeler, Mr. Flexon was Executive Vice President and Chief Financial Officer of NRG Energy, Inc. from February 2009 until November 2009.  He previously served as Executive Vice President and Chief Operating Officer of NRG Energy from March 2008 until February 2009 and as its Executive Vice President and Chief Financial Officer from 2004 to 2008.  Prior to joining NRG Energy, Mr. Flexon held various key executive positions with Hercules, Inc. and Atlantic Richfield Company.  Mr. Flexon served on the board of directors of Foster Wheeler from 2006 until 2009 and from May 2010 until October 2010.  He has served as a Dynegy director since 2011.

Clint C. Freeland.  Mr. Freeland has served as Executive Vice President and Chief Financial Officer since July 2011.  He served as NRG Energy’s Senior Vice President, Strategy & Financial Structure from February 2009 to June 2011, where he developed a venture capital partnership investment fund to invest in emerging energy company technologies.  He was NRG Energy’s Senior Vice President and Chief Financial Officer from February 2008 to February 2009 and its Vice President and Treasurer from April 2006 to February 2008.  Prior to joining NRG Energy, Mr. Freeland held various key financial roles within the energy sector.

Kevin T. Howell.  Mr. Howell has served as Executive Vice President and Chief Operating Officer since July 2011.  He retired in August 2010 from NRG Energy, where he had served as President of NRG Texas and Reliant Energy since August 2008.  Prior to that, he was NRG Energy’s Executive Vice President and Chief Administrative Officer from January 2008 to August 2008 and Executive Vice President, Commercial Operations from August 2005 to January 2008.  Before joining NRG Energy, Mr. Howell served in a variety of operating and commercial positions with several domestic and international energy companies.

N.                                    DH’s Board of Managers and Officers(29)

The term of any current members of the board of managers of DH shall expire upon the Merger Effective Time.  The current directors of Dynegy and DH shall be eligible to be, but there shall be no obligation that they be, selected for the Board pursuant to sections 1123(a)(7) and 1129(a)(5) of the Bankruptcy Code.  What follows here is a description of the current managers of DH and its officers merely for purposes of disclosure to creditors and interest holders.

In 2010, the following individuals served on DH’s Board of Directors: (i) J. Kevin Blodgett, (ii) Lynn A. Lednicky, and (iii) Holli C. Nichols.  Mr. Blodgett resigned as a director effective February 4, 2011, and Kent R. Stephenson was then appointed as a director effective February 5, 2011.  On March 11, 2011, Ms. Nichols resigned from DH’s Board of Directors, and Charles C. Cook was then appointed as a director effective March 12, 2011.  Mr. Cook resigned from the Board of Directors effective June 15, 2011.  Effective August 2, 2011, Robert C. Flexon, Clint C. Freeland and Kevin T. Howell were appointed to DH’s Board of Directors, replacing Mr. Lednicky and Mr. Stephenson.  Following a change in DH’s corporate form from a Delaware corporation to a Delaware limited liability company on September 1, 2011, Mr. Flexon, Mr. Freeland and Mr. Howell continued to serve on DH’s Board of Managers.  On November 1, 2011, Thomas W. Elward, Michael J. Embler, Vincent J. Intrieri and Samuel Merksamer were added to DH’s Board of Managers.

Set forth below are the names and positions of the current key executive officers of DH, as well as their recent predecessors.

Name	Position(s)
Robert C. Flexon	President and Chief Executive Officer

Since August 2, 2011

Recent Predecessors:  E. Hunter Harrison, President and Chief Executive Officer (April 9, 2011 — July 10, 2011); David W. Biegler, Chief Executive Officer (March 12, 2011 — April 8, 2011); Bruce A. Williamson, President (January 1, 2008 - March 11, 2011) and Chief Executive Officer (November 11, 2002 — March 11, 2011)

Carolyn J. Burke	Executive Vice President and Chief Administrative Officer	Since August 30, 2011 Recent Predecessors: J. Kevin

(29)  DH is the sole member of DGIN, a Delaware limited liability company.  DGIN was formed on August 1, 2011 and (a) the operating managers of DGIN have been and continue to be Robert C. Flexon, Clint C. Freeland and Kevin T. Howell and (b) the independent manager of DGIN has been and continues to be Orlando C. Figueroa.

Blodgett, Executive Vice President of Administration and General Counsel (November 29, 2005 — February 4, 2011)(30)

Clint C. Freeland	Executive Vice President and Chief Financial Officer

Since August 2, 2011

Recent Predecessors:  Charles C. Cook, Executive Vice President and Chief Financial Officer (March 12, 2011 — June 15, 2011); Holli Nichols, Executive Vice President and Chief Financial Officer (November 29, 2005 - March 11, 2011)

Kevin T. Howell	Executive Vice President and Chief Operating Officer

Since August 2, 2011

Recent Predecessors: Lynn A. Lednicky, Executive Vice President, Asset Management, Development and Regulatory Affairs (January 1, 2008 — August 1, 2011); Lynn A. Lednicky, Executive Vice President, Operations (August 2, 2011 — December 31, 2011)(31)

Catherine B. Callaway	Executive Vice President and General Counsel

Since September 26, 2011

Recent Predecessors:  Kent R. Stephenson, Executive Vice President and General Counsel (March 7, 2011 — September 27, 2011); J. Kevin Blodgett, Executive Vice President of Administration and General Counsel (November 28, 2005 - February 4, 2011)

(30)  No one was appointed to the position of Executive Vice President and Chief Administrative Officer when Mr. Blodgett left DH in February 2011.  At that time, Mr. Lednicky assumed responsibilities of administration; however, Mr. Lednicky’s title did not change.

(31)  When Mr. Howell joined DH on July 5, 2011 as Executive Vice President and Chief Operating Officer, Mr. Lednicky continued to serve as Executive Vice President of Operations until December 31, 2011.

O.                                   DH’s Independent Manager

As further described in the section of this Disclosure Statement entitled “The Reorganization Cases — Mediation,” on March 27, 2012, David Hershberg was appointed to the board of managers of DH (the “Independent Manager”).  In accordance with the Amended and Restated Limited Liability Company Operating Agreement of DH, dated March 27, 2012 (the “Amended LLC Agreement”), the Independent Manager has the exclusive power and authority over, and the separate and sole vote and approval to act on behalf of DH with respect to, the following actions (collectively, the “Independent Approval Matters”):

a.                                       Determining the appropriateness of, authorizing or filing with the United States Bankruptcy Court for the Southern District of New York or with any other court of competent jurisdiction, or otherwise approving or consenting to, any amendment to the initial plan, including determining the appropriateness of and consenting to or authorizing any settlements of any adversary or similar legal proceedings involving DH or any of its subsidiaries in connection with the initial plan as so amended;

b.                                      Determining the appropriateness of, authorizing or filing with any court of competent jurisdiction, or otherwise consenting to, any plan of reorganization (such plan, an “Alternative Plan”) for DH or its subsidiaries other than the Plan, proposed by any Person or any amendments to such Alternative Plan, including determining the appropriateness of and consenting to or authorizing any settlements of any adversary or similar legal proceedings involving DH or any of its subsidiaries in connection with such an Alternative Plan;

c.                                       Determining the appropriateness of and consenting to or authorizing any settlements of any actual or potential adversary or similar legal proceedings involving DH or any of its subsidiaries in connection with claims against any Affiliates of DH, including any claims or causes of action identified in the Examiner’s Report, whether pursuant to Bankruptcy Rule 9019 or otherwise;

d.                                      Directly or indirectly amending, restating, supplementing or otherwise modifying Sections 9.01, 9.02 or 9.03 of the Amended LLC Agreement;

e.                                       Following the execution of the Amended LLC Agreement, except to the extent provided for in, or contemplated or required by, any agreement, contract or other arrangement existing as of the date of the Amended LLC Agreement or that is subsequently approved by the Independent Manager in accordance with the terms of the Amended LLC Agreement, directly or indirectly, making any payment to or selling, leasing, transferring or otherwise disposing of any of DH’s properties or assets to, or purchasing or otherwise acquiring any property or assets from, or entering into or making or amending any transaction or series of related transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, Dynegy or any of its subsidiaries other than wholly owned subsidiaries of DH in transactions not specified in Sections 9.02(a) or (b) of the Amended LLC Agreement, including settling, resolving, modifying or waiving any intercompany rights or obligations (including accounts payable and accounts receivable) between DH or any of its wholly owned subsidiaries, on the one hand, and Dynegy or any of its subsidiaries (other than wholly owned subsidiaries of DH), on the other hand; provided, that the approval of the Independent Manager shall not be required in connection with any of the foregoing actions (and such actions shall not constitute Independent Approval Matters) to the extent any such action is taken in the ordinary course of DH’s business in connection with the day to day operation of DH’s business; and

f.                                         Taking any action, including entering into any agreement or arrangement, in furtherance of any of the above listed “Independent Approval Matters,” as set forth in clauses a. through e. above.

Since his appointment, as discussed below, the Independent Manager has engaged in discussions with each of the Settlement Parties, and has undertaken an independent evaluation and analysis of the issues related to the Settlement Agreement and the Plan.  As described further below, the Independent Manager has also retained Young Conaway Stargatt & Taylor LLP (“YCST”) as independent counsel to advise the Independent Manager.

P.                                     Information on the Plan Debtors

THE PLAN DEBTORS ARE DYNEGY AND DH.  AS DESCRIBED ABOVE, DYNEGY IS A HOLDING COMPANY THAT CONDUCTS SUBSTANTIALLY ALL OF ITS BUSINESS OPERATIONS THROUGH ITS SUBSIDIARIES.  DH IS A DIRECT SUBSIDIARY OF DYNEGY AND A HOLDING COMPANY THAT CONDUCTS SUBSTANTIALLY ALL OF ITS BUSINESS OPERATIONS THROUGH ITS SUBSIDIARIES.  THE PLAN DEBTORS ARE FURTHER DESCRIBED ABOVE.

VII.

SELECTED FINANCIAL INFORMATION

Attached hereto as Exhibit “D” is selected financial information for Dynegy and DH, including (i) Condensed Consolidated Balance Sheets, (ii) Condensed Consolidated Statements of Operations, and (iii) Condensed Consolidated Statements of Cash Flows.  The selected financial information attached as Exhibit “D” should be read in conjunction with the financial statements and notes thereto included in the Annual Report of Dynegy and DH on Form 10-K for the year ended December 31, 2011 that was filed on March 8, 2012, which is available at the SEC’s website at http://www.sec.gov and on Dynegy’s website at http://www.dynegy.com/investor_relations/investor_relations.asp.  The quarterly financial statements of (i) Dynegy should be read in conjunction with the financial statements and notes thereto included in the Quarterly Report of Dynegy on Form 10-Q for the quarter ended September 30, 2011 that was filed on November 14, 2011 and (ii) DH should be read in conjunction with the financial statements and notes thereto included in the Quarterly Report of Dynegy and DH on Form 10-Q for the quarter ended June 30, 2011 that was filed on August 8, 2011, each of which is available at the SEC’s website at http://www.sec.gov and on Dynegy’s website at http://dynegy.com/investor_relations/investor_relations.asp.

VIII.

FINANCIAL PROJECTIONS AND ASSUMPTIONS

The projected operating and financial results (the “Projections”) for Dynegy have been prepared on a consolidated forward basis for the four-year period from 2012 through 2015 (the “Projection Period”).  The Projections are attached to this Disclosure Statement as Exhibit “E.”

THE PROJECTIONS HAVE BEEN PREPARED BY DYNEGY’S MANAGEMENT.  SUCH PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS (“AICPA”), UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPALS (“U.S. GAAP”), OR THE RULES AND REGULATIONS OF THE SEC.  IN PREPARING THE PROJECTIONS, DYNEGY’S MANAGEMENT RELIED UPON THE ACCURACY AND COMPLETENESS OF FINANCIAL AND OTHER INFORMATION FURNISHED BY THIRD PARTIES, AS WELL AS PUBLICLY-AVAILABLE INFORMATION, AND PORTIONS OF THE INFORMATION CONTAINED IN THE PROJECTIONS MAY BE BASED UPON CERTAIN STATEMENTS, ESTIMATES, ASSUMPTIONS AND FORECASTS PROVIDED BY DYNEGY AND THIRD PARTIES WITH RESPECT TO DYNEGY’S ANTICIPATED FUTURE PERFORMANCE.  DYNEGY’S MANAGEMENT DID NOT ATTEMPT INDEPENDENTLY TO AUDIT OR VERIFY SUCH INFORMATION.  DYNEGY’S MANAGEMENT DID NOT CONDUCT AN INDEPENDENT INVESTIGATION INTO ANY OF THE LEGAL, TAX, OR ACCOUNTING MATTERS AFFECTING THE PROJECTIONS AND, THEREFORE, DOES NOT MAKE ANY REPRESENTATION AS TO THEIR POTENTIAL IMPACT ON DYNEGY FROM A FINANCIAL POINT OF VIEW.  FURTHER, DYNEGY’S INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING ACTUAL

RESULTS AND PROJECTIONS AND, ACCORDINGLY, DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE PROJECTIONS, AND DISCLAIM ANY ASSOCIATION WITH THE PROJECTIONS.  AS A MATTER OF COURSE, NEITHER DYNEGY, NOR DH, PUBLISH THEIR BUSINESS PLANS AND STRATEGIES OR PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS.  ACCORDINGLY, THE PLAN DEBTORS DO NOT INTEND, AND DISCLAIM ANY OBLIGATION, TO: (1) FURNISH UPDATED BUSINESS PLANS OR PROJECTIONS TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN DH, DYNEGY OR THE SURVIVING ENTITY PRIOR TO THE EFFECTIVE DATE, OR TO HOLDERS OF SECURITIES OF DH OR DYNEGY, THE SURVIVING ENTITY, REORGANIZED DYNEGY, OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE; (2) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC; OR (3) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.  HOWEVER, FROM TIME TO TIME, DYNEGY MAY PREPARE UPDATED PROJECTIONS IN CONNECTION WITH PURSUING FINANCING, CREDIT RATINGS AND OTHER PURPOSES.  SUCH PROJECTIONS MAY DIFFER MATERIALLY FROM THE PROJECTIONS PRESENTED IN EXHIBIT “E” TO THIS DISCLOSURE STATEMENT.

THE PROJECTIONS ARE PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING “ADEQUATE INFORMATION” UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS AGAINST THE SURVIVING ENTITY ENTITLED TO VOTE UNDER THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF SECURITIES OF, OR CLAIMS AGAINST OR EQUITY INTERESTS IN, ANY OF THE DEBTORS.

THE PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE AND WILL BE BEYOND THE CONTROL OF THE PLAN DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, CURRENCY EXCHANGE RATE FLUCTUATIONS, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENT BODIES, NATURAL DISASTERS AND UNUSUAL WEATHER CONDITIONS AND OTHER MARKET AND COMPETITIVE CONDITIONS.  HOLDERS OF CLAIMS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS ARE AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE.  ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE PLAN DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE, MODIFY, CLARIFY OR REVISE ANY SUCH STATEMENTS FOR ANY REASON.

THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY DYNEGY’S MANAGEMENT, AT THE TIME WHEN MADE, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE AND WILL BE BEYOND DYNEGY’S CONTROL.  DYNEGY CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE HISTORICAL FINANCIAL INFORMATION OR THE PROJECTIONS OR TO DYNEGY’S ABILITY TO ACHIEVE THE PROJECTED RESULTS.  SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT.  MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER.  THE PLAN DEBTORS DO NOT INTEND AND DO NOT UNDERTAKE ANY OBLIGATION WHATSOEVER TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS (OR ANY ASSUMPTIONS, ESTIMATES OR OTHER INFORMATION CONTAINED THEREIN) TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE THIS DISCLOSURE STATEMENT IS INITIALLY FILED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.  THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON FOR ANY OTHER PURPOSE OR RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.  IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS AGAINST THE SURVIVING ENTITY MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS.

The Projections should be read in conjunction with the assumptions, qualifications and explanations set forth herein and in Exhibit “E” and the historical financial information of Dynegy reported on Forms 10-K and 10-Q as filed with the SEC, including the notes thereto.  The Projections should also be read in conjunction with the Plan and this Disclosure Statement.

The Projections have been prepared based on the assumption that the Effective Date of the Plan will be September 30, 2012 and assume the successful implementation of the Plan.  Although the Plan Debtors presently intend to cause the Effective Date to occur as soon as is practicable following confirmation of the Plan, there can be no assurance as to when the Effective Date will actually occur given the conditions for the Effective Date to occur pursuant to the terms of the Plan.

The Projections are based on, among other things, the following: (a) current and projected market conditions and (b) confirmation of the Plan.

IX.

VALUATION

Dynegy’s financial advisor Lazard Frères & Co. LLC (“Lazard”) has estimated the value of the Company based on information available as of the date of this Disclosure Statement.  The valuation analysis is attached to this Disclosure Statement as Exhibit “G.”

Lazard has undertaken the valuation analysis to determine the value available for distribution to holders of Allowed Claims and Equity Interests pursuant to the Plan and to analyze the relative recoveries to such holders thereunder.  The estimated total value available for distribution to holders of Allowed Claims (the “Enterprise Value”) consists of the estimated value of the Company’s operations based on the Projections through the Projection Period, which Projections are attached hereto as Exhibit “E.”  The Projections were prepared based on a number of assumptions, which are set forth in Exhibit “E,” including that Reorganized Dynegy and its operating subsidiaries continue to operate throughout the Projection Period with 14 plants in its remaining operating subsidiaries: “CoalCo” and “GasCo”.

The valuation analysis assumes, among other things, that the Effective Date of the Plan occurs on September 30, 2012, and assumes the successful implementation of the Plan.  For more information on the assumptions upon which the valuations are based, see the valuation analysis attached to this Disclosure Statement as Exhibit “G.”  Although the Plan Debtors presently intend to cause the Effective Date to occur as soon as practicable following confirmation of the Plan, there can be no assurance as to when the Effective Date will actually occur given the conditions for the Effective Date to occur pursuant to the terms of the Plan.

THE VALUATION ATTACHED HERETO AS EXHIBIT “G” IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING “ADEQUATE INFORMATION” UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS ENTITLED TO VOTE UNDER THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF SECURITIES OF, OR CLAIMS OR EQUITY INTERESTS IN, THE SURVIVING ENTITY, THE DEBTORS OR ANY AFFILIATES.

THE VALUATION INFORMATION SET FORTH IN THE VALUATION ANALYSIS ATTACHED HERETO AS EXHIBIT “G” REPRESENTS A HYPOTHETICAL VALUATION OF REORGANIZED DYNEGY, WHICH ASSUMES THAT REORGANIZED DYNEGY WILL CONTINUE AS AN OPERATING BUSINESS IN ACCORDANCE WITH THE PROJECTIONS SET FORTH IN EXHIBIT “E” HERETO. THE ESTIMATED VALUE SET FORTH IN THE VALUATION ANALYSIS DOES NOT PURPORT TO CONSTITUTE AN APPRAISAL OR NECESSARILY REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF THE SURVIVING ENTITY, ITS SECURITIES OR ITS ASSETS, WHICH MAY BE MATERIALLY DIFFERENT THAN THE ESTIMATE SET FORTH IN THE VALUATION ANALYSIS. ACCORDINGLY, SUCH ESTIMATED VALUE IS NOT NECESSARILY INDICATIVE OF THE PRICES

AT WHICH ANY SECURITIES OF REORGANIZED DYNEGY MAY TRADE AFTER GIVING EFFECT TO THE TRANSACTIONS SET FORTH IN THE PLAN. ANY SUCH PRICES MAY BE MATERIALLY DIFFERENT THAN INDICATED BY THE VALUATION.

X.

THE REORGANIZATION CASES

A.                                    Commencement of the Chapter 11 Cases

On November 7, 2011, DH and each of the other DH Debtors filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and the DH Chapter 11 Cases were assigned to the Honorable Cecelia G. Morris.

On July 6, 2012, Dynegy filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and its bankruptcy case was assigned to the Honorable Cecelia G. Morris.

B.                                    First Day Pleadings

1.                                       Joint Administration

In order to expedite the administration of the DH Chapter 11 Cases and reduce administrative expenses, the DH Debtors sought the joint administration of the DH Debtors’ Chapter 11 Cases.  On November 9, 2011, the Bankruptcy Court issued an order directing the joint administration of the DH Chapter 11 Cases for procedural purposes [DH Docket No. 32].

Dynegy also sought the joint administration of its Chapter 11 Case with the DH Chapter 11 Cases.  On July 6, 2012, the United States Trustee filed an objection with the Bankruptcy Court [Dynegy Docket No. 9], objecting to, among other things, joint administration of the Dynegy Chapter 11 Case with the DH Chapter 11 Cases.  As a result of such objection, Dynegy agreed to withdraw its request for joint administration and have its Chapter 11 Case separately administered under Case No. 12-36728 (CGM).

2.                                       Case Management

In order to maximize the efficiency and orderly administration of the Chapter 11 Cases, the Debtors have sought approval of an order implementing case management procedures.  On November 9, 2011, the Bankruptcy Court entered an order (the “DH Case Management Order”) implementing case management procedures that: (a) established requirements for filing and serving notices, motions, applications, declarations, objections, responses, memoranda, briefs, supporting documents and other papers filed in the DH Chapter 11 Cases; (b) delineated standards for service of notices of hearings and agenda letters; (c) fixed periodic omnibus hearing dates and articulated mandatory guidelines for scheduling hearings and objection deadlines; and (d) limited matters that are required to be heard by the Bankruptcy Court [DH Docket No. 35].

On July 10, 2012, the Bankruptcy Court entered an order in the Dynegy Chapter 11 Case that provides for similar case management procedures as those set forth in the DH Case Management Order [Dynegy Docket No. 22].

3.                                       Filing Schedules

Given the size and complexity of the DH Debtors’ businesses, the number of DH Debtors and the number of potential creditors of the DH Debtors, and the numerous burdens imposed by the DH Debtors’ reorganization efforts, particularly in the early days of their Chapter 11 Cases, the DH Debtors sought approval of an extension of the deadline for filing their Schedules of Assets and Liabilities and Statement of Financial Affairs (collectively, the “Financial Schedules”).  On November 10, 2011, the Bankruptcy Court granted an extension of thirty-one (31) days, for a total of forty-five (45) days from the DH Petition Date, for the Debtors to file their Financial Schedules [DH Docket No. 43].  The Debtors filed their Financial Schedules with the Bankruptcy Court on December 22, 2011 [DH Docket Nos. 241 -245, 247-251].

Dynegy filed its Financial Schedules with the Bankruptcy Court on July 6, 2012 [Dynegy Docket Nos. 7, 8].

4.                                       Retention of a Claims and Noticing Agent and Administrative Agent

The DH Debtors filed applications to employ Epiq as claims and noticing agent and administrative agent in order to expedite the distribution of notices and processing of claims and relieve the Bankruptcy Court’s Clerk’s office of the administrative burden of a potentially overwhelming number of claims.  The DH Debtors reviewed at least three engagement proposals from Bankruptcy Court-approved claims and noticing agents to ensure selection through a competitive process.  The Bankruptcy Court granted the DH Debtors’ application to employ Epiq as claims and noticing agent on November 15, 2011 [DH Docket No. 58].  The Bankruptcy Court granted the Debtor’s application to retain Epiq as administrative agent to the DH Debtors nunc pro tunc to the DH Petition Date on December 6, 2011 [DH Docket No. 132].

Dynegy has filed or will file an application to separately employ Epiq as claims and noticing agent and administrative agent in its Chapter 11 Case.

5.                                       Limitation of Service

The DH Debtors sought approval of, and the Bankruptcy Court issued on November 15, 2011, an order (the “Consolidated Creditors List Order”) (i) authorizing the DH Debtors to prepare a consolidated list of creditors in the format or formats maintained in the ordinary course of business in lieu of submitting a mailing matrix, (ii) authorizing the DH Debtors to file a consolidated list of their thirty (30) largest unsecured creditors, and (iii) approving the form and manner of notice of the commencement of the DH Chapter 11 Cases.  [DH Docket No. 60].  The DH Debtors have over 1000 creditors, and converting computerized information to a format compatible with creditor matrix requirements would be an exceptionally burdensome task and would greatly increase the risk of error with respect to information already intact on computer systems maintained by the DH Debtors or their agents.  Additionally, the top twenty (20) creditor lists of several of the DH Debtors would overlap, and certain other DH Debtors may have fewer than twenty (20) identifiable unsecured creditors, rendering separate top twenty (20) lists of limited utility.  Further, the DH Debtors sought authorization to publish notice of the commencement of the DH Chapter 11 Cases for the benefit of creditors who do not directly receive the notice of the commencement of the Chapter 11 Cases by mail and other creditors and parties in interest.

On or about July 10, 2012, the Bankruptcy Court entered an order in the Dynegy Chapter 11 Case that provides for similar relief as that set forth in Consolidated Creditors List Order entered in the DH Chapter 11 Cases.

6.                                 Business Operations

a.                                       Cash Management

As is typical with most corporate enterprises, the Debtors had in place as of the Petition Dates a cash management system for the collection of receipts and the disbursement of funds.  The DH Debtors use a cash management system that consists of two (2) separate segregated cash management systems, one each for DH and DNE.  The cash management system for DNE is autonomously managed pursuant to the terms of a cash management agreement between DNE and certain of its non-Debtor affiliates; the cash management system for DH is not governed by a written agreement, but the accounts in each system are carefully managed through oversight procedures and controls implemented by Dynegy.

The cash management system for Dynegy is operated by Dynegy, together with its non-Debtor affiliates DAS and DOC (together, the “Service Providers”), pursuant to certain agreements under which the Service Providers provide cash management and other services to Dynegy’s direct and indirect operating and non-operating subsidiaries (the “Service Recipients”).  In exchange for such services, the Service Recipient pay their allocation for the cost of such services and also pay certain management and other fees.  These cost allocations and fees generally are paid by the Service Recipients to Dynegy and then subsequently distributed to DAS (and to DOC through DAS).

Through their use of the cash management system, the Debtors are able to facilitate cash forecasting and reporting, monitor collections and disbursements of funds, and maintain control over the administration of various bank accounts that are required to effect the collection, disbursement, and movement of cash.  Because it is critical that the Debtors’ cash be managed without interruption and all transfers of funds be coordinated for the efficient and effective operation of the Company’s businesses and the power generation facilities during the transition of operations of such facilities, the Debtors sought authority to continue to utilize their cash management systems.

On November 10, 2011, the Bankruptcy Court issued an interim order authorizing the DH Debtors to continue to use their existing cash management system, bank accounts, and disbursement accounts, provided that any check drawn or issued by the DH Debtors before the DH Petition Date may only be honored if specifically authorized by order of the Bankruptcy Court.  The Bankruptcy Court further ordered that the DH Debtors shall use their best efforts to print “Debtor in Possession” or “DIP” on their business forms immediately following the DH

Petition Date [DH Docket No. 42].  On January 26, 2012, the Bankruptcy Court entered the final order authorizing (i) continued use of the existing cash management system, (ii) continuation of certain intercompany transactions, and (iii) continued use of the existing bank accounts by the DH Debtors, signed on January 26, 2012 [DH Docket No. 370].

On or about July 10, 2012, the Bankruptcy Court entered an Interim Order Authorizing (I) Continued Use of the Existing Cash Management System, (II) Continuation of Certain Intercompany Transactions, and (III) Continued Use of the Existing Bank Accounts [Dynegy Docket No. 23] (the “Dynegy Interim Cash Management Order”).  Pursuant to the Dynegy Interim Cash Management Order, Dynegy was granted interim authority, among other things, to continue using its existing disbursement accounts for purposes of funding operating expenses with the funds currently held in certain bank accounts, and to service and administer all such bank accounts as accounts of Dynegy, as debtor in possession, without interruption and in the usual and ordinary course.  A final hearing to determine whether to grant the relief contained in the Dynegy Interim Cash Management Order on a final basis has been scheduled for July 23, 2012, with an objection deadline of July 16, 2012.

b.                                      Utility Services

In connection with the operation of their businesses and management of their properties, the Debtors obtain from certain utility companies (the “Utility Providers”) a wide range of utility services (collectively, the “Utility Services”) in the ordinary course of business for, among other things, water, sewer service, electricity, telephone, data services and other similar services.  On November 8, 2011, the DH Debtors filed a motion for an interim and final order (i) prohibiting utility providers from altering, refusing or discontinuing Utility Services, (ii) deeming Utility Providers adequately assured of future performance, and (iii) establishing procedures for resolving requests for additional adequate assurance of future payment [DH Docket No. 12].  On November 9, 2011, the Bankruptcy Court issued an interim order [DH Docket No. 39].  Pursuant to the interim order, within twenty (20) days of the DH Petition Date, the DH Debtors were required to deposit a sum equal to fifty percent (50%) of the DH Debtors’ estimated average monthly cost of Utility Services into an interest bearing, newly-created, segregated account for the purpose of providing each Utility Provider adequate assurance of payment of its post-petition Utility Services to the DH Debtors.

On November 23, 2011, Central Hudson Gas & Electric Corporation (“Central Hudson”) filed a limited objection noting that the DH Debtors had underestimated their average monthly utility service expenses and requesting adequate assurance of payment, including by requiring the DH Debtors to deposit into a segregated deposit account an amount equal to approximately three months of estimated utility service expense that would be owed to for Central Hudson [DH Docket No. 98].  On December 14, 2011, the DH Debtors filed with the Bankruptcy Court an agreed upon stipulation in respect of Central Hudson’s request for adequate assurance of payment which they wished to attach and incorporate into the proposed final order [DH Docket No. 201].  The stipulation provided that the DH Debtors would deposit $450,000 into a segregated deposit account to be held by Central Hudson subject only to Central Hudson’s post-petition claims.  Additionally, the parties agreed that if, during the pendency of the DH Chapter 11 Cases, the DH Debtors were to incur daily and/or cumulative penalties or overages to Central Hudson in excess of $75,000, the DH Debtors, upon notice from Central Hudson, would deliver to Central Hudson to fund Central Hudson’s segregated deposit account, an additional payment equal to 100% of the amount of penalties exceeding the $75,000 threshold.  On December 20, 2011, the Bankruptcy Court entered a final order, substantially in the form attached to the stipulation filed with the Bankruptcy Court, (i) prohibiting utility providers from altering, refusing or discontinuing Utility Services, (ii) deeming Utility Providers adequately assured of future performance, and (iii) establishing procedures for resolving requests for additional adequate assurance of future payment [DH Docket No. 228].

c.                                       Payment of Prepetition Claims of Critical Vendors, Shippers and Other Lien Claimants

While operating the power generation facilities for the benefit of the Owner Lessors until the transition of operational control, the DH Debtors need to ensure continuous delivery of goods and services necessary to ensure compliance with applicable regulatory requirements.  Any significant disruption in the DH Debtors’ vendor network, such as a vendor halting delivery of certain necessary materials or fuel, or a vendor refusing to perform duties necessary for the DH Debtors to comply with the multi-faceted regulatory regime governing the DH Debtors’ businesses, could result in one or both of the power generation facilities shutting down, potentially causing blackouts in the New York state area.  Such a result would have a devastating impact on the DH Debtors’ ability to maintain operations in accordance with regulatory requirements, pending regulatory approval to transition operational control of the power generation facilities to the Owner Lessors.  Accordingly, the DH Debtors sought, and on November 10, 2011, the Bankruptcy Court issued, an interim order authorizing the DH Debtors to pay, in their sole discretion, among other things, certain prepetition claims of critical vendors, shippers, lien claimants, and outstanding order vendors [DH Docket No. 44].  On January 26, 2012, the Bankruptcy Court entered the final order granting the DH Debtors’ motion to pay certain prepetition claims of critical vendors, shippers, and other lien claimants [DH Docket No. 368].

d.                                      Continued Marketing, Selling and Trading of Energy Through Dynegy Power Marketing, Inc.

As further described in the subsection of this Disclosure Statement entitled “General Information — Overview of the Company’s Business,” Dynegy Danskammer and Dynegy Roseton are not currently authorized NYISO customer and market participants.  DPM, a non-Debtor affiliate and an energy marketer that is a registered NYISO customer and market participant and that is authorized to sell energy, capacity and certain ancillary services at market-based rates, provides energy management services to Dynegy Roseton and Dynegy Danskammer pursuant to energy management agreements dated August 4, 2011 (the “EMAs”).  Dynegy Danskammer and Dynegy Roseton rely on DPM’s services under the EMAs to fulfill their regulatory obligations.  The DH Debtors sought the Bankruptcy Court’s authority to continue, in the ordinary course of business, the marketing, sale and trading of energy through DPM.  The Bankruptcy Court issued an interim order on November 9, 2011 and a final order on December 6, 2011 authorizing, but not requiring, the DH Debtors to continue operating, in the ordinary course of business, under the terms of the EMAs with DPM, including with respect to the marketing and sale of energy, capacity and certain ancillary services [DH Docket Nos. 38, 136].

e.                                       Payment of Prepetition Taxes and Assessments

The Debtors had certain pre-petition tax obligations.  In certain instances during the ordinary course of business, the DH Debtors collect sales tax from their customers in connection with the sale of energy (the “Sales Taxes”) and periodically remit them to taxing authorities.  The Debtors also incur use taxes (the “Use Taxes”) in connection with the Debtors’ power generation activities, such as when the Debtors purchase tangible personal property and certain services, including power generation-related equipment.  The Debtors’ real and personal property is subject to state and local property taxes.  In addition, certain taxing authorities impose taxes on the Debtors for their use of petroleum, coal, natural gas and certain other hydrocarbons in connection with their generation of power.  The Debtors are also responsible for franchise taxes to certain taxing authorities to operate or otherwise do business in the applicable taxing jurisdiction.  Finally, due to the nature of the Debtors’ business, the federal government and various municipal and county governments require the Debtors to obtain permits or other business licenses and pay fees associated with such permits or licenses to conduct operations in their jurisdictions (the “Business License Fees”).  The DH Debtors estimated that the total amount of prepetition taxes and assessments owing to the various taxing authorities would not exceed approximately $1,205,000 and sought authorization to pay the total amount of prepetition taxes and assessments that they owe.  On November 9, 2011, the Bankruptcy Court issued an interim order authorizing, but not requiring, the DH Debtors to pay, in their sole discretion, all prepetition Sales Taxes, Use Taxes, and up to $105,000 in certain Business License Fees to all taxing authorities whether such taxes are currently determined to be owed or assessed at any time prior to a final hearing [DH Docket No. 37].  On December 6, 2011, the Bankruptcy Court entered a final order authorizing, but not requiring, the DH Debtors to pay all prepetition taxes and assessments to all taxing authorities, regardless of whether such prepetition taxes and assessments are presently determined to be owed or later assessed [DH Docket No. 135].

f.                                         Continuation of Prepetition Insurance Policies

In connection with their business operations, the Debtors maintain multiple insurance policies (collectively, the “Insurance Policies”) in respect of, among other things, environmental site liability, workers compensation, business automobiles, excess liability and property liability, directors and officers, foreign liability, marine open ocean cargo, charterer’s legal liability, special coverage, non-owned aviation, property damage and business interruption, commercial crime and fiduciary.  The continuation of the Insurance Policies is crucial given that they preserve the value of the Debtors’ assets and, in many cases, such coverage is required by various regulations, laws and contracts that govern the Debtors’ business operations.  The Debtors have sought authority to continue performing their obligations under the Insurance Policies, including the authority to pay any outstanding prepetition amounts, including adjusted premiums and installment payments that may come due in the ordinary course of business.  On November 9, 2011, the Bankruptcy Court issued an interim order authorizing the DH Debtors, in their discretion, to honor the terms of their Insurance Policies and pay installment payments that come due after the DH Petition Date but prior to the entry of a final order [DH Docket No. 36].  The Bankruptcy Court entered a final order on December 6, 2011 [DH Docket No. 134].  Dynegy has requested similar relief in its Chapter 11 Case.

g.                                      Employee Wages and Benefits

Of particular importance to the Debtors’ efforts to stabilize their businesses and continue their operations uninterrupted was their ability to maintain the continued support and cooperation of their employees.  Accordingly, on the DH Petition Date, the DH Debtors filed a motion, in accordance with their existing plans, programs, and policies, but subject to certain limitations, to (i) pay prepetition wages, salaries, and other compensation to the DH Debtors’ employees, (ii) continue to pay and honor obligations relating to employee medical, insurance and other benefit programs, (iii) reimburse prepetition employee expenses, (iv) make payments relating to all deductions and withholdings, and (v) make all payments to third parties relating to the foregoing payments and contributions.  The Bankruptcy Court issued an interim order on November 16, 2011 and a final order granting the relief requested on December 6, 2011, substantially in the form requested by the DH Debtors [DH Docket Nos. 72, 133].  Dynegy has requested similar relief in its Chapter 11 Case, solely with respect to its obligations as “plan sponsor” of the retirement plans discussed above.

h.                                      Intercompany Funding

Prior to the DH Petition Date, DNE, Hudson Power, Dynegy Danskammer and Dynegy Roseton (collectively, the “Borrower Debtors”) funded their operations through cash flows generated by their businesses and certain intercompany funding provided by DH.  Without such financing provided by DH, the Borrower Debtors would not have had the ability to continue operations at their energy-producing facilities and continue to generate revenues through the sale of such energy.  The Borrower Debtors had an immediate need to obtain funding in order to permit the orderly continuation of their business operations and implement the transition of the Leased Facilities to the Owner Lessors.  In addition, the Borrower Debtors continued to have other working capital and administrative funding needs.  Given the importance of the DH Debtors preserving and maintaining their estates during the transition period, the DH Debtors filed a motion (the “Intercompany Credit Facility Motion”) seeking authorization (i) to enter into secured post-petition financing arrangements (the “Intercompany Credit Facility”), pursuant to which DH would provide $15 million of intercompany financing on a revolving post-petition basis to the Borrower Debtors; and (ii) for the Borrower Debtors (a) to guaranty, on a joint and several basis, the obligations arising under the Intercompany Credit Facility, (b) use proceeds from the Intercompany Credit Facility for working capital, corporate needs and administrative costs, and (c) grant liens and provide super-priority administrative claims.

On November 15, 2011, the Bankruptcy Court issued an order granting the Intercompany Credit Facility Motion on a limited, interim basis [DH Docket No. 59].  Specifically, the Bankruptcy Court authorized (i) the DH Debtors to enter into the Intercompany Credit Facility with a limited borrowing capacity of $5 million, (ii) the Borrower Debtors to use the proceeds of the Intercompany Credit Facility for working capital, general corporate purposes, and certain administrative expenses, and (iii) the Borrower Debtors to provide DH senior superpriority administrative expense claims with priority over any and all other claims, subject only to limited exceptions, against the Borrower Debtors.  On December 6, 2011, the Bankruptcy Court entered a revised form of order granting the Intercompany Credit Facility Motion on a limited, interim basis [DH Docket No. 131].  Among other things, the revised form of interim order increased the

Borrower Debtors’ borrowing capacity from $5 million to $7.5 million for the period pending the final hearing on the Intercompany Credit Facility Motion.

On December 19, 2011, the Bankruptcy Court entered a final order (the “Intercompany Credit Facility Order”) authorizing (i) the DH Debtors to enter into the Intercompany Credit Facility (to the extent not previously executed or delivered); and (ii) the Borrower Debtors (a) to borrow on an unsecured superpriority basis up to an aggregate principal amount of $15 million from DH for working capital, general corporate purposes, and certain administrative expenses incurred in their Chapter 11 Cases, including, without limitation, to pay interest in connection with the Intercompany Credit Facility, (b) to guaranty, on a joint and several basis, all obligations under the Intercompany Credit Facility, and (iii) to provide DH superpriority administrative expense claims with priority over any and all other claims, subject only to certain exceptions, against the Borrower Debtors [DH Docket No. 225].  The Intercompany Credit Facility Order contains no limitations on the use of the loans under the Intercompany Credit Facility to, among other things, assert any claims and defenses against DH or its respective agents, affiliates, subsidiaries, directors, officers, representatives, attorneys or advisors.  DH has largely funded the Intercompany Credit Facility with payments received from Dynegy pursuant to the Undertaking Agreement.  As of June 27, 2012, there is approximately $13 million outstanding under the Intercompany Credit Facility.

i.                                          Rejection of Lease Documents Nunc Pro Tunc to the DH Petition Date

On November 7, 2011, the DH Debtors filed the Motion to Reject the Lease Documents [DH Docket No. 5].(32)  As set forth in the Motion to Reject, the DH Debtors believed that the rejection of the Lease Documents was an appropriate exercise of their business judgment because the Lease Documents were significantly burdensome and impaired the DH Debtors’ ability to reorganize absent rejection.

The Leased Facilities have earned revenue principally in three ways:  (i) the sale of electricity and related services to either NYISO or through third-party bilateral agreements; (ii) the sale of their “capacity” to either NYISO or through third-party bilateral agreements; and (iii) to a lesser extent, the sale of ancillary electrical services.  With respect to the sale of electricity, NYISO dispatches power generated at the Leased Facilities to meet real-time electricity demand in New York.  Pricing for the electricity is generally determined by the least efficient unit that NYISO needs to meet demand for a respective zone.  For the DH Debtors to earn revenue from generating electricity, their costs for fuel and operations had to remain lower than the least efficient unit needed by NYISO.  To sell “capacity,” non-Debtor affiliate DPM marketed its commitment for the units to be available as needed during future market periods.  Pricing for these sales was calculated as a function of NYISO’s annual required reserve margin, the

(32)  On November 7, 2011, the DH Debtors also filed a Motion Pursuant to Section 365(d)(3) of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 9014 for Entry of an Order Extending the Time for Performance under the Lease Documents (which sought to temporarily extend the deadline by which they had to make a semiannual rent payment under the Lease Documents) [DH Docket No. 7], pending the Court’s decision on the rejection of the Lease Documents and the effective date of such rejection.  On November 8, 2011, the DH Debtors and the parties to the Lease Documents consensually agreed to extend the deadline for making such payment until after the hearing on the Motion to Reject.  See Consent Order [DH Docket No. 55].

estimated net cost of “new entrant” generation, estimated peak demand, and the actual amount of capacity bid into the market at or below the demand curve.  Lastly, the DH Debtors received a relatively small amount of revenue in exchange for providing miscellaneous electrical services.

As explained in the Motion to Reject, the onerous terms of the Lease Documents impeded any possible improvement in the DH Debtors’ financial health.  In addition to cash payments totaling approximately $82.5 million due on November 8, 2011, the Lease Documents required future payments of approximately $179 million in 2012, $142 million in 2013, $143 million in 2014, $143 million in 2015 and $105 million in the aggregate due from 2016 through lease expiration (February 8, 2035 for Dynegy Roseton and May 8, 2031 for Dynegy Danskammer).  These upcoming lease payments would have dwarfed all current forecasts for potential cash flow that could be generated from the Leased Facilities over the remaining terms of the Facility Leases.

In addition to such large semiannual rent payments, the Lease Documents imposed significant ongoing operational costs on the DH Debtors.  Among other things, the Debtor Lessees were required to maintain the Leased Facilities in accordance with “prudent industry practice” and in compliance with environmental laws, which required the Debtor Lessees to make substantial capital expenditures to comply with environmental upgrade and regulatory requirements, as well as to make needed repairs.  In particular, the Lease Documents required that Dynegy Danskammer comply with newly enacted environmental regulations mandating upgrades to the Danskammer Facility by 2014 at a cost of approximately $375 million.  While these capital costs could have been avoided by completely switching the plants to natural-gas operations, conversion would have required additional upgrades to the gas delivery systems at the Leased Facilities (which would have entailed capital costs in an amount approaching $10-15 million) and, in any event, would have significantly diminished the amount of revenue generated by the Leased Facilities.  Dynegy Roseton would likewise have needed to make substantial capital expenditures pursuant to the Lease Documents to upgrade the Roseton Facility to comply with a number of federal and state regulations scheduled to become effective in the next few years.  These ongoing expenses would have exacerbated the economic burden to the DH Debtors caused by the Lease Documents.

The Debtor Lessees have remained in physical possession and have operated the Leased Facilities for the benefit of the PSEG Entities and the Lease Certificate Holders in order to comply, to the extent required, with applicable non-bankruptcy rules and regulations in connection with the turnover of the Leased Facilities, pending receipt of federal and state regulatory approval for the turnover of the Leased Facilities.  Specifically, section 203 of the FPA requires that public utilities such as the Debtor Lessees obtain prior authorization from FERC before changing control of facilities such as the interconnection facilities that connect with each of the Leased Facilities.  Section 70 of the New York Public Service Law similarly requires that the Owner Lessors obtain regulatory approval from the NYPSC before taking control of the Leased Facilities.

On November 8, 2011, the Debtor Lessees filed an application with FERC requesting approval for the Owner Lessors to assume operational control of the plants and the associated interconnection facilities.  Also on November 8, 2011, the Debtor Lessees filed a verified petition with the NYPSC requesting a declaratory ruling disclaiming jurisdiction over the change in control or, in the alternative, expedited approval for the termination of the leasehold interests in the Leased Facilities and the reversion of the Leased Facilities and control over their operation to the Owner Lessors.  A number of parties intervened in one or both of these proceedings and commented on or protested the applications, addressing, among other things, issues relating to the continued operation and transition of control over the plants.  On January 17, 2012, the Debtor Lessees asked each of the FERC and the NYPSC, respectively, to hold the proceeding before it in abeyance until further notice to allow the Debtor Lessees time to pursue discussions that could resolve the issues raised by the intervenors in those proceedings.  The Debtor Lessees may amend the applications to provide for the assumption of operational control of the plants and associated interconnection facilities by a third party other than the Owner Lessors.

The Debtor Lessees have taken additional steps to facilitate an orderly and expeditious transition of operational control of the Leased Facilities for the benefit of the PSEG Entities and the Lease Certificate Holders, or any other potential transferee.  To ensure compliance pending regulatory approval, among other things, the Debtor Lessees have developed a transition plan, which sets forth the proposed terms and conditions pursuant to which the Debtor Lessees will continue to operate the Leased Facilities after the Lease Documents are rejected and until the Owner Lessors, any other PSEG Entity or the Lease Certificate Holders or any designee of the foregoing parties becomes eligible to control the Leased Facilities.  This transition plan was attached to the Declaration of Kent R. Stephenson in Support of First Day Motions filed on November 8, 2011 [DH Docket No. 18].

From and after the DH Petition Date, none of the DH Debtors have any financial obligations (including rent payment obligations) arising under the Facility Leases which relate to or otherwise result, arise or stem from the Debtor Lessees’ possession and operation of the Leased Facilities to any of the PSEG Entities, the Lease Certificate Holders or the Lease Trustee.  In addition, the DH Debtors have worked diligently to maintain the Leased Facilities in order to physically turn over the Leased Facilities, under applicable non-bankruptcy rules and regulations, to one or more of the Owner Lessors, any other PSEG Entity, or the Lease Certificate Holders or any designees of any of the foregoing (collectively, the “Transferees”) or any other potential purchasers as discussed below.

On January 18, 2012, the DH Debtors filed a Status Update Regarding Regulatory Matters and Transition of Operational Control of Leased Facilities, describing the Debtor Lessees’ continued maintenance and operation of the Leased Facilities, despite their interest in transitioning such facilities to a Transferee [DH Docket No. 335].  On January 24, 2012, the Lease Trustee filed a response to the DH Debtors’ Status Update Regarding Regulatory Matters and Transition of Operational Control of Leased Facilities [DH Docket No. 355].

Central Hudson Gas and Electric Corporation, the PSEG Entities, the Lease Trustee and the Creditors’ Committee filed objections to the Motion to Reject [DH Docket Nos. 103, 164, 167, 181].  The PSEG Entities’ objections to the Motion to Reject were resolved pursuant to the PSEG Settlement (as defined below).  See PSEG Settlement at ¶¶ 1-3.  Thereafter, the other objections to the Motion to Reject were substantially resolved and the Bankruptcy Court entered the Stipulated Rejection Order on December 20, 2011 [DH Docket No. 227] and the Amended Stipulated Rejection Order on December 28, 2011 [DH Docket No. 273] authorizing the DH Debtors to reject the Lease Documents, subject to, among other things, continued litigation over and later determination of, (a) the effective date of the rejection, which is to be no later than December 2, 2011 pursuant to the Stipulated Rejection Order, and (b) the amount of the Lease Trustee’s damages claim arising from the rejection.

All remaining disputes and claims related to the rejection of the Lease Documents and the related Adversary Proceeding have been resolved by the Settlement Agreement.  Pursuant to the Settlement Agreement, the Lease Trustee was granted an Allowed Unsecured Claim against DH in the amount of $540,000,000, as well as certain Allowed Claims in the DH Chapter 11 Cases of Dynegy Roseton and Dynegy Danskammer, subject to an aggregate cap on recoveries on account of all such claims of $571,507,840 (the “Lessor Recovery Cap”).  Furthermore, on the Settlement Effective Date, the parties to the Adversary Proceeding filed a stipulation of dismissal with prejudice and released any potential claims relating to or arising from disputes with respect to, among other things, the Lease Documents and the Adversary Proceeding.  On June 8, 2012, the Bankruptcy Court “so ordered” the stipulation of dismissal [DH Adv. Docket No. 31].

Pursuant to the Settlement Agreement, the Debtors, with the cooperation of the PSEG Entities, will use their commercially reasonable efforts to sell the Roseton and Danskammer power generation facilities (including all of the power generation units and other structures and equipment, the related land and all other assets related to the operation thereof) (all such assets together, the “Facilities”), including all of the DH Debtors’ and the PSEG Entities’ interests in the Facilities, as soon as reasonably practicable; provided, that neither the DH Debtors nor the PSEG Entities will execute a binding sale agreement or related ancillary agreements with respect to the Facilities (or any portion thereof) without the prior written consent of the Lease Trustee and the Creditors’ Committee and without prior consultation with the Consenting Senior Noteholders, which consent and consultation is not to be unreasonably withheld, delayed, or conditioned.

The terms of any sale process with respect to either or both (or any portion of) the Facilities, will be mutually agreed upon among the Debtors, the Creditors’ Committee, RCM and the Lease Trustee, will be contingent on receipt of all required regulatory approvals (which the Debtors, the Lease Trustee and the PSEG Entities have agreed to cooperate with one another to obtain), and will include provisions to the effect that in connection with any such sale, the consideration to be attributed to the PSEG Entities’ interests shall equal the product of the percentage of PSEG Entities’ interests in such Facilities (based on the value of the PSEG Entities’ interests in such Facilities) and the total consideration for such Facilities; provided, that the percentages of the PSEG Entities’ and the DH Debtors’ respective interests in such Facilities will be determined by and among the Debtors, the PSEG Entities, the Creditors’ Committee and the Lease Trustee, in consultation with the Consenting Senior Noteholders, based on the values of the DH Debtors’ and the PSEG Entities’ respective interests in such Facility, and in the event of any dispute, the Bankruptcy Court will have jurisdiction to resolve such dispute.

For more information on the Settlement Agreement, see the section of this Disclosure Statement entitled “The Reorganization Cases — Settlement Agreement.”

C.                                    Representation of the Debtors

On or about September 27, 2011, the DH Debtors retained, subject to the Bankruptcy Court’s approval, Sidley Austin LLP (“Sidley”) as general bankruptcy counsel in connection with a potential chapter 11 filing of the DH Debtors in the event the Company’s restructuring efforts could not be completed fully out of court.  Sidley has been acting as lead counsel for the DH Debtors in their Chapter 11 Cases.  On November 15, 2011, the DH Debtors sought the Bankruptcy Court’s authority to employ and retain Sidley, as attorneys for the Debtors and Debtors in Possession, nunc pro tunc to the DH Petition Date pursuant to section 327(a) of the Bankruptcy Code [DH Docket No. 69] (the “Sidley Retention Motion”).  On December 6, 2011, the Bankruptcy Court entered an order granting the Sidley Retention Motion [DH Docket No. 138].

On or about April 11, 2011, White & Case LLP (“W&C”) was retained with the approval of Dynegy’s Board of Directors to represent Dynegy and its subsidiaries in connection with their Prepetition Restructurings and related matters.  Based on all facts and circumstances available to W&C, W&C advised that there was a commonality of interests as between Dynegy and its subsidiaries that permitted simultaneous joint representation in connection with the Prepetition Restructurings.  As indicated above, however, upon contemplation of a potential chapter 11 filing of the DH Debtors, Sidley was engaged as separate bankruptcy counsel for the DH Debtors in recognition of the statutory requirement of “disinterestedness” imposed by section 327 of the Bankruptcy Code (which has no application outside of bankruptcy).

Given, among other things, the substantial services relating to the Lease Documents performed by W&C in connection with Prepetition Restructurings and its particular expertise with the rejection of power plant leases, the DH Debtors determined that W&C should continue to represent the DH Debtors as special counsel in matters relating to the Lease Documents, including in connection with the DH Chapter 11 Cases, subject to the Bankruptcy Court’s approval.  On November 18, 2011, the DH Debtors sought the Bankruptcy Court’s authority to employ and retain W&C as special counsel to the DH Debtors nunc pro tunc to the DH Petition Date pursuant to section 327(e) of the Bankruptcy Code [DH Docket No. 91] (the “W&C Retention Motion”).  The United States Trustee, the PSEG Entities, and the Lease Trustee each filed objections to the W&C Retention Motion [DH Docket Nos. 162, 166, 169], and the Creditors’ Committee filed a pleading expressing concerns about the W&C Retention Motion [DH Docket No. 181].  The objectors to the W&C Retention Motion generally argued that: (a) W&C’s representation of both the DH Debtors and of Dynegy prior to the commencement of the DH Debtors’ Chapter 11 Cases, and its continuing postpetition representation of Dynegy, created a conflict of interest and precluded W&C from being “disinterested” as required under the Bankruptcy Code; and (b) the proposed scope of W&C’s retention with respect to (i) the rejection of the Lease Documents and (ii) the Lease Guaranty Claims arising therefrom involved an issue central to the DH Debtors’ reorganization, which went beyond the “special counsel” role contemplated by the Bankruptcy Code section 327(e).  In accordance with the PSEG Settlement, the PSEG Entities withdrew their objection to the W&C Retention Motion on December 15, 2011 [DH Docket No. 206].  On December 23, 2011, the DH Debtors filed a response to the remaining objections to the W&C Retention Motion pursuant to which the W&C Retention Motion was withdrawn [DH Docket No. 253].  As set forth in the DH Debtors’ response, although W&C disputed the objections to its retention, to avoid any further opportunity for distraction which the objections created and to avoid even the appearance of a conflict, W&C and the DH Debtors determined to withdraw W&C’s retention application.  W&C continues to appear in the Chapter 11 Cases solely as counsel for Dynegy through Dynegy filing its bankruptcy petition on July 6. 2012.

As discussed below, Dynegy will be seeking authority to employ W&C as its bankruptcy counsel nunc pro tunc to the Dynegy Petition Date pursuant to section 327(a) of the Bankruptcy Code.

On November 15, 2011, the DH Debtors sought the Bankruptcy Court’s authority to employ and retain FTI Consulting, Inc., as financial advisor and consultant, nunc pro tunc to the DH Petition Date pursuant to section 327(a) of the Bankruptcy Code [DH Docket No. 64] (the “FTI Retention Motion”).  On December 16, 2011, the Bankruptcy Court entered an order granting the FTI Retention Motion [DH Docket No. 213].

On March 27, 2012, the Independent Manager retained YCST to serve as independent counsel to advise him in the exercise of his fiduciary duties.  On April 13, 2012, the DH Debtors sought the Bankruptcy Court’s authorization to retain YCST (the “Young Conaway Retention Application”) [DH Docket No. 575].  On April 25, 2012, DO S1 Limited (“CQS”) filed an objection to the Young Conaway Retention application [DH Docket No. 609].  The Bankruptcy Court approved the Young Conaway Retention Application at a hearing held on May 1, 2012 and entered an order approving the Young Conaway Retention Application on May 17, 2012 [DH Docket No. 700].

Prior to the Petition Dates, the Debtors employed certain professionals, in the ordinary course of business, to render services to their estates (such professionals collectively, the “Ordinary Course Professionals”) which were necessary to the continuation of their day-to-day operations.  On November 15, 2011, the DH Debtors sought the Bankruptcy Court’s authority to retain, employ and compensate certain Ordinary Course Professionals [DH Docket No. 65] (the “DH Ordinary Course Professionals Retention Motion”).  On December 16, 2011, the Bankruptcy Court entered an order granting the DH Ordinary Course Professionals Retention Motion [DH Docket No. 214].  Dynegy has requested similar relief in its Chapter 11 Case.

D.                                    Formation and Representation of the Creditors’ Committee in the DH Chapter 11 Cases.

On November 16, 2011, the United States Trustee appointed the Creditors’ Committee in the DH Chapter 11 Cases.  On December 9, 2011, the Creditors’ Committee filed an application to retain and employ as counsel the law firm of Akin Gump Strauss Hauer & Feld LLP, nunc pro tunc to November 16, 2011 [DH Docket No. 174], which application was approved by the Bankruptcy Court on December 27, 2011 [DH Docket No. 265].

On December 10, 2011, the Creditors’ Committee filed an application to employ Blackstone Advisory Partners L.P., as financial advisor to the Creditors’ Committee, nunc pro tunc to November 18, 2011 [DH Docket No. 177].  On January 19, 2012, the Bankruptcy Court entered an order approving the employment of Blackstone Advisory Partners L.P. [DH Docket No. 338].

On December 9, 2011, the Creditors’ Committee filed a motion for entry of an order (i) clarifying its requirements to provide unsecured creditors with access to information pursuant to sections 1102(b)(2)(A) and (B) of the Bankruptcy Code and (ii) authorizing the retention of

Kurtzman Carson Consultants, LLC as information agent for the Creditors’ Committee nunc pro tunc to December 8, 2011 [DH Docket No. 175].  The Bankruptcy Court entered an order granting such motion on December 27, 2011 [DH Docket No. 264].

On February 17, 2012, the Creditors’ Committee filed an application to employ ICF Resources, LLC as energy markets advisors to the Creditors’ Committee [DH Docket No. 420].  The Bankruptcy Court entered an order granting such application on March 14, 2012 [DH Docket No. 520].

The Creditors’ Committee is currently comprised of the following members:

Wilmington Trust, National Association 1100 N. Market Street Wilmington, DE 19890 Attn: Steven Cimalore	U.S. Bank National Association 60 Livingston Avenue, EP-MN-WSID St. Paul, MN 55107-2292 Attn: Pamela J. Wieder
Wells Fargo Bank, N.A. 45 Broadway, 12th Floor New York, NY 10006 Attn: James R. Lewis	Roseton OL, LLC The Nemours Building 1007 Orange St., Suite 1469 Wilmington, DE 19801 Attn: Scott Jennings
Central Hudson Gas & Electric Corporation 284 South Avenue Poughkeepsie, NY 12601 Phone: (845) 486-5831 Fax: (845) 486-5782 Attn: Paul A. Colbert

E.                                      Interim Compensation and Reimbursement of Professional Persons and Committee Members

In an effort to permit the DH Debtors to closely monitor the costs of administration of their Chapter 11 Cases, forecast cash flows, and implement efficient cash management procedures, and to allow the Bankruptcy Court and parties in interest, including the United States Trustee, to ensure the reasonableness and necessity of the compensation and reimbursement requested, the DH Debtors developed procedures for interim compensation and reimbursement of expenses of professionals whose services are authorized by the Bankruptcy Court pursuant to either section 327 or section 1103 of the Bankruptcy Code and for reimbursement of reasonable out-of-pocket expenses incurred by members of any statutory committee of unsecured creditors appointed in the DH Chapter 11 Cases.  On November 15, 2011, the DH Debtors moved for the entry of an order establishing an orderly, regular process for the monthly allowance and payment of compensation and reimbursement of expenses (the “Interim Compensation Motion”).  The Bankruptcy Court approved the Interim Compensation Motion on December 6, 2011 [DH Docket No. 137].  Dynegy has requested similar relief in its Chapter 11 Case.

F.                                      Adversary Proceeding Filed by the Lease Trustee

On November 11, 2011, the Lease Trustee commenced an adversary proceeding against Dynegy Danskammer, Dynegy Roseton and DH (Adversary Proceeding No. 11-09083) (the “Adversary Proceeding”) seeking a declaration that: (i) the Lease Documents are not leases of real property; (ii) the Lease Documents are financings, not leases; and (iii) notwithstanding the lease rejection claims, Lease Guaranty Claims are not subject to a cap pursuant to section 502(b)(6) of the Bankruptcy Code.  On January 6, 2012, the Lease Trustee filed its Amended Complaint [DH Adv. Docket No. 6] in which it added an additional claim for relief, seeking a determination of the allowed amount of the Lease Trustee’s claims against Dynegy Danskammer, Dynegy Roseton and DH and asserting that it was owed additional amounts by Dynegy Danskammer and Dynegy Roseton as post-petition administrative claims on account of the period from and after the DH Petition Date through the date of turnover of possession and control of the Leased Facilities and additional administrative claims related to environmental, maintenance and other issues concerning the Leased Facilities.

On January 25, 2012, Dynegy Danskammer, Dynegy Roseton and DH filed their Answer and Counterclaims to the Amended Complaint of the Lease Trustee [DH Adv. Docket No. 18].  Therein, Dynegy Danskammer, Dynegy Roseton and DH, among other things, (i) asserted that the Lease Trustee’s claims were limited as described therein, (ii) sought a judicial determination that the Lease Documents were true leases of real property subject to the damages cap of section 502(b)(6) of the Bankruptcy Code, (iii) sought a judicial determination that the Lease Guarantees were subject to the damages cap of 502(b)(6), (iv) sought a judicial determination that the effective date of the lease rejection was the DH Petition Date, (v) sought a judicial determination that no post-petition amounts were owed to the Lease Trustee as administrative claims, and (vi) asserted, by way of an affirmative counterclaim, that the Lease Trustee was required to turn over overpaid prepaid rent under the Facility Leases for periods after the DH Petition Date, which amounts constituted recoverable prepaid rent or security deposits.  Dynegy Danskammer, Dynegy Roseton and DH also objected on a number of grounds to the Lease Trustee’s assertion that it was entitled to administrative claims.  Each of Dynegy Danskammer, Dynegy Roseton and DH and the Lease Trustee subsequently, among other things, filed motions for judgment on the pleadings.

On March 21, 2012, a hearing was held on both motions for judgment on the pleadings and at the conclusion of the hearing, the Bankruptcy Court took under submission the issue of whether the Facility Leases were leases of real or personal property.  All disputes and claims related to the Adversary Proceeding or otherwise related to the rejection of the Lease Documents have been resolved by the Settlement Agreement.  On the Settlement Effective Date, the Adversary Proceeding was dismissed with prejudice and any potential claims relating to or arising from disputes with respect to, among other things, the Adversary Proceeding and the Lease Documents were released.  For more information on the Settlement Agreement see the section of this Disclosure Statement entitled “The Reorganization Cases — Settlement Agreement.”

G.                                    Motion to Dismiss

On November 18, 2011, the PSEG Entities filed a Motion for Entry of an Order Dismissing Debtors’ Chapter 11 Cases Pursuant to 11 U.S.C. § 1112(B)  [DH Docket No. 92] (the “Motion to Dismiss”).  In the Motion to Dismiss, the PSEG Entities sought to dismiss the DH Debtors’ Chapter 11 Cases, alleging, among other things, that the DH Debtors improperly filed these cases solely in order to cap damages related to the Facility Leases pursuant to section 502(b)(6) of the Bankruptcy Code.  In accordance with the PSEG Settlement, the PSEG Entities filed a notice of withdrawal of their Motion to Dismiss with the Bankruptcy Court on January 4, 2012 [DH Docket No. 292].

H.                                    PSEG Settlement

On December 13, 2011, Dynegy, the DH Debtors and the PSEG Entities entered into a binding term sheet to settle and resolve all issues and disputes in lieu of further litigation (the “PSEG Settlement”) regarding (a) the Facility Leases, (b) the Motion to Reject, (c) the Motion to Dismiss, (d) the PSEG Entities’ complaint filed in New York Supreme Court, and (e) all of the parties’ rights and claims arising under the Lease Documents, including without limitation the Tax Indemnity Agreement (the “TIA”).  Pursuant to the PSEG Settlement, the parties agreed to ask the Bankruptcy Court to enter an order approving the rejection of the Lease Documents effective as of November 7, 2011, and the parties agreed that all of the PSEG Entities’ rights and claims under the TIA would be settled for (i) an allowed unsecured claim of RCM against DH in the amount of $110 million and (ii) a cash payment in the amount of $7.5 million to be paid to RCM by Dynegy or a non-Debtor subsidiary of Dynegy within five days of the order approving the rejection of the Lease Documents becoming effective.

Pursuant to the PSEG Settlement, among other things, Dynegy and DH agreed to amend the Plan to implement the parties’ agreement and to provide the PSEG Entities with the benefit of certain releases, exculpations and injunctions provided in the Plan.  Such amendments are reflected in the Plan.  In exchange, the PSEG Entities, among other things, stipulated and agreed that the Lease Documents are true leases not subject to recharacterization as financings, and have stipulated and agreed that they would not take a position regarding whether the property covered by the Leases is real property or personal property.  The PSEG Entities also agreed to (a) support the confirmation of the Plan, (b) withdraw their Motion to Dismiss and their other opposition papers filed with the Bankruptcy Court, (c) continue the stay with respect to the PSEG Litigation in the New York Supreme Court, and upon the Plan becoming effective, dismiss with prejudice that action, and (d) transfer to Dynegy (1) their right to any recovery on their equity interests in the Leased Facilities and (2) any claims they have against the Lease Trustee for any damages arising from the Lease Trustee’s efforts to recharacterize the Lease Documents as financings.

On December 20, 2011, the Bankruptcy Court entered the Stipulated Rejection Order authorizing the Lease Documents to be rejected, subject to, among other things, the continued litigation over and later determination of, (a) the effective date of the rejection, which is to be no later than December 2, 2011, and (b) the amount of the Lease Trustee’s damages claim arising from the rejection [DH Docket No. 227].  The Stipulated Rejection Order approved the PSEG Settlement subject to any objections to be filed no later than December 26, 2011.  To address the Lease Trustee’s informal reservation, the parties to the Stipulated Rejection Order agreed that, to the extent that it is later determined that the PSEG Settlement assigns any rights or claims that the PSEG Entities have previously assigned to the Lease Trustee or may not otherwise properly assign, the PSEG Entities shall convey to the DH Debtors a one hundred percent (100%) economic participation in any interest otherwise sought to be assigned.  The parties submitted the Amended Stipulated Rejection Order to reflect this agreement, which was entered on December 28, 2011, no formal objections to the PSEG Settlement having been filed. [DH Docket No. 273].

All remaining disputes related to the PSEG Entities’ claims have been resolved by the Settlement Agreement, as described below.  On the Settlement Effective Date, the PSEG Litigation and Adversary Proceeding were dismissed with prejudice and any potential claims relating to or arising from disputes with respect to, among other things, the PSEG Litigation, the Adversary Proceeding, and the Lease Documents were released.

I.                                         Appointment of Examiner and Examiner’s Report

On November 11, 2011, the Lease Trustee filed a motion with the Bankruptcy Court seeking the appointment of an examiner pursuant to section 1104(c) of the Bankruptcy Code [DH Docket No. 48] (the “Examiner Motion”).  In the Examiner Motion, the Lease Trustee alleged, among other things, that the Prepetition Restructurings constituted a scheme, involving fraudulent transfers, breach of contract, and breach of fiduciary duties, to improperly benefit Dynegy and its equity holders at the expense of DH’s creditors, and requested that the Bankruptcy Court appoint an examiner to investigate and report on conduct of DH, certain affiliates of DH, the directors of the foregoing, and certain significant equity holders of Dynegy in connection with the Prepetition Restructurings.  The DH Debtors and Dynegy believed that the Lease Trustee’s allegations lacked merit, and on December 9, 2011, both Dynegy and the DH Debtors filed objections to the Examiner Motion [DH Docket Nos. 170, 173].

On December 12, 2011, the Creditors’ Committee filed a pleading expressing support for the Examiner Motion [DH Docket No. 181].  The Examiner Motion was later joined by Appaloosa Management L.P. and the PSEG Entities [DH Docket Nos. 90, 149], but in accordance with the PSEG Settlement, the PSEG Entities withdrew their joinder to the Examiner Motion on December 15, 2011 [DH Docket No. 207].  At a hearing held on December 16, 2011, the Bankruptcy Court approved the appointment of an independent examiner (the “Examiner”) and directed the United States Trustee to identify an appropriate candidate to serve as Examiner.

On December 29, 2011, the Bankruptcy Court entered an order (the “Examiner Order”) directing the appointment of the Examiner [DH Docket No. 276].  The Examiner Order provided, among other things, that the Examiner would investigate (i) the DH Debtors’ conduct in connection with the prepetition 2011 restructuring and reorganization of the DH Debtors and their non-Debtor affiliates, (ii) any possible fraudulent conveyances, and (iii) whether DH is capable of confirming a chapter 11 plan.  Pursuant to the Examiner Order, the Examiner’s investigation was to run for a 60-day period beginning on the appointment date of the Examiner, and at the end of which the Examiner was to file on the docket and provide to certain parties in interest a written report of its investigation, subject to certain restrictions as set forth in the Examiner Order.

On January 11, 2012, the United States Trustee filed an application for an order approving the appointment of Susheel Kirpalani, Esq. as Examiner [DH Docket No. 308], and on

January 12, 2012, the Bankruptcy Court entered an order approving the appointment of Susheel Kirpalani, Esq. as Examiner [DH Docket No. 318].  On January 24, 2012, the Examiner filed his Proposed Work Plan, describing his activities to date, and planned next steps in his examination [DH Docket No. 356].  The Examiner issued twenty-one subpoenas to Dynegy, current and former directors and officers of Dynegy, W&C, Lazard, Goldman Sachs Lending Partners LLC, Credit Suisse AG Cayman Islands Branch, Barclays Capital, Houlihan Lokey, and Franklin Advisers Inc. [DH Docket Nos. 385, 394, 407, 437].

On March 9, 2012, the Examiner issued a report setting forth his findings and conclusions concerning potential claims and causes of action arising from the Prepetition Restructurings, including the September 1, 2011 transfer of Dynegy Coal Holdco (the “Examiner’s Report”).  The Examiner’s Report is available on the Debtors’ Claims Agent’s website at the URL: http://dm.epiq11.com/dynegyholdingsllc, with hard copies available upon request to counsel to the Plan Debtors or counsel to the Creditors’ Committee.

On March 16, 2012, Dynegy filed a preliminary response to the Examiner’s Report [DH Docket. No. 531], which was corrected on March 20, 2012 [DH Docket No. 539] (as corrected, the “Examiner Report Response”) disagreeing with the Examiner’s findings and conclusions.  A copy of the Examiner Report Response is available on the Debtors’ Claims Agent’s website at the URL: http://dm.epiq11.com/dynegyholdingsllc, with hard copies available upon request to counsel to the Plan Debtors or counsel to the Creditors’ Committee.(33)

On April 5, 2012, Claren Road Asset Management, LLC (“Claren Road”) filed a motion seeking to unseal the confidential and privileged portions of the Examiner’s Report [DH Docket No. 563], which motion was contested by the DH Debtors and Dynegy.  Following two hearings before the Bankruptcy Court, on May 16, 2012, the Bankruptcy Court entered an order denying Claren Road’s motion to unseal [DH Docket No. 693].  Claren Road then filed a notice of appeal with respect to the Bankruptcy Court’s order [DH Docket No. 699], which has been withdrawn pursuant to the Settlement Agreement [DH Docket No. 759].

Pursuant to the Settlement Agreement, the Settlement Parties have released any potential claims relating to or arising from disputes with respect to the matters investigated by the Examiner, including, among other things, the Prepetition Restructurings and including, without limitation, any claims that have been or could have been brought in connection with the transfer of the DCH Membership Interests to Dynegy, the Undertaking Agreement or the DH Note.  For more information on the Settlement Agreement, see the section of this Disclosure Statement entitled “The Reorganization Cases — Settlement Agreement.”

J.                                      Motions for Appointment of a Chapter 11 Trustee

On March 11, 2012, the United States Trustee filed a motion seeking the appointment of a chapter 11 trustee pursuant to section 1104 of the Bankruptcy Code (the “UST Trustee

(33)  Except for the Examiner’s Report and the Examiner Report Response, information on Epiq’s website does not constitute part of this Disclosure Statement, is not incorporated by reference in this Disclosure Statement, and should not be relied upon in connection with making any decision with respect to voting for the Plan.

Motion”) [DH Docket No. 506].  On March 28, 2012, Claren Road and CQS each filed joinders to the UST Trustee Motion [DH Docket Nos. 554, 556] (respectively, the “Claren Joinder” and the “CQS Joinder”).  The original deadline for filing objections to the UST Trustee Motion was March 28, 2012.

On April 18, 2012, Claren Road filed its own motion seeking the appointment of a chapter 11 trustee [DH Docket No. 590] (the “Claren Trustee Motion” and together with the Claren Joinder, the “Claren Trustee Motions”).  On May 1, 2012, the Creditors’ Committee filed a response to the UST Trustee Motion and Claren Trustee Motions [DH Docket No. 641].  Also on May 1, 2012, the DH Debtors filed a preliminary opposition to the Claren Trustee Motions [DH Docket No. 642], and Dynegy filed an objection to the Claren Trustee Motions [DH Docket No. 643].  The UST Trustee Motion has been carried through the date of the next hearing as of the date of this Disclosure Statement.

Pursuant to the Settlement Agreement, the Claren Trustee Motions and CQS Joinder were deemed dismissed with prejudice upon entry of the Settlement Order (as defined below).  For more information regarding the Settlement Agreement, see the section of this Disclosure Statement entitled “The Reorganization Cases — Settlement Agreement.”

K.                                    Mediation

On March 12, 2012, the Bankruptcy Court directed the DH Debtors to participate in mediation with certain of their creditor constituencies and other parties in interest under the auspices of the Examiner, in his capacity as mediator under the Examiner Order.  The Examiner conducted numerous mediation sessions over the course of more than six weeks attended by representatives of DH, Dynegy, the Consenting Senior Noteholders, the Lease Trustee, the PSEG Entities and the Creditors’ Committee, as well as representatives of the holders of Subordinated Notes Claims, and Wells Fargo Bank, N.A. (as indenture trustee for the Subordinated Notes) (the “Subordinated Notes Indenture Trustee”).

In addition to economic issues, the mediation addressed DH’s corporate governance.  As a result, on March 27, 2012, David Hershberg was appointed as the Independent Manager of DH.  The appointment of the Independent Manager was made after the Examiner reviewed Mr. Hershberg’s credentials and vetted his independence with certain creditor groups, including the Creditors’ Committee and certain of the Settlement Parties.  Each of those constituencies was satisfied that Mr. Hershberg would be able to make independent decisions in the DH Debtors’ — and only the DH Debtors’ — best interests.  The Independent Manager engaged in discussions with each of the Settlement Parties, and undertook an independent evaluation and analysis of the issues related to the Settlement Agreement and the Plan.  For more information regarding the Independent Manager, see “DH’s Independent Manager.”

During the mediation, each of the DH Debtors, Dynegy, DGIN, Dynegy Coal Holdco, LLC, the Consenting Senior Noteholders, the PSEG Entities, and the Lease Trustee reached an agreement in principle, subject to documentation and Bankruptcy Court approval, regarding the terms of a settlement and compromise that would resolve several of the highly contested issues in the DH Debtors’ Chapter 11 Cases, which agreement in principal was read into the record at an April 4, 2012 hearing before the Bankruptcy Court.  At the April 4 hearing, the Independent

Manager stated on the record that he had not yet approved the terms of the settlement and was engaged in ongoing diligence and examination of the merits of the settlement, but was comfortable with the parties proceeding to documentation.  The Creditors’ Committee stated on the record at the April 4 hearing that it supported the terms read into the record.  The parties then documented the agreement in principle and, on May 1, 2012, after the Independent Manager performed an extensive examination of the merits of the settlement, with the advice of his counsel and after discussions with the other parties in interest, the DH Debtors, Dynegy, DGIN, Dynegy Coal HoldCo, LLC, the Consenting Senior Noteholders, the PSEG Entities and the Lease Trustee (the “Original Settlement Parties”) executed a settlement agreement that documented and provided for the implementation of certain of the provisions of the agreement in principle reached prior to the April 4 hearing (the “Original Settlement Agreement”).  Also on May 1, 2012, the Original Settlement Parties other than the Lease Trustee (but together with the Consenting Lease Certificate Holders) executed a plan support agreement that provided for the documentation and implementation of other provisions of the agreement in principal pursuant to the Plan (the “Original Plan Support Agreement”).

Following the execution of the Original Settlement Agreement and Original Plan Support Agreement on May 1, 2012, certain holders of Subordinated Notes Claims (which would later become the Consenting Subordinated Noteholders) issued numerous subpoenas (the “Subpoenas”) seeking discovery in connection with the Original Settlement Agreement.  Those parties receiving Subpoenas included DH, Dynegy, the Independent Manager, Blackstone, FTI and Houlihan Lokey Capital, Inc. (“Houlihan”), financial advisor to the Ad Hoc Senior Noteholder Committee.  In response to the document requests contained in the Subpoenas, and subject to the rulings of the Bankruptcy Court, the holders of the Subordinated Notes Claims received substantial document discovery, and deposed the Independent Manager.  On May 22, 2012, the holders of Subordinated Notes Claims, as well as the Subordinated Notes Indenture Trustee, filed objections to the Settlement Agreement.

During that same period, the Original Settlement Parties continued to engage in mediation and negotiations with holders of Subordinated Notes Claims, which ultimately culminated in the agreement of the Settlement Parties (including the Consenting Subordinated Noteholders) to the resolution of certain contested issues concerning the treatment of Subordinated Notes Claims.  To document such agreement, the Settlement Parties amended and restated the Original Settlement Agreement (such amended and restated agreement is referred to herein as the Settlement Agreement) and executed the Settlement Agreement on May 30, 2012.

Also on May 30, 2012, the Settlement Parties (together with the Consenting Lease Certificate Holders) executed an amended and restated version of the Original Plan Support Agreement (such amended and restated agreement is referred to herein as the Plan Support Agreement) that provides for the documentation and implementation of other provisions of the Settlement Agreement pursuant to the Plan, and pursuant to which the parties thereto agreed, subject to the terms and conditions thereof, to pursue or support (as applicable) a plan of reorganization containing the terms and conditions set forth in the Plan Support Agreement and as otherwise agreed upon by such parties.

For more information on the Settlement Agreement and Plan Support Agreement, see “The Reorganization Cases — Settlement Agreement” and “The Reorganization Cases — Plan Support Agreement.”

L.                                     Settlement Agreement

On May 1, 2012, the DH Debtors filed a motion seeking approval of the Original Settlement Agreement pursuant to Bankruptcy Rule 9019 (the “Settlement Approval Motion”) [DH Docket No. 640].  On May 30, 2012, the Settlement Parties executed the Settlement Agreement, which amended and restated the Original Settlement Agreement, and filed such Settlement Agreement with the Bankruptcy Court [DH Docket No. 739].  On June 1, 2012, the Bankruptcy Court held a hearing to consider the Settlement Approval Motion, after which the Bankruptcy Court entered an order approving the Settlement Agreement (the “Settlement Order”) [DH Docket No. 758].  The Settlement Effective Date occurred on June 5, 2012.  On or about July 10, the Bankruptcy Court issued an order having the Settlement Order entered on the docket of the Dynegy Chapter 11 Case.

The Settlement Agreement, a copy of which is attached to the Disclosure Statement as Exhibit “H”, provided for, among other things:(34)

a.                                       The assignment, transfer and delivery by Dynegy to DH of 100% of the DCH Membership Interests, free and clear of any liens, on the Settlement Effective Date, so that upon the consummation of such transfer, DH would own, directly or indirectly, all of the DCH Membership Interests.

b.                                      In full consideration for the receipt by DH of the DCH Membership Interests from Dynegy (and Dynegy’s other covenants and agreements as set forth in the Settlement Agreement and Plan Support Agreement), (a) Dynegy shall be granted the Dynegy Administrative Claim (to be assigned or otherwise transferred by Dynegy prior to the occurrence of the Merger (x) to a trust established to hold and distribute the proceeds of the Dynegy Administrative Claim or (y) in some other efficient manner determined by Dynegy, in each case for the benefit of the holders of Dynegy’s common stock; provided, that in the event such transfer of the Dynegy Administrative Claim shall occur prior to the confirmation of the Plan, the material documentation necessary to effect such transfer shall be subject to the prior review of, and shall be in form and substance reasonable acceptable to DH, the Majority Consenting Senior Noteholders, the Lease Trustee and the Creditors’ Committee), (b) the Prepetition Lawsuits and the Adversary Proceeding shall be dismissed with prejudice, and (c) the Settlement Parties shall issue and receive the releases of, among other things, all actions, claims and causes of action to the extent relating to or arising from disputes with respect to the matters investigated by the Examiner (including, the Prepetition Restructurings), the Prepetition Lawsuits, the Adversary Proceeding, the Lease Documents or the Intercompany

(34)  The description contained herein is for summary purposes only, and in the event of any conflict between the description contained herein and the terms of the Settlement Agreement, the terms of the Settlement Agreement will govern.

Receivable, including, without limitation, any claims that have been or could have been brought in connection with the transfer of the DCH Membership Interests to Dynegy or the Undertaking Agreement, subject to certain express limitations, as set forth in the Settlement Agreement.

c.                                       The agreement among the Settlement Parties that the Dynegy Administrative Claim will be satisfied in full under the Plan by the following consideration: (1) newly issued common shares of Reorganized Dynegy Common Stock (as defined below) equal to one percent (1%) of the fully-diluted common shares of Reorganized Dynegy Common Stock to be outstanding immediately following the Effective Date, subject to dilution by the Warrants and any options, restricted stock or other Equity Interests issued as equity compensation to officers, employees or directors of Reorganized Dynegy or its affiliates, (2) the Warrants (clauses (1) and (2) together, the “Equity Consideration”) and (3) the release of Dynegy and its present and former parents, affiliates, direct and indirect subsidiaries, shareholders, directors, officers, managers, predecessors, successors and assigns, and its and each of their respective agents, attorneys, advisors, accountants, restructuring consultants, financial advisors and investment bankers, and any Person claimed to be liable derivatively through any of the foregoing as described in Section 2 of the Plan Support Agreement.(35)

d.                                      The agreement by each of Dynegy and Dynegy Coal Holdco, as of May 1, 2012, that it has not and will not transfer, directly or indirectly, any cash or other assets from Dynegy Coal Holdco or its subsidiaries to Dynegy; provided, that Dynegy Coal Holdco and its subsidiaries shall, (x) subject to any restrictions contained in the CoalCo Credit Facility, be permitted to transfer to Dynegy, on or prior to the Settlement Effective Date, the amounts required to (1) make any payments (or reimbursements to Dynegy) of fees and expenses of the Lease Trustee, the Ad Hoc Senior Noteholder Committee, the other Consenting Senior Noteholder, the PSEG Entities (collectively, the “Settling Claimants”), CQS and Claren Road (in an aggregate amount not to exceed $2,000,000), and the Subordinated Notes Indenture Trustee (in an aggregate amount not to exceed $300,000), and their professionals and advisors required under Section II.e of the Settlement Agreement, (2) make payments of expenses of Dynegy related to the Chapter 11 Cases and the Plan, and (3) pay the fees and expenses of Dynegy’s advisors up to

(35)  Pursuant to the Settlement Agreement, the Settlement Parties further agreed that if the Plan is not confirmed, then the amount of the Dynegy Administrative Claim may be determined by an arbitration proceeding, with such amount to be equal to the value of the Equity Consideration as if the Plan had been confirmed, but in any event, not less than $70 million nor more than $130 million, which amount shall be entitled to payment in cash in full on the effective date of any plan for DH, unless otherwise agreed by Dynegy; provided that if the Plan is not confirmed because (1) Dynegy breaches the Plan Support Agreement, Dynegy terminates its obligations under the Plan Support Agreement in certain circumstances, or any Settlement Party terminates the Plan Support Agreement in certain circumstances, or (2) Dynegy and DH are unable to be combined other than as a result of any action or any inaction on the part of DH, then the amount of the Dynegy Administrative Claim will take into account (and shall be reduced in respect of) any value lost by DH as a result of the failure of Dynegy and DH to be combined and may be satisfied with plan securities (including the Equity Consideration with any necessary adjustments) or other non-cash consideration of equivalent value as determined by the Bankruptcy Court in connection with confirmation of any DH plan.

a reasonable estimated amount; and (4) continue to be permitted to make payments to Dynegy in the ordinary course required to be made pursuant to those certain cash management agreements, energy management agreements, service agreements, tax sharing agreements, trademark license agreements and other intercompany agreements entered into in connection with the Prepetition Restructurings in August 2011, so long as such amounts are either transferred by Dynegy to DAS for purposes of facilitating payments or reimbursements under such agreements or used by Dynegy in accordance with any tax sharing agreement.

e.                                       The termination of each of the Undertaking Agreement and the DH Note, and all obligations thereunder, on the Settlement Effective Date.

f.                                         In connection with the settlement of the Adversary Proceeding, the receipt by the Lease Trustee on the Settlement Effective Date of an allowed, senior general unsecured claim equal to $540,000,000, on account of all claims against DH arising under or relating to the Lease Guarantees, as well as certain allowed and general unsecured claims against Dynegy Danskammer and Dynegy Roseton (collectively, the “Lease Trustee Claims”), provided that, the aggregate recovery of the Lease Trustee and the Lease Certificate Holders (exclusive of the amounts received on account of trustee and professional fees and expenses) on account of the Lease Trustee Claims may not exceed the Lessor Recovery Cap.  If the Lease Trustee receives distributions on account of the Lease Trustee Claims or as proceeds from the sale of the Roseton and Danskammer Facilities, with an aggregate value in excess of the Lessor Recovery Cap, the Lease Trustee is required to immediately turn over any such excess distributions received by it to DH for distribution to holders of Allowed General Unsecured Claims against DH (other than the Lease Trustee and the Lease Certificate Holders) pursuant to the Plan, subject to certain restrictions as described in the Settlement Agreement.

g.                                      The agreement by the Debtors, with the cooperation of the PSEG Entities, to use their commercially reasonable efforts to sell the Danskammer and Roseton Facilities, including all of the DH Debtors’ and the PSEG Entities’ interests in the Facilities, as soon as reasonably practicable; provided, that neither the Debtors nor the PSEG Entities will execute a binding sale agreement or related ancillary agreements with respect to the Facilities (or any portion thereof) without the prior written consent of the Lease Trustee and the Creditors’ Committee (if in existence) and without prior consultation with the Consenting Senior Noteholders, which consent and consultation shall not be unreasonably withheld, delayed, or conditioned.  The terms of any sale process shall also be mutually agreed upon among the Debtors, the Creditors’ Committee (if in existence), RCM and the Lease Trustee, shall be contingent on receipt of all required regulatory approvals, and shall include various other provisions as described in the Settlement Agreement.  The proceeds of such sale are to be distributed first, to pay reasonable and documented fees and expenses incurred by the Debtors in connection with the sale of the Facilities.  Thereafter, the portion of the remaining proceeds attributable to the DH Debtors’ interest in the Facilities shall be retained by the Debtor Entities for distribution to creditors and interest holders of Dynegy Danskammer and Dynegy Roseton (including, without limitation, to DH to pay any and all outstanding amounts owed to DH pursuant to the DIP Credit Facility); provided, that all proceeds to be distributed to the Lease Trustee on account of its administrative and general unsecured claims against Dynegy Roseton and Dynegy Danskammer will be in full and final satisfaction of such claims and will instead be distributed: first, to the other holders of allowed general unsecured claims against Dynegy Danskammer and Dynegy Roseton in an amount not to exceed $500,000, and second, 50% each to the Lease Trustee (up to the Lessor Recovery Cap) and DH, to be distributed to holders of allowed general unsecured claims against DH pursuant to the Plan (or any other chapter 11 plan which is ultimately confirmed for DH); provided, that the Lease Trustee (on behalf of itself and the Lease Certificate Holders) shall disclaim any rights to a distribution of the amounts paid to DH in its capacity as a creditor of DH and shall turn over any such distribution it receives to DH for distribution to the other creditors pursuant to the Plan (or any other chapter 11 plan ultimately confirmed for DH)).

h.                                      Effective as of the Settlement Effective Date, releases by and among each of Settlement Parties, and, except to the extent expressly provided therein, each of their direct and indirect non-Debtor subsidiaries, affiliates, predecessors, successors and assigns of the other Settling Claimants and their present and former parents, affiliates, direct and indirect subsidiaries, shareholders, directors, officers, managers, predecessors, successors and assigns, and its and each of their respective agents, attorneys, advisors, accountants, restructuring consultants, financial advisors and investment bankers, and any Person claimed to be liable derivatively through any of the foregoing, from, among other things, all claims, actions and causes of action, solely to the extent that they relate to or arise from disputes with respect to matters investigated by the Examiner (including the Prepetition Restructurings), the Prepetition Lawsuits, the Adversary Proceeding, the Lease Documents, or the Intercompany Receivable (in each case except with respect to the obligations created by or arising out of the Settlement Agreement), and subject to certain specified carve-outs as set forth in the Settlement Agreement.

i.                                          Payment by Dynegy (i) on or prior to the Settlement Effective Date, in cash, of all reasonable and documented pre-petition and post-petition fees and expenses accrued through the Settlement Effective Date (or earlier date of payment, as applicable) of (1) the Lease Trustee, as successor lease indenture trustee and successor pass through trustee and its professionals and advisors (to the extent not previously paid by Dynegy), (2) the Ad Hoc Senior Noteholder Committee and its professionals and advisors, (3) the other Consenting Senior Noteholders and their respective professionals and advisors, (4) the PSEG Entities and their professionals and advisors (all of the entities in subclauses (1) through (4), the “Settling Claimant Fee Recipients”), (5) CQS and Claren Road and their respective professionals and advisors in an aggregate amount not to exceed $2,000,000 and (6) the Subordinated Notes Indenture Trustee, and its professionals and advisors, in an aggregate amount not to exceed $300,000, (ii)

after the Settlement Effective Date, on a monthly basis, all of the reasonable and documented fees and expenses of the Settling Claimant Fee Recipients accrued on and after the Settlement Effective Date through the Effective Date, (iii) the respective reasonable and documented fees and expenses of the Lease Trustee and its professionals and advisors through May 1, 2012.  Dynegy made payment of such fees and expenses pursuant to clause (i) on the Settlement Effective Date.  Additionally, Dynegy will not be obligated to pay any fees and expenses referred to in clause (ii) in excess of the estimated aggregate amount of such fees and expenses, which estimate was provided to Dynegy, and (iv) nothing in Section II.e. of the Settlement Agreement shall be deemed to impair, waive, discharge or negatively affect the Indenture Trustee Charging Liens.

j.                                          On the Settlement Effective Date, (x) the filing by the Lease Trustee, DH, Dynegy Roseton and Dynegy Danskammer with the Bankruptcy Court of a stipulation of dismissal, irrevocably and unconditionally dismissing the Adversary Proceeding with prejudice, (y) the filing by the Settling Claimants who are plaintiffs and the named defendants in the Noteholder Litigation and the Lease Trustee Litigation, respectively, of a stipulation of dismissal irrevocably and unconditionally dismissing such Prepetition Lawsuits with prejudice as to all parties and all claims and without costs to any party, and (z) the filing and service by each of the Settling Claimants who are plaintiffs in the PSEG Litigation of a notice of discontinuance irrevocably and unconditionally dismissing the PSEG Litigation with prejudice as to all parties and all claims and without costs to any party.

k.                                       Upon execution of the Settlement Agreement, (i) Claren Road’s immediate withdrawal of its objection to the Settlement Approval Motion and related discovery and adjournment and/or staying of any related deadlines or discovery with respect to its Notice of Appeal of Order Denying Public Access to Judicial Documents filed on May 17, 2012 [DH Docket No. 699] and the Claren Trustee Motions (as defined below); (ii) CQS’s immediate withdrawal of its objection to the Settlement Approval Motion and related discovery, and adjournment of the CQS Joinder (as defined below) and staying of all discovery requests related thereto; and (iii) the Subordinated Notes Indenture Trustee’s immediate withdrawal of its objection to the Settlement Approval Motion.  Upon entry of the order approving the Settlement Agreement, the actions withdrawn in (i)-(iii) above were deemed to have been withdrawn with prejudice, and Claren Road and CQS took all necessary actions to withdraw, with prejudice, all adjourned matters described in (i) and (ii) above.(36)

(36)  On May 30, Claren Road filed its Notice of Withdrawal of Objection of Claren Road Asset Management, LLC to Debtors Motion for Approval of Settlement Between the Debtors and the Settlement Parties Pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure [DH Docket No. 741], and on June 1, 2012, Claren Road filed its Notice of Withdrawal of Claren Road Asset Management, LLC’s Notice of Appeal of Order Denying Public access to Judicial Documents [DH Docket No. 759].  On May 31, 2012, Cleo A. Zahariades filed his Notice of Withdrawal of Partial Joinder of Equity Securities Holder Cleo A. Zahariades to Objection of Claren Road Asset Management, LLC to Debtors Motion for Approval of Settlement Between the Debtors and the Settlement Parties Pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure [DH Docket No. 750].  On May 31, 2012, CQS filed its Notice of Withdrawal of Objection to Debtors’ Motion for Approval of Global Settlement Pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure [DH Docket No. 746].  On May 30, 2012, Wells Fargo filed its Notice of Withdrawal of Objection of Wells Fargo Bank, N.A. to Debtors Motion for Approval of Settlement Between the Debtors and the Settlement Parties Pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure [DH Docket No. 742].

l.                                          The DH Debtors’ and Dynegy’s (i) agreement to provide the Subordinated Notes Indenture Trustee, solely as trustee for the holders of the Subordinated Notes Claims, with an allowed subordinated unsecured claim in the amount of $222,513,384.51, consisting of (a) $206,200,000.00 in the principal amount of the Subordinated Notes and (b) $16,313,384.51 in accrued but unpaid interest at the applicable rates specified in the Subordinated Notes Indenture, the Subordinated Notes, the NGC Trust Declaration, the NGC Trust Capital Income Securities, the NGC Trust Capital Income Securities Guarantee, NGC Trust Common Securities and related and ancillary documents and instruments and (ii) agreement for purposes of treatment of and distribution on the allowed subordinated unsecured claim to amend the Plan to provide the Subordinated Notes Indenture Trustee, solely on behalf of the holders of the Subordinated Notes Claims, with solely an Allowed General Unsecured Claim in the amount of $55,000,000 against DH in exchange for and in full satisfaction of all Subordinated Notes Claims.  Such Allowed General Unsecured Claims shall be treated as set forth in the Plan Support Agreement (which treatment shall be the same as that received by the holders of Senior Notes) on a pari passu basis with all other Allowed General Unsecured Claims and shall not be subject to subordination.  Notwithstanding the foregoing, DH and any of its successors, assigns or transferees shall waive any and all rights it may have to receive a distribution on account of the $6,200,000 principal amount of NGC Trust Common Securities, and such distribution shall instead be made to the holders of the NGC Trust Capital Income Securities.

m.                                    The non-severability of the Settlement Agreement.  Because the Settlement Agreement is to be construed on the whole, in the event that (i) a court of competent jurisdiction enters a final order ruling that the Settlement Order or any of the transactions contemplated in the Settlement Agreement or the Settlement Order are void, invalid, illegal or unenforceable in any material respect, (ii) any of the transactions contemplated by the Settlement Agreement or the Settlement Order are reversed, vacated, overturned, voided or unwound in any material respect, or (iii) the Settlement Order is reversed, vacated, overturned or amended in any material respect, then in each case, the entirety of the Settlement Agreement and the Settlement Order (other than the non-severability provisions set forth in Section III.y. of the Settlement Agreement and the paragraph in the Settlement Order with respect thereto) shall be void ab initio and of no force and effect and, during any subsequent proceeding, the Parties and the Creditors’ Committee shall not assert claim preclusion, issue preclusion, estoppel or any similar defense in respect of rights and claims of the Parties that were the subject of the Settlement Agreement and the Settlement Order prior to the Settlement Agreement and the Settlement Order being of no force or effect.

M.                                  Plan Support Agreement

Simultaneously with the May 30, 2012 execution of the Settlement Agreement, (i) DH and each of the other Debtors in the Chapter 11 Cases (at that time), (ii) Dynegy, (iii) Dynegy Coal Holdco, (iv) DGIN, (v) the PSEG Entities, (vi) the Consenting Senior Noteholders, (vii) the Consenting Subordinated Noteholders and (viii) the Consenting Lease Certificate Holders entered into the Plan Support Agreement, pursuant to which the parties thereto agreed, subject to the terms and conditions thereof, to pursue or support, as applicable, the Plan, including that the Plan provide, among other things, the following:(37)

a.                                       The Merger of DH and Dynegy on or prior to the Effective Date, whereupon all DH equity interests issued and outstanding immediately prior to the Merger Effective Time will be cancelled.

b.                                      Selection of the Board of Directors of Reorganized Dynegy by holders of Allowed General Unsecured Claims against DH (who are not insiders of DH), in a process to be specified by the Plan, provided that the current directors of Dynegy and DH are to be eligible to be, but there shall be no obligation that they be, selected for the Board of Directors of Reorganized Dynegy, pursuant to sections 1123(a)(7) and 1129(a)(5) of the Bankruptcy Code.

c.                                       Holders of Allowed General Unsecured Claims to receive under the Plan a Pro Rata Share of (i) common equity representing a 99% stake in Reorganized Dynegy, subject to dilution by the Warrants and any options, restricted stock or other equity interests issued as equity compensation to officers, employees or directors of Reorganized Dynegy or its affiliates, (ii) any amounts to which they may be entitled as a result of the sale of the Roseton and Danskammer Facilities, and (iii) a cash payment of not less than $200 million to be allocated and/or distributed as determined by Dynegy, DH, the Creditors’ Committee, the Majority Consenting Senior Noteholders, and the Lease Trustee.

d.                                      Holders of Equity Interests in Dynegy, DH or the Surviving Entity shall not receive any distribution or retain any interest or property under the Plan on account of such holder’s Equity Interests.

e.                                       Treatment of the Dynegy Administrative Claim as provided in the Settlement Agreement.

f.                                         Full releases under the Plan of all Settlement Parties (and their respective officers, directors, managers, employees, attorneys and advisors), subject in each case to the extent permitted by applicable law, which in the case of any third-party releases shall be subject to customary carve-outs.

(37)  The description of the Plan Support Agreement contained herein is for summary purposes only, and in the event of any conflict between the terms of the Plan Support Agreement and the description herein, the terms of the Plan Support Agreement will govern.  The executed copy of the Plan Support Agreement is attached hereto as Annex A to Exhibit “H” (the Settlement Agreement).

g.                                      Treatment of the fees and expenses of (i) the Lease Trustee, its professionals and advisors and the professionals and advisors of the Consenting Lease Certificate Holders, (ii) the professionals and advisors of the Ad Hoc Senior Noteholder Committee and of each of the Consenting Senior Noteholders, and (iii) the professionals and advisors of the PSEG Entities, from and after the Settlement Effective Date, to the extent not paid by Dynegy pursuant to the Settlement Agreement, as allowed administrative claims under the Plan and shall be paid in full, in cash, on the Effective Date, in each case solely with respect to the specific advisors referenced in the Plan Support Agreement, as set forth in the Plan Support Agreement.  In addition, payment of reasonable fees and expenses of trustees (including the Lease Trustee) incurred in connection with distributing plan consideration and otherwise effectuating the Plan.

h.                                      Provision for a registration rights agreement, including a customary shelf registration, for the benefit of any holder of Allowed General Unsecured Claims who would be, immediately following the Plan Effective Date, a holder of 10% or more of the common shares of Reorganized Dynegy Common Stock, the terms of which shall be in form and substance satisfactory to Dynegy, DH, the Majority Consenting Senior Noteholders, the Majority Consenting Lease Certificate Holders and the Creditors’ Committee.

i.                                          Treatment of the Subordinated Notes Claims and allowance thereof as provided in the Settlement Agreement.

The Plan Support Agreement and the obligations of the parties thereunder will terminate on the Effective Date (or the effective date of any other bankruptcy plan for DH), if not previously terminated pursuant to the terms of the Plan Support Agreement.  In addition, the Plan Support Agreement and the obligations of the parties thereunder may be terminated either (a) as to all parties and all obligations by mutual written agreement of each of Dynegy, DH, the Majority Consenting Senior Noteholders, the Majority Consenting Lease Certificate Holders, the Majority Consenting Subordinated Noteholders, and RCM, or (b) by any of (i) Dynegy, (ii) DH, (iii) the Majority Consenting Senior Noteholders, or (iv) the Majority Consenting Lease Certificate Holders, in the event certain milestones are not met, including, among others, if the Bankruptcy Court fails to enter the Disclosure Statement Orders on or prior July 20, 2012; if the Bankruptcy Court fails to enter the Confirmation Order on or prior to September 10, 2012, or if the Effective Date does not occur by October 1, 2012,(38) as well as in the event (i) the Settlement Agreement is terminated, (ii) any court of competent jurisdiction or other competent governmental or regulatory authority issues an order making it illegal or otherwise restricting, preventing or prohibiting the transactions contemplated by the Plan in a manner that cannot reasonably be remedied by Dynegy, the DH Debtors or the Supporting Creditors; (iii) a trustee, receiver, examiner with expanded powers, responsible person or responsible officer is appointed in any bankruptcy case of Dynegy; or (iv) there is a material breach of the Plan Support Agreement by any of the parties of any of its obligations thereunder, and any such breach is either unable to be cured or is not cured within five (5) Business Days after receipt of written

(38)  These dates may be extended pursuant to an amendment to the Plan Support Agreement contemplated by the parties, as discussed below.

notice from any non-breaching party delivered to all other parties (in such case, the termination cannot be by the breaching party).  Any Consenting Senior Noteholder or Consenting Lease Certificate Holder may also, in its individual capacity, terminate its obligations under the Plan Support Agreement in the event that one of the milestones identified above is not met.

Pursuant to the Plan Support Agreement, each Supporting Creditor has agreed that prior to the termination of the Plan Support Agreement, it will not (a) sell, transfer, assign, pledge, convey, hypothecate, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest in respect of any of such Supporting Creditor’s interest in its applicable Claim(s) in whole or in part (including any voting rights associated with such Claims), or (b) grant any proxies, deposit any of such Supporting Creditor’s interests in the applicable Claim(s) into a voting trust, or enter into a voting agreement with respect to any such interest (collectively, the actions described in clauses (a) and (b), a “Transfer”), unless such Transfer is to another Supporting Creditor that is party to the Plan Support Agreement or any other entity that first agrees in an enforceable writing to be bound by the terms of the Plan Support Agreement by executing and delivering to the Plan Debtors and the Creditors’ Committee an acceptable joinder to thereto. Any Transfer made in violation of the Plan Support Agreement will be deemed null and void and of no force or effect, regardless of any prior notice provided to the Plan Debtors, and will not create any obligation or liability of the Plan Debtors to the purported transferee (the putative transferor will continue to be bound by the terms and conditions set forth in the Plan Support Agreement). Notwithstanding the foregoing, pursuant to the Plan Support Agreement, to the extent an entity that holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Claims of the Debtors (or enter with customers into long and short positions in Claims against the Debtors), in its capacity as a deal or market maker in Claims against the Debtors (a “Qualified Marketmaker”) acquires any of the Claims subject to the Plan Support Agreement with the purpose and intent of acting as a Qualified Marketmaker for such Claims, such entity will not be required to execute a joinder to the Plan Support Agreement or otherwise agree to be bound by the terms and conditions set forth therein, if such Qualified Marketmaker sells or assigns such Claims within ten (10) Business Days of its acquisition and the purchaser or assignee of such Claims from the Qualified Marketmaker is a Supporting Creditor that is party to the Plan Support Agreement or any other entity that first agrees in an enforceable writing to be bound by the terms of the Plan Support Agreement by executing and delivering to the Plan Debtors an acceptable joinder thereto.

The parties to the Plan Support Agreement (the “PSA Parties”) anticipate entering into an amendment to the Plan Support Agreement shortly hereafter to memorialize their agreement to the following:  (i) in the event of a Non-Conforming Plan Assertion, appellate review of any resulting Conforming Plan Determination or Non-Conforming Plan Determination shall not be sought; (ii) a determination by the Bankruptcy Court regarding a Non-Conforming Plan Assertion shall be sought on an expedited basis and the parties will request that the Bankruptcy Court set a hearing date no later than twenty (20) days after the delivery of a Non-Conforming Plan Assertion; (iii) Dynegy shall covenant to (x) provide to the other PSA Parties (and the Creditors’ Committee) by August 6, 2012, copies of all proofs of claim timely filed against Dynegy (and will provide copies of untimely proofs of claim promptly after receipt), and (y) provide on an expedited basis any reasonably requested diligence materials relating to the claims filed against Dynegy, in each case to the other PSA Parties (and the Creditors’ Committee); (iv)

the Creditors’ Committee shall be a third-party beneficiary as to the foregoing clause (iii); (v) the September 10, 2012 deadline for entry of the Confirmation Order shall be extended to September 21, 2012; and (vi) solely in the event of a Non-Conforming Plan Assertion, the Confirmation Order milestone shall be further extended, and the October 1, 2012 Effective Date milestone shall be extended, to the extent applicable, if as of the date of the applicable milestone the Bankruptcy Court has not yet rendered a Conforming Plan Determination or a Non-Conforming Plan Determination.

N.                                    Bar Date Order

On January 18, 2012, the Bankruptcy Court entered the Order Establishing Deadlines for Filing Proofs of Claim and Approving the Form and Notice Thereof [DH Docket No. 331] (the “DH Bar Date Order”).  Subject to certain limited exceptions contained in the Bankruptcy Code and in the DH Bar Date Order, all persons and entities who hold a claim against a DH Debtor that arose on or prior to the DH Petition Date and desire to share in any distribution made in the DH Chapter 11 Cases must have filed a written proof of claim on or before the following applicable deadline (the “DH Bar Date”), in a manner consistent with the procedures set forth in the DH Bar Date Order.  As established in the DH Bar Date Order, the general DH Bar Date to file proofs of claim based on prepetition claims was February 24, 2012 at 5:00 p.m. (Prevailing Eastern Time).  The governmental DH Bar Date to file proofs of claim against the DH Debtors was May 7, 2012 at 5:00 p.m. (Prevailing Eastern Time).

On July 6, 2012, Dynegy filed its Motion for Entry of an Order Pursuant to Bankruptcy Rules 2002 and 3003 and Local Rule 3003-1 (I) Establishing Bar Dates for Filing Proofs of Claim; (II) Establishing Ramifications for Failure to Comply Therewith; (III) Approving Proof of Claim Form and Filing Procedures; (IV) Approving Notice of Commencement of the Chapter 11 Case and Bar Dates for Filing Proofs of Claim; and (V) Approving Publication Notice and Publication Procedures.  On July 10, 2012, the Bankruptcy Court entered the Order (I) Establishing Deadlines for Filing Proofs of Claim; (II) Establishing Ramifications for Failure to Comply Therewith; (III) Approving Proof of Claim Form and Filing Procedures; (IV) Approving Notice of Commencement of the Chapter 11 Case and Deadlines for Filing Proofs of Claim; and (V) Approving Publication Notice and Publication Procedures [Dynegy Docket No. 25] (the “Dynegy Bar Date Order”).  Subject to certain limited exceptions contained in the Bankruptcy Code and in the Dynegy Bar Date Order, all persons and entities who hold a claim against Dynegy that arose on or prior to the Dynegy Petition Date and desire to share in any distribution made in the Dynegy Chapter 11 Case must file a written proof of claim on or before the following applicable deadline (the “Dynegy Bar Date”), in a manner consistent with the procedures set forth in the Dynegy Bar Date Order.  As established in the Dynegy Bar Date Order, the general Dynegy Bar Date to file proofs of claim based on prepetition claims is August 1, 2012 at 5:00 p.m. (Prevailing Eastern Time).  The governmental Dynegy Bar Date to file proofs of claim against Dynegy is January 2, 2013 at 5:00 p.m. (Prevailing Eastern Time).  In addition, the Dynegy Bar Date Order approved the form of mailing and publication notice for the commencement of the Dynegy Chapter 11 Case and the Dynegy Bar Date, and the procedures for mailing and publishing such notice.

O.                                   Exclusivity

Pursuant to sections 1121(b) and (c)(3) of the Bankruptcy Code, debtors have a certain amount of time within which (a) to file plan of reorganization, the Exclusive Filing Period; and (b) to solicit acceptances of their timely filed plan, the Exclusive Solicitation Period, before other parties in interest are permitted to file plans.  On February 23, 2012, the DH Debtors moved to extend their initial Exclusive Filing Period for an additional 120 days through and including July 5, 2012 and their Exclusive Solicitation Period for an additional 180 days through and including September 3, 2012 (the “Exclusivity Motion”) [DH Docket No. 435].  A hearing on the Exclusivity Motion was scheduled for March 21, 2012 but was later adjourned to April 4, 2012.  On March 8, 2012, the Bankruptcy Court entered an ex parte bridge order extending the DH Debtors’ Exclusive Filing Period through the March 21, 2012 hearing date [DH Docket No. 485], and on March 23, 2012, the Bankruptcy Court entered another ex parte bridge order extending DH Debtors’ Exclusive Filing Period through the April 4, 2012 hearing date [DH Docket No. 548], which was then extended by the Bankruptcy Court at the April 4 hearing through the June 1, 2012 hearing to approve the Settlement Agreement.  On June 1, 2012, the Bankruptcy Court further extended the DH Debtors’ Exclusive Filing Period through July 16, 2012 and the DH Debtors’ Exclusive Solicitation Period through September 14, 2012 [DH Docket No. 789].

The initial Exclusive Filing Period in the DI Chapter 11 Case is set to expire on or about November 3, 2012.

P.                                     United States Trustee’s Objections to Disclosure Statement and Merger Motion

On June 27, 2012, the United States Trustee filed an objection (the “UST Objection”)  [DH Docket No. 827] to the Supplemental Motion to Approve/Supplement to Motion of Dynegy Holdings, LLC for an Order (I) Approving the Disclosure Statement; (II) Approving Solicitation and Voting Procedures; (III) Scheduling the Plan Confirmation Process; and (IV) Granting Related Relief, Including with Respect to Dynegy Inc. (the “Disclosure Statement Supplemental Motion”)  [DH Docket No. 801].  In its objection, the United States Trustee alleged, among other things, that the Disclosure Statement does not provide adequate information as required by section 1125 of the Bankruptcy Code.

Specifically, the United States Trustee sought additional disclosure related to the contemplated chapter 11 filing of Dynegy; certain related issues that would arise immediately subsequent to any filing by Dynegy; the justification for the proposed third-party releases, exculpations and injunctions in the Plan; the details and justification for the implementation of the Long Term Management Incentive Plan; the payment of the Settling Creditor Fee Claims as administrative claims under the Plan; and the disposition of the Chapter 11 Cases of the Debtors not covered by the Plan and Disclosure Statement. Additionally, the United States Trustee sought the inclusion of a mechanism for post-confirmation financial reporting.  The Plan Debtors added significant disclosure to the Disclosure Statement and Plan to address these concerns, and the DH Disclosure Statement Order was entered by the Bankruptcy Court on July 5, 2012, approving the Disclosure Statement for purposes of the DH Chapter 11 Cases.

On July 10, 2012, the Bankruptcy Court issued the DI Disclosure Statement Order approving the Disclosure Statement for purposes of the Dynegy Chapter 11 Case; provided, however, that any parties in interest in the Dynegy Chapter 11 Case may, solely for the purpose of the Dynegy Chapter 11 Case, file a written objection to (i) the adequacy of the disclosure provided by the Disclosure Statement; (ii) solicitation procedures approved pursuant to the DI Disclosure Statement Order; (iii) findings Q, H, and J of the DI Disclosure Statement Order’ or (iv) the form of notice to holders of Equity Interests in Dynegy, by July 18, 2012 at 5:00 p.m., (Prevailing Eastern Time), and any such objection will be heard at the hearing to be held on July 23, 2012 at 10:00 a.m. (Prevailing Eastern Time).

In conjunction with filing the UST Objection, the United States Trustee also filed an Objection (the “Merger Objection”)  [DH Docket No. 828] of the United States Trustee to Motion of Dynegy Holdings, LLC and Dynegy, Inc. for an Order Authorizing the Merger of Dynegy Holdings, LLC into Dynegy Inc. (the “Merger Motion”)  [DH Docket No. 803].  The United States Trustee objected to the Merger Motion on the grounds that Dynegy had not filed its chapter 11 petition at the time of the Merger Motion and that the Merger Motion seeks a merger between DH and a prospective debtor without have made a substantive consolidation argument.  As briefly discussed above, the Bankruptcy Court approved the Merger Motion after a hearing on July 9, 2012 and entered the Merger Order on July 10, 2012.

XI.

THE CHAPTER 11 PLAN

As a result of the chapter 11 process and through the Plan, the Plan Debtors expect that impaired creditors will obtain a substantially greater recovery than what would be available if the Surviving Entity’s Assets were to be liquidated under chapter 7 of the Bankruptcy Code.  The Plan is annexed hereto as Exhibit “A” and forms part of this Disclosure Statement.  The summary of the Plan set forth below is qualified in its entirety by the more detailed provisions set forth in the Plan.

A.                                    Classification and Treatment of Claims and Equity Interests

For the purposes of organization, voting, all confirmation matters, and the receipt of distributions under the Plan, except as otherwise provided in the Plan, upon the Merger Effective Time, any Claims against DH and Dynegy shall be Claims against the Surviving Entity, and Equity Interests in Dynegy shall be Equity Interests in the Surviving Entity, and are classified as set forth in Article II of the Plan.  Upon the Merger Effective Time, all Equity Interests in DH will be cancelled pursuant to the Merger.

1.                                       Unclassified Claims

Administrative Claims and Priority Tax Claims are not classified under the Plan.  The treatment of such Claims under the Plan is described in the subsection of this Disclosure Statement entitled “Provisions for Treatment of Unclassified Claims under the Plan.”

2.                                       Classified Claims and Equity Interests

The Claims against and Equity Interests in the Surviving Entity that are classified under the Plan shall be classified as follows:

Class 1 — Priority Claims.  Class 1 shall consist of all Priority Claims (which excludes Priority Tax Claims) against the Surviving Entity.

Class 2 — Secured Claims.  Class 2 shall consist of all Secured Claims against the Surviving Entity.

Class 3 — General Unsecured Claims.  Class 3 shall consist of all General Unsecured Claims against the Surviving Entity.

Class 4 — Convenience Claims.  Class 4 shall consist of all Convenience Claims against the Surviving Entity.

Class 5 — Securities Claims.  Class 5 shall consist of all Securities Claims against the Surviving Entity.

Class 6 — Equity Interests.  Class 6 shall consist of all Equity Interests in the Surviving Entity.

Treatment of the Claims against and Equity Interests in the Surviving Entity that are classified under the Plan is described in the subsection of this Disclosure Statement entitled “Provisions for Treatment of Classified Claims and Equity Interests Under the Plan.”

B.                                    Identification of Impaired Classes of Claims and Equity Interests

1.                                       Unimpaired Classes of Claims

Class 1 — Priority Claims, Class 2 — Secured Claims, and Class 4 — Convenience Claims are not impaired under the Plan.

2.                                       Impaired Classes of Claims and Equity Interests

Class 3 — General Unsecured Claims, Class 5 — Securities Claims, and Class 6 — Equity Interests are impaired under the Plan.

3.                                       Impairment Controversies

If a controversy arises as to whether any Claim or Equity Interest, or any class of Claims or Equity Interests, is impaired under the Plan, the Bankruptcy Court shall determine such controversy at the Confirmation Hearing.  Prior to the determination by the Bankruptcy Court with respect to any such controversy, each holder of a Claim or Equity Interest within the class of Claims or Equity Interests with respect to which such controversy has arisen may be provided a provisional ballot to cast a vote to accept or reject the Plan pursuant to the procedures approved by the Bankruptcy Court in the Disclosure Statement Orders.

C.                                    Provisions for Treatment of Classified Claims and Equity Interests Under the Plan

The Plan treats the classes of Claims and Equity Interests as follows:

1.                                       Class 1 — Priority Claims

Each holder of an Allowed Priority Claim shall be left unimpaired under the Plan and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Claim entitles such holder in respect of such Claim shall be left unaltered, and except to the extent that a holder of an Allowed Priority Claim and the Plan Debtors (or, if after the Effective Date, the Disbursing Agent) agree on less favorable treatment for such holder, such Allowed Priority Claim (including any amounts to which such holder is entitled pursuant to section 1124(2) of the Bankruptcy Code) shall be paid in full in accordance with such rights on the Plan Distribution Date.

2.                                       Class 2 — Secured Claims

Each holder of an Allowed Secured Claim shall be left unimpaired under the Plan and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Claim entitles such holder in respect of such Claim shall be left unaltered, and except to the extent that a holder of an Allowed Secured Claim and the Plan Debtors (or, if after the Effective Date, the Disbursing Agent) agree on less favorable treatment for such holder, such Allowed Secured Claim (including any amounts to which such holder is entitled pursuant to section 1124(2) of the Bankruptcy Code) shall be paid in full in accordance with such rights on the Plan Distribution Date or, if after the Plan Distribution Date, as and when such payment is due.

3.                                       Class 3 — General Unsecured Claims

Except to the extent that a holder of an Allowed General Unsecured Claim and the Plan Debtors (or, if after the Effective Date, the Disbursing Agent) agree on less favorable treatment for such holder, each holder of an Allowed General Unsecured Claim shall receive, on the Plan Distribution Date (or with regard to Allocated Facilities Sale Proceeds (if received by the Disbursing Agent after the Effective Date), promptly after receipt by the Disbursing Agent) its Pro Rata Share of (i) the Class 3 Stock Pool, (ii) the Allocated Facilities Sale Proceeds, and (iii) the Plan Cash Payment; provided, however, that with respect to sub-clause (ii), the Lease Trustee (on behalf of itself and the Lease Certificate Holders) shall not receive a Pro Rata distribution of the Allocated Facilities Sale Proceeds in its capacity as holder of the Lease Guaranty Claim.

Each holder of an Allowed General Unsecured Claim shall also receive, to the extent available, on a date that is as soon as reasonably practicable after the date that the last Contested General Unsecured Claim is resolved pursuant to Section 9.9 of the Plan, its Pro Rata Share of any Distribution Reserve Excess.

4.                                       Class 4 — Convenience Claims

Each holder of an Allowed Convenience Claim shall be left unimpaired under the Plan, and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Claim entitles such holder in respect of such Claim shall be left unaltered, and such Allowed Convenience Claim (including any amounts to which such holder is entitled pursuant to section 1124(2) of the Bankruptcy Code) shall be paid in full in accordance with such rights on the Plan Distribution Date or, if after the Plan Distribution Date, as and when such payment is due.

5.                                       Class 5 — Securities Claims

No holder of a Securities Claim shall be entitled to any distribution under the Plan on account of such Securities Claim, which Securities Claims have the same respective priority as the Equity Interests in Class 6 pursuant to section 510(b) of the Bankruptcy Code.

6.                                       Class 6 — Equity Interests

All Equity Interests in DH shall be cancelled pursuant to the Merger upon the Merger Effective Time, and are not classified in Class 6 or any other class under the Plan.  All Equity Interests in the Surviving Entity shall be extinguished, cancelled and discharged on the Effective Date, and the holders of Equity Interests in the Surviving Entity shall not be entitled to any monetary distributions or other property on account of such Equity Interests under the Plan.

D.                                    Provision for Treatment of Intercompany Claims

The Intercompany Claims shall, solely for purposes of receiving distributions under the Plan, be treated as having been resolved by compromise or otherwise eliminated, and thus, holders of Intercompany Claims shall receive no distribution under the Plan on account of such Intercompany Claims.  After the Effective Date, Intercompany Claims, if any, may be compromised or otherwise eliminated as determined by Reorganized Dynegy.  Holders of Intercompany Claims shall not be entitled to vote on the Plan.

E.                                      Provisions for Treatment of Unclassified Claims Under the Plan.

The Plan provides that Administrative Claims (other than the Dynegy Administrative Claim and the Settling Creditor Professional Fee Claims) and Priority Tax Claims shall be treated in accordance with sections 1129(a)(9)(A) and 1129(a)(9)(C) of the Bankruptcy Code, respectively.  Such Claims are not designated as classes of Claims for the purposes of the Plan or for the purposes of sections 1123, 1124, 1125, 1126 or 1129 of the Bankruptcy Code.  Article V of the Plan shall apply to unclassified Claims against DH and Dynegy and their respective Estates, which shall become unclassified Claims against the Surviving Entity upon the Merger Effective Time.

1.                                       Treatment of Administrative Claims

All Administrative Claims, other than the Dynegy Administrative Claim and the Settling Creditor Professional Fee Claims, shall be treated as follows:

•                                          Time for Filing Administrative Claims.  Each holder of an Administrative Claim, other than (i) a Fee Claim, (ii) a liability incurred and payable in the ordinary course of business by DH, Dynegy or the Surviving Entity (as applicable) (and not past due), or

(iii) an Administrative Claim that has been Allowed on or before the Effective Date, must file with the Bankruptcy Court and serve on (A) the Plan Debtors or, if after the Effective Date, the Disbursing Agent, (B) the Creditors’ Committee, and (C) the Office of the United States Trustee, notice of such Administrative Claim within thirty (30) days after service of the Notice of Confirmation.  Such notice of Administrative Claim must include at a minimum (x) the name of the holder of the Administrative Claim, (y) the amount of the Administrative Claim, and (z) a detailed description of the basis for the Administrative Claim.  Failure to file and serve such notice timely and properly shall result in the Administrative Claim being forever barred and discharged.

•                                          Time for Filing Fee Claims.  Each Professional Person who holds or asserts a Fee Claim shall be required to file with the Bankruptcy Court, and serve on all parties required to receive notice, a Fee Application within forty (40) days after the Effective Date.  The failure to timely file and serve such Fee Application shall result in the Fee Claim being forever barred and discharged.

•                                          Allowance of Administrative Claims/Fee Claims.  An Administrative Claim with respect to which notice has been properly filed and served pursuant to Section 5.2(a) of the Plan shall become an Allowed Administrative Claim if no objection is filed within thirty (30) days after the later of (i) the Effective Date, (ii) the date of service of the applicable notice of Administrative Claim, or (iii) such later date as may be (A) agreed to by the holder of such Administrative Claim or (B) approved by the Bankruptcy Court on motion of a party in interest, without notice or a hearing.  If an objection is filed within such thirty (30) day period (or any extension thereof), the Administrative Claim shall become an Allowed Administrative Claim only to the extent Allowed by Final Order.  A Fee Claim in respect of which a Fee Application has been properly filed and served in pursuant to Section 5.2(b) of the Plan shall become an Allowed Administrative Claim only to the extent allowed by order of the Bankruptcy Court.

•                                          Payment of Allowed Administrative Claims.  On the Plan Distribution Date, each holder of an Allowed Administrative Claim shall receive (i) the amount of such holder’s Allowed Administrative Claim in one Cash payment or (ii) such other treatment as may be agreed upon in writing by (A) the Plan Debtors or, if after the Effective Date, the Disbursing Agent and (B) such holder; provided, that such treatment shall not provide a recovery to such holder having a present value as of the Effective Date in excess of such holder’s Allowed Administrative Claim; and provided, further, that an Administrative Claim representing a liability incurred in the ordinary course of business of DH, Dynegy or the Surviving Entity as applicable, may be paid at the Plan Debtors’ (or, if after the Effective Date, the Disbursing Agent’s) election in the ordinary course of business.

2.                                       Treatment of Dynegy Administrative Claim

On the Effective Date, in full satisfaction of the Dynegy Administrative Claim, the beneficial holder or holders of the Dynegy Administrative Claim shall receive their Pro Rata Share of (i) the Settlement Stock Pool, and (ii) the Warrants.

3.                                       Treatment of Settling Creditor Professional Fee Claims

The Settling Creditor Professional Fee Claims constitute Allowed Administrative Claims and shall be paid in full, in Cash on the Effective Date; provided, that the fees and expenses comprising such Claims (other than those incurred pursuant to an engagement letter disclosed to DH, Dynegy and the Creditors’ Committee) shall be submitted to DH, Dynegy (or the Surviving Entity, as applicable), the Office of the United States Trustee and the Creditors’ Committee in the form of customary summary invoices of the relevant law firms and institutions not less than fifteen (15) Business Days prior to the Effective Date (including a good faith estimate for fees and expenses anticipated to be incurred through the Effective Date) for review in accordance with the standards set forth in the Settlement Agreement.  In the event of any dispute with respect to such submitted costs and expenses, the undisputed portion shall be paid by DH, the Surviving Entity or Reorganized Dynegy on the Effective Date, and the disputed portion shall not be paid on the Effective Date but shall be reserved pending resolution of such dispute, either by mutual agreement or, in the event such dispute cannot be resolved by agreement, by order of the Bankruptcy Court; provided, further, that fees and expenses incurred pursuant to an engagement letter shall be subject to the standard of review and conditions set forth in the applicable engagement letter.

In connection with the Settlement Effective Date and terms of the Settlement Agreement, and prior to the commencement of the Dynegy Chapter 11 Cases, Dynegy and certain parties to the Settlement Agreement (or their professionals) entered into retainer agreements whereby Dynegy issued retainers to the parties to cover their estimated fees and expenses to be incurred from the Settlement Effective Date through September 5, 2012, the estimated Effective Date of the Plan.  Pursuant to the retainer agreements, the estimated fees and expenses described above will be satisfied from the retainers, and any amount of such retainers remaining after satisfaction of such claims will be returned to Dynegy.  The Plan Support Agreement provides for, and Section 5.4 of the Plan contemplates, that any fees and expenses incurred in excess of the retainers described above will be Settling Creditor Professional Fee Claims that will be treated as Administrative Claims under the Plan.  Assuming the Effective Date occurs on or before September 5, 2012, the Plan Debtors expect that there will not be any asserted Settling Creditor Professional Fee Claims.  In the event that the Allowance of the Settling Creditor Professional Fee Claims as Administrative Claims is challenged in connection with confirmation of the Plan, the settling creditors will have to demonstrate that the Settling Creditor Fee Claims are warranted under section 503(b) of the Bankruptcy Code.  The Plan Debtors believe that the settling creditors will be able to make this showing, as such parties have made significant contributions to these Chapter 11 Cases through their input in the development and implementation of the Settlement Agreement, and negotiation and drafting of the Plan and Disclosure Statement and related documents.

4.                                       Treatment of Priority Tax Claims

At the election of the Plan Debtors (or, if after the Effective Date, the Disbursing Agent) and with the reasonable consent of the Creditors’ Committee, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction of such Allowed Priority Tax Claim: (a) payments in Cash, in regular installments over a period ending not later than five (5) years after the applicable Petition Date, of a total value, as of the Effective Date, equal to the Allowed amount of such

Claim and paid in a manner that is not less favorable than the treatment provided to the most favored nonpriority unsecured Claims under the Plan (exclusive of Convenience Claims); or (b) a lesser amount in one Cash payment as may be agreed upon in writing by the Plan Debtors (or, if after the Effective Date, the Disbursing Agent) and such holder; or (c) such other treatment as may be agreed upon in writing by the Plan Debtors (or, if after the Effective Date, the Disbursing Agent) and such holder; provided, that such agreed upon treatment may not provide such holder with a recovery having a present value as of the Effective Date that is greater than the amount of such holder’s Allowed Priority Tax Claim.  The Confirmation Order shall enjoin any holder of an Allowed Priority Tax Claim from commencing or continuing any action or proceeding against any responsible person, officer or manager of DH, Dynegy, the Surviving Entity or Reorganized Dynegy that otherwise would be (or may be asserted to be) liable to such holder for payment of a Priority Tax Claim so long as DH, Dynegy, the Surviving Entity or Reorganized Dynegy is in compliance with Section 5.5 of the Plan.  So long as the holder of an Allowed Priority Tax Claim is enjoined from commencing or continuing any action or proceeding against any responsible person, officer or manager of DH, Dynegy, the Surviving Entity (as applicable) or Reorganized Dynegy under Section 5.5 of the Plan or pursuant to the Confirmation Order, the statute of limitations for commencing or continuing any such action or proceeding shall be tolled.

F.                                      Acceptance or Rejection of the Plan

1.                                       Class Entitled to Vote

Only Class 3 — General Unsecured Claims is entitled to vote on the Plan.

2.                                       Classes of Claims Deemed to Accept the Plan

Class 1 — Priority Claims, Class 2 — Secured Claims and Class 4 — Convenience Claims are unimpaired under the Plan and are therefore deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

3.                                       Classes of Claims and Equity Interests Deemed to Reject the Plan

Class 5 — Securities Claims and Class 6 — Equity Interests are not entitled to any recovery under the Plan and are therefore deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

4.                                       Class Acceptance Requirement

A class of Claims shall have accepted the Plan if it is accepted by the holders of at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims in such class that have voted on the Plan.

G.                                    Settlements and Compromises

The Settlement Agreement is incorporated into the Plan in Article VI of the Plan.  To the extent there is any conflict between the Settlement Agreement and the Plan, the Plan shall prevail.

H.                                    Means for Implementation of the Plan

1.                                       Operations Between the Confirmation Date and the Effective Date

During the period from the Confirmation Date through and until the Effective Date, each of the Plan Debtors shall continue to operate their businesses as a Debtor in Possession, subject to the oversight of the Bankruptcy Court as provided in the Bankruptcy Code, the Bankruptcy Rules and all orders of the Bankruptcy Court that are then in full force and effect.

2.                                       Implementing Transactions on or Prior to the Effective Date

The transactions described below shall occur and be implemented pursuant to section 1123(a)(5) of the Bankruptcy Code (to the extent not already implemented prior to the Confirmation Date) on or prior to the Effective Date:

a.                                       Merger

On or prior to the Effective Date, DH will be merged with and into Dynegy in accordance with Section 18-209 of the Delaware Limited Liability Company Act and Section 264 of the DGCL, whereupon the separate existence of DH shall cease and Dynegy will be the Surviving Entity in the Merger and will emerge on the Effective Date as Reorganized Dynegy.  Dynegy will effectuate the Merger pursuant to Section 303 of the DGCL, which provides that Dynegy may put into effect and carry out decrees and orders of the Bankruptcy Court and take any corporate action provided or directed by such decrees and orders without further actions by stockholders.  Pursuant to Section 303 of the DGCL, because the Merger will be effectuated in accordance with Section 303(a) of the DGCL, no stockholder of Dynegy will have a statutory right of appraisal with respect to such stockholder’s shares of Dynegy.

The Merger will become effective upon the Merger Effective Time.  By virtue of the Merger and without any action on the part of the Surviving Entity, upon the Merger Effective Time (i) each share of Dynegy Common Stock issued and outstanding immediately prior to the Merger Effective Time shall be converted into one share of the Surviving Entity common stock (subject to the treatment of such shares of capital stock as Class 6 — Equity Interests as provided in Section 4.1(f) of the Plan) and (ii) the membership interests of DH issued and outstanding immediately prior to the Merger Effective Time will be cancelled and retired for no consideration and will cease to exist.  In addition, the Merger will have the effect set forth in Section 259 of the DGCL and Section 18-209 of the Delaware Limited Liability Company Act, including that (A) all the property, rights, privileges, powers and franchises of Dynegy and DH shall be vested in the Surviving Entity, (B) all the debts, liabilities and duties of Dynegy and DH shall be the debts, liabilities and duties of the Surviving Entity, and (C) all claims or judgments against Dynegy or DH may be enforced against the Surviving Entity, in each case subject to the discharge and treatment of such claims and liabilities under the Plan.  Upon the Merger Effective Time and by virtue of the Merger, (x) all claims and liabilities between Dynegy and DH will be cancelled, and (y) all guarantees by DH or Dynegy of the obligations of any non-Debtor Affiliate shall become a guarantee obligation of the Surviving Entity and shall remain in full force and effect against Reorganized Dynegy in accordance with the terms of such guarantee, notwithstanding the occurrence of the Effective Date.

The Merger Agreement and related documentation shall be in form and substance reasonably acceptable to the Plan Debtors, the Creditors’ Committee, the Majority Consenting Senior Noteholders, and the Lease Trustee.  The Merger will not occur prior to the Effective Date without the prior written approval of the Plan Debtors, the Creditors’ Committee, the Majority Consenting Senior Noteholders, and the Lease Trustee.

b.                                      Re-Vesting of Assets

Upon the occurrence of the Effective Date, except as otherwise expressly provided in the Plan or the Confirmation Order, title to all of the Assets of the Surviving Entity shall vest in Reorganized Dynegy free and clear of all liens, mortgages, Claims, Causes of Action, interests, security interests and other encumbrances and without further order of the Bankruptcy Court.  On and after the occurrence of the Effective Date, Reorganized Dynegy may operate its business and may use, acquire and dispose of its Assets free of any restrictions of the Bankruptcy Code.

EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, INCLUDING, WITHOUT LIMITATION, SECTION 8.11 OF THE PLAN, AFTER THE EFFECTIVE DATE, NEITHER REORGANIZED DYNEGY NOR ANY OF ITS AFFILIATES SHALL HAVE, OR BE CONSTRUED TO HAVE OR MAINTAIN, ANY LIABILITY, CLAIM, OR OBLIGATION THAT IS BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT, OR OTHER OCCURRENCE OR THING OCCURRING OR IN EXISTENCE ON OR PRIOR TO THE EFFECTIVE DATE OF THE PLAN (INCLUDING, WITHOUT LIMITATION, ANY LIABILITY, CLAIM OR OBLIGATION ARISING UNDER APPLICABLE NON-BANKRUPTCY LAW AS A SUCCESSOR TO DH, DYNEGY, OR THE SURVIVING ENTITY) AND NO SUCH LIABILITY, CLAIM, OR OBLIGATION FOR ANY ACTS SHALL ATTACH TO REORGANIZED DYNEGY OR ANY OF ITS AFFILIATES; PROVIDED, THAT NOTHING IN SECTION 8.2 OF THE PLAN SHALL BE CONSTRUED TO BE OR SHALL BE A RELEASE, WAIVER, DISCHARGE OR IMPAIRMENT OF ANY CLAIMS OR CAUSES OF ACTION THAT ANY PERSON WHO IS A PARTY TO THE GASCO CREDIT FACILITY OR THE COALCO CREDIT FACILITY, OR THEIR SUCCESSORS AND ASSIGNS, MAY HAVE ARISING FROM OR IN CONNECTION WITH THE GASCO CREDIT FACILITY OR THE COALCO CREDIT FACILITY; PROVIDED, FURTHER, THAT NOTHING IN SECTION 8.2 OF THE PLAN SHALL BE CONSIDERED TO BE OR SHALL BE A RELEASE, WAIVER, DISCHARGE OR IMPAIRMENT OF ANY CLAIMS OR CAUSES OF ACTION AGAINST ANY DEBTOR, OTHER THAN DH, DYNEGY OR THE SURVIVING ENTITY, ARISING FROM OR IN CONNECTION WITH THE LEASE DOCUMENTS.

3.                                       Corporate Action

The entry of the Confirmation Order shall constitute authorization for DH, Dynegy, the Surviving Entity and their Affiliates to take or cause to be taken all corporate actions necessary or appropriate to implement all provisions of, and to consummate, the Plan prior to, on and after the Effective Date and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court without further approval, act or action under any applicable law, order, rule or regulation, including, without limitation, any action required by the members, stockholders, directors, officers, or managers of DH, Dynegy, the Surviving Entity and their Affiliates, including, among other things: (a) all transfers of assets (including Equity Interests) that are to occur pursuant to the Plan and the Merger Agreement and the implementation of the Merger, (b) the incurrence of all obligations contemplated by the Plan and the making of Plan Distributions, (c) the execution and delivery of all applicable Plan Documents, (d) the implementation of all settlements and compromises as set forth in, incorporated by reference, or otherwise contemplated by the Plan, and (e) the execution and delivery or consummation of any and all transactions, contracts, or arrangements permitted by applicable law, order, rule or regulation, (f) the adoption of the By-Laws and Certificate of Incorporation, and (g) the selection of the Board.  Following entry of the Confirmation Order, the members, directors, managers and/or officers of DH, Dynegy, the Surviving Entity and their Affiliates are authorized and directed to do all things and to execute and deliver all agreements, documents, instruments, notices and certificates as are contemplated by the Plan and to take all necessary actions required in connection therewith, in the name of and on behalf of DH, Dynegy, the Surviving Entity and their Affiliates.  Subject to the provisions of the next sentence, all obligations of DH, Dynegy and the Surviving Entity to indemnify and hold harmless their current and former directors, members, managers, officers and employees, whether arising under constituent documents or under any contract, law or equitable principle, shall be assumed by Reorganized Dynegy upon the occurrence of the Effective Date with the same effect as though such obligations constituted executory contracts that are assumed under section 365 of the Bankruptcy Code, and all such obligations shall be fully enforceable on their terms from and after the Effective Date.  The prosecution of any so-indemnified Causes of Action against the Persons to whom such right(s) of indemnification are owed shall be, upon the occurrence of the Effective Date, enjoined and prohibited pursuant to the Plan and the Confirmation Order.

4.                                       Allowance of Senior Notes Claims and Subordinated Notes Claims

a.                                       Senior Notes Claims.

Upon the entry of the Confirmation Order, the Senior Notes Claims shall be Allowed in full in the aggregate amounts set forth in Exhibit “B” to the Plan.  The Senior Notes Claims shall constitute Allowed General Unsecured Claims for all purposes under the Plan and shall not be subject to defense, offset, counterclaim, subordination, recoupment, reduction or recharacterization by DH, Dynegy, the Surviving Entity, Reorganized Dynegy or any party in interest.

b.                                      Subordinated Notes Claims.

In accordance with the Settlement Agreement, upon the entry of the Confirmation Order, the Subordinated Notes Claims shall be Allowed on a subordinated basis in the aggregate amount of $222,513,384.51, consisting of (a) $206,200,000.00 in principal amount of the Subordinated Notes and (b) $16,313,384.51 in accrued but unpaid interest at the applicable rates specified in the Subordinated Notes Indenture, the Subordinated Notes, the NGC Trust Declaration, the NGC Trust Capital Income Securities, the NGC Trust Capital Income Securities Guarantee, the NGC Trust Common Securities and related and ancillary documents and instruments.  In exchange for and in full and final satisfaction of such Allowed Subordinated Notes Claims in the aggregate amount of $222,513,384.51 and by way of settlement of any and all disputes with respect to the subordinated nature of such claims, the Subordinated Notes Indenture Trustee, on behalf of the holders of the Subordinated Notes Claims, shall receive, in exchange for and in full and final satisfaction of all Subordinated Notes Claims, an Allowed General Unsecured Claim in the amount of $55,000,000, which Claim shall receive the same treatment provided with respect to all other Allowed General Unsecured Claims pursuant to Section 4.1(c) of the Plan and shall not be subject to defense, offset, counterclaim, subordination, recoupment, reduction or recharacterization by DH, Dynegy, the Surviving Entity, Reorganized Dynegy or any other party in interest (including, without limitation, the Senior Notes Indenture Trustee); provided, that notwithstanding the foregoing, DH and any of its successors, assigns or transferees shall waive any and all rights it may have to receive a distribution under Section 4.1(c) of the Plan on account of the NGC Trust Common Securities, and such distribution shall instead be made to holders of the NGC Trust Capital Income Securities.

5.                                       Transfer of Dynegy Administrative Claim

Prior to the Merger Effective Time, and to the extent not already transferred prior to the confirmation of the Plan, Dynegy shall assign or otherwise transfer the Dynegy Administrative Claim (a) to a trust established to hold and distribute the proceeds of the Dynegy Administrative Claim or (b) in some other efficient manner determined by Dynegy, in each case in accordance with the Settlement Agreement and Settlement Order or other order of the Bankruptcy Court concerning such assignment or transfer including without limitation, the Merger Order.  The transfer may not occur without the prior written consent of the Creditors’ Committee.

6.                                       Initial Board of Directors

The Board shall be comprised of the persons identified in Exhibit “I” of the Plan (to be filed as a Plan Document).  The Board shall be selected in a manner to be agreed to among the Majority Consenting Senior Noteholders, the Lease Trustee and the Creditors’ Committee.  The term of any current members of the board of managers of DH shall expire upon the Merger Effective Time and the term of any current members of the board of directors of Dynegy not identified as members of the Board shall expire upon the Effective Date.

In accordance with section 1129(a)(5) of the Bankruptcy Code, the Plan Debtors will disclose in Exhibit “I” of the Plan (to be filed as a Plan Document) the identity and affiliations of any person proposed to serve on the Board, and to the extent such person is an insider other than by virtue of being a director, the nature of any compensation for such person.  Each director of Reorganized Dynegy shall serve from and after the Effective Date pursuant to the terms of the Certificate of Incorporation, the By-Laws, and applicable law.

From and after the Effective Date, the members of the board of directors of Reorganized Dynegy shall be selected and determined in accordance with the provisions of the Certificate of Incorporation, the By-Laws, and applicable law.  The current directors of Dynegy and DH shall be eligible to be, but there shall be no obligation that they be, selected for the board of directors of Reorganized Dynegy pursuant to sections 1123(a)(7) and 1129(a)(5) of the Bankruptcy Code.

7.                                       Management and Officers of Reorganized Dynegy

On the Effective Date, the officers of the Surviving Entity as of the Effective Date shall continue in such positions after the Effective Date for Reorganized Dynegy in accordance with their respective Employment Contracts, the Certificate of Incorporation, the By-Laws, and applicable law.  Subject to any applicable Employment Contracts and applicable law, from and after the Effective Date, the officers of Reorganized Dynegy will be selected and appointed by the board of directors of Reorganized Dynegy in accordance with, and pursuant to, the provisions of the Certificate of Incorporation, the By-Laws, and applicable law.

8.                                       Long Term Management Incentive Plan

On the Effective Date, Reorganized Dynegy will implement the Long Term Management Incentive Plan.  The Long Term Management Incentive Plan is set forth in Exhibit “C” to the Plan (to be filed as a Plan Document).

Under the proposed terms of the Reorganized Dynegy Long Term Management Incentive Plan, certain of Reorganized Dynegy’s employees and management will be entitled to participate in an equity plan that will take effect on or following the Effective Date. The post-emergence incentive protocol is intended to retain key management following the Chapter 11 Cases. Upon emergence from the Chapter 11 Cases, five percent (5%) of Reorganized Dynegy Common Stock will be available to the Board of Reorganized Dynegy for granting future equity awards to eligible employees under the Long Term Management Incentive Plan and any other existing incentive plans. The Long Term Management Incentive Plan will be filed as a Plan Document, at least ten days prior to the Plan Objection Deadline, allowing all stakeholders eligible to vote on the Plan the opportunity to review and consider the Long Term Management Incentive Plan prior to voting on the Plan. If the Plan is approved, Reorganized Dynegy will be authorized to adopt the Long Term Management Incentive Plan without the need for any further shareholder action.

9.                                       Compensation and Benefit Programs

All savings plans, retirement plans, health care plans (including retiree medical benefits), performance based incentive plans, retention plans, severance plans, workers’ compensation programs and life, disability, directors and officers liability, and other insurance plans of the Plan Debtors are treated as executory contracts under the Plan and they and the pension plans shall, on the Effective Date, be assumed by Reorganized Dynegy in accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

10.                                 Termination of Certain Debt Obligations

Subject to Section 9.10 of the Plan, upon the occurrence of the Effective Date, all notes, instruments, certificates and other documents evidencing the Allowed Senior Notes Claims, Allowed Subordinated Notes Claims, and Allowed Lease Guaranty Claims shall be cancelled and annulled to the extent such documents relate to DH, Dynegy, the Surviving Entity or Reorganized Dynegy or any of their Affiliates other than Dynegy Roseton, Dynegy Danskammer, DNE, and Hudson Power (but shall survive to the extent that such documents relate to any other Person), and the holders of such Claims shall only be entitled to receive, from DH, Dynegy, the Surviving Entity or Reorganized Dynegy or any of their Affiliates other than Dynegy Roseton, Dynegy Danskammer, DNE, and Hudson Power, the treatment provided under the Plan.

11.                                 Cancellation of Liens

Except as otherwise provided in the Plan, on the Effective Date, in consideration for the distributions to be made on the Effective Date pursuant to the Plan, all liens, charges, encumbrances and rights against DH, Dynegy, the Surviving Entity or their respective Estates or Assets, related to any Claim or Equity Interest, shall be terminated, null and void and of no effect.

12.                                 Issuance of Reorganized Dynegy Common Stock and Warrants

a.                                       Issuance of Reorganized Dynegy Common Stock

On the Effective Date, Reorganized Dynegy shall issue the Reorganized Dynegy Common Stock required to be issued in accordance with the Plan and all related instruments, certificates and other documents required to be issued or distributed pursuant to the Plan without the necessity of any further act or action under applicable law, regulation, order or rule.

b.                                      Issuance of Warrants

On the Effective Date, Reorganized Dynegy shall issue 100% of the Warrants without the necessity of any further act or action under applicable law, regulation, order or rule.

13.                                 Registration Rights of Holders of Reorganized Dynegy Common Stock

Each Registration Rights Holder shall have the right to become a party to the Registration Rights Agreement providing such holder with customary registration rights, including a customary shelf registration to be filed with the Securities Exchange Commission as required under the Registration Rights Agreement.  The Registration Rights Agreement shall be in form and substance reasonably satisfactory to the Plan Debtors, the Majority Consenting Senior Noteholders, the Majority Consenting Lease Certificate Holders and the Creditors’ Committee.

14.                                 Causes of Action

Except as otherwise set forth in the Plan and except to the extent previously released pursuant to the Settlement Agreement, the Settlement Order, or other prior order of the Bankruptcy Court, (a) all Causes of Action of DH, Dynegy, the Surviving Entity and their Estates shall be transferred to, and be vested in, Reorganized Dynegy, and (b) the right of Reorganized Dynegy to commence, prosecute or settle such Causes of Action, in its sole discretion, shall be preserved notwithstanding the occurrence of the Effective Date.

No Person (other than the Released Parties to the extent of the relevant release or releases) may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that DH, Dynegy, the Surviving Entity, or Reorganized Dynegy, as applicable, will not pursue any and all available Causes of Action against them.  DH, Dynegy, the Surviving Entity, and Reorganized Dynegy, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person (other than the Released Parties to the extent of the relevant release or releases), except as otherwise provided in the Plan.  Unless any Cause of

Action against a Person (other than a Released Party to the extent of the relevant release or releases) is expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or pursuant to a Final Order, DH, Dynegy, the Surviving Entity, and Reorganized Dynegy, as applicable, expressly reserve all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon or after the confirmation or consummation of the Plan.

15.                                 Appointment of the Disbursing Agent

Upon the occurrence of the Effective Date, Reorganized Dynegy shall be appointed to serve as the Disbursing Agent and shall have all of the powers, rights, duties and protections afforded the Disbursing Agent under the Plan.

16.                                 Investment of Funds Held by the Disbursing Agent; Tax Reporting by the Disbursing Agent

The Disbursing Agent may, but shall not be required to, invest any funds held by the Disbursing Agent pending the distribution of such funds pursuant to the Plan in investments that are exempt from federal, state and local taxes.  Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Disbursing Agent of a private letter ruling if the Disbursing Agent so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Disbursing Agent), the Disbursing Agent may (a) treat the funds and other property held by it as held in a single trust for federal income tax purposes in accordance with the trust provisions of the Internal Revenue Code (sections 641, et seq.), and (b) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.

17.                                 Releases by the Plan Debtors, their Estates and Non-Debtor Affiliates

Subject to the occurrence of the Effective Date, for good and valuable consideration, DH, Dynegy, the Surviving Entity and their Estates and non-Debtor Affiliates shall release and forever waive and discharge any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Plan Debtors’ respective Chapter 11 Cases, the Settlement Agreement, the Merger and the Surviving Entity, the Plan, the Disclosure Statement, or solicitation of the Plan, and that could have been asserted by or on behalf of DH, Dynegy, the Surviving Entity or their Estates and non-Debtor Affiliates against the Released Parties; except, that nothing in Section 8.19 of the Plan shall be construed to release any party or entity from intentional fraud, willful misconduct, gross negligence, or criminal conduct as determined by a Final Order.

18.                                 Releases by Creditors and Equity Interest Holders

Subject to the occurrence of the Effective Date, for good and valuable consideration, any holder of a Claim or Equity Interest that is impaired or unimpaired under the Plan shall be presumed conclusively to have released the Released Parties from any Cause of Action based on the same subject matter as such Claim against or Equity Interest in the Surviving Entity; provided, however, that nothing in Section 8.20 of the Plan shall be construed to release any party from intentional fraud, willful misconduct, gross negligence, or criminal conduct as determined by a Final Order or to release any party from any Claim or Cause of Action which any Person who is a party to the GasCo Credit Facility or the CoalCo Credit Facility, or their successors and assigns, may have in respect of the GasCo Credit Facility or the CoalCo Credit Facility, or to release Dynegy Roseton, Dynegy Danskammer, DNE, or Hudson Power from any Claim or Cause of Action arising from or in connection with the Lease Documents; provided, further, however, that the releases provided in Section 8.20 of the Plan shall not apply to any holder of a Claim or Equity Interest (other than any party to the Plan Support Agreement, except as otherwise provided therein) that elects to “opt out” of such releases by making such election on its timely submitted ballot (to the extent it receives a ballot) or in a written notice submitted to the Solicitation Agent on or before the Plan Objection Deadline.

I.                                         Plan Distribution Provisions

1.                                       Plan Distributions

The Disbursing Agent shall make, or cause to be made, all Plan Distributions.  In the event a Plan Distribution shall be payable on a day other than a Business Day, such Plan Distribution shall instead be paid on the immediately succeeding Business Day, but shall be deemed to have been made on the date otherwise due.  Except as otherwise provided in the Plan, Plan Distributions shall be made to the holders of Allowed Claims as reflected in the registry of Claims maintained by the Claims Agent on the Effective Date.  As of the close of business on the Effective Date, the registry of Claims maintained by the Claims Agent shall be closed.  For all purposes of the Plan, the Plan Debtors, Reorganized Dynegy the Disbursing Agent, the Indenture Trustees, and all of their respective agents, as applicable, shall have no obligation to recognize any transfer after the Effective Date of a Claim, and shall be entitled to recognize and deal with only the holder of record of such Claim as of the close of business on the Effective Date.

2.                                       Timing of Plan Distributions

Except for Plan Distributions that shall be made on the Effective Date in accordance with the Plan, each Plan Distribution shall be made on the relevant Plan Distribution Date therefor and shall be deemed to have been timely made if made on such date or within five (5) Business Days thereafter.

3.                                       Address for Delivery of Plan Distributions/Unclaimed Plan Distributions

Subject to Bankruptcy Rule 9010, any Plan Distribution or delivery to a holder of an Allowed Claim shall be made at the address of such holder as set forth in the latest-dated of the following actually held or received by the Disbursing Agent prior to the Plan Distribution Date applicable to such Plan Distribution: (a) the Schedules; (b) the Proof of Claim filed by such holder; (c) any notice of assignment filed with the Bankruptcy Court with respect to such Claim pursuant to Bankruptcy Rule 3001(e); or (d) any notice served by such holder giving details of a change of address.  If any Plan Distribution sent to the holder of a Claim is returned to the Disbursing Agent as undeliverable, no Plan Distributions shall be made to such holder unless the Disbursing Agent is notified of such holder’s then current address within one hundred and twenty (120) days after such Plan Distribution was returned.  After such date, if such notice was not provided, such holder shall have forfeited its right to such Plan Distribution, and the undeliverable Plan Distribution shall revert to Reorganized Dynegy.  Upon such reversion, the Claim of any holder or its successors with respect to such property shall be cancelled, discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary.

4.                                       De Minimis Plan Distributions

No Plan Distribution of less than twenty dollars ($20.00) shall be made by the Disbursing Agent to the holder of any Claim unless a request therefor is made in writing to the Disbursing Agent.  If no request is made as provided in the preceding sentence within ninety (90) days after the Effective Date, all such Plan Distributions shall revert to Reorganized Dynegy.

5.                                       Time Bar to Cash Payments

Checks issued in respect of Allowed Claims shall be null and void if not negotiated within one hundred and eighty (180) days after the date of issuance thereof.  Requests for reissuance of any voided check shall be made directly to the Disbursing Agent by the holder of the Allowed Claim to whom such check was originally issued.  Any claim in respect of such a voided check shall be made within two hundred (200) days after the date of issuance of such check.  If no request is made as provided in the preceding sentence, any claims in respect of such voided check shall be discharged and forever barred and such unclaimed Plan Distribution shall revert to Reorganized Dynegy.

6.                                       Manner of Payment Under the Plan

Unless the Person receiving a Plan Distribution agrees otherwise, any Plan Distribution to be made in Cash under the Plan shall be made, at the election of the Disbursing Agent, by check drawn on a domestic bank or by wire transfer from a domestic bank.  Cash payments to foreign creditors may be, in addition to the foregoing, made at the option of the Disbursing Agent in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.  The Disbursing Agent may cause all Cash Plan Distributions in respect of the Senior Notes Claims, Subordinated Notes Claims and Lease Guaranty Claims to be paid (i) to the applicable Indenture Trustee or (ii) with the prior written consent of the applicable Indenture Trustee, through DTC for payment to the holders of such Claims similar to the manner in which DH previously made payments with respect to the Senior Notes and Subordinated Notes.

7.                                       Fractional Plan Distributions

Notwithstanding anything to the contrary contained in the Plan, no Plan Distributions of fractional securities or fractions of dollars will be made.  Fractional securities and fractions of dollars shall be rounded to the nearest whole unit (with any amount equal to or less than one-half security or one-half dollar, as applicable, to be rounded down).

8.                                       Special Distribution Provisions Concerning Senior Notes Claims, Subordinated Notes Claims, and Lease Guaranty Claims

The following additional provisions shall apply specifically to Plan Distributions to be made on account of Allowed Senior Notes Claims, Allowed Subordinated Notes Claims, and Allowed Lease Guaranty Claims, as applicable:

Service of Indenture Trustees.  Each Indenture Trustee and its respective agents, successors and assigns or such entity appointed by such Indenture Trustee shall facilitate the making of Plan Distributions to the holders of Allowed Senior Notes Claims, Allowed Subordinated Notes Claims, or Allowed Lease Guaranty Claims, as applicable, in accordance with the Plan and the applicable Indenture for which it serves as Indenture Trustee, and upon the completion thereof, shall be discharged of all of its obligations associated with the Senior Notes Claims, Subordinated Notes Claims, and Lease Guaranty Claims.  The Indenture Trustees shall only be required to act and make distributions in accordance with the terms of the Plan and shall have no liability for actions taken in accordance with the Plan or in reliance upon information provided to them in accordance with the Plan, except solely for actions or omissions arising out of the Indenture Trustees’ intentional fraud, willful misconduct, gross negligence or criminal conduct.  Further, the Indenture Trustees shall have no obligation or liability for distributions under the Plan to any party who does not (i) hold a Claim against the Debtor as of the Distribution Record Date or (ii) otherwise comply with the terms of the Plan, except solely for actions or omissions arising out of the Indenture Trustees’ intentional fraud, willful misconduct, gross negligence or criminal conduct.

Substitution of the Indenture Trustees; Distributions.  Upon the occurrence of the Effective Date, the Claims of the Indenture Trustees shall be, for all purposes under the Plan, including, without limitation, the right to receive Plan Distributions, substituted for all Claims of individual holders of Allowed Senior Notes Claims, Allowed Subordinated Notes Claims, and Allowed Lease Guaranty Claims, as applicable.  Plan Distributions on account of such Claims shall be made by the Disbursing Agent to (i) the applicable Indenture Trustee or (ii) with the prior written consent of the applicable Indenture Trustee, by means of book-entry exchange through the facilities of DTC in accordance with DTC’s customary practices.  If a Plan Distribution is made to an Indenture Trustee, such Indenture Trustee, in its capacity as a disbursing agent, shall administer the Plan Distributions in accordance with the Plan and the applicable Indenture and will be compensated for such services pursuant to and in accordance with Section 9.8(c) of the Plan; provided, however, that nothing in the Plan shall be deemed to impair, waive or extinguish any rights of the Indenture Trustees with respect to the Indenture Trustee Charging Liens.

On the Plan Distribution Date, which for the purposes of Section 9.8 of the Plan shall be the Effective Date, all Senior Notes Claims, Subordinated Notes Claims, and Lease Guaranty Claims shall be settled and compromised in exchange for the distribution to the applicable Indenture Trustee of the applicable Plan Distributions to the holders of such Allowed Claims as specified in Section 4.1(c) of the Plan, subject to the rights of the applicable Indenture Trustee to assert its Indenture Trustee Charging Lien against the applicable Plan Distribution; provided, that each Indenture Trustee shall return to the Disbursing Agent any Plan Distributions held on account of any Allowed Senior Notes Claims, Allowed Subordinated Notes Claims, or Allowed Lease Guaranty Claims, as applicable, as to which the requirements of Section 9.10 of the Plan are not satisfied by the second (2nd) anniversary of the Effective Date.

Article XV of the Subordinated Notes Indenture shall not be enforced and Allowed Subordinated Notes Claims shall not be subordinated to Senior Notes Claims, Lease Guaranty Claims, or any other General Unsecured Claim, solely with respect to the right to receive Plan Distributions under Section 4.1(c) of the Plan, and any and all such rights to enforce such subordination for Plan Distributions under Section 4.1(c) of the Plan are settled, compromised, and released pursuant to the Plan.  As of the Effective Date, all persons and entities, including, without limitation, the Senior Notes Indenture Trustee and each holder of a Senior Notes Claim, are enjoined from enforcing or attempting to enforce any contractual, legal and/or equitable right of subordination against the Subordinated Notes Indenture Trustee or any holder of a Subordinated Notes Claim, solely with respect to the right to receive Plan Distributions under Section 4.1(c) of the Plan.  As such, notwithstanding Article XV of the Subordinated Notes Indenture, the holders of Allowed Subordinated Notes Claims shall receive, and shall be entitled to retain, their Pro Rata Share of the Plan Distributions as provided under Sections 4.1(c) and 8.4(b) of the Plan in respect of the Allowed General Unsecured Claim in favor of the Subordinated Notes Indenture Trustee (for the benefit of the holders of Allowed Subordinated Notes Claims) in the amount of $55,000,000.

Except as provided in Section 9.10 of the Plan, all Plan Distributions to holders of Allowed Senior Notes Claims, Allowed Subordinated Notes Claims or Allowed Lease Guaranty Claims shall only be made to such holders after the surrender by each such holder of the certificates representing such Claim, or in the event that such certificate is lost, stolen, mutilated or destroyed, upon the holder’s compliance with the requirements set forth in Section 9.10 of the Plan.  Upon surrender of such certificates, the applicable Indenture Trustee shall cancel and destroy such certificates.

Indenture Trustee Fees.  Notwithstanding anything in the Plan to the contrary, on the Effective Date, the Disbursing Agent shall pay in Cash, without the need for any application to, or approval of, any court, all documented Indenture Trustee Fees owed in accordance with the applicable Indenture as of the Effective Date.  The Indenture Trustees shall provide reasonably detailed invoices to the Plan Debtors and the Creditors’ Committee no later than five (5) days prior to the Effective Date (subject to redaction to preserve attorney-client privilege).

The Bankruptcy Court shall retain jurisdiction over any disputes regarding the reasonableness of the requested Indenture Trustee Fees.  If the Disbursing Agent or the Creditors’ Committee disputes any requested Indenture Trustee Fees, the Disbursing Agent shall (i) pay any undisputed portion of the Indenture Trustee Fees and (ii) notify the applicable Indenture Trustee of such dispute within five (5) days after presentation of the invoices by the Indenture Trustee.  Upon such notification, the applicable Indenture Trustee may (i) assert its Indenture Trustee Charging Lien to pay the disputed portion of the Indenture Trustee Fees or (ii) submit such dispute for resolution to the Bankruptcy Court.  Nothing in the Plan shall be deemed to impair, waive, discharge or negatively affect the Indenture Trustee Charging Liens.

To the extent that an Indenture Trustee provides services related to the Plan, Confirmation Order, or the applicable Indenture before, on or after the Effective Date, such Indenture Trustee shall be entitled to receive from the Disbursing Agent, without further court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services.  The payment of such compensation and expenses will be made on the terms provided in the Plan or as otherwise agreed to between the applicable Indenture Trustee and the Disbursing Agent and the Creditors’ Committee.

9.                                       Reserve for Contested Claims

Plan Distributions to be distributed to the holders of Allowed General Unsecured Claims shall be distributed as provided in Article IX of the Plan.  The Pro Rata Share of Plan Distributions reserved in the Distribution Reserve for holders of Contested General Unsecured Claims shall not exceed the amount estimated by the Bankruptcy Court with respect to such Claims, if any, without the consent of the Majority Consenting Senior Noteholders, the Creditors’ Committee and the Lease Trustee, which consent shall not be unreasonably withheld or delayed.  After a Final Order has been entered, or other final resolution has been reached, with respect to all Contested General Unsecured Claims, the Distribution Reserve Excess shall be distributed to the holders of Allowed General Unsecured Claims pursuant to Section 4.1(c) of the Plan.

10.                                 Surrender and Cancellation of Instruments

As a condition to receiving any Plan Distribution, on or before the Plan Distribution Date, the holder of an Allowed Claim evidenced by a certificate, instrument or note, other than any such certificate, instrument or note that is being reinstated under the Plan, shall (a) surrender such certificate, instrument or note representing such Claim, including, without limitation, any guarantees, and (b) execute and deliver such other documents as may be necessary to effectuate the Plan; provided, however, that the Lease Trustee and Lease Certificate Holders shall not be required to surrender any certificate, instrument or note evidencing their Claims, but the Lease Trustee shall surrender the Lease Guaranties.  If the record holder of a note is DTC or its nominee, or another securities depository or custodian thereof, and such note is represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then the beneficial holder of such note shall be deemed to have surrendered such holder’s security, note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or its nominee, or another securities depository or custodian thereof.

Any certificate, instrument or note, including any such guarantees, surrendered pursuant to the immediately preceding paragraph shall thereafter be cancelled and extinguished; provided, however, that the Senior Notes, the Subordinated Notes, NGC Trust Capital Income Securities, the Lease Guaranties and the Indentures (other than the Lease Indentures and the Pass Through Trust Agreement in respect of Dynegy Danskammer, Dynegy Roseton, DNE and Hudson Power) shall continue in effect solely to the extent necessary to (i) allow the Disbursing Agent to make Plan Distributions on account of Allowed Senior Notes Claims, Allowed Subordinated Notes Claims, and Allowed Lease Guaranty Claims, as applicable, (ii) allow the Indenture Trustees to make distributions on account of Allowed Senior Notes Claims, Allowed Subordinated Notes Claims, and Allowed Lease Guaranty Claims, as applicable, (iii) permit the Indenture Trustees to assert their Indenture Trustee Charging Liens against Plan Distributions for payment of the Indenture Trustee Fees, (iv) allow the Indenture Trustees to maintain any right of indemnification, contribution subrogation or any other Claim they may have under the Indentures, (v) permit each Indenture Trustee to appear in the Chapter 11 Cases or in any other matter described in Article XIV which, absent such cancellation or extinguishment, such Indenture Trustee would otherwise have the right to appear, and (vi) permit the Indenture Trustees to perform any functions that are necessary to effectuate the foregoing.  The Disbursing Agent shall have the right to withhold any Plan Distribution to be made to or on behalf of any holder of such Claims unless and until (x) such certificates, instruments or notes, including any such guarantees, are surrendered to the extent required in the immediately preceding paragraph, or (y) any relevant holder provides to the Disbursing Agent an affidavit of loss or such other documents as may be required by the Disbursing Agent together with an appropriate indemnity in the customary form.  Any such holder who fails to surrender such certificates, instruments or notes, including any such guarantees, or otherwise fails to deliver an affidavit of loss and indemnity prior to the second (2nd) anniversary of the Effective Date, shall be deemed to have forfeited its Claims and shall have no further Claims against DH, Dynegy, the Surviving Entity, Reorganized Dynegy, their property and Estates, or against the Indenture Trustees, as applicable, in respect of such Claim and shall not participate in any Plan Distribution.  All property in respect of such forfeited Claims shall revert to Reorganized Dynegy.

Subsequent to the performance by the Indenture Trustees or their agents of any duties that are required under the Plan, the Confirmation Order and/or under the terms of the Indentures, the Indenture Trustees and their agents shall be relieved of, and released from, all obligations associated with the Senior Notes, Subordinated Notes and (with respect to DH and the Lease Guaranty Claims) Lease Certificates or under other applicable trust agreements or law and the Indentures (other than the Lease Indentures and the Pass Through Trust Agreement) shall be deemed to be discharged and released.

Upon receipt and distribution of the Class 3 Stock Pool, the Allocated Facilities Sale Proceeds, and the Plan Cash Payment and after payment of the Subordinated Notes Indenture Trustee Fees (each as provided under the Plan), the NGC Trust shall be deemed terminated and dissolved and, if necessary or desirable, Reorganized Dynegy or the Subordinated Notes Indenture Trustee may file a certificate of cancellation with the Secretary of State of Delaware, and upon such termination and dissolution, the NGC Capital Income Securities Guarantee shall be deemed terminated.

J.                                      Procedures for Resolving and Treating Contested Claims

1.                                       Claim Objection Deadline

As soon as practicable, but in no event later than one hundred and eighty (180) days after the Effective Date (subject to being extended by order of the Bankruptcy Court upon motion of the Disbursing Agent), objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made.

2.                                       Prosecution of Contested Claims

The Plan Debtors (or, if after the Effective Date, the Disbursing Agent), and the Creditors’ Committee may object to the allowance of Claims filed with the Bankruptcy Court with respect to which liability is disputed in whole or in part.  Except as otherwise set forth in the Plan, all objections that are filed and prosecuted as provided therein shall be litigated to Final Order or compromised and settled in accordance with Section 10.3 of the Plan.

3.                                       Settlement of Claims and Causes of Action

Notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, from and after the Effective Date, the Disbursing Agent shall have authority to settle or compromise all Claims and Causes of Action (to the extent not previously compromised, settled and released under the Plan) without further review or approval of the Bankruptcy Court.

4.                                       Entitlement to Plan Distributions Upon Allowance

Notwithstanding any other provision of the Plan, no Plan Distribution or partial Plan Distribution shall be made with respect to any Claim to the extent it is a Contested Claim, unless and until such Contested Claim becomes an Allowed Claim, subject to the setoff rights as provided in Section 15.22 of the Plan.  When a Claim that is not an Allowed Claim as of the Effective Date becomes an Allowed Claim (regardless of when) the holder of such Allowed Claim shall thereupon become entitled to receive the Plan Distributions in respect of such Claim, the same as though such Claim had been an Allowed Claim on the Effective Date.

5.                                       Indenture Trustee as Claim Holder

Consistent with Bankruptcy Rule 3003(c), the Disbursing Agent shall recognize a Proof of Claim filed by an Indenture Trustee in respect of any Allowed Senior Notes Claims, Allowed Subordinated Notes Claims (but subject to Section 8.4(b) of the Plan), and Allowed Lease Guaranty Claims for purposes of Plan Distributions.  Accordingly, any Senior Notes Claim, Subordinated Notes Claim, or Lease Guaranty Claim, proof of which is filed by the registered or beneficial holder of such Claim, may be disallowed as duplicative of the Claim of the applicable Indenture Trustee, without need for any further action or Bankruptcy Court order.

6.                                       Estimation of Claims

The Plan Debtors (or either of them, as applicable) or, following the Effective Date, the Disbursing Agent, may, at any time, request that the Bankruptcy Court estimate any Contested Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Plan Debtors (or either of them, as applicable) or the Disbursing Agent has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any Contested Claim, that estimated amount shall constitute the Allowed amount of such Claim for all purposes under the Plan except with respect to Plan Distributions, and with respect to Plan Distributions the estimated amount shall constitute the maximum Allowed amount of such Claim.  All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

K.                                    Conditions Precedent to Confirmation of the Plan and the Occurrence of the Effective Date

1.                                       Conditions Precedent to Confirmation

The following are conditions precedent to confirmation of the Plan:

•                                         The Bankruptcy Court shall have issued, and the Clerk of the Bankruptcy Court shall have entered, the Disclosure Statement Orders, in form and substance reasonably acceptable to the Plan Debtors, the Creditors’ Committee, the Majority Consenting Senior Noteholders, and the Lease Trustee;

•                                         The Settlement Order shall be in full force and effect and not be subject to any stay or injunction, and shall not have been amended, modified, reversed or vacated (except for any amendments or modifications as may be reasonably acceptable, in form and substance, to the Plan Debtors, the Creditors’ Committee, the Majority Consenting Senior Noteholders, RCM, and the Lease Trustee);

•                                         The Bankruptcy Court shall have issued, and the Clerk of the Bankruptcy Court shall have entered, a Confirmation Order, in form and substance reasonably acceptable to the Plan Debtors, the Creditors’ Committee, the Majority Consenting Senior Noteholders, and the Lease Trustee; provided, that if the Confirmation Order is not entered by September 21, 2012, each Plan Debtor will have no obligation to pursue confirmation of the Plan and either Plan Debtor may, notwithstanding any other provision of the Plan, without any consent or action by or from the other Plan Debtor, but, in the case of DH only, with the consent of the Creditors’ Committee, the Majority Consenting Senior Noteholders, and the Lease Trustee, (i) amend the Plan in accordance with Section 15.17 thereof or (ii) revoke or withdraw the Plan in accordance with Section 15.18 thereof, without prejudice to DH’s or Dynegy’s right to file an amended plan of reorganization; and

•                                         The Plan, the Plan Documents, and all of the documents, schedules, supplements, exhibits and appendices contained therein or related thereto, are each in form and substance reasonably acceptable to the Plan Debtors, the Creditors’ Committee, the Majority Consenting Senior Noteholders, and the Lease Trustee.

2.                                       Conditions Precedent to the Occurrence of the Effective Date

The following are conditions precedent to the occurrence of the Effective Date:

•                                         The Confirmation Order shall (i) have been entered by the Bankruptcy Court on or before the later of (A) September 21, 2012 and (B) in the event of a Non-Conforming Plan Assertion, the date that is five (5) days after the Bankruptcy

Court makes a Conforming Plan Determination or a Non-Conforming Plan Determination, (ii) be in full force and effect and (iii) not be subject to any stay or injunction;

•                                         There shall be no Non-Conforming Plan Assertion, or, in the event of a Non-Conforming Plan Assertion, the Bankruptcy Court shall have entered its order ruling on the Non-Conforming Plan Assertion and that order constitutes a Conforming Plan Determination;

•                                         The Settlement Order shall be in full force and effect and not be subject to any stay or injunction, and shall not have been amended, modified, reversed or vacated (except for any amendments or modifications as may be reasonably acceptable, in form and substance, to the Plan Debtors, the Creditors’ Committee, the Majority Consenting Senior Noteholders, RCM, and the Lease Trustee);

•                                         All conditions to the obligations of the Plan Debtors under the Plan and the Plan Documents shall have been satisfied or waived in accordance with the terms of the Plan or the applicable Plan Documents;

•                                         The Confirmation Order, the Plan, the Plan Documents, and all of the documents, schedules, supplements, exhibits and appendices contained therein shall not have been amended, supplemented or otherwise modified from the form and substance reasonably acceptable to the Plan Debtors, the Majority Consenting Senior Noteholders, the Lease Trustee and the Creditors’ Committee, as applicable, unless such amendments, supplements or modifications are in form and substance reasonably acceptable to such Persons, as applicable; and

•                                         The transactions authorized pursuant to Section 8.2 of the Plan and all material documents, instruments and agreements necessary to implement such transactions, shall be in form and substance reasonably acceptable to the Plan Debtors, the Majority Consenting Senior Noteholders, the Lease Trustee, and the Creditors’ Committee.

3.                                       Waiver of Conditions

The Plan Debtors may waive with the prior written consent of each of the Plan Debtors, the Creditors’ Committee, the Majority Consenting Senior Noteholders, and the Lease Trustee, without further order of the Bankruptcy Court, any one or more of the conditions set forth in Section 11.1 or Section 11.2 of the Plan.

4.                                       Effect of Non-Occurrence of the Effective Date

If the Effective Date does not occur on or prior to December 31, 2012, the Plan shall be null and void and nothing contained in the Plan shall:  (a) constitute a waiver or release of any Claims against or Equity Interests in DH, Dynegy or the Surviving Entity (as applicable); (b) prejudice in any manner the rights of DH, Dynegy, the Surviving Entity (as applicable) or any other Person; or (c) constitute an admission, acknowledgement, offer or undertaking by DH, Dynegy, the Surviving Entity (as applicable) or any other Person as to any matter or thing.

L.                                     The Disbursing Agent

1.                                       Powers and Duties of the Disbursing Agent

The Disbursing Agent shall be empowered to (a) take all steps and execute all instruments and documents necessary to make Plan Distributions to holders of Allowed Claims; (b) comply with the Plan and the obligations thereunder; (c) employ, retain or replace professionals to represent it with respect to its responsibilities under the Plan; (d) object to Claims as specified in Article X of the Plan, and prosecute such objections; (e) compromise and settle any issue or dispute regarding the amount, validity, priority, treatment or Allowance of any Claim as provided in Article X of the Plan; (f) make, in its sole discretion, annual and other periodic reports regarding the status of distributions under the Plan to the holders of Allowed Claims that are outstanding at such time, with such reports to be made available upon request to the holder of any Contested Claim; and (g) exercise such other powers as may be vested in the Disbursing Agent pursuant to the Plan, the Plan Documents, the Confirmation Order, or any other order of the Bankruptcy Court.

2.                                       Plan Distributions

The Disbursing Agent shall make or cause to be made the required Plan Distributions specified under the Plan on the relevant Plan Distribution Date therefor, except as otherwise provided in Section 9.8 of the Plan.

3.                                       Exculpation of the Disbursing Agent

Except as otherwise provided below, the Disbursing Agent, and its officers, directors, employees, agents and representatives, are exculpated pursuant to the Plan by all Persons, holders of Claims and Equity Interests, and all other parties in interest, from any and all Claims or Causes of Action arising out of the discharge of the powers and duties conferred upon the Disbursing Agent (and each of its respective paying agents), by the Plan, any Final Order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except solely for actions or omissions arising out of the Disbursing Agent’s intentional fraud, willful misconduct, gross negligence, or criminal conduct.  No holder of a Claim or Equity Interest, or representative thereof, shall have or pursue any Claim or Cause of Action against (a) the Disbursing Agent or its respective officers, directors, employees, agents and representatives for making Plan Distributions in accordance with the Plan, or (b) any holder of a Claim or Equity Interest receiving or retaining Plan Distributions as provided for by the Plan.  Nothing contained in Section 12.3 of the Plan shall preclude or impair any holder of an Allowed Claim from bringing an action in the Bankruptcy Court to compel the making of Plan Distributions contemplated by the Plan on account of such Allowed Claim.

M.                                  Treatment of Executory Contracts and Unexpired Leases

1.                                       Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, all executory contracts and unexpired leases of the Surviving Entity, shall be rejected pursuant to the provisions of section 365 of the Bankruptcy Code,

except: (i) any executory contracts or unexpired leases that are the subject of a separate motion to reject, assume, or assume and assign that is filed pursuant to section 365 of the Bankruptcy Code by DH, Dynegy or the Surviving Entity before the Effective Date; (ii) any contracts and leases listed in the “Schedule of Assumed and Assigned Executory Contracts and Unexpired Leases”, attached to the Plan as Exhibit “J”, to be filed by the Plan Debtors as a Plan Document; (iii) all executory contracts and unexpired leases assumed or assumed and assigned under the Plan (including under Section 8.10 of the Plan) or by order of the Bankruptcy Court entered before the Effective Date; (iv) any executory contract or unexpired lease that is the subject of a dispute over the amount or manner of cure pursuant to Article XIII of the Plan and for which DH, Dynegy, the Surviving Entity, or the Disbursing Agent (as applicable) makes a motion to reject such contract or lease based upon the existence of such dispute filed at any time; and (v) any agreement, obligation, security interest, transaction or similar undertaking that DH, Dynegy, the Surviving Entity or the Disbursing Agent (as applicable) believes is not executory.

The Plan shall constitute a motion to reject such executory contracts and unexpired leases rejected pursuant to Section 13.1(a) of the Plan, and DH, Dynegy, the Surviving Entity and Reorganized Dynegy shall have no liability thereunder except as is specifically provided in the Plan.  Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejections pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such rejected agreement, executory contract or unexpired lease is burdensome and that the rejection thereof is in the best interests of DH, Dynegy, the Surviving Entity and their Estates.

The Plan shall constitute a motion to assume or assume and assign to Reorganized Dynegy (unless another Person is otherwise listed) such executory contracts and unexpired leases as set forth in the Schedule of Assumed and Assigned Executory Contracts and Unexpired Leases, and, if assigned to a Person other than Reorganized Dynegy, Reorganized Dynegy shall have no liability thereunder for any breach of such assumed and assigned executory contract or unexpired lease occurring after such assignment pursuant to section 365(k) of the Bankruptcy Code, except as is specifically provided in the Plan.  Issuance of the Confirmation Order by the Bankruptcy Court, upon entry of such Confirmation Order by the Clerk of the Bankruptcy Court, shall constitute approval of such assumption or assumption and assignment pursuant to sections 365(a), (b) and (f) of the Bankruptcy Code, as applicable, and a finding by the Bankruptcy Court that the requirements of section 365(f) of the Bankruptcy Code have been satisfied.  Any counterparty to an agreement listed on the Schedule of Assumed and Assigned Executory Contracts and Unexpired Leases filed by the Plan Debtors who disputes the assumption or assignment of an executory contract or unexpired lease must file with the Bankruptcy Court, and serve upon the Plan Debtors and the Creditors’ Committee, a written objection to the assumption or assumption and assignment, which objection shall set forth the basis for the dispute by no later than seven (7) Business Days prior to the Confirmation Hearing.  The failure to timely object shall be deemed a waiver of any and all objections to the assumption, or assumption and assignment, of executory contracts and unexpired leases listed in the Schedule of Assumed and Assigned Executory Contracts and Unexpired Leases timely filed by the Plan Debtors.

The inclusion of a contract, lease or other agreement on any Schedule of Assumed and Assigned Executory Contracts and Unexpired Leases shall not constitute an admission by the Plan Debtors as to the characterization of whether any such included contract, lease, or other agreement is, or is not, an executory contract or unexpired lease or whether any claimants under any such contract, lease or other agreement are time-barred from asserting Claims against DH, Dynegy, the Surviving Entity or Reorganized Dynegy.  The Plan Debtors reserve all rights with respect to the characterization of any such agreements.

2.                                       Cure

At the election of the Plan Debtors, any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code: (a) by payment of the default amount in Cash on the Effective Date or as soon thereafter as practicable, or (b) on such other terms as agreed upon in writing by (i) the Plan Debtors or the Disbursing Agent (as applicable), and the Creditors’ Committee, and (ii) the counter-party to such executory contract or unexpired lease.  In the event of a dispute regarding: (A) the amount of any cure payments, (B) the ability to provide adequate assurance of future performance under the contract or lease to be assumed or assigned, or (C) any other matter pertaining to assumption or assignment, the cure payments required by section 365(b)(1) of the Bankruptcy Code, if any, shall be made following the entry of a Final Order resolving the dispute and approving assumption or assignment, as applicable.  The Schedule of Assumed and Assigned Executory Contracts and Unexpired Leases filed by the Plan Debtors shall set forth the cure obligations, if any, for each agreement for which a cure obligation must be satisfied as a condition to the assumption or assumption and assignment of such agreement.  Any counterparty to an agreement listed on the Schedule of Assumed and Assigned Executory Contracts and Unexpired Leases filed by the Plan Debtors who disputes the scheduled cure obligation with respect to the executory contract or unexpired lease to which it is a party or regarding the provision of adequate assurance, or any other matter relating to assumption or assignment, must file with the Bankruptcy Court, and serve upon the Plan Debtors and the Creditors’ Committee, a written objection, which objection shall set forth the basis for the dispute, the alleged correct cure obligation, if applicable, and/or any other objection related to the assumption or assignment of the relevant agreement by no later than seven (7) Business Days prior to the Confirmation Hearing.  If a counterparty to an executory contract or unexpired lease to be assumed, or assumed and assigned, fails to file and serve an objection that complies with the foregoing, such counterparty shall be deemed to have waived any and all objections to the assumption and assignment of the relevant agreement, including with respect to any cure obligations.

3.                                       Claims Arising from Rejection, Expiration or Termination

Claims created by the rejection of executory contracts and unexpired leases or the expiration or termination of any executory contract or unexpired lease prior to the Confirmation Date must be filed with the Bankruptcy Court and served on the Plan Debtors or the Disbursing Agent (as applicable) and the Creditors’ Committee, (a) in the case of an executory contract or unexpired lease rejected prior to the Confirmation Date, no later than the later of (i) the applicable bar date set forth in the applicable Bar Date Notice and (ii) the date that is thirty (30) days after the date of notice of such rejection, (except to the extent the order authorizing such rejection specifies a different deadline), or (b) in the case of an executory contract or unexpired lease that (i) was terminated or expired by its terms prior to the Confirmation Date, or (ii) is rejected pursuant to Article XIII of the Plan, no later than thirty (30) days after the Effective Date.  Any such Claims for which a Proof of Claim is not filed and served by the deadlines set forth in Section 13.3 of the Plan, as applicable, shall be forever barred from assertion and shall not be enforceable against DH, Dynegy, the Surviving Entity or their Estates, Assets, or non-Debtor Affiliates or any of their assets or property, or Reorganized Dynegy or any of its assets or property.  Unless otherwise ordered by the Bankruptcy Court, all such Claims that are timely filed as provided in the Plan shall be treated as General Unsecured Claims or Convenience Claims therein, as applicable, subject to objection by the Disbursing Agent.

N.                                    Retention of Jurisdiction

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall retain and shall have exclusive jurisdiction over any matter (a) arising under the Bankruptcy Code, (b) arising in or related to the Chapter 11 Cases of DH, Dynegy or the Surviving Entity, or the Plan, or (c) that relates to the following:

•                                         To determine any and all adversary proceedings, applications, motions, and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by the Disbursing Agent after the Effective Date;

•                                         To hear and determine any objections to the allowance of Claims, whether filed, asserted, or made before or after the Effective Date, including, without express or implied limitation, to hear and determine any objections to the classification of any Claim and to allow, disallow or estimate any Contested Claim in whole or in part;

•                                         To issue such orders in aid of execution of the Plan to the extent authorized or contemplated by section 1142 of the Bankruptcy Code;

•                                         To consider any modifications of the Plan, remedy any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

•                                         To hear and determine all Fee Applications and applications for allowances of compensation and reimbursement of any other fees and expenses authorized to be paid or reimbursed under the Plan or the Bankruptcy Code;

•                                         To hear and determine all controversies, suits and disputes that may relate to, impact upon or arise in connection with the Settlement Agreement or its interpretation, implementation, enforcement or consummation (subject to the terms thereof);

•                                         To hear and determine all controversies, suits and disputes that may relate to, impact upon or arise in connection with the Plan, the Plan Documents or their interpretation, implementation, enforcement or consummation;

•                                         To hear and determine all controversies, suits and disputes that may relate to, impact upon, or arise in connection with the Confirmation Order (and all exhibits to the Plan) or its interpretation, implementation, enforcement or consummation;

•                                         To the extent that Bankruptcy Court approval is required and to the extent not released pursuant to the Plan, to consider and act on the compromise and settlement of any Claim or Cause of Action by, on behalf of, or against DH, Dynegy, the Surviving Entity or their Estates, or Reorganized Dynegy;

•                                         To hear and determine such other matters that may be set forth in the Plan, or the Confirmation Order, or that may arise in connection with the Plan, or the Confirmation Order;

•                                         To hear and determine matters concerning state, local and federal taxes, fines, penalties or additions to taxes for which Reorganized Dynegy may be liable, directly or indirectly, in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

•                                         To hear and determine all controversies, suits and disputes that may relate to, impact upon, or arise in connection with any setoff and/or recoupment rights of DH, Dynegy, the Surviving Entity, or Reorganized Dynegy, or any Person under the Plan;

•                                         To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with Causes of Action of DH, Dynegy, or the Surviving Entity (including Avoidance Actions) commenced by DH, Dynegy, the Surviving Entity, Reorganized Dynegy, or any third parties, as applicable, before or after the Effective Date, except to the extent compromised, settled and released under the Plan;

•                                         To enter an order or final decree closing the Chapter 11 Cases of any Plan Debtor;

•                                         To issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation or enforcement of the Plan or the Confirmation Order; and

•                                         To hear and determine any other matters related hereto and not inconsistent with chapter 11 of the Bankruptcy Code.

O.                                   Miscellaneous Provisions

1.                                       Substantial Consummation

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

2.                                       Confirmation Over Non-Accepting Classes

The Plan Debtors intend to confirm the Plan notwithstanding the non-acceptance of one or more classes of Claims and/or Equity Interests pursuant to section 1129(b) of the Bankruptcy Code.

3.                                       Payment of Statutory Fees

All fees due and payable with respect to the Plan Debtors’ respective Chapter 11 Cases as of the Effective Date pursuant to section 1930 of title 28 of the United States Code, together with interest, if any, pursuant to section 3717 of title 31 of the United States Code, each as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid by DH and Dynegy, or the Surviving Entity, as applicable, on or before the Effective Date.  Following the Effective Date, Reorganized Dynegy shall pay all fees incurred pursuant to section 1930 of title 28 of the United States Code, together with interest, if any, pursuant to section 3717 of title 31 of the United States Code, with respect to the Plan Debtors’ Chapter 11 Cases until such time as a final decree is entered closing such Chapter 11 Cases, a Final Order converting such Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or a Final Order dismissing such Chapter 11 Cases is entered.

Additionally, following entry of the Confirmation Order, the Plan Debtors or Reorganized Dynegy, as applicable, shall file post-confirmation quarterly status reports with the Bankruptcy Court in accordance with Rule 3021-1 of the Local Bankruptcy Rules for the Southern District of New York and shall meet all Post-Confirmation Operating Report requirements of the United States Trustee’s Operating Guidelines and Reporting Requirements for debtors in possession and trustees (unless the Bankruptcy Court orders otherwise).

4.                                       Satisfaction of Claims

The rights afforded in the Plan and the treatment of all Claims and Equity Interests provided for therein shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Equity Interests of any nature whatsoever against DH, Dynegy, the Surviving Entity and their Estates, Assets, properties and interests in property.  Except as otherwise provided in the Plan, on the Effective Date, all Claims against and Equity Interests in the Surviving Entity shall be satisfied, discharged and released in full.  Reorganized Dynegy shall not be responsible for any pre-Effective Date obligations of DH, Dynegy or the Surviving Entity, except those expressly assumed by Reorganized Dynegy, or as otherwise provided in the Plan.  Except as otherwise provided in the Plan, all Persons shall be precluded and forever barred from asserting against Reorganized Dynegy, or its successors or assigns, Assets, properties, or interests in property any event, occurrence, condition, thing, or other or further Claims or Causes of Action based upon any act, omission, transaction, or other activity of any kind or nature that occurred or came into existence prior to the Effective Date, whether or not the facts of or legal bases therefor were known or existed prior to the Effective Date.

5.                                       Special Provisions Regarding Insured Claims

The Plan Distributions to each holder of an Allowed Insured Claim against the Surviving Entity shall be made in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified; except, that there shall be deducted from any Plan Distribution on account of an Insured Claim, for purposes of calculating the Allowed amount of such Claim, the amount of any insurance proceeds actually received by such holder in respect of such Allowed Insured Claim.  Nothing in Section 15.5 of the Plan shall (i) constitute a waiver of any Claim, right, or Cause of Action of DH, Dynegy, the Surviving Entity or their Estates may hold against any Person, including any insurer, or (ii) provide for the Allowance of any Insured Claim.  Pursuant to section 524(e) of the Bankruptcy Code, nothing in the Plan shall release or discharge any insurer from any obligations to any Person under applicable law or any policy of insurance under which DH, Dynegy or the Surviving Entity is an insured or a beneficiary.

6.                                       Third Party Agreements; Subordination

Except as provided in Sections 8.4 and 9.8(b) of the Plan, the Plan Distributions to the various classes of Claims under the Plan shall not affect the right of any Person to levy, garnish, attach, or employ any other legal process with respect to such Plan Distributions by reason of any claimed subordination rights or otherwise.  All such rights and any agreements relating thereto shall remain in full force and effect.  The right of DH, Dynegy, the Surviving Entity and, after the Effective Date, the Disbursing Agent, to seek subordination of any Claim (other than a Senior Notes Claim, a Subordinated Notes Claim, or a Lease Guaranty Claim) pursuant to section 510 of the Bankruptcy Code is fully reserved, and the treatment afforded any Claim that becomes a subordinated Claim at any time shall be modified to reflect such subordination.

7.                                       Exculpation

None of DH, Dynegy, the Surviving Entity, their non-Debtor Affiliates, the Consenting Senior Noteholders, Franklin, the Lease Trustee, the Consenting Lease Certificate Holders, the PSEG Entities, the members of the Creditors’ Committee (solely in their capacity as such), the Indenture Trustees, or any of their respective officers, directors, managers, equity holders, employees, agents, representatives, advisors, attorneys or successors and assigns shall have or incur any liability to any Person for any act or omission in connection with, or arising out of, the pursuit of confirmation of the Plan, the consummation of the Plan, or the implementation or administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence as finally determined by the Bankruptcy Court, and, in all respects shall be entitled to rely upon the advice of counsel and all information provided by other exculpated persons in the Plan without any duty to investigate the veracity or accuracy of such information with respect to their duties and responsibilities under the Plan. Nothing in the Plan shall limit the liability of the professionals of DH, Dynegy, and the Surviving Entity to their clients pursuant to N.Y. Comp. Codes R. & Regs. tit. 22 § 1200.8 Rule 1.8(h)(1) (2009).

8.                                       Discharge

Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, without further notice or order, all Claims and Causes of Action against DH, Dynegy, the Surviving Entity and their Estates and all successors thereto of any nature whatsoever shall be automatically discharged forever.  Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, DH, Dynegy, the Surviving Entity and their Estates, Reorganized Dynegy and all successors thereto shall be deemed fully discharged and released from any and all Claims and Causes of Action, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), and 502(i) of the Bankruptcy Code, whether or not (a) a Proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code; or (c) the holder of a Claim based upon such debt has accepted the Plan.  The Confirmation Order shall be a judicial determination of discharge of all liabilities of DH, Dynegy, the Surviving Entity, their Estates, Reorganized Dynegy and all successors thereto.  As provided in section 524 of the Bankruptcy Code, such discharge shall void any judgment against DH, Dynegy, the Surviving Entity and their Estates or property, Reorganized Dynegy or any successors thereto at any time obtained to the extent it relates to a discharged Claim, and operates as an injunction against the prosecution of any action against DH, Dynegy, the Surviving Entity and their Estates or property, Reorganized Dynegy or any successors thereto to the extent it relates to a discharged Claim.

9.                                       Notices

Any notices, requests or demands to or upon the Plan Debtors, the Consenting Senior Noteholders, the Consenting Lease Certificate Holders, RCM, the PSEG Entities, the Lease Trustee, or the Creditors’ Committee, in order to be effective, shall be in writing (including, without express or implied limitation, those delivered by facsimile transmission), and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed in accordance with Section 15.9 of the Plan.

10.                                 Headings

The headings used in the Plan are inserted for convenience only, and neither constitute a portion of the Plan nor in any manner affect the construction of the provisions of the Plan.

11.                                 Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules), the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, shall govern the construction of the Plan and any agreements, documents and instruments executed in connection with the Plan, except as otherwise expressly provided in such instruments, agreements or documents.

12.                                 Expedited Determination

The Disbursing Agent is authorized under the Plan to file a request for expedited determination under section 505(b) of the Bankruptcy Code for all tax returns filed with respect to DH, Dynegy, or the Surviving Entity.

13.                                 Exemption from Transfer Taxes

Pursuant to section 1146 of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, lien, pledge or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.  The Bankruptcy Court may enter any order necessary or appropriate to implement this exemption from transfer taxes.

14.                                 Exemption from Registration

The issuance of the Reorganized Dynegy Common Stock and the Warrants under the Plan and the distribution thereof shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code.

15.                                 Notice of Entry of Confirmation Order and Relevant Dates

Promptly upon entry of the Confirmation Order, the Plan Debtors shall publish as directed by the Bankruptcy Court and serve on all known parties in interest and holders of Claims against and Equity Interests in the Surviving Entity, notice of the entry of the Confirmation Order and all relevant deadlines and dates under the Plan, including, but not limited to, the deadline for filing notice of Administrative Claims, and the deadline for filing rejection damage Claims.

16.                                 Interest and Attorneys’ Fees

Interest accrued after the applicable Petition Date will accrue and be paid on Claims only to the extent specifically provided for in the Plan, the Plan Documents, the Confirmation Order, or as otherwise required by the Bankruptcy Court or by applicable law.  No award or reimbursement of attorneys’ fees or related expenses or disbursements shall be allowed on, or in connection with, any Claim, except as set forth in the Plan (including under Section 5.4 and Section 9.8(c) of the Plan) or as ordered by the Bankruptcy Court.

17.                                 Modification of the Plan

Subject to Article XI of the Plan, and as provided in section 1127 of the Bankruptcy Code, the Plan Debtors may modify the Plan at any time after confirmation and before substantial consummation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan as modified, under section 1129 of the Bankruptcy Code, and the circumstances warrant such modifications; provided, however, (a) the Plan Debtors shall not modify or amend (i) the Plan without the consent of the Creditors’ Committee, the Majority Consenting Senior Noteholders, the Lease Trustee, and each Plan Debtor, (ii) Section 8.4(b) or Section 9.8(b) of the Plan, without the prior consent of the Majority Consenting Subordinated Noteholders and the Subordinated Notes Indenture Trustee, or (iii) any provision of the Plan with respect to the payment of reasonable fees and expenses of the Subordinated Notes Indenture Trustee and its advisors without the prior consent of the Subordinated Notes Indenture Trustee; and (b) if the Confirmation Order is not entered by September 21, 2012 (or, in the event of a Non-Conforming Plan Assertion, such later date as set forth in Section 11.2(a)  of the Plan), each Plan Debtor may, subject to each Plan Debtor’s respective rights except as modified on the record at the Disclosure Statement Hearing, but without any consent or action by or from the other Plan Debtor (but, in the case of DH only, with the consent of the Creditors’ Committee, the Majority Consenting Senior Noteholders and the Lease Trustee), modify the Plan to convert the Plan to a plan that does not include the other Plan Debtor or provide for the treatment of Claims against and Equity Interests in such Plan Debtor.

A holder of a Claim that has accepted the Plan shall be deemed to have accepted such Plan as modified if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder.

18.                                 Revocation of the Plan

Subject to Article XI of the Plan, the Plan Debtors reserve the right to revoke and withdraw the Plan prior to the Effective Date and/or to adjourn the Confirmation Hearing; provided, however, that nothing contained in the Plan shall be deemed to prevent DH, Dynegy, or the Surviving Entity, as applicable, from taking or failing to take any action that it is obligated to take (or refrain from taking) in the performance of its fiduciary or similar duty which it owes to any other Person; provided, further, however, that if the Confirmation Order is not entered by September 21, 2012 (or, in the event of a Non-Conforming Plan Assertion, such later date as set forth in Section 11.2(a) of the Plan), each Plan Debtor will have no obligation to pursue confirmation of the Plan and either Plan Debtor may, subject to each Plan Debtor’s respective rights except as modified on the record at the Disclosure Statement Hearing,  notwithstanding any other provision of the Plan, without any consent or action by or from the other Plan Debtor (but, in the case of DH only, with the consent of the Creditors’ Committee, the Majority Consenting Senior Noteholders and the Lease Trustee), (a) amend the Plan in accordance with Section 15.17 of the Plan or (b) revoke or withdraw the Plan in accordance with Section 15.18 of the Plan without prejudice to DH’s or Dynegy’s right to file an amended plan of reorganization.

If the Plan Debtors (or, in accordance with the paragraph above, either Plan Debtor) revoke or withdraw the Plan, or if the Effective Date does not occur as provided in Section 11.4 of the Plan, then the Plan and all settlements and compromises set forth in the Plan and not otherwise approved by a separate Final Order (to be clear, this paragraph shall not impact the Settlement Agreement and Settlement Order) shall be deemed null and void and nothing contained in the Plan and no acts taken in preparation for consummation of the Plan shall be deemed to constitute a waiver or release of any Claims against or Equity Interests in DH or its Estate, Dynegy or its Estate, or the Surviving Entity or its Estate, as applicable, or to prejudice in any manner the rights of DH, Dynegy, the Surviving Entity or any other Person in any other further proceedings involving DH, Dynegy or the Surviving Entity or to constitute an admission, acknowledgement, offer or undertaking by DH, Dynegy, the Surviving Entity, or any Person as to any matter or thing.

19.                                 Corrective Action

Subject to Article XI of the Plan, the Plan Debtors may make appropriate technical adjustments and modifications to the Plan prior to the Effective Date without further order or approval of the Bankruptcy Court, provided that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims against or Equity Interests under the Plan.

20.                                 Application of Plan Cash Payment

Each holder of Senior Notes shall have the option to apply such holder’s Pro Rata Share of the Plan Cash Payment to satisfy outstanding principal of or interest on its Senior Notes, as such allocation is determined by such holder in its sole discretion.

21.                                 Creditors’ Committee

Upon the Effective Date, except with respect to (1) applications for Fee Claims or reimbursement of expenses incurred as a member of the Creditors’ Committee, (2) Settling Creditor Professional Fee Claims and Indenture Trustee Fees, (3) appealing and taking any action concerning an appeal of the Plan or the Settlement Order in any court, and (4) continuing any pending litigation or contested matter, if any, to which the Creditors’ Committee is a party, the Creditors’ Committee shall automatically dissolve for the purposes of the Plan Debtors’ Chapter 11 Cases only, whereupon (a) the members, professionals and agents of the Creditors’ Committee shall be released from any further duties and responsibilities, to the extent of any, in the Plan Debtors’ Chapter 11 Cases and under the Bankruptcy Code and (b) any and all consent, approval, participation, or other rights provided to the Creditors’ Committee pursuant to the Plan shall terminate, and be of no further force or effect.

22.                                 Setoff Rights

In the event that either DH, Dynegy or the Surviving Entity has a Claim of any nature whatsoever against the holder of a Claim against the Surviving Entity, then the Disbursing Agent may, but is not required to, set off any such Claim against the Claim against the Surviving Entity (and any payments or other Plan Distributions to be made in respect of such Claim hereunder), subject to the provisions of sections 553, 556 and 560 of the Bankruptcy Code; provided, however, that there shall be no right of setoff against the Senior Notes Claims, Subordinated Notes Claims, the TIA Claim, or Lease Guaranty Claims, and the Surviving Entity and Reorganized Dynegy hereby waive any right to set off against any such Claims.  The failure to exercise any right of setoff shall not constitute a waiver or release of any Claims that DH, Dynegy or Reorganized Dynegy may have against the holder of any Claim.

23.                                 Compliance with Tax Requirements

In connection with the Plan, the Disbursing Agent shall comply with all withholding and reporting requirements imposed by federal, state, local and foreign taxing authorities and all Plan Distributions hereunder shall be subject to such withholding and reporting requirements.  Notwithstanding the foregoing, each holder of an Allowed Claim that is to receive a Plan Distribution shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any government unit, including income, withholding and other tax obligations, on account of such Plan Distribution.  The Disbursing Agent has the right, but not the obligation, to not make a Plan Distribution until such holder has made arrangements satisfactory to the Disbursing Agent for payment of any such tax obligations.

24.                                 Rates

The Plan does not provide for the change of any rate that is within the jurisdiction of any governmental regulatory commission after the occurrence of the Effective Date.  Where a Claim has been denominated in foreign currency on a Proof of Claim, the Allowed amount of such Claim shall be calculated in legal tender of the United States based upon the conversion rate in place as of the applicable Petition Date and in accordance with section 502(b) of the Bankruptcy Code.

25.                                 Injunctions

On the Effective Date and except as otherwise provided in the Plan, all Persons who have been, are, or may be holders of Claims against or Equity Interests in the Surviving Entity shall be permanently enjoined from taking any of the following actions against or affecting the Surviving Entity, its Estate, its non-Debtor Affiliates, or its Assets, or Reorganized Dynegy, or any of their current or former respective members, equity holders, directors, managers, officers, employees, agents, and professionals, successors and assigns or their respective assets and property with respect to such Claims (other than actions brought to enforce any rights or obligations under the Plan):

•                                         commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, all suits, actions and proceedings that are pending as of the Effective Date, which must be withdrawn or dismissed with prejudice);

•                                         enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order;

•                                         creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance; and

•                                         asserting any setoff, right of subrogation or recoupment of any kind; provided, that any defenses, offsets or counterclaims which DH, Dynegy, the Surviving Entity or Reorganized Dynegy may have or assert in respect of the above referenced Claims are fully preserved to the extent provided in Section 15.22 of the Plan.

Further, on the Effective Date, pursuant to section 105(a) of the Bankruptcy Code, all Persons shall be permanently and forever stayed, restrained and enjoined from taking any of the following actions against or affecting Reorganized Dynegy and all successors thereto or its Affiliates, or any of their current or former respective members, equity holders, directors, managers, officers, employees, agents, and professionals, successors and assigns, and any Person claimed to be liable derivatively through any of the foregoing, or their respective assets and property for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any Claim or Cause of Action arising from or in connection with the Prepetition Restructurings (including any claims asserted in any of the Prepetition Lawsuits related to the Prepetition Restructurings), including, but not limited to:

•                                         commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including a judicial, arbitral, administrative or other proceeding);

•                                         enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order;

•                                         creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance;

•                                         asserting any setoff, right of subrogation, reimbursement, contribution or recoupment of any kind; and

•                                         proceeding in any manner in any place whatsoever that does not conform to or comply with the provisions of the Plan.

Nothing contained in Section 15.23 the Plan shall stay, restrain or enjoin any Person who is a party to the GasCo Credit Facility or the CoalCo Credit Facility, or their successors and assigns, from taking any actions with respect to any Claim or Cause of Action arising from or in connection with the GasCo Credit Facility or the CoalCo Credit Facility.

26.                                 Binding Effect

The Plan shall be binding upon DH, Dynegy, the Surviving Entity and their non-Debtor Affiliates, Reorganized Dynegy, the holders of all Claims against and Equity Interests in the Surviving Entity, parties in interest, all Persons and their respective successors and assigns.  To the extent any provision of the Disclosure Statement or any other solicitation document may be inconsistent with the terms of the Plan, the terms of the Plan shall be binding and conclusive.  To the extent there is any conflict or inconsistency between the Settlement Agreement and the Plan, the terms and conditions of the Plan shall prevail and be binding and conclusive.

27.                                 Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Person.

28.                                 Severability

IN THE EVENT THE BANKRUPTCY COURT DETERMINES THAT ANY PROVISION OF THE PLAN IS UNENFORCEABLE EITHER ON ITS FACE OR AS APPLIED TO ANY CLAIM OR EQUITY INTEREST OR TRANSACTION, THE PLAN DEBTORS MAY MODIFY THE PLAN IN ACCORDANCE WITH SECTION 15.17 OF THE PLAN SO THAT SUCH PROVISION SHALL NOT BE APPLICABLE TO THE HOLDER OF ANY SUCH CLAIM OR EQUITY INTEREST OR TRANSACTION.  SUCH A DETERMINATION OF UNENFORCEABILITY SHALL NOT (A) LIMIT OR AFFECT THE ENFORCEABILITY AND OPERATIVE EFFECT OF ANY OTHER PROVISION OF THE PLAN OR (B) REQUIRE THE RESOLICITATION OF ANY ACCEPTANCE OR REJECTION OF THE PLAN.

29.                                 No Admissions

None of the filing of the Plan or the taking by DH, Dynegy, the Surviving Entity, the Plan Debtors or Reorganized Dynegy of any action with respect to the Plan or any statement or provision contained in the Plan shall be or be deemed to be (a) an admission by any such party or any other Person against its interest, or (b) a waiver of any rights, claims or remedies that such parties may have, and all such rights and remedies are and shall be specifically reserved.  In the event the Plan is not confirmed and the Confirmation Order is not entered, the Plan, the Disclosure Statement and the Plan Documents, and any statement contained in any of those documents, may not be used by any Person, party or entity against DH, Dynegy, the Surviving Entity (as applicable) or any other Person.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER CAUSES OF ACTION OR THREATENED CAUSES OF ACTION, THE PLAN SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.  THE PLAN SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING EXCEPT AS NECESSARY TO ENFORCE THE PROVISIONS OF THE PLAN, NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, AND OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN DH, DYNEGY, THE SURVIVING ENTITY, OR ANY OF THEIR SUBSIDIARIES AND AFFILIATES.

XII.

RISK FACTORS

The holders of Claims against the Plan Debtors or the Surviving Entity (as applicable) should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement, before deciding whether to vote to accept or reject the Plan, as applicable.

A.                                    General Considerations

The formulation of a reorganization plan is a principal purpose of a chapter 11 case.  The Plan sets forth the means for satisfying the Claims against and Equity Interests in the Plan Debtors.  Reorganization of the businesses and operations of the Plan Debtors under the proposed Plan also avoids the potentially adverse impact of a protracted and costly reorganization.

B.                                    Certain Bankruptcy Considerations

1.                                       Plan Debtors may not be able secure confirmation or consummation of the Plan.

The Plan requires the acceptance of a requisite number of holders of Claims in Class 3 — General Unsecured Claims that are entitled to vote on the Plan, and the approval of the Bankruptcy Court, as described in the section hereof entitled “Confirmation and Consummation Procedures — Overview.”  There can be no assurance that such acceptances and approvals will be obtained and therefore, that the Plan will be confirmed.  In addition, a condition to confirmation of the Plan is that the Confirmation Order confirming the Plan be entered by the Bankruptcy

Court on or prior to September 21, 2012 (subject to certain exceptions with respect to a Non-Conforming Plan Assertion).

In addition, confirmation of the Plan and the occurrence of the Effective Date of the Plan are subject to the satisfaction of certain conditions precedent, which are further described in the subsection of this Disclosure Statement entitled “The Chapter 11 Plan — Conditions Precedent to Confirmation of the Plan and the Occurrence of the Effective Date.” Although the Plan Debtors believe that the conditions precedent to the confirmation of the Plan and to the occurrence of the Effective Date of the Plan will be met, there can be no assurance that all such conditions precedent will be satisfied.  If any condition precedent is not satisfied or waived pursuant to Section 11.3 of the Plan, the Plan may not be confirmed or the Effective Date may not occur.

Furthermore, although the Plan Debtors believe that the Plan will be confirmed and the Effective Date will occur reasonably soon after the Confirmation Date, there can be no assurance as to the timing or as to whether the Effective Date will occur.  If the Plan is not confirmed or the Effective Date does not occur, there can be no assurance that any alternative plan of reorganization would be on terms as favorable to the holders of Claims and Equity Interests as the terms of the Plan.  In addition, if a protracted reorganization or liquidation were to occur, there is a substantial risk that holders of Claims would receive less than they would receive under the Plan.  The liquidation analysis prepared by the Plan Debtors is attached hereto as Exhibit “F” (the “Liquidation Analysis”).

The Plan contemplates the Merger of DH with and into Dynegy, with Dynegy as the Surviving Entity.  Although the Bankruptcy Court has already authorized DH and Dynegy to enter into the Merger pursuant to the terms and conditions set forth in the Merger Order, the Merger also may be subject to the prior approval of one or more regulatory bodies.  Such approvals may be denied, conditioned or delayed and therefore may not be available when required to facilitate the Merger.  The Plan also requires that the Merger and all material documents, instruments and agreements necessary to implement the Merger, be in form and substance reasonably acceptable to the Plan Debtors, the Majority Consenting Senior Noteholders, the Lease Trustee, and the Creditors’ Committee.  If the Merger is not consummated for any reason and DH decides to prosecute a stand-alone plan of reorganization on similar terms to those set forth in the Plan, including in particular the extinguishment of all Equity Interests in DH and, as a result, DH and its subsidiaries cease to be subsidiaries of Dynegy, there could be an adverse impact on each of DH and Dynegy. Specifically, such an occurrence may constitute a “Change of Control” as such term is defined in each of the New Credit Facilities. A Change of Control is an “Event of Default” under the New Credit Facilities and, as a result, amounts outstanding under the New Credit Facilities may be declared immediately due and payable. This could have a negative impact on DH’s financial condition and future operations if DH were unable to timely obtain waivers under or refinance the New Credit Facilities on reasonable terms, and recoveries to holders of Claims against DH may be negatively impacted. Such negative impact may not be fully offset by any reduction in the amount of the Dynegy Administrative Claim pursuant to the terms of the Settlement Agreement and the fact that DH would not be liable for any liabilities of Dynegy.  In addition, any assets currently held by Dynegy, including any cash, may remain assets of Dynegy only, and therefore would not inure to the benefit of DH. This may also have a negative impact on Dynegy’s financial condition and future operations, as well on recoveries to holders of Claims against and Equity Interests in Dynegy.

If the Plan is confirmed but the Effective Date does not occur, it may become necessary to amend the Plan to provide for alternative treatment of Claims and Equity Interests.  There can be no assurance that any such alternative treatment would be on terms as favorable to the holders of Claims and Equity Interests as the treatment provided under the Plan.  If any modifications to the Plan are material, it would be necessary to resolicit votes from holders of Claims and Equity Interests adversely affected by the modifications with respect to such amended Plan.

2.                                       Claims Estimation Considerations.

There can be no assurance that the estimated Claim amounts set forth herein are correct, and the actual amount of such Allowed Claims may differ from the estimates.  The estimated amounts are subject to certain risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual amount of Allowed Claims may vary from those estimated herein, and could change the actual recoveries provided for herein.

In addition, there can be no assurance that the Creditors’ Committee will support the Plan, as the Creditors’ Committee’s support of the Plan is subject to its review of, and satisfaction with, the Claims filed by stakeholders in Dynegy’s Chapter 11 Case, the aggregate amount thereof, and the resolution or adjudication of any objections to such Claims, including the aggregated Allowed amount of any such Claims.  In addition, the Majority Consenting Senior Noteholders or the Majority Consenting Lease Certificate Holders may make a “Non-Conforming Plan Assertion” in writing if they believe that the Plan is not a “Conforming Plan” (as defined in the Plan Support Agreement) because of the Claims asserted against Dynegy.  In the event that (a) the Majority Consenting Senior Noteholders or the Majority Consenting Lease Certificate Holders do make such a Non-Conforming Plan Assertion and (b) the Bankruptcy Court determines that the Plan does not constitute a “Conforming Plan” because of Claims asserted against Dynegy as specified in such Non-Conforming Plan Assertion, the Plan may not be able to be consummated.

3.                                       The Plan may not be confirmed by the Bankruptcy Court and the value of the Dynegy Administrative Claim and Equity Interests in the Surviving Entity is therefore uncertain.

The Settlement Agreement and the Plan Support Agreement contemplate a Plan in which, if confirmed by the Bankruptcy Court, Dynegy and DH are merged and the holders of Equity Interests in the Surviving Entity (which may be the current stockholders of Dynegy) will not receive any distribution or retain any interest in or property on account of such holders’ Equity Interests. Consequently, in such a circumstance the holders of Dynegy Common Stock shall not be entitled to any recovery under the Plan, other than a distribution of recoveries on account of the Dynegy Administrative Claim. The Plan, however, may not be confirmed. If the Plan is not confirmed, to the extent not otherwise resolved by the parties to the Settlement Agreement, the amount of the Dynegy Administrative Claim will be subject to arbitration proceedings. The Settlement Agreement provides that the amount of the Dynegy Administrative Claim is to be equal to the value of the equity consideration that would have been distributed on account of the Dynegy Administrative Claim if the Plan had been confirmed but, in any event, not less than $70 million nor more than $130 million in Cash. The potential outcome of such an arbitration proceeding is uncertain and there is no assurance that the Dynegy Administrative Claim would be valued at any specific amount within the prescribed range. If, however, the Plan is not confirmed because (1) Dynegy breached the Plan Support Agreement or the Plan Support Agreement is terminated under certain circumstances or (2) Dynegy and DH are unable to be combined other than as a result of any action or any inaction on the part of DH, then (x) the determination of the amount of the Dynegy Administrative Claim shall take into account (and shall be reduced in respect of) any value lost by DH as a result of the failure of Dynegy and DH to be combined and (y) the Dynegy Administrative Claim (as reduced) may be satisfied with plan securities or other non-cash consideration of equivalent value as determined by the Bankruptcy Court in connection with confirmation of any alternative DH plan of reorganization.  Additionally, if the Plan is not confirmed, an alternative plan of reorganization for DH would be necessary and it is unclear how Dynegy’s equity ownership of DH would be affected.  In light of the transfer of Coal Holdco to DH pursuant to the Settlement Agreement, the uncertain value of the Dynegy Administrative Claim is exacerbated by the uncertain treatment of Dynegy’s equity interest in DH in any plan of reorganization for DH other than the Plan.

C.                                    Risks Related to the Reorganized Dynegy Common Stock and Warrants

1.                                       An active trading market may not develop for the Reorganized Dynegy Common Stock or Warrants.

The Plan Securities (as defined below) are new issues of securities and, accordingly, there is currently no established public trading market for the Plan Securities.  Although the Plan Debtors expect that Reorganized Dynegy will apply to list the Reorganized Dynegy Common Stock on the New York Stock Exchange or another national securities exchange, there can be no assurance that such listing will be obtained.  There can be no assurance that an active trading market for the Plan Securities will develop. If there is no active trading market in the Plan Securities, the market price and liquidity of the Plan Securities may be adversely affected. If a trading market does not develop or is not maintained, holders of Plan Securities may experience difficulty in reselling such securities at an acceptable price or may be unable to sell them at all.  Even if a trading market were to exist, such market could have limited liquidity and the Plan Securities could trade at prices higher or lower than the value attributed to such securities in connection with their distribution under the Plan, depending upon many factors, including, without limitation, markets for similar securities, industry conditions, financial performance or prospects and investor expectations thereof.  As a result, there may be limited liquidity in any trading market that does develop for the Plan Securities.  In addition, the liquidity in the trading market for the Plan Securities and the market prices quoted for the Plan Securities may be adversely affected by changes in the overall market for such types of securities and changes in Reorganized Dynegy’s financial performance or prospects or in the performance or prospects for companies in its industry generally.

2.                                       Following the consummation of the Plan, certain holders of Allowed General Unsecured Claims may control the outcome of votes under the Reorganized Dynegy Common Stock, and may take actions conflicting with your interests.

Certain holders of Allowed General Unsecured Claims hold large aggregate principal amounts of such Claims and, following consummation of the Plan, they may accordingly hold a large aggregate principal amount of Reorganized Dynegy Common Stock issued pursuant to the Plan.  These holders may control the outcome of Reorganized Dynegy Common Stock votes and take actions that may conflict with the interests of other holders of Reorganized Dynegy Common Stock.

3.                                       The Reorganized Dynegy Common Stock is an equity interest and therefore subordinated to Reorganized Dynegy’s indebtedness.

In any liquidation, dissolution or winding up of Reorganized Dynegy, the Reorganized Dynegy Common Stock would rank below all debt claims against Reorganized Dynegy.  As a result, holders of Reorganized Dynegy Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding up of Reorganized Dynegy until after all of its obligations to its debt holders have been satisfied.

4.                                       Certain holders of Reorganized Dynegy Common Stock or Warrants may be restricted in their ability to transfer or sell their securities.

To the extent that Reorganized Dynegy Common Stock or Warrants issued under the Plan are covered by section 1145(a)(1) of the Bankruptcy Code, they may be resold by the holders thereof without registration unless the holder is an “underwriter” with respect to such securities.  Resales by Persons who receive Reorganized Dynegy Common Stock or Warrants pursuant to the Plan that are deemed to be “underwriters” as defined in section 1145(b) of the Bankruptcy Code would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act of 1933, as amended (the “Securities Act”), or other applicable law.  Such Persons would only be permitted to sell such securities without registration if they are able to comply with the provisions of Rule 144 under the Securities Act or another applicable exemption.  See “Securities Law Matters.”  However, pursuant to the Plan, each holder of an Allowed General Unsecured Claim that is also a Registration Rights Holder will have the right to become a party to a registration rights agreement providing such holder with customary registration rights, including a customary shelf registration, with respect to any shares of Reorganized Dynegy Common Stock it receives under the Plan.  See Section 8.14 of the Plan.

D.                                    Risks Related to Business Operations

1.                                       The Company’s significant indebtedness could adversely affect its financial health.

After the Plan is consummated, the Company will continue to have a significant amount of debt obligations, including the New Credit Facilities.  Such significant indebtedness could have negative consequences to the Company.  For example, the amount of indebtedness could:

•                  make it more difficult for the Company to satisfy its financial obligations, including debt service requirements;

•                  increase the Company’s vulnerability to general adverse economic and industry conditions;

•                  require the Company to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, acquisitions, and other general corporate purposes;

•                  limit the Company’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•                  impact the evaluation of the Company’s creditworthiness by counterparties to commercial agreements both for hedging as well as operating contracts, such as for fuel and transportation, and affect their willingness to transact with the Company and/or the level of collateral the Company is required to post under such agreements;

•                  place the Company at a competitive disadvantage compared to its competitors that have less debt; and

•                  limit the Company’s ability to obtain financing in the future for working capital, capital expenditures, acquisitions or other purposes on acceptable terms, on a timely basis or at all.

2.                                       The Company’s actual financial results may vary significantly from the Projections.

The Projections were prepared by the Company’s management in consultation with their professional advisors.  The Company’s management relied upon the accuracy and completeness of financial and other information provided by such third parties, as well as publicly-available information, and portions of the information herein and in the exhibits hereto may be based upon certain statements, estimates, assumptions and forecasts provided by Dynegy and third parties with respect to Dynegy’s anticipated future performance.  Dynegy’s management did not conduct an independent investigation into any legal, tax or accounting matters affecting the projections.  The Projections have also not been examined or compiled by independent accountants.

While Dynegy has presented the Projections with numerical specificity, it has necessarily based the Projections on a variety of estimates and assumptions that may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which will be beyond Dynegy’s control.  The Plan Debtors do not and cannot make any representations as to the accuracy of the Projections or to the Company’s ability to achieve the projected results.  Some assumptions inevitably will not materialize.  Furthermore, events and circumstances occurring subsequent to the date on which the Projections were prepared may differ from any assumed facts and circumstances.  Alternatively, any events and circumstances that come to pass may well have been unanticipated, and thus may affect financial results in a materially adverse or materially beneficial manner.  The Projections, therefore, may not be relied upon as a guaranty or other assurance of the actual results that will occur.

The Projections were based upon assumptions, qualifications, and explanations developed in January 2012 and have not been updated to reflect changes in the market and other subsequent events, including, without limitation, the termination of certain tolling arrangements for the GasCo assets in the West, changes in the price of natural gas, and changed market costs for delivering coal.

3.                                       The composition of Dynegy’s Board may change.

Pursuant to the Plan, as of the Effective Date, the Board will be the persons identified on Exhibit “I” of the Plan (to be filed as a Plan Document).  The Board shall be selected in a manner to be agreed to among the Majority Consenting Senior Noteholders, the Lease Trustee and the Creditors’ Committee.  The term of any current members of the board of directors of Dynegy not identified as members of the Board shall expire upon the Effective Date.  The term of any current members of the board of managers of DH shall expire on the Merger Effective Time.  The current directors of Dynegy and DH are eligible to be, but there shall be no obligation that they be, selected for the Board pursuant to sections 1123(a)(7) and 1129(a)(5) of the Bankruptcy Code.  As of the date of this Disclosure Statement, the identities of the members of the Board have not been identified.  While the current directors of Dynegy and DH are eligible to be selected for the Board, the composition of such Board is expected to change.

4.                                       Restrictive covenants may adversely affect Dynegy’s operations.

The New Credit Facilities contain various covenants that limit the ability of Dynegy GasCo and Dynegy CoalCo to, among other things:

•                  incur additional indebtedness;

•                  pay dividends, repurchase or redeem stock or make investments in certain entities;

•                  enter into related party transactions;

•                  create certain liens;

•                  enter into sale and leaseback transactions;

•                  enter into any agreements which limit the ability of such subsidiaries to make dividends or otherwise transfer cash or assets to Dynegy or certain other subsidiaries;

•                  create unrestricted subsidiaries;

•                  impair the security interests;

•                  issue certain capital stock;

•                  consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; and

•                  sell and acquire assets.

These restrictions may affect the ability of Dynegy CoalCo or Dynegy GasCo to operate their businesses, may limit their ability to take advantage of potential business opportunities as they arise and may adversely affect the conduct of their current businesses, including restricting their ability to finance future operations and capital needs and limiting their ability to engage in other business activities.

5.                                       Dynegy GasCo and Dynegy CoalCo receive significant services from certain of Dynegy’s other subsidiaries and the loss of such services, as a result of such subsidiaries becoming the subject of a voluntary or involuntary bankruptcy case or otherwise, may have a material adverse impact on Dynegy GasCo’s and Dynegy CoalCo’s businesses, financial condition, and results of operations.

Dynegy GasCo and Dynegy CoalCo receive significant services from certain of Dynegy’s subsidiaries, including, among others, cash management and energy management services.  If the provision of these services were to be delayed, interrupted or otherwise halted for any reason, including if any subsidiaries of Dynegy that provide such services become the subject of a voluntary or involuntary bankruptcy case, this may have a material adverse impact on Dynegy GasCo’s and Dynegy CoalCo’s businesses, financial condition, and results of operations.  A replacement supplier of these services may not be found within a reasonable time (or at all) and/or on economic terms that are commercially reasonable.

6.                                       There is only limited historical financial information available for Dynegy Gas Holdco, LLC and its subsidiaries or for Dynegy Coal Holdco and its subsidiaries.

The financial information incorporated by reference in this Disclosure Statement is primarily in respect of Dynegy and DH and only Dynegy’s Annual Report on Form 10-K for the year ended December 31, 2011 filed on March 8, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed on May 10, 2012 include certain audited financial information for Dynegy’s gas and coal segments. The limited available financial information with respect to the entities holding substantially all of Dynegy’s gas and coal-fired power generation businesses may make it difficult to assess their respective operating results or financial position for the dates and periods presented, nor may such limited financial information be necessarily indicative of future operating results or financial position.

7.                                       Acquisition of Reorganized Dynegy Common Stock may be subject to regulatory restrictions.

The acquisition of Reorganized Dynegy Common Stock (including through the exercise of the Warrants in accordance with their terms) and the ability to vote Reorganized Dynegy Common Stock may be subject to compliance with regulatory requirements and/or prior regulatory approvals (“Regulatory Authorizations”) by the holder or acquirer of Reorganized Dynegy Common Stock.  Such Regulatory Authorizations may include, without limitation, FERC authorization under section 203 of the FPA, approvals from any other regulatory body or bodies, or the satisfaction of any notification and waiting period requirements, such as those of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (the “HSR Act”). The applicability of Regulatory Authorizations may depend on the amount of Reorganized Dynegy Common Stock to be acquired (including through the exercise of the Warrants in accordance with their terms) or to be voted, or, in the case of the HSR Act, if certain size of parties and size of transaction thresholds are satisfied and no exemption is applicable.  Regulatory Authorizations may be denied, conditioned or delayed and may not be available. Denial, condition or delay could prevent a holder from voting its Reorganized Dynegy Common Stock.

A holder or acquirer of Reorganized Dynegy Common Stock or Warrants should consult with its own legal counsel with regard to compliance with and/or obtaining Regulatory Authorizations.  The acquisition of Reorganized Dynegy Common Stock (including through the exercise of Warrants in accordance with their terms) or voting of Reorganized Dynegy Common Stock prior to obtaining and/or complying with any necessary Regulatory Authorizations may result in liability including potentially substantial civil penalties.

Additional details and documents regarding voting of Reorganized Dynegy Common Stock may be provided in subsequently filed Plan Documents.

8.                                       Because wholesale power prices are subject to significant volatility and because many of the Company’s power generation facilities operate without long-term power sales agreements, the Company’s revenues and profitability are subject to wide fluctuations.

Because the Company largely sells electric energy, capacity, and ancillary services into the wholesale energy spot market or into other power markets on a term basis, it is not guaranteed any rate of return on its capital investments. Rather, its financial condition, results of operations and cash flows will depend, in large part, upon prevailing market prices for power and the fuel to generate such power. Wholesale power markets are subject to significant price fluctuations over relatively short periods of time and can be unpredictable. Such factors that may materially impact the power markets and the Company’s financial results include:

•                  economic conditions;

•                  the existence and effectiveness of demand-side management;

•                  conservation efforts and the extent to which they impact electricity demand;

•                  regulatory constraints on pricing (current or future) or the functioning of the energy trading markets and energy trading generally;

•                  the proliferation of advanced shale gas drilling increasing domestic natural gas supplies;

•                  fuel price volatility; and

•                  increased competition or price pressure driven by generation from renewable sources.

Many of the Company’s facilities operate as “merchant” facilities without long-term power sales agreements.  Consequently, there can be no assurance that the Company will be able to sell any or all of the electric energy, capacity or ancillary services from those facilities at commercially attractive rates or that the facilities will be able to operate profitably.  This could lead to less favorable financial results as well as future impairments of the Company’s property, plants and equipment or to the retirement of certain of the facilities resulting in economic losses and liabilities.

Given the volatility of commodity power prices, to the extent the Company does not secure long-term power sales agreements for the output of its power generation facilities, revenues and profitability will be subject to increased volatility, and the Company’s financial condition, results of operations and cash flows could be materially adversely affected.  Further, declines in the market prices of natural gas and wholesale electricity have reduced the outlook for cash flow that can be expected to be generated by the Company in the next several years.

9.                                       The Company’s commercial strategy may not be executed as planned or may result in lost opportunities.

The Company seeks to commercialize its assets through sales arrangements of various types. In doing so, the Company attempts to balance a desire for greater predictability of earnings and cash flows in the short- and medium-terms with a belief that commodity prices will rise over the longer term, creating upside opportunities for those with unhedged generation volumes. The ability to successfully execute this strategy is dependent on a number of factors, many of which are outside the control of the Company, including market liquidity, the availability of counterparties willing to transact with the Company or to transact with the Company at prices the Company believes are commercially acceptable, the availability of liquidity to post collateral in support of the Company’s derivative instruments, and the reliability of the people and systems comprising the Company’s commercial operations function.  The availability of market liquidity and willing counterparties could be negatively impacted by poor economic and financial market conditions, including impacts on financial institutions and other current and potential counterparties as well as counterparties’ views of the creditworthiness of the Company.  If the Company is unable to transact in the short- and medium-terms, its financial condition, results of operations and cash flows will be subject to significant uncertainty and volatility.  Alternatively, significant contract execution for any such period may precede a run-up in commodity prices, resulting in lost upside opportunities and mark-to-market accounting losses causing significant variability in net income and other U.S. GAAP reported measures.

10.                                 The Company is exposed to the risk of fuel and fuel transportation cost increases and interruptions in fuel supplies.

The Company purchases the fuel requirements for many of its power generation facilities, primarily those that are natural gas-fired, under short-term contracts or on the spot market. As a result, the Company faces the risks of supply interruptions and fuel price volatility, as fuel deliveries may not exactly match those required for energy sales, due in part to the Company’s need to pre-purchase fuel inventories for reliability and dispatch requirements.

Moreover, profitable operation of many of the Company’s coal-fired generation facilities is highly dependent on coal prices and coal transportation rates. Power generators in the Midwest and the Northeast have experienced significant pressures on available coal supplies that are either transportation or supply related. Dynegy has entered into term contracts for Powder River Basin coal, which the Company uses for its coal facilities in the Midwest.  The Company’s expected coal requirements are 100 percent contracted and priced for 2012.  The Company’s forecast coal requirements for 2013 are 62 percent committed.  Those volumes are unpriced but are subject to a price collar structure.  The Company’s coal transportation requirements are 100 percent contracted and priced through 2013.  Coal transportation rates will be renewed in 2014 at levels higher than the Company’s current rates.  The low sulfur content coal used at the Company’s facilities in order to meet the requirements of their air permits limits coal supply options creating risks in terms of the Company’s ability to procure firm coal supplies for periods and prices the Company believes are favorable.

Further, any changes in the costs of coal, fuel oil, natural gas or transportation rates and changes in the relationship between such costs and the market prices of power will affect the Company’s financial results. If the Company is unable to procure fuel for physical delivery at prices it considers favorable, its financial condition, results of operations and cash flows could be materially adversely affected.

11.                                 The Company’s costs of compliance with existing environmental requirements are significant, and costs of compliance with new environmental requirements or factors could materially adversely affect its financial condition, results of operations and cash flows.

The Company’s businesses are subject to extensive and frequently changing environmental regulation by federal, state and local authorities. Such environmental regulation imposes, among other things, restrictions, liabilities and obligations in connection with the generation, handling, use, transportation, treatment, storage and disposal of hazardous substances and waste and in connection with spills, releases and emissions of various substances (including greenhouse gas into the environment, and in connection with environmental impacts associated with cooling water intake structures). Existing environmental laws and regulations may be revised or reinterpreted, new laws and regulations may be adopted or may become applicable to the Company or its facilities, and litigation or enforcement proceedings could be commenced against the Company.  Proposals being considered by federal and state authorities (including proposals regarding regulation of greenhouse gases) could, if and when adopted or enacted, require the Company to make substantial capital and operating expenditures or consider retiring certain of its facilities. If any of these events occur, the Company’s financial condition, results of operations and cash flows could be materially adversely affected.

Many environmental laws require approvals or permits from governmental authorities before construction, modification or operation of a power generation facility may commence. Certain environmental permits must be renewed periodically in order for the Company to continue operating its facilities. The process of obtaining and renewing necessary permits can be lengthy and complex and can sometimes result in the establishment of permit conditions that make the project or activity for which the permit was sought unprofitable or otherwise unattractive.  Even where permits are not required, compliance with environmental laws and regulations can require significant capital and operating expenditures.  The Company is required to comply with numerous environmental laws and regulations, and to obtain numerous governmental permits when it modifies and operates its facilities. If there is a delay in obtaining any required environmental regulatory approvals or permits, if the Company fails to obtain any required approval or permit, or if the Company is unable to comply with the terms of such approvals or permits, the operation of its facilities may be interrupted or become subject to additional costs.  Further, changed interpretations of existing regulations may subject historical maintenance, repair and replacement activities at the Company’s facilities to claims of noncompliance. As a result, the Company’s financial condition, results of operations and cash flows could be materially adversely affected. Certain of the Company’s facilities are also required to comply with the terms of a consent decree or other governmental orders.

With the continuing trend toward stricter environmental standards and more extensive regulatory and permitting requirements, the Company’s capital and operating environmental expenditures are likely to be substantial and may significantly increase in the future.

12.                                 The Company’s businesses are subject to complex government regulation. Changes in these regulations or in their implementation may affect costs of operating the Company’s facilities or the Company’s ability to operate its facilities, or increase competition, any of which would negatively impact the Company’s results of operations.

The Company is subject to extensive federal, state and local laws, and regulations governing the generation and sale of energy commodities in each of the jurisdictions in which it has operations. Compliance with these ever-changing laws and regulations requires expenses (including legal representation) and monitoring, capital and operating expenditures. Potential changes in laws and regulations that could have a material impact on the Company’s businesses include: re-regulation of the power industry in markets in which the Company conducts business; the introduction, or reintroduction, of rate caps or pricing constraints; increased credit standards, collateral costs or margin requirements, as well as reduced market liquidity, as a result of potential over-the-counter market regulation; or a variation of these. Furthermore, these and other market-based rules and regulations are subject to change at any time, and the Company cannot predict what changes may occur in the future or how such changes might affect any facet of its businesses.

The costs and burdens associated with complying with the increased number of regulations may have a material adverse effect on the Company, if it fails to comply with the laws and regulations governing its businesses or if it fails to maintain or obtain advantageous regulatory authorizations and exemptions. Moreover, increased competition within the sector resulting from potential legislative changes, regulatory changes or other factors may create greater risks to the stability of the Company’s power generation earnings and cash flows generally.

13.                                 Availability and cost of emission allowances could materially impact the Company’s costs of operations.

The Company is required to maintain, either through allocation or purchase, sufficient emission allowances to support its operations in the ordinary course of operating its power generation facilities.  These allowances are used to meet the Company’s obligations imposed by various applicable environmental laws, and the trend toward more stringent regulations (including regulations regarding greenhouse gas emissions) will likely require the Company to obtain new or additional emission allowances.  If the Company’s operational needs require more than its allocated quantity of emission allowances, the Company may be forced to purchase such allowances on the open market, which could be costly.  If it is unable to maintain sufficient emission allowances to match its operational needs, the Company may have to curtail its operations so as not to exceed its available emission allowances, or install costly new emissions controls.  As the Company uses the emissions allowances that it has purchased on the open market, costs associated with such purchases will be recognized as operating expense. If such allowances are available for purchase, but only at significantly higher prices, their purchase could materially increase the Company’s costs of operations in the affected markets and materially adversely affect the Company’s financial condition, results of operations and cash flows.

14.                                 Competition in wholesale power markets, together with the age of certain of the Company’s generation facilities and an oversupply of power generation capacity in certain regional markets, may have a material adverse effect on the Company’s financial condition, results of operations, and cash flows.

The Company has numerous competitors, and additional competitors may enter the industry.  The Company’s power generation businesses compete with other non-utility generators, regulated utilities, unregulated subsidiaries of regulated utilities, other energy service companies and financial institutions in the sale of electric energy, capacity and ancillary services, as well as in the procurement of fuel, transmission and transportation services. Moreover, aggregate demand for power may be met by generation capacity based on several competing technologies, as well as power generating facilities fueled by alternative or renewable energy sources, including hydroelectric power, synthetic fuels, solar, wind, wood, geothermal, waste heat and solid waste sources. Regulatory initiatives designed to enhance renewable generation could increase competition from these types of facilities. In addition, a buildup of new electric generation facilities in recent years has resulted in an oversupply of power generation capacity in certain regional markets the Company serves.

The Company also competes against other energy merchants on the basis of their relative operating skills, financial position and access to credit sources.  Electric energy customers, wholesale energy suppliers and transporters often seek financial guarantees, credit support such as letters of credit, and other assurances that their energy contracts will be satisfied. Companies with which the Company competes may have greater resources in these areas.  In addition, certain of the Company’s current facilities are relatively old.  Newer plants owned by competitors will often be more efficient than some of the Company’s plants, which may put these plants at a competitive disadvantage.  Over time, some of the Company’s plants may become unable to compete, because of the construction of new plants, and such new plants could have a number of advantages including: more efficient equipment, newer technology that could result in fewer emissions, or more advantageous locations on the electric transmission system.  Additionally, these competitors may be able to respond more quickly to new laws and regulations because of the newer technology utilized in their facilities or the additional resources derived from owning more efficient facilities.  Taken as a whole, the potential disadvantages of the Company’s aging fleet could result in lower run-times or even early asset retirement.

Other factors may contribute to increased competition in wholesale power markets.  New forms of capital and competitors have entered the industry in the last several years, including financial investors who perceive that asset values are at levels below their true replacement value.  As a result, a number of generation facilities in the United States are now owned by lenders and investment companies. Furthermore, mergers and asset reallocations in the industry could create powerful new competitors.  Under any scenario, the Company anticipates that it will face competition from numerous companies in the industry, some of which have superior capital structures.

Moreover, many companies in the regulated utility industry, with which the wholesale power industry is closely linked, are also restructuring or reviewing their strategies. Several of those companies have discontinued or are discontinuing their unregulated activities and seeking to divest or spin-off their unregulated subsidiaries. Some of those companies have had, or are attempting to have, their regulated subsidiaries acquire assets out of their or other companies’ unregulated subsidiaries. This may lead to increased competition between the regulated utilities and the unregulated power producers within certain markets. To the extent that competition increases, the Company’s financial condition, results of operations and cash flows may be materially adversely affected.

15.                                 The Company does not own or control transmission facilities required to sell the wholesale power from its generation facilities.  If the transmission service is inadequate, the Company’s ability to sell and deliver wholesale power may be materially adversely affected.  Furthermore, these transmission facilities are operated by regional transmission organizations (“RTOs”) and independent system operators (“ISOs”), which are subject to changes in structure and operation and impose various pricing limitations.  These changes and pricing limitations may affect the Company’s ability to deliver power to the market that would, in turn, adversely affect the profitability of its generation facilities.

The Company does not own or control the transmission facilities required to sell the wholesale power from its generation facilities.  If the transmission service from these facilities is unavailable or disrupted, or if the transmission capacity infrastructure is inadequate, the Company’s ability to sell and deliver wholesale power may be materially adversely affected.  RTOs and ISOs provide transmission services, administer transparent and competitive power markets, and maintain system reliability.  Many of these RTOs and ISOs operate in the realtime and day-ahead markets in which the Company sells energy.  The RTOs and ISOs that oversee most of the wholesale power markets impose, and in the future may continue to impose, offer caps and other mechanisms to guard against the potential exercise of market power in these markets as well as price limitations.  These types of price limitations and other regulatory mechanisms may adversely affect the profitability of the Company’s generation facilities that sell energy and capacity into the wholesale power markets.  Problems or delays that may arise in the formation and operation of new or maturing RTOs and similar market structures, or changes in geographic scope, rules or market operations of existing RTOs, may also affect the Company’s ability to sell, the prices it receives or the cost to transmit power produced by its generating facilities.  Rules governing the various regional power markets may also change from time to time, which could affect the Company’s costs or revenues.  Additionally, if the transmission service from these facilities is unavailable or disrupted, or if the transmission capacity infrastructure is inadequate, the Company’s ability to sell and deliver wholesale power may be materially adversely affected.  Furthermore, the rates for transmission capacity from these facilities are set by others and thus are subject to change, some of which could be significant.  As a result, the Company’s financial condition, results of operations, and cash flows may be materially adversely affected.

16.                                 The Company’s financial condition, results of operations and cash flows would be adversely impacted by strikes or work stoppages by their unionized employees.

A majority of the employees at the Company’s facilities are subject to collective bargaining agreements with various unions.  Additionally, unionization activities, including votes for union certification, could occur at the Company’s non-union generating facilities in its fleet.  If union employees strike, participate in a work stoppage or slowdown or engage in other forms of labor strife or disruption, the Company could experience reduced power generation or outages if replacement labor is not procured.  The ability to procure such replacement labor is uncertain.  Strikes, work stoppages or an inability to negotiate future collective bargaining agreements on commercially reasonable terms could have a material adverse effect on the Company’s financial condition, results of operations and cash flows.

17.                                 The Company’s ability to comply with the Consent Decree may be materially adversely impacted by the Company’s future operating cash flows, or unforeseen labor, material and equipment costs.

As a result of the Midwest consent decree (the “Consent Decree”), the Company is required to not operate certain of its power generating facilities after specified dates unless certain emission control equipment is installed.  As of December 31, 2011, only Unit 2 at the Company’s Baldwin power generation facility has material outstanding Consent Decree work yet to be performed, which is scheduled for completion by the end of 2012. The Company has incurred significant costs in complying with the Consent Decree and anticipates the remainder of the equipment installations to incur additional significant costs. Further, the Company is exposed to the risk of price increases in the costs of labor and to the risk that counterparties to the construction contracts may fail to perform, in which case the Company would be forced to enter into alternative arrangements at then-current market prices that may exceed its contractual prices and possibly cause delays to the project timelines.  Further, the Company’s production may be affected if the Company fails to meet certain performance standards under the Consent Decree.

18.                                 Dynegy’s ability to use its federal net operating losses or alternative minimum tax credits to offset its future taxable income may be further limited under sections 382 and 383 of the Internal Revenue Code and as a result of Dynegy’s having recognized certain cancellation of indebtedness income.

As discussed in greater detail below under the heading “Certain U.S. Federal Income Tax Consequences— Tax Consequences to Dynegy, DH and DNE Upon Consummation of the Plan,” Dynegy’s ability to use previously incurred federal NOLs (as defined below) and AMT Credits (as defined below), which have a maximum balance of $1,419 million and $271 million, respectively, at December 31, 2011, will likely be limited or modified on the Effective Date as a result of section 382 of the Internal Revenue Code and at the close of Dynegy’s taxable year as a result of COD Income (as defined below).  In addition, Dynegy had an Ownership Change (as defined below) in the second quarter of 2012 and thus its ability to utilize its federal NOLs and AMT Credits that existed at the time of the Ownership Change will be significantly limited (in an amount yet to be determined).  Notwithstanding that the use of the NOLs and AMT Credits existing at the time of this Ownership Change will be limited, such tax attributes continue to exist after such Ownership Change and, as a result of COD Income resulting on the Effective Date, such tax attributes held at DH will be reduced or eliminated prior to the reduction of tax attributes held by entities other than DH or produced after the Ownership Change.  Because the use of these tax attributes existing at the time of the Ownership Change has been limited and these tax attributes are expected to be reduced or eliminated as a result of COD Income, the impact of a further Ownership Change on the Effective Date should not have a significant impact on Dynegy’s use of these tax attributes.  The Dynegy Group (as defined below) is expected to produce additional NOLs after the Ownership Change in the second quarter of 2012 and prior to the Effective Date.  The use of these additional NOLs will not be limited by the Ownership Change in the second quarter of 2012 but may be limited by a further Ownership Change on the Effective Date.

E.                                      Disclosure Statement Disclaimer

1.                               This Disclosure Statement was not approved by the Securities and Exchange Commission.

This Disclosure Statement was not filed with the SEC under the Securities Act or applicable state securities laws.  Neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement, or the exhibits or the statements contained herein, and any representation to the contrary is unlawful.

2.                               No legal or tax advice is provided to you by this Disclosure Statement.

This Disclosure Statement is not legal advice to you.  The contents of this Disclosure Statement should not be construed as legal, business or tax advice.  Each holder of a Claim or an Equity Interest should consult his or her own legal counsel and accountant with regard to any legal, tax and other matters concerning his or her Claim or Equity Interest.  This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

3.                               No admissions made.

The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any entity (including, without limitation, the Plan Debtors) nor (b) be deemed evidence of the tax or other legal effects of the Plan on Dynegy, DH and their successors and assigns, including the Surviving Entity and Reorganized Dynegy, the other Debtors, holders of Allowed Claims or Equity Interests, or any other parties in interest.

4.                               Failure to identify litigation claims or projected objections.

No reliance should be placed on the fact that a particular litigation Claim or projected objection to a particular Claim or Equity Interest is, or is not, identified in this Disclosure Statement.  The Plan Debtors may seek to investigate, file, and prosecute Claims and Equity Interests and may object to Claims after the Confirmation or Effective Date of the Plan irrespective of whether this Disclosure Statement identifies such Claims or objections to Claims.

5.          Information was provided by the Plan Debtors and was relied upon by the Plan Debtors’ advisors.

Counsel to and other advisors retained by each of the Plan Debtors have relied upon information provided by Dynegy and the DH Debtors in connection with the preparation of this Disclosure Statement.  Although counsel to and other advisors retained by each of the Plan Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement, they have not independently verified the information contained herein.

6.          Potential exists for inaccuracies, and the Plan Debtors have no duty to update.

The statements contained in this Disclosure Statement are made by the Plan Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change in the information set forth herein since that date.  While the Plan Debtors have used their reasonable business judgment to ensure the accuracy of all of the information provided in this Disclosure Statement and in the Plan, the Plan Debtors nonetheless cannot, and do not, confirm the current accuracy of all statements appearing in this Disclosure Statement.  Further, although the Plan Debtors may subsequently update the information in this Disclosure Statement, they have no affirmative duty to do so unless ordered to do so by the Bankruptcy Court.

7.          No representations outside this Disclosure Statement are authorized.

No representations concerning or relating to Dynegy, DH, the Surviving Entity, the other Debtors, Reorganized Dynegy, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in the Disclosure Statement.  Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement should not be relied upon by you in arriving at your decision.  You should promptly report any unauthorized representations or inducements to counsel for either of the Plan Debtors, counsel for the Creditors Committee, and the United States Trustee.

F.             Forward Looking Statements

This Disclosure Statement and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the federal securities laws that involve risks and uncertainties. Forward-looking statements include statements the Plan Debtors make concerning their plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information and, in particular, appear under the heading “Risk Factors” and in Exhibit “E” hereto. These statements represent the Plan Debtors’ reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause its actual results and financial position to differ materially. When used in this Disclosure Statement, the words “estimates,” “expects,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “foresees,” “seeks,” “likely,” “may,” “might,” “will,” “should,” “goal,” “target,” “approximately,” or “intends,” and variations of these words or similar expressions (or the negative versions of any such words), are intended to identify forward-looking statements. In addition, the Plan Debtors, through their senior management, from time to time make forward-looking public statements concerning their expected future operations and performance and other developments that are not, and will not be, incorporated by reference herein. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, the Plan Debtors’ actual results may differ materially from those that it expected. Accordingly, investors should not place undue reliance on the Plan Debtors’ forward-looking statements. The Plan Debtors derive many of their forward-looking statements from their operating budgets and forecasts, which are based upon many detailed assumptions. While the Plan Debtors believe that their assumptions are reasonable, they caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for it to anticipate all factors that could affect its actual results. All forward-looking statements are based upon information available to the Plan Debtors on the date of this Disclosure Statement.

Important factors that could cause actual results to differ materially from the Plan Debtors’ expectations (“cautionary statements”) are disclosed elsewhere in this Disclosure Statement and in the documents incorporated by reference herein, including, without limitation, in conjunction with the forward-looking statements included in this Disclosure Statement and in the documents incorporated by reference herein. All forward-looking statements in this Disclosure Statement and subsequent written and oral forward-looking statements attributable to the Plan Debtors, or persons acting on their behalf, are expressly qualified in their entirety by such cautionary statements.  Some of the factors that the Plan Debtors believe could affect their results include:

•      the Plan Debtors’ ability to obtain approval of the Bankruptcy Court with respect to their motions in the Chapter 11 Cases and to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 Cases, and to consummate all the transactions contemplated by the Settlement Agreement and the Plan Support Agreement;

•      the Plan Debtors’ ability to consummate the Merger;

•      the Debtors’ ability to sell the Roseton and Danskammer Facilities to one or more third parties as set forth in the Settlement Agreement;

•      the Plan Debtors’ ability to obtain the acceptance of the requisite number and amount of holders of Claims in Class 3;

•      beliefs and assumptions relating to the projections set forth in Exhibit “E” hereto, which include the timing, confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Company, industry performance, general business and economic conditions and other matters;

•      the Plan Debtors’ ability to accurately estimate the amount of Claims;

•      beliefs and assumptions relating to the Company’s liquidity, available borrowing capacity and capital resources generally, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties;

•      the anticipated effectiveness of the overall restructuring activities and any additional strategies to address the Plan Debtors’ liquidity and their capital resources, including accessing the capital markets;

•      limitations on the Plan Debtors’ ability to utilize previously incurred federal net operating losses or alternative minimum tax credits;

•      expectations regarding compliance with the New Credit Facilities, including collateral demands, interest expense, and other payments;

•      the timing and anticipated benefits to be achieved through the company-wide cost savings programs, including the PRIDE initiative;

•      expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion by-products, and other laws and regulations to which the Plan Debtors and their direct and indirect subsidiaries are, or could become, subject;

•      beliefs, assumptions and projections regarding the demand for power, generation volumes and commodity pricing, including natural gas prices and the impact on such prices from shale gas proliferation and the timing of a recovery in natural gas prices, if any;

•      sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof;

•      beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the anticipation of higher market pricing over the longer term;

•      beliefs and assumptions regarding the Plan Debtors’ ability to enhance or protect long-term value for stockholders;

•      the effectiveness of the Plan Debtors’ strategies to capture opportunities presented by changes in commodity prices and to manage their exposure to energy price volatility;

•      beliefs and assumptions about weather and general economic conditions;

•      projected operating or financial results, including anticipated cash flows from operations, revenues and profitability;

•      the Plan Debtors and their subsidiaries’ focus on safety and their ability to efficiently operate their assets so as to capture revenue generating opportunities and operating margins;

•      beliefs about the outcome of legal, regulatory, administrative and legislative matters;

•      expectations regarding performance standards and estimates regarding capital and maintenance expenditures, including the Consent Decree and its associated costs and performance standards; and

•      other risks identified in this Disclosure Statement and the documents specifically incorporated by reference herein.

In addition, there may be other factors that could cause the Company’s actual results and financial condition to be materially different from the results referenced in the forward-looking statements. All forward-looking statements contained or incorporated by reference in this Disclosure Statement are qualified in their entirety by this cautionary statement.  Forward-looking statements speak only as of the date they are or were made, and may not be updated or otherwise revised to reflect events or circumstances after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, except as required by law.

XIII.

CONFIRMATION AND CONSUMMATION PROCEDURES

A.            Overview

A plan of reorganization may provide anything from a complex restructuring of a debtor’s business and its related obligations to a simple liquidation of the debtor’s assets.  In either event, upon confirmation of a plan, it becomes binding on the debtor and all of its creditors and equity holders, and the obligations owed by the debtor to such parties are compromised and exchanged for the obligations specified in the plan.  Before soliciting acceptances of a proposed plan, section 1125 of the Bankruptcy Code requires the debtor to prepare and file a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan.  This Disclosure Statement is presented to holders of Claims entitled to vote to accept or reject the Plan to satisfy the requirements of section 1125 of the Bankruptcy Code in connection with the Plan Debtors’ solicitation of votes on the Plan.

A bankruptcy court may confirm a plan if such bankruptcy court independently determines that the requirements of section 1129 of the Bankruptcy Code have been satisfied.  Section 1129 sets forth the requirements for confirmation of a plan and, among other things, requires that a plan meet the “best interests of creditors” test and be “feasible.”  The “best interests of creditors” test generally requires that the value of the consideration to be distributed to the holders of claims or equity interests under a plan may not be less than those parties would receive if the debtor were liquidated pursuant to a hypothetical liquidation occurring under chapter 7 of the Bankruptcy Code.  Under the “feasibility” requirement, a bankruptcy court generally must find that there is a reasonable probability that a debtor will be able to meet its obligations under its plan without the need for further financial reorganization.

The Bankruptcy Code does not require that each holder of a claim or interest in a particular class vote in favor of a plan of reorganization for the bankruptcy court to determine that the class has accepted a plan.  Rather, a class of creditors will be determined to have accepted the plan if the bankruptcy court determines that the plan has been accepted by a majority in number and two-thirds in amount of those claims entitled to vote and actually voting in such class.  Similarly, a class of equity security holders will have accepted a plan if the bankruptcy court determines that the plan has been accepted by holders of two-thirds of the number of shares actually voting in such class.

In addition, classes of claims or equity interests that are not “impaired” under a plan of reorganization are conclusively presumed to have accepted the plan and thus are not entitled to vote.  Accordingly, acceptances of a plan will generally be solicited only from those persons who hold claims or equity interests in an impaired class.  A class is “impaired” under a plan if the legal, equitable, or contractual rights associated with the claims or equity interests of that class are modified in any way under the plan.  Modification for purposes of determining impairment, however, does not include curing defaults and reinstating maturity on the effective date of the plan.  Furthermore, classes that are to receive no distribution under the plan are conclusively deemed to have rejected the plan.  Class 1 — Priority Claims, Class 2 — Secured Claims, and Class 4 — Convenience Claims are unimpaired under the Plan and are therefore deemed to have accepted the Plan.  Class 5 — Securities Claims and Class 6 - Equity Interests are not entitled to distributions under the Plan and are therefore deemed to have rejected the Plan.  Accordingly, only holders of Class 3 — General Unsecured Claims are entitled to vote on the Plan.

If a controversy arises as to whether any Claim or Equity Interest, or any class of Claims or Equity Interests, is impaired under the Plan, the Bankruptcy Court shall determine such controversy at the Confirmation Hearing.  Prior to the determination by the Bankruptcy Court with respect to any such controversy, each holder of a Claim or Equity Interest within the class of Claims or Equity Interests with respect to which such controversy has arisen may be provided a provisional ballot to cast a vote to accept or reject the Plan pursuant to the procedures approved by the Bankruptcy Court in the Disclosure Statement Orders.

The bankruptcy court also may confirm a plan of reorganization even though fewer than all the classes of impaired claims and equity interests accept such plan.  For a plan of reorganization to be confirmed despite its rejection by a class of impaired claims or equity interests, the plan must be accepted by at least one class of impaired claims (determined without counting the vote of insiders) and the proponent of the plan must show, among other things, that the plan does not “discriminate unfairly” and that the plan is “fair and equitable” with respect to each impaired class of claims or equity interests that has not accepted the plan.

Under section 1129(b) of the Bankruptcy Code, a plan is “fair and equitable” as to a rejecting class of claims or equity interests if, among other things, the plan provides: (a) with respect to secured claims, that each such holder will receive or retain on account of its claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; and (b) with respect to unsecured claims and equity interests, that the holder of any claim or equity interest that is junior to the claims or equity interests of such class will not receive or retain on account of such junior claim or equity interest any property from the estate, unless the senior class receives property having a value equal to the full amount of its allowed claim.

A plan does not “discriminate unfairly” against a rejecting class of claims or equity interests if (a) the relative value of the recovery of such class under the plan does not differ materially from that of any class (or classes) of similarly situated claims or equity interests, and (b) no senior class of claims or equity interests is to receive more than 100% of the amount of the claims or equity interest in such class.

The Plan has been structured so that it will satisfy the foregoing requirements, and can therefore be confirmed, if necessary, over the deemed rejection of Classes 5 and 6.

B.            Confirmation of the Plan

1.             Elements of Section 1129 of the Bankruptcy Code

At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the conditions to confirmation under section 1129 of the Bankruptcy Code are satisfied.

Such conditions include the following:

a.             The Plan complies with the applicable provisions of the Bankruptcy Code.

b.             Each of the Plan Debtors has complied with the applicable provisions of the Bankruptcy Code.

c.             The Plan has been proposed in good faith and not by any means proscribed by law.

d.             Any payment made or promised by the Plan Debtors or by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, DH’s or Dynegy’s (or the Surviving Entity’s, as applicable) Chapter 11 Cases, or in connection with the Plan and incident to DH’s or Dynegy’s (or the Surviving Entity’s, as applicable) Chapter 11 Cases, has been approved by, or is subject to the approval of, the Bankruptcy Court, as reasonable.

e.             The Plan Debtors have disclosed or will disclose the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of Reorganized Dynegy under the Plan and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the Plan Debtors have disclosed the identity of any insider that will be employed or retained by Reorganized Dynegy, and the nature of any compensation for such insider.

f.              With respect to each impaired class of Claims or Equity Interests, each holder of an impaired Claim or Equity Interest has either accepted the Plan or will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain on account of such Claim if the Surviving Entity were liquidated on such date under chapter 7 of the Bankruptcy Code.

g.             Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Administrative Claims and Priority Claims will be paid in full, in Cash, on the Effective Date and Priority Tax Claims will be paid in regular installments over a period ending not later than five (5) years after the DH Petition Date, of a total value, as of the Effective Date, equal to the allowed amount of such Priority Tax Claims.

h.             At least one impaired class of Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such class.

i.              Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of Reorganized Dynegy under the Plan, except to the extent proposed in the Plan.

j.              All fees payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

The Plan Debtors believe that the Plan will satisfy all the statutory provisions of chapter 11 of the Bankruptcy Code, that they have complied or will have complied with all of the provisions of the Bankruptcy Code, and that the Plan is being proposed and submitted to the Bankruptcy Court in good faith.

2.             Acceptance

A class of Claims will have accepted the Plan if the Plan is accepted, with reference to a class of Claims, by at least two-thirds in amount and more than one-half in number of the Claims entitled to vote that actually vote in such class.

3.             Standards Applicable to Releases

Section 8.20 of the Plan provides for releases of certain claims against non-Debtors in consideration of services provided to the Estate, valuable compromises made by the Settlement Parties to achieve the Settlement Agreement, and other value contributed in the Chapter 11 Cases by the Released Parties.  The non-Debtor released parties are: (a) each of the Plan Debtors’ Affiliates, (b) the Consenting Senior Noteholders, (c) the Consenting Subordinated Noteholders, (d) the Consenting Lease Certificate Holders, (e) the Lease Trustee, (f) Franklin, (g) the PSEG Entities, (h) the Indenture Trustees; (i) the members of the Creditors’ Committee (solely in their capacity as such), (j) the present and former directors, officers, managers, equity holders, agents, successors, assigns, attorneys, accountants, consultants, investment bankers, bankruptcy and restructuring advisors, financial advisors, and each of their affiliates with respect to each of (a) through (i), and (k) any Person claimed to be liable derivatively through any of the foregoing.  As set forth in the Plan, the releases are given, to the greatest extent permitted under applicable law, by any holder of a Claim or Equity Interest that is impaired or unimpaired under the Plan.  The released claims are limited to those Claims or Causes of Action that are based on the same subject as the holders’ Claim against or Equity Interest in the Surviving Entity.

The Plan Debtors believe that the releases set forth in the Plan are appropriate because, among other things, the releases are narrowly tailored to the facts and circumstances of these restructuring proceedings, and each of the Released Parties has afforded value to the estates and aided in the reorganization process, including through the negotiation and compromise of the various outstanding disputes resolved through the Settlement Agreement, which facilitated the Plan Debtors’ ability to propose and pursue confirmation of the Plan.  In addition, it is possible that many of the Released Parties would have rights of indemnification against Reorganized Dynegy.  The Plan Debtors believe that each of the Released Parties has played an integral role in reaching the Settlement Agreement and formulating the Plan and has expended significant time and resources analyzing and negotiating the issues presented by the Company’s prepetition capital structure.  Moreover, the overall Settlement Agreement requires releases by and for the Settlement Parties.  To the extent that creditors and equity holders who were not party to the Settlement Agreement are affected by the releases contained in the Plan, those creditors and equity holders nevertheless benefit from the releases by virtue of their ability to share in the distributable value preserved by the Settlement Agreement, the consideration for which was, in part, the releases contained in the Plan.

The United States Court of Appeals for the Second Circuit has determined that releases of non-debtors may be approved as part of a chapter 11 plan of reorganization if there are “unusual circumstances” that render the release terms important to the success of the plan.  See Deutsche Bank AG v. Metromedia Fiber Network Inc. (In re Metromedia Fiber Network, Inc.), 416 F.3d 136, 143 (2d Cir. 2005).  Courts have approved releases of non-debtors when, for example, (a) the estate received substantial consideration; (b) the enjoined claims were channeled to a settlement fund rather than extinguished; (c) the enjoined claims would indirectly impact the reorganization by way of indemnity or contribution; (d) the plan otherwise provided for the full payment of the enjoined claims; and (e) the affected creditors consented to the release.  Id. at 142.  Before a determination can be made as to whether releases are appropriate as warranted by “unusual circumstances,” the United States Court of Appeals for the Second Circuit has concluded that there is a threshold jurisdictional inquiry as to whether the Bankruptcy Court has subject matter jurisdiction to grant such releases.  In re Johns-Manville Corp., 517 F.3d 52, 65 (2d Cir. 2008); see also In re Dreier LLP, 429 B.R. 112, 132 (Bankr. S.D.N.Y. 2010) (finding no jurisdiction to approve releases of claims that did not affect the estate); In re Metcalf & Mansfield Alternative Investments, 421 B.R. 685, 695 (Bankr. S.D.N.Y. 2010) (discussing and approving releases in a case under chapter 15 of the Bankruptcy Code).  Courts have jurisdiction over a third party cause of action or claim if it will “directly and adversely impact the reorganization.” Dreier, 429 B.R. at 132.  Conversely, the court may lack jurisdiction if the released claim is one that would “not affect the property of the estate or the administration of the estate.”  Id. at 133.  Here, all of the released claims would “directly and adversely impact the reorganization” of the Surviving Entity’s estate as is evidenced by the description of such disputes and litigations that have occurred or are occurring in these Chapter 11 Cases.  Further, some of the entities and individuals granted a release under the Plan would have a potential claim for indemnification and/or contribution against the Plan Debtors for any liabilities incurred on such claims, as well as any expenses incurred to defend against such claims.  Satisfying such claims would dilute available recoveries for the holders of General Unsecured Claims under the Plan.  The Plan Debtors’ estates therefore would be directly and adversely impacted if the released claims were pursued, and the Bankruptcy Court has jurisdiction to approve them as part of the Plan. The circumstances of these Chapter 11 Cases therefore satisfy the Metromedia requirements.

In addition, because the Plan provides all holders of Claims and Equity Interests of the

Plan Debtors the opportunity to “opt out” of the releases in Section 8.20 of the Plan and corresponding injunctive provisions, the Plan Debtors believe that such releases and the corresponding injunction are permissible under applicable Second Circuit precedent.  Moreover, the exculpation provision in Section 15.7 of the Plan only provides parties relief with respect to the development and consummation of the Plan, and thus the Plan Debtors believe — as noted above — that any party obtaining relief under such provision will have necessarily provided value through its efforts in developing the Plan.

4.             Best Interests of Creditors Test

With respect to each impaired class of holders of Claims and Equity Interests, confirmation of the Plan requires that each holder in such impaired class either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the applicable consummation date under the Plan, that is not less than the value such holder would receive or retain if the Surviving Entity were liquidated under chapter 7 of the Bankruptcy Code.

To determine what holders of Claims and Equity Interests of each impaired class would receive or retain if the Surviving Entity were liquidated, the Bankruptcy Court must determine the proceeds that would be generated from the liquidation of the properties and interests in property of the Surviving Entity in a chapter 7 liquidation case.  The proceeds that would be available for satisfaction of Claims against and Equity Interests in the Surviving Entity would consist of the proceeds generated by disposition of the unencumbered equity in the properties and interests in property of the Surviving Entity and the cash held by the Surviving Entity at the time of the commencement of the liquidation case.  Such proceeds would be reduced by the costs and expenses of the liquidation and by such additional administration and priority claims that may result from the termination of the business of the Surviving Entity and the use of chapter 7 for the purposes of liquidation.  Further, under chapter 7 of the Bankruptcy Code, holders of Allowed Secured Claims (if any) against the Surviving Entity would be entitled to all proceeds from the sale of their collateral (net of any costs of sale) or to the return of such collateral, and only the excess value of such collateral after satisfaction in full of such Allowed Secured Claims (including interest, if any, on such Allowed Secured Claims from and after the Petition Dates until the date of payment) may be available for distribution to the other holders of Claims and Equity Interests.

The costs of liquidation under chapter 7 of the Bankruptcy Code would include the fees payable to a trustee in bankruptcy, and the fees that would be payable to additional attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by Dynegy and DH during their Chapter 11 Cases, such as compensation of attorneys, financial advisors, accountants and costs that are allowed in the chapter 7 case.  In addition, Claims may arise by reason of the breach or rejection of obligations incurred and executory contracts entered into or assumed by Dynegy or DH during the pendency of their Chapter 11 Cases.

The foregoing types of Claims and such other Claims which may arise in the liquidation cases or result from DH’s and Dynegy’s pending Chapter 11 Cases would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay other Claims and Equity Interests arising on or before the Petition Dates.

To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of the liquidation of the properties and interests in property of the Surviving Entity (net of the amounts attributable to the aforesaid claims) is then compared with the present value offered to such class of Claims and Equity Interests under the Plan.

After consideration of the likely effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of Claims and Equity Interest holders in DH’s and Dynegy’s Chapter 11 Cases, including: (a) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee; (b) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the “forced sale” environment in which such a liquidation would likely occur; (c) the adverse effects on the saleability of business segments as a result of the likely departure of key employees; and (d) the substantial increases in claims which would be satisfied on a priority basis or on parity with creditors in DH’s and Dynegy’s Chapter 11 Cases, the Plan Debtors have determined that confirmation of the Plan will provide each holder of a Claim or Equity Interest with a recovery that is not less than such holders would receive pursuant to liquidation of the Surviving Entity under chapter 7 of the Bankruptcy Code.

The Liquidation Analysis is attached hereto as Exhibit “F.”

5.             Feasibility

The Bankruptcy Code conditions confirmation of a plan of reorganization on, among other things, a finding that it is not likely to be followed by the liquidation or the need for further financial reorganization of a debtor.  For purposes of determining whether the Plan satisfies this condition, the Plan Debtors have analyzed the capacity of each of the Plan Debtors, including DH, Dynegy and, after the Effective Date, Reorganized Dynegy, to service their obligations under the Plan.  Based upon their analysis, the Plan Debtors believe that all such obligations imposed by the Plan will be met.  For a more detailed description of the Plan Debtors’ analysis that formed this belief, refer to the article of this Disclosure Statement entitled “Financial Projections and Assumptions.”

C.            Cramdown

In the event that any impaired class other than Class 3 — General Unsecured Claims —  does not accept the Plan — including Classes 5 and 6, which are deemed to reject the Plan — the Plan Debtors nevertheless may move for confirmation of the Plan.  To obtain such confirmation, it must be demonstrated to the Bankruptcy Court that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such classes and any other classes of Claims or Equity Interests that vote to reject, or are deemed to reject, the Plan.

1.             No Unfair Discrimination

A plan of reorganization “does not discriminate unfairly” if (a) the legal rights of a nonaccepting class are treated in a manner that is consistent with the treatment of other classes whose legal rights are similar to those of the nonaccepting class, and (b) no class receives payments in excess of that which it is legally entitled to receive for its Claims or Equity Interests.

The Plan Debtors believe that under the Plan all impaired classes of Claims and Equity Interests are treated in a manner that is consistent with the treatment of other classes of Claims and Equity Interests that are similarly situated, if any, and no class of Claims or Equity Interests will receive payments or property with an aggregate value greater than the aggregate value of the Allowed Claims and Allowed Equity Interests in such class.  Accordingly, the Plan Debtors believe the Plan does not discriminate unfairly as to any impaired class of Claims or Equity Interests.

2.             Fair and Equitable Test

The Bankruptcy Code establishes different “fair and equitable” tests for classes of secured claims, unsecured claims and equity interests as follows:

a.             Secured Claims.  Either (i) each holder of a claim in an impaired class of secured claims retains its liens securing its secured claim and it receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each holder of a claim in an impaired class of secured claims realizes the indubitable equivalent of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens, with such liens to attach to the proceeds and the treatment of such liens on proceeds as provided in clause (i) or (ii) of this subparagraph.

b.             Unsecured Claims.  Either (i) each holder of a claim in an impaired class of unsecured claims receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan of reorganization, subject to the applicability of the judicial doctrine of contributing new value.

c.             Equity Interests.  Either (i) each holder of an equity interest in an impaired class of interests will receive or retain under the plan of reorganization property of a value equal to the greater of (A) the fixed liquidation preference or redemption price, if any, of such stock or (B) the value of the stock or (ii) the holders of interests that are junior to the stock will not receive any property under the plan of reorganization, subject to the applicability of the judicial doctrine of contributing new value.

THE PLAN DEBTORS WILL MOVE FOR CONFIRMATION OF THE PLAN NOTWITHSTANDING THE DEEMED REJECTION OF THE PLAN BY CLASS 5 — SECURITIES CLAIMS AND CLASS 6 — EQUITY INTERESTS

D.            Effect of Confirmation

Under section 1141 of the Bankruptcy Code, the provisions of a confirmed plan bind the debtor, any entity issuing securities under the plan, any entity acquiring property under the plan, and any creditor or equity security holder, whether or not the claim or interest of such creditor or equity security holder is impaired under the plan and whether or not such creditor or equity security holder voted to accept the plan.  Further, after confirmation of a plan, the property dealt with by the plan is free and clear of all claims and interests of creditors and equity security holders, except as otherwise provided in the plan or the confirmation order.

XIV.

SECURITIES LAW MATTERS

A.            Issuance of Plan Securities

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act, and state securities laws if the following three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization by the debtor, an affiliate participating in a joint plan with the debtor or a successor to the debtor under the plan; (ii) the recipients of the securities must hold a claim against, an interest in, or a claim for an administrative expense in the case concerning, the debtor or such affiliate; and (iii) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor or such affiliate, or principally in exchange for such claim or interest and partly for cash or property.  In addition, under section 1145(a)(2) of the Bankruptcy Code, the issuance of securities upon the exercise of a warrant, option, right to subscribe, or conversion privilege (or the sale of a security upon the exercise of such a warrant, option, right or privilege), is exempt from registration assuming that the issuance of the warrant, option, right to subscribe or conversion privilege satisfied the requirements of section 1145(a)(1) of the Bankruptcy Code.

Except as noted below, the Plan Debtors believe that the offer and sale of (i) Reorganized Dynegy Common Stock, (ii) the Warrants, and (iii) any Reorganized Dynegy Common Stock issuable upon the exercise of the Warrants (collectively the “Plan Securities”) satisfies the requirements of section 1145(a)(1) and (2) of the Bankruptcy Code and, therefore, are exempt from registration under the Securities Act and state securities laws and regulations.

B.            Subsequent Transfers of Plan Securities

Section 1145(c) of the Bankruptcy Code provides that the offer or sale of securities pursuant to section 1145(a)(1) of the Bankruptcy Code is deemed to be a public offering.  Accordingly, the Plan Securities to be issued under the Plan will not be deemed to be “restricted securities” under the Securities Act.  Therefore, the Plan Securities issued pursuant to the exemption provided by section 1145 of the Bankruptcy Code may generally be resold by any holder thereof without registration under the Securities Act pursuant to the exemption provided by section 4(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as such term is defined in section 1145(b)(1) of the Bankruptcy Code.  However, the section 1145 exemption does not provide exemptions from any applicable shareholder or similar agreement or any other contractual agreement to which Plan Securities may be subject, which may restrict transferability of such securities, or any other applicable laws restricting transfers.  In addition, such securities generally may be resold by the recipients thereof without registration under state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of the individual states. However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under federal securities laws and any relevant state securities laws in any given instance and as to any applicable requirements or conditions to the availability thereof.

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” for the purposes of the Securities Act as one who, subject to certain exceptions:

(i)            purchases a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received or to be received in exchange for such claim or interest;

(ii)           offers to sell securities offered under a plan for the holders of such securities;

(iii)          offers to buy such securities from the holders of such securities, if the offer to buy is:

(A)          with a view to distributing such securities; and

(B)           under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; or

(iv)          is an “issuer” with respect to the securities as the term “issuer” is defined in section 2(a)(11) of the Securities Act.

Under section 2(a)(11) of the Securities Act, an “issuer” includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.  “Control” (as defined in Rule 405 under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be “in control” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities.  Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns at least ten percent (10%) of the voting securities of a reorganized debtor may be presumed to be a “control person.”  See H.R. Rep. No. 95-595, 95th Cong., 1st Sess. 238 (1977).

Whether or not any particular person would be deemed to be an “underwriter” with respect to the Plan Securities or other securities to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person.  Accordingly, the Plan Debtors express no view as to whether any particular person receiving Plan Securities or other securities under the Plan would be an “underwriter” with respect to such Plan Securities or other securities.

Notwithstanding the foregoing, to the extent that persons who receive securities pursuant to section 1145 are deemed to be “underwriters” (collectively, the “Restricted Holders”), resales of such securities by Restricted Holders would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Restricted Holders would, however, be permitted to sell the Plan Securities without registration if they are able to comply with the applicable provisions of Rule 144 under the Securities Act, as described further below, or if such securities are registered with the Securities and Exchange Commission.  Any person who is an “underwriter” but not an “issuer” with respect to an issue of securities

(other than a holder of restricted securities) is, in addition, entitled to engage in exempt “ordinary trading transactions” within the meaning of section 1145(b)(1) of the Bankruptcy Code.

Under certain circumstances, Restricted Holders and holders of restricted securities may be entitled to resell their securities pursuant to the limited safe harbor resale provisions of Rule 144. Generally, Rule 144 provides that if certain conditions are met (e.g., the availability of current public information with respect to the issuer, volume limitations, and notice and manner of sale requirements), specified persons who resell restricted securities or who resell securities which are not restricted but who are “affiliates” of the issuer of the securities sought to be resold, will not be deemed to be “underwriters” as defined in section 2(a)(11) of the Securities Act. Rule 144 provides that: (1) a non-affiliate who has not been an affiliate during the preceding three months may resell restricted securities after a six-month holding period if at the time of the sale there is current public information regarding the issuer and after a one year holding period if there is not current public information regarding the issuer at the time of the sale; and (2) an affiliate may sell restricted or other securities after a six-month holding period if at the time of the sale there is current public information regarding the issuer, and also may sell restricted or other securities after a one-year holding period whether or not there was current public information regarding the issuer at the time of the sale, provided that in each case the affiliate otherwise complies with the volume, manner of sale and notice requirements of Rule 144.

Reorganized Dynegy will enter into a registration rights agreement on customary terms with certain creditors that are expected to be ten percent (10%) shareholders of Reorganized Dynegy immediately following the Effective Date that will permit such shareholders to sell their shares in Reorganized Dynegy on the New York Stock Exchange or otherwise, subject to the applicable terms of the Registration Rights Agreement.

Rule 144A provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain “qualified institutional buyers” of securities that are “restricted securities” within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities, if certain other conditions are met (e.g., the availability of information required by paragraph (d)(4) of Rule 144A and certain notice provisions). Under Rule 144A, a “qualified institutional buyer” is defined to include, among other persons, “dealers” registered as such pursuant to section 15 of the Exchange Act, and entities that purchase securities for their own account or for the account of another qualified institutional buyer and that, in the aggregate, own and invest on a discretionary basis at least $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities that, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such pursuant to section 6 of the Exchange Act) or quoted in a United States automated inter-dealer quotation system.

PERSONS WHO BELIEVE THEY MAY BE “UNDERWRITERS” UNDER SECTION 1145(b) OF THE BANKRUPTCY CODE WITH RESPECT TO THE PLAN SECURITIES ARE ADVISED TO CONSULT WITH THEIR OWN LEGAL ADVISORS AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 OR RULE 144A PROMULGATED UNDER THE SECURITIES ACT OR ANY OTHER APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR STATE

SECURITIES LAWS. THE PLAN DEBTORS MAKE NO REPRESENTATION CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE PLAN SECURITIES.

C.            Delivery of Disclosure Statement

Under section 1145(a)(4) of the Bankruptcy Code, “stockbrokers” (as that term is defined in section 101(53A) of the Bankruptcy Code) are required to deliver to their customers, for the first 40 days after the Effective Date, a copy of this Disclosure Statement (and any information supplementing such Disclosure Statement ordered by the Bankruptcy Court) at or before the time of a transaction in any Plan Security issued under the Plan in order for such transaction to be exempt from the registration requirements of section 5 of the Securities Act.

XV.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

A.            General

The following summary describes certain United States federal income tax consequences to holders of Claims against DH, Dynegy and the Surviving Entity, and to Dynegy, DH, the Surviving Entity, Reorganized Dynegy and DNE as a result of the implementation of the Plan.  This summary is based on the Internal Revenue Code, its legislative history, existing Treasury regulations (“Treasury Regulations”) thereunder, and published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect.  Neither Dynegy nor DH will seek a ruling from the IRS with regard to the U.S. federal income tax treatment of the Plan and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below.  In addition, except as set forth below, the summary only applies to U.S. Holders (as defined below) whose Claims are solely with respect to capital assets and does not address all of the tax consequences that may be relevant to U.S. Holders or tax consequences to investors in special tax situations (such as financial institutions, dealers in securities or currencies, tax-exempt organizations, insurance companies, partnerships or other pass-through entities or persons holding Claims through a partnership or other pass-through entity, persons holding Claims as part of a straddle, hedging or conversion transaction, and certain U.S. expatriates).  Accordingly, each holder should consult its own tax advisor with regard to the consequences of participating in the Plan and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a Claim that is, for U.S. federal income tax purposes:

•                                          an individual who is a citizen or resident of the United States;

•                                          a corporation (or an entity taxable as a corporation) organized in or created under the laws of the United States or of any political subdivision of the United States;

•                                          an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•                                          a trust, (i) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds a Claim, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership.  Each partner of a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holding a Claim should consult its own tax advisor with regard to the tax consequences of participating in the Plan.

A “Non-U.S. Holder” is a beneficial owner of a Claim other than (1) a U.S. Holder or (2) a partnership for U.S. federal income tax purposes.

Treasury Department Circular 230 Disclosure

TO COMPLY WITH TREASURY DEPARTMENT CIRCULAR 230, TAXPAYERS ARE HEREBY NOTIFIED THAT (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A TAXPAYER UNDER THE INTERNAL REVENUE CODE, (B) ANY SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN, AND (C) TAXPAYERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

B.            Tax Consequences to Holders of Allowed General Unsecured Claims

1.           U.S. Holders

a.             Whether the Exchange of Allowed General Unsecured Claims for Plan Consideration is a Reorganization

The U.S. federal income tax treatment of the transactions to be undertaken pursuant to the Plan is dependent on whether (i) the exchange of Allowed General Unsecured Claims for Reorganized Dynegy Common Stock, the Plan Cash Payment and the Allocated Facilities Sale Proceeds (collectively, the “Plan Consideration”) qualifies as part of a reorganization for U.S. federal income tax purposes (a “Reorganization”) and (ii) the property exchanged for the Reorganized Dynegy Common Stock is considered a “security” for U.S. federal income tax purposes.  Although not free from doubt, the Merger and other transactions undertaken pursuant to the Plan should constitute a Reorganization.

The rules for determining whether an obligation constitutes a security for U.S. federal income tax purposes are unclear.  The term “security” is not defined in the Internal Revenue Code or the Treasury Regulations and has not been clearly defined by judicial decisions. The test as to whether a debt instrument is a security involves an overall evaluation of the nature of the debt instrument, the extent of the investor’s proprietary interest in the issuer and certain other considerations (including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, the convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued). One of the most significant factors considered in determining whether a particular debt instrument is a security is its original term. A debt instrument with an original term to maturity of five years or less generally does not qualify as a security, and a debt instrument with an original term to maturity of ten years or more generally does qualify as a security. Whether a debt instrument with an original term to maturity of between five and ten years qualifies as a security is less clear.

The Subordinated Notes and the various series of Senior Notes have different maturities and different terms.  Based on their terms, certain of the series of Senior Notes and the Subordinated Notes should constitute “securities” for U.S. federal income tax purposes, while other series of Senior Notes may not.  However, after an evaluation of the terms of the Lease Guaranty Claims taking into account the abovementioned factors, it is unlikely that the Lease Guaranty Claims constitute “securities” for U.S. federal income tax purposes.

b.             Consequences if Exchange of Allowed General Unsecured Claims for Plan Consideration is a Reorganization

Assuming the Senior Notes and Subordinated Notes constitute securities for U.S. federal income tax purposes, and the Merger and other transactions undertaken pursuant to the Plan constitute a Reorganization, then a U.S. Holder of a Senior Note or a Subordinated Note generally should not recognize any gain or loss on the exchange for Plan Consideration, provided, however, that such Holder may recognize gain if the sum of (X) the fair market value of the Reorganized Dynegy Common Stock, (Y) the amount of Plan Cash Payment received and (Z) the amount of Allocated Facilities Sale Proceeds received by such Holder, exceeds such Holder’s adjusted tax basis of the Senior Notes held by such Holder, but only in an amount not to exceed the amount of Plan Cash Payment and Allocated Facilities Sale Proceeds received by such Holder.  In addition, a Holder may recognize ordinary income to the extent the Plan Consideration received is attributable to interest that has accrued (on or after the start of such Holder’s holding period) on the Senior Note or Subordinated Notes, as the case may be, and that has not already been included in such Holder’s gross income.  U.S. Holders of Senior Notes and Subordinated Notes generally should have an initial tax basis in their Reorganized Dynegy Common Stock equal to their adjusted tax basis in such Senior Notes or Subordinated Notes, as the case may be, decreased by the amount of Plan Cash Payments and Allocated Facilities Sale Proceeds received by such Holder, and increased by the amount of any gain recognized by such Holder on the exchange and the amounts taxable as accrued interest (if not previously included in the adjusted tax basis of Senior Notes or Subordinated Notes held by such Holder).  Such U.S. Holders’ holding period for the Reorganized Dynegy Common Stock should include their holding period for the Senior Notes.

Because it is unlikely that the Lease Guaranty Claims and the TIA Claims constitute securities for U.S. federal income tax purposes, the exchange of Lease Guaranty Claims, TIA Claims or any Senior Notes that do not constitute securities for U.S. federal income tax purposes for Plan Consideration will be treated as a taxable exchange in the same manner as the exchange of Allowed General Unsecured Claims for Reorganized Dynegy Common Stock would be treated in the event such exchange does not qualify as a Reorganization (as described in greater detail in the immediately succeeding paragraphs).

c.             Consequences if Exchange of Allowed General Unsecured Claims for Plan Consideration is not a Reorganization

If the exchange of Allowed General Unsecured Claims for Plan Consideration does not qualify as a Reorganization then the U.S. federal income tax consequences to a U.S. Holder of such exchange are as follows:

i.        Gain or loss on receipt of Plan Consideration

A U.S. Holder that receives Plan Consideration pursuant to the Plan will recognize gain or loss in an amount equal to the difference between the amount realized (other than Plan Consideration that is attributable to accrued and unpaid interest, which will be treated as interest income if and to the extent not previously included in the U.S. Holder’s gross income) and such Holder’s adjusted tax basis in the Allowed General Unsecured Claims surrendered. The amount realized will equal the sum of the fair market value (on the Effective Date) of Reorganized Dynegy Common Stock received, the amount of Plan Cash Payment received and the amount of Allocated Facilities Sale Proceeds received by such Holder (in each case, other than Reorganized Dynegy Common Stock, Plan Cash Payment or Allocated Facilities Sale Proceeds that are attributable to accrued and unpaid interest).  A U.S. Holder recognizing gain as a result of the exchange pursuant to the Plan should consult with such Holder’s tax advisor regarding the application of the installment sale rules to defer the recognition of any gain as a result of the exchange.

ii.       Character of gain or loss with respect to Holders of Senior Notes and Subordinated Notes

Any gain or loss recognized on the exchange of Senior Notes and Subordinated Notes for Plan Consideration generally will be treated as long-term capital gain or loss if the notes were held for more than one (1) year, except that any such gain will be treated as ordinary income to the extent of accrued market discount attributable to Senior Notes or Subordinated Notes, as the case may be, that has not previously been included in income for U.S. federal income tax purposes.  A Senior Note or Subordinated Note, as the case may be, generally will be treated as having been acquired with market discount if the U.S. Holder’s initial basis in such note was less than such note’s stated principal amount (or, in the case of Senior Notes issued with “original issue discount” (“OID”), its “revised issue price”) by more than a specified de minimis amount.

iii.      Character of gain or loss with respect to Holders of Lease Guaranty Claims and TIA Claims

The amount and character of any income resulting from an exchange of a Lease Guaranty Claim or TIA Claim for Plan Consideration pursuant to the Plan will depend on each U.S. Holder’s particular circumstances.  U.S. Holders exchanging Lease Guaranty Claims or TIA

Claims for Plan Consideration should consult their own tax advisor with regard to the consequences of such exchange.

iv.     Tax basis and holding period of Reorganized Dynegy Common Stock

U.S. Holders generally will have an initial tax basis in Reorganized Dynegy Common Stock received in the exchange equal to its fair market value on the Effective Date.  A U.S. Holder’s holding period in Reorganized Dynegy Common Stock will commence on the day following the Effective Date.

d.             Market Discount on or with respect to the Senior Notes

U.S. Holders who hold Senior Notes or Subordinated Notes, as the case may be, bearing market discount should consult their own tax advisor regarding the consequences of participating in the Plan. If the exchange of such notes for Reorganized Dynegy Common Stock constitutes a Reorganization, any market discount accrued on or with respect to the Senior Notes or Subordinated Notes, as the case may be, may be carried over to the Reorganized Dynegy Common Stock, as discussed below under the heading “Taxation of Reorganized Dynegy Common Stock — U.S. Holders — Sale or Other Taxable Disposition of Reorganized Dynegy Common Stock.”

2.             Non-U.S. Holders

The determination of whether a Non-U.S. Holder recognizes gain or loss on the exchange of Allowed General Unsecured Claims for Plan Consideration and the amount of such gain or loss is determined in the same manner as set forth above in connection with U.S. Holders.

a.             Gain Recognition

Non-U.S. Holders that recognize gain on the exchange of such holder’s Allowed General Unsecured Claim generally will not be subject to U.S. federal income taxation in respect of such gain unless: (1) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the transactions pursuant to the Plan occur and certain other conditions are met or (2) such gain is effectively connected with the conduct of a United States trade or business by the Non-U.S. Holder (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment located in the United States).

b.             Accrued and Unpaid Interest

If a Non-U.S. Holder receives Plan Consideration that is attributable to accrued and unpaid interest, such amount will not be subject to U.S. federal income tax or withholding tax; provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all of DH’s classes of stock entitled to vote; (2) the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to DH through stock ownership; (3) the Non-U.S. Holder is not a bank that received notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; (4) the interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States; and (5) either DH or DH’s paying agent has received or receives appropriate documentation from the Non-U.S. Holder (e.g., IRS Form W-8BEN or IRS Form W-8IMY with required attachments) establishing that the Non-U.S. Holder is not a U.S. person.

A Non-U.S. Holder that does not qualify for exemption from U.S. federal tax under the preceding sentence generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate under an applicable income tax treaty, provided that a properly executed IRS Form W-8BEN (or suitable substitute form) is furnished to the relevant withholding agent) on payments of interest, unless the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. If interest that is received by a Non-U.S. Holder is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the interest on a net-income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable treaty provides otherwise. If interest income is taxable on a net-income basis, the U.S. federal withholding tax described above will not apply (assuming an appropriate certification on IRS Form W-8ECI or a suitable substitute form is provided). A Non-U.S. Holder that is a corporation may also be subject to a 30% branch profits tax on its effectively-connected earnings and profits attributable to such interest, unless it qualifies for a lower rate under an applicable income tax treaty.

C.            Tax Consequences to Holders of Dynegy Capital Stock Upon Receipt of the Dynegy Administrative Claim

As described in greater detail in the Settlement Agreement, dated as of May 1, 2012, entered into by and among the Parties (as such term is defined in such Settlement Agreement), and subject to the terms and conditions of the Merger Order, one percent (1%) of the fully-diluted Reorganized Dynegy Common Stock and certain Warrants to purchase 13.5% of the fully-diluted Reorganized Dynegy Common Stock are to be transferred in satisfaction of the Dynegy Administrative Claim to a trust established to hold and distribute the proceeds of such claim for the benefit of and to holders of Dynegy capital stock or in some other efficient manner determined by Dynegy.  The transaction pursuant to which holders of the Dynegy capital stock receive such Reorganized Dynegy Common Stock and Warrants in satisfaction of the Dynegy Administrative Claim and have Dynegy capital stock cancelled should be treated as a “recapitalization” for U.S. federal income tax purposes.  Accordingly, no gain or loss should be recognized for U.S. federal income tax purposes by holders upon their receipt of such Reorganized Dynegy Common Stock and Warrants.

Holders that receive such Reorganized Dynegy Common Stock and Warrants generally should have an aggregate initial tax basis in the Reorganized Dynegy Common Stock and Warrants equal to such holder’s adjusted tax basis in the outstanding Dynegy capital stock previously held. Although not entirely clear, such holders should be required to allocate their adjusted tax basis in the Dynegy capital stock previously held between the Reorganized Dynegy Common Stock and Warrants received based on the relative fair market value of each upon receipt. A holder’s holding period for the Reorganized Dynegy Common Stock and Warrants should include such Holder’s holding period for its Dynegy capital stock.

D.            Tax Consequences to Holders of Priority, Secured, Convenience and Securities Claims

Holders of Class 1 — Priority Claims, Class 2 — Secured Claims and Class 4 — Convenience Claims generally should not recognize gain, loss or other taxable income upon the reinstatement of their Allowed Claims under the Plan. Holders of Class 5 — Securities Claims should recognize a loss equal to such holders’ adjusted tax basis in their respective Class 5 — Securities Claims. Holders of Class 5 — Securities Claims should consult with their tax advisors regarding the character of such loss associated with their Class 5 — Securities Claims.

E.             Tax Consequences to Dynegy, DH and DNE Upon Consummation of the Plan

1.             In General

Dynegy, DH and DNE file consolidated U.S. federal income tax returns which take into account the income and losses of all of the Debtors (some of which are disregarded as separate entities for U.S. federal income tax purposes) (the “Dynegy Group”).  The Dynegy Group’s consolidated net operating loss carryforwards (“NOLs”) and alternative minimum tax credit carryforwards (“AMT Credits”) for U.S. federal income tax purposes were approximately $1,419 million and $271 million, respectively, as of December 31, 2011.  The Dynegy Group’s NOLs and AMT Credits are subject to audit and possible challenge by the IRS.  Accordingly, the amount of the Dynegy Group’s NOLs and AMT Credits ultimately may vary from the amounts set forth above.

As discussed below, in connection with the implementation of the Plan, the amount of the Dynegy Group’s NOLs, AMT Credits and certain other tax attributes likely will be reduced or their use likely will be restricted and therefore the Dynegy Group’s utilization of any remaining NOLs, AMT Credits and certain other tax attributes may be limited following the exchanges contemplated by the Plan.  In addition, Dynegy had an Ownership Change (as defined below) in the second quarter of 2012 and thus its ability to utilize its federal NOLs and AMT Credits that existed at the time of the Ownership Change has been significantly limited.  Notwithstanding that the use of the NOLs and AMT Credits existing at the time of this Ownership Change has been limited, such tax attributes continue to exist after such Ownership Change and, as a result of COD Income resulting on the Effective Date, such tax attributes held at DH will be reduced or eliminated prior to the reduction of tax attributes held by entities other than DH or produced after the Ownership Change.  Because the use of these tax attributes existing at the time of the Ownership Change has been limited and these tax attributes are expected to be reduced or eliminated as a result of COD Income, the impact of a further Ownership Change on the Effective Date should not have a significant impact on Dynegy’s use of these tax attributes.  The Dynegy Group is expected to produce additional NOLs after the Ownership Change in the second quarter of 2012 and prior to the Effective Date.  The use of these additional NOLs will not be limited by the Ownership Change in the second quarter of 2012 but may be limited by a further Ownership Change on the Effective Date.

2.             Cancellation of Indebtedness

The exchange of Allowed General Unsecured Claims for Plan Consideration generally will result in cancellation of indebtedness income (“COD Income”) to DH for U.S. federal income tax purposes. The amount of COD Income generally will be the excess of (x) the “adjusted issue price” of the Senior Notes and Subordinated Notes over (y) the sum of (i) the fair market value of the Reorganized Dynegy Common Stock on the Effective Date, (ii) the amount of Plan Cash Payments and (iii) the amount of the Allocated Facilities Sale Proceeds (other than such amounts attributable to accrued and unpaid interest).

The adjusted issue price of the Senior Notes and Subordinated Notes at the start of any accrual period is equal to their original issue price increased by the sum of the daily portions of any OID with respect to the Senior Notes and Subordinated Notes for each prior accrual period and reduced by payments other than qualified stated interest (stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate).

Because the fair market value of the Reorganized Dynegy Common Stock will be unknown prior to its issue date, the precise amount of COD Income, if any, resulting from the exchange cannot be determined until such time.

COD Income recognized by a corporate debtor will be excluded from gross income if the debt discharge occurs in a case brought under the Bankruptcy Code, the debtor is under the court’s jurisdiction in such case and the discharge is granted by the court or is pursuant to a plan approved by the court (the “Bankruptcy Exception”).  Because the Bankruptcy Exception will apply to the transactions consummated under the Plan, any COD Income that is recognized will be excluded from gross income.

A debtor that excludes COD Income from gross income under the Bankruptcy Exception, however, generally must reduce certain tax attributes by the amount of the excluded COD Income.  Attributes subject to reduction include NOLs, AMT Credits, certain other losses, credits and carryforwards and the debtor’s tax basis in its assets (including stock of subsidiaries).  A debtor’s tax basis in its assets generally may not be reduced below the amount of liabilities remaining immediately after the discharge of indebtedness.  If a debtor is a member of a consolidated group and is required to reduce its basis in the stock of another group member, a “look-through rule” requires a corresponding reduction in the tax attributes of the lower-tier member.  If the amount of a debtor’s excluded COD Income exceeds the amount of attribute reduction resulting from the application of the foregoing rules, certain other tax attributes of the consolidated group may also be subject to reduction.  NOLs for the taxable year of the discharge and NOL carryovers to such year generally are the first attributes subject to reduction.  The Dynegy Group currently anticipates that it will have to reduce NOLs and possibly AMT Credits, but not other attributes, as a result of the excluded COD Income.  However, the ultimate effect of this rule is uncertain because, among other things, it will depend on the amount of COD Income that is recognized.  In addition, an Ownership Change that occurred in the second quarter of 2012 and another that is expected to occur on the Effective Date each will limit Dynegy’s use of NOLs and AMT Credits existing at the time of these Ownership Changes pursuant to Section 382 of the Internal Revenue Code. Most (if not all) of these NOLs and AMT Credits will be required to be reduced as a result of the COD Income.  Thus, these Ownership Changes (which result in limitations on the use of these NOLs and AMT Credits) will lessen the significance of the reduction in the NOLs and AMT Credits resulting from the COD Income.

3.             Section 382 Limitation on Net Operating Losses

Under Internal Revenue Code sections 382 and 383, if a corporation or a consolidated group of corporations with NOLs (a “loss corporation”) undergoes an “ownership change,” the loss corporation’s use of its pre-change NOLs, AMT Credits, and certain other tax attributes generally will be subject to an annual limitation in the post-change period.  In general, an ownership change occurs if the percentage of the value of the loss corporation’s stock owned by one or more direct or indirect “five percent shareholders” increases by more than fifty percentage points over the lowest percentage of value owned by the five percent shareholders at any time during the applicable testing period (an “Ownership Change”).  The testing period generally is the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the corporation’s most recent Ownership Change.

Subject to the special bankruptcy rules discussed below, the amount of the annual limitation on a loss corporation’s use of its pre-change NOLs, AMT Credits and certain other tax attributes generally is equal to the product of the applicable long-term tax-exempt rate (as published by the IRS for the month in which the Ownership Change occurs (which rate was most recently announced as 3.26% for Ownership Changes occurring in June 2012)) and the value of the loss corporation’s outstanding stock immediately before the Ownership Change (excluding certain capital contributions).  If a loss corporation has a net unrealized built-in gain (“NUBIG”) immediately prior to the Ownership Change, the annual limitation may be increased as certain gains are recognized during the subsequent five-year period.  If a loss corporation has a net unrealized built-in loss (“NUBIL”) immediately prior to the Ownership Change, certain losses recognized during the subsequent five-year period also would be subject to the annual limitation and thus would reduce the amount of pre-change NOLs that could be used by the loss corporation during the five-year period.

A NUBIG or NUBIL is generally the difference between the fair market value of a loss corporation’s assets and its tax basis in the assets, subject to a statutorily-defined threshold amount.  The amount of a loss corporation’s NUBIG or NUBIL must be adjusted for built-in items of income or deduction that would be attributable to a pre-change period if recognized during the five-year period beginning on the Ownership Change date (the “Recognition Period”).  The NUBIG or NUBIL of a consolidated group generally is calculated on a consolidated basis, subject to special rules.  For example, certain corporations that joined the consolidated group within the preceding five years may not be taken into account in determining whether the group has a NUBIL, but would be taken into account in determining whether the group has a NUBIG.

If a loss corporation has a NUBIG immediately prior to an Ownership Change, any recognized built-in-gains (“RBIGs”) will increase the annual limitation in the taxable year that the RBIG is recognized.  An RBIG generally is any gain (and certain income) with respect to an asset held at the time of the Ownership Change that is recognized in any taxable year any portion of which is within the Recognition Period.  The amount of an RBIG is limited to the lesser of (i) the excess of the fair market value of the asset over its tax basis immediately prior to the Ownership Change or (ii) the NUBIG less the amount of RBIGs from prior years ending during the Recognition Period.  On the other hand, if a loss corporation has a NUBIL immediately prior to an Ownership Change, any recognized built-in-losses (“RBILs”) will be subject to the annual limitation in the same manner as pre-change NOLs.  An RBIL generally is any loss (and certain deductions) with respect to an asset held at the time of the Ownership Change that is recognized in any taxable year any portion of which is within the Recognition Period.  The amount of an RBIL is limited to the lesser of (i) the excess of the tax basis of the asset over its fair market value immediately prior to the Ownership Change or (ii) the NUBIL less the amount of RBILs from prior years ending during the Recognition Period.

Under Internal Revenue Code section 382(l)(5), an Ownership Change in bankruptcy will not result in any annual limitation on the debtor’s pre-change NOLs and AMT Credits if the stockholders or qualified creditors of the debtor receive at least 50% of the stock (by vote and value) of the reorganized debtor in the bankruptcy reorganization as a result of being shareholders or creditors of the debtor.  Instead, the debtor’s pre-change NOLs are reduced by the amount of any interest deductions with respect to debt converted into stock in the bankruptcy reorganization that were allowed in the three taxable years preceding the taxable year in which the Ownership Change occurs and in the part of the taxable year prior to and including the effective date of the bankruptcy reorganization.

If an Ownership Change pursuant to a bankruptcy plan does not satisfy the requirements of Internal Revenue Code section 382(l)(5), or if a debtor elects not to apply Internal Revenue Code section 382(l)(5), the debtor’s use of its pre-change NOLs and AMT Credits (and certain other tax attributes) may be subject to an annual limitation as determined under Internal Revenue Code section 382(l)(6).  In such case, the amount of the annual limitation generally will be equal to the product of the applicable long-term tax-exempt rate and the value of the loss corporation’s outstanding stock immediately after the bankruptcy reorganization, provided that such value may not exceed the value of the debtor’s gross assets immediately before the Ownership Change, subject to certain adjustments.  As described above, depending on whether the debtor has a NUBIG or NUBIL immediately prior to the Ownership Change, the annual limitation would be increased by any RBIGs, or would also apply to any RBILs, during the Recognition Period.  However, if at the time of an Ownership Change any pre-change NOLs (and certain other tax attributes) of the debtor already are subject to an annual limitation under Internal Revenue Code section 382, those NOLs (and certain other tax attributes) will be subject to the lower of the two annual limitations.

If the Ownership Change occurs pursuant to the Plan and, if as expected here, Dynegy elects not to apply Internal Revenue Code section 382(l)(5), the use of pre-change NOLs, AMT Credits and certain other tax attributes is expected to be subject to an annual limitation as determined under Internal Revenue Code section 382(l)(6).  Although the matter is not free from doubt, Dynegy intends to take the position that Internal Revenue Code section 382(l)(6) will apply as a result of the implementation of the Plan.  Dynegy’s determination is not binding on the IRS and if the IRS were to successfully challenge this determination, Dynegy’s use of its pre-change NOLs, AMT Credits and certain other tax attributes will be limited further. Assuming Dynegy’s position is respected and Internal Revenue Code section 382(l)(6) applies, the pre-change NOLs, AMT Credits and certain other tax attributes remaining after reduction for excluded COD Income will be subject to an annual limitation generally equal to the product of the long-term tax-exempt rate for the month of the Effective Date and the value of Dynegy’s outstanding capital stock immediately after the Effective Date, prior to giving effect to the NUBIG and NUBIL rules described above.  At this time, Dynegy believes that the Dynegy Group has a NUBIG that will exceed the statutorily-defined threshold amount on the Effective

Date and, as a result, any limitation determined pursuant to section 382(l)(6) will be increased by any RBIGs during the Recognition Period.  NOLs (and certain other tax attributes) not utilized in a given year due to the annual limitation may be carried forward for use in future years until their expiration dates.  To the extent the annual limitation exceeds the Dynegy Group’s taxable income in a given year, such excess will increase the annual limitation in future taxable years.

Dynegy had an Ownership Change in the second quarter of 2012 (the “Initial Ownership Change”).  Such Ownership Change will limit Dynegy’s ability to utilize any federal NOLs and AMT Credits existing at the time of the Initial Ownership Change.  Any NOLs produced after the Initial Ownership Change and prior to the Effective Date will not be subject to limitation pursuant to the Initial Ownership Change but may be subject to limitation as described above pursuant to the Ownership Change on the Effective Date.  In addition, the NOLs and AMT Credits existing at the time of the Initial Ownership Change also would be subject to limitation pursuant to the Ownership Change occurring on the Effective Date.  However, because the limitation that will apply as a result of the Ownership Change on the Effective Date is expected to be a higher dollar amount than the limitation that will apply to these NOLs and AMT Credits as a result of the Initial Ownership Change, it is not expected that the Ownership Change on the Effective Date will result in additional limitations on the use of the NOLs and AMT Credits existing at the time of the Initial Ownership Change.

4.             Accrued Interest

To the extent that the consideration issued to holders of Allowed General Unsecured Claims and Allowed Subordinated Notes Claims pursuant to the Plan is attributable to accrued but unpaid interest, such amount should be allowable as an interest deduction, but only to the extent that such amount has not been previously deducted.  No COD Income from the discharge of any accrued but unpaid interest pursuant to the Plan should be realized to the extent that the payment of such interest would have given rise to a deduction to DH.

5.             Federal Alternative Minimum Tax

In general, a federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a rate of 20% to the extent that such tax exceeds the corporation’s regular federal income tax for the year.  A corporation’s AMTI generally is equal to its regular taxable income with certain adjustments.  In computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated.  In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular federal income tax purposes by applying NOL carryforwards, only 90% of the corporation’s AMTI may be offset by available NOL carryforwards (as computed for AMT purposes).  Accordingly, usage of the Dynegy Group’s NOLs may be subject to limitations for AMT purposes in addition to any other limitations that may apply.

In addition, if a corporation undergoes an Ownership Change and has a NUBIL on the Ownership Change date, its aggregate tax basis in its assets may be reduced for certain AMT purposes to reflect the fair market value of the assets on the Ownership Change date.  Accordingly, if the Dynegy Group has a NUBIL on the Effective Date, for AMT purposes the tax benefits attributable to basis in assets may be reduced.

A corporation that pays AMT generally is later allowed a nonrefundable credit (equal to a portion of its prior year AMT liability) against its regular federal income tax liability in future taxable years when it is no longer subject to the AMT.

6.             Reorganization Treatment of Merger of DH and Dynegy

Pursuant to the Plan, DH will merge with and into Dynegy. Although not free from doubt, the Merger should qualify as, and Dynegy intends to take the position that such Merger qualifies as, a Reorganization for U.S. federal income tax purposes. As a Reorganization, there generally would be no gain or loss recognized by Dynegy or DH as a result of the transfer of the DH assets to Dynegy as the Surviving Entity pursuant to the Merger.  Dynegy expects to recognize a loss with respect to its DH stock as a result of the Merger, although the amount and character of this loss have not been determined.

In the event the Merger does not qualify as a Reorganization, DH will recognize gain or loss equal to the difference between each of its asset’s fair market values and such asset’s adjusted tax basis.

7.             Tax Consequences to Dynegy on the issuance of the Reorganized Dynegy Common Stock and Warrants

No gain or loss will be recognized for U.S. federal income tax purposes by Dynegy on the issuance of the Reorganized Dynegy Common Stock and Warrants and the cancellation of outstanding Dynegy capital stock.

F.             Taxation of Reorganized Dynegy Common Stock

1.           U.S. Holders

a.             Distributions

In general, distributions with respect to the Reorganized Dynegy Common Stock will be taxable as dividend income when paid to the extent of Dynegy’s current and accumulated earnings and profits as determined for U.S. federal income tax purposes.  To the extent that the amount of any distribution exceeds Dynegy’s earnings and profits with respect to such distribution, the excess will be applied against and will reduce a U.S. Holder’s adjusted tax basis in its Reorganized Dynegy Common Stock (but not below zero).  Any remaining excess will be treated as gain or loss from the sale or exchange of Reorganized Dynegy Common Stock, with the consequences discussed below under the heading “Sale or Other Taxable Disposition of Reorganized Dynegy Common Stock.”

Dividends to a non-corporate U.S. Holder in tax years beginning before January 1, 2013 will qualify for taxation at special rates if the non-corporate U.S. Holder meets certain holding period and other applicable requirements. Non-corporate holders should consult their own tax advisors regarding the applicability of such lower rates under their particular factual situation.

Dividends to a corporate shareholder generally will qualify for the 70% dividends received deduction that is available to corporate shareholders that own less than 20% of the voting power or value of the outstanding stock of the distributing corporation.  A corporate shareholder holding 20% or more of the distributing corporation may be eligible for a dividend received deduction equal to 80%.  No assurance can be given that Dynegy will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause distributions to be taxed as dividends and therefore eligible for the dividends received deduction.  Dividend income that is not subject to regular U.S. federal income tax as a consequence of the dividends received deduction may be subject to the U.S. federal alternative minimum tax.

The dividends received deduction is only available if certain holding period and taxable income requirements are satisfied.  The length of time that a shareholder has held stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or similar transactions.  In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends received deduction may be disallowed.  Finally, the tax consequences of the receipt of a dividend by a corporate shareholder may be different if the dividend were treated as an “extraordinary dividend” under applicable rules.

b.             Sale or Other Taxable Disposition of Reorganized Dynegy Common Stock

Any gain or loss recognized by a U.S. Holder on the sale, exchange, or other taxable disposition of the Reorganized Dynegy Common Stock generally should be capital gain or loss in an amount equal to the difference, if any, between (i) the amount realized by such holder and (ii) such holder’s adjusted tax basis in the Reorganized Dynegy Common Stock immediately before the sale, exchange, or other taxable disposition.  Any such capital gain or loss generally should be long-term capital gain or loss if the U.S. Holder’s holding period for its stock is more than one year at that time.  The use of capital losses is subject to limitations.  For a discussion of your holding period in respect of common stock received upon exercising the Warrants, see below under the heading “Taxation of Warrants — U.S. Holders — Exercise of the Warrants.”

2.           Non-U.S. Holders

a.             Distributions

Distributions received by a Non-U.S. Holder in respect of Reorganized Dynegy Common Stock, to the extent considered dividends for U.S. federal income tax purposes (including deemed dividends on Warrants described below under “Taxation of Warrants — U.S. Holders — Adjustments under the Warrants”), generally will be subject to U.S. federal withholding tax at a 30% rate, or a lower rate prescribed by an applicable income tax treaty, unless such distributions are effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States.  For purposes of obtaining a reduced rate of withholding under an income tax treaty, a Non-U.S. Holder will be required to provide certain information concerning such holder’s country of residence and entitlement to income tax treaty benefits.  A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by timely filing an appropriate claim for refund.

Dividends effectively connected with a U.S. trade or business and, if a treaty applies, attributable to a U.S. permanent establishment, generally will not be subject to the 30% U.S. withholding tax provided that the Non-U.S. Holder provides appropriate certifications (currently IRS Form W-8ECI) to Dynegy or Dynegy’s paying agent.  Such effectively connected income instead will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a resident of the United States.  In addition, if such holder is a foreign corporation, such effectively connected income may be subject to a branch profits tax equal to 30% (or such lower rate as specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

b.             Sale or Other Taxable Disposition of Reorganized Dynegy Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition of Reorganized Dynegy Common Stock unless:

•              the gain is “effectively connected” with the conduct of such holder’s trade or business in the United States, and the gain is attributable to a permanent establishment maintained by such holder in the United States if that is required by an applicable income tax treaty as a condition for subjecting such holder to United States taxation on a net income basis,

•              such holder is an individual that has been present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•              Dynegy is or has been a “United States real property holding corporation” for federal income tax purposes.

Under certain circumstances, corporate Non-U.S. Holders also may be subject to an additional “branch profits tax” at 30% rate (or lower if you are eligible for the benefits of an income tax treaty that provides for a lower rate) to the extent of any “effectively connected” gains recognized. Dynegy has not been, is not and does not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.

G.            Taxation of Warrants

1.           U.S. Holders

a.             Exercise of Warrants for cash

A U.S. Holder should not recognize gain or loss upon the receipt of Reorganized Dynegy Common Stock by exercising Warrants for cash, except to the extent such holder receives cash in lieu of a fractional share of Reorganized Dynegy Common Stock. In such case, a U.S. Holder generally will be treated as if it received the fractional share and then received such cash in redemption of such fractional share. Such redemption generally will result in capital gain or loss equal to the difference between the amount of cash received and a U.S. Holder’s adjusted federal income tax basis in the Reorganized Dynegy Common Stock that is allocable to the fractional shares. A U.S. Holder’s tax basis in the Reorganized Dynegy Common Stock received upon exercising a Warrant (including any basis allocable to a fractional share) generally will equal the aggregate adjusted tax basis in all Warrants exercised. A U.S. Holder’s tax basis in a fractional share will be determined by allocating its tax basis in the Reorganized Dynegy Common Stock between the Reorganized Dynegy Common Stock received upon exercise and the fractional share, in accordance with their respective fair market values at the time of exercise. The holding period of Reorganized Dynegy Common Stock acquired upon the exercise of the Warrants should commence upon the date of exercise (or possibly on the day following the date the warrant is exercised).

b.             Cashless exercise of Warrants

Although it is not free from doubt, it is expected that the exercise of the Warrants on a cashless basis as described in the Warrant Agreement should be treated as exercising a Warrant with an exercise price of zero to receive a variable number of shares. Under such characterization, U.S. Holders exercising Warrants on a cashless basis, should recognize no gain or loss, except to the extent cash is received in lieu of a fractional share of Reorganized Dynegy Common Stock. In such case, a U.S. Holder generally will be treated as if it had received the fractional share and then received such cash in redemption of such fractional share. Such redemption generally will result in capital gain or loss equal to the difference between the amount of cash received and such holder’s adjusted federal income tax basis in Reorganized Dynegy Common Stock that is allocable to the fractional shares. A U.S. Holder’s tax basis in the Reorganized Dynegy Common Stock received upon exercise of a Warrant (including any basis allocable to a fractional share) generally will equal the aggregate adjusted tax basis in all the Warrants exercised. A U.S. Holder’s tax basis in a fractional share will be determined by allocating its tax basis in the Reorganized Dynegy Common Stock between the Reorganized Dynegy Common Stock received upon exercise and the fractional share, in accordance with their respective fair market values at the time of exercise. The holding period of Reorganized Dynegy Common Stock acquired upon the exercise of the Warrants should commence upon the date of exercise (or possibly on the day following the date the Warrant is exercised).

However, other characterizations are possible. For instance, the exercise of the Warrants could also be characterized as a recapitalization for U.S. federal income tax purposes. Under such characterization, the tax consequences to a U.S. Holder who exercises the Warrants generally will be the same as described above, except that the holding period of Reorganized Dynegy Common Stock received upon the exercise of a Warrant will include such holder’s holding period of the Warrants.

Alternatively, the IRS could take the position that a U.S. Holder is treated as selling a portion of the Warrants or underlying Reorganized Dynegy Common Stock for cash that is used to pay the exercise price for the Warrant, and the amount of gain or loss will be the difference between that exercise price and the holder’s basis attributable to the Warrants or Reorganized Dynegy Common Stock deemed to have been sold. If a U.S. Holder is treated as selling Warrants, the holder will have long term capital gain or loss if the U.S. Holder’s holding period with respect of the Warrants is more than one year. If a U.S. Holder is treated as selling Reorganized Dynegy Common Stock, such holder will have short term capital gain or loss. In either case, a U.S. holder of a Warrant will also recognize gain or loss in respect of the cash received in lieu of a fractional share of Reorganized Dynegy Common Stock in an amount equal to the difference between the amount of cash received and the portion of the holder’s tax basis attributable to such fractional share.

Any gain or loss will be capital gain or loss and will be taxable in the same manner as described below under the heading “Sale of Warrants.”

U.S. Holders are urged to consult their tax advisors concerning these and other possible characterizations of the cashless exercise of such holder’s Warrants.

c.             Sale of Warrants

In general, U.S. Holders will recognize gain or loss upon the sale of a Warrant in an amount equal to the difference between the amount realized on the sale and such holder’s adjusted tax basis in such Warrant.  A U.S. Holder’s initial tax basis in a Warrant will equal that portion of such holder’s adjusted tax basis in the outstanding Dynegy capital stock it held previously that has been allocated to such Warrant (as described above under the heading “Consequences to Holders of Dynegy Equity Interests Upon Receipt of the Dynegy Administrative Claim”). Gain or loss attributable to the sale of a Warrant generally will be capital gain or loss. Such capital gain or loss will generally be long-term if the U.S. Holder’s holding period in respect of such Warrant is more than one year.

d.             Expiration of Warrants

Upon the expiration of the Warrants, a U.S. Holder will recognize a loss equal to the adjusted tax basis of the Warrants. Such loss generally will be a capital loss and will be a long-term capital loss if the Warrant has been held for more than one year on the date of expiration.

e.             Adjustments under the Warrants

Pursuant to the terms of the Warrants, the exercise price at which the Reorganized Dynegy Common Stock may be purchased and/or the number of shares of Reorganized Dynegy Common Stock that may be purchased will be subject to adjustment from time to time upon the occurrence of certain events.  Under section 305 of the Internal Revenue Code, a change in conversion ratio or any transaction having a similar effect on the interest of a Warrant holder may be treated as a distribution with respect to any holder of Warrants whose proportionate interest in Dynegy’s earnings and profits is increased by such change or transaction. Thus, under certain circumstances, which may or may not occur, such an adjustment pursuant to the terms of the Warrants may be treated as a taxable distribution to the Warrant holder to the extent of Dynegy’s current or accumulated earnings and profits, without regard to whether such Warrant holder receives any cash or other property. In particular, an adjustment that occurs as a result of a cash distribution to the holders of Reorganized Dynegy Common Stock will be treated as such a taxable distribution. In the event of such a taxable distribution, a holder’s basis in its Warrants will be increased by an amount equal to the deemed taxable distribution.

The rules with respect to adjustments are complex and U.S. Holders of Warrants should consult their own tax advisors in the event of an adjustment.

2.                                       Non-U.S. Holders

A Non-U.S. Holder will not be subject to U.S. federal income tax on gain recognized on the sale or other disposition or upon the exercise of such holder’s Warrants unless:

•                                          the gain is “effectively connected” with the conduct of such holder’s trade or business in the United States, and the gain is attributable to a permanent establishment maintained by such holder in the United States if that is required by an applicable income tax treaty as a condition for subjecting such holder to United States taxation on a net income basis,

•                                          such holder is an individual that has been present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•                                          Dynegy is or has been a “United States real property holding corporation” for federal income tax purposes.

Under certain circumstances, corporate Non-U.S. Holders also may be subject to an additional “branch profits tax” at 30% rate (or lower if you are eligible for the benefits of an income tax treaty that provides for a lower rate) to the extent of any “effectively connected” gains recognized. Dynegy has not been, is not and does not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.

H.                                    Information Reporting and Backup Withholding

Taxable exchanges pursuant to the Plan, payments of dividends (actual or constructive) on Reorganized Dynegy Common Stock (or associated with adjustments under the Warrants), and proceeds from the disposition of Reorganized Dynegy Common Stock paid to a U.S. Holder generally will be subject to information reporting requirements.  In addition, a U.S. Holder may be subject to backup withholding at the applicable rate with respect to such payments that the U.S. Holder receives on or with respect to Reorganized Dynegy Common Stock unless such U.S. Holder (i) comes within certain exempt categories and, when required, demonstrates this fact to Dynegy or Dynegy’s paying agent, or (ii) provides its correct taxpayer identification number on an IRS Form W-9 (or suitable substitute form to Dynegy or Dynegy’s paying agent), certifies under penalties of perjury that it is not currently subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

A Non-U.S. Holder generally will not be subject to information reporting or backup withholding with respect to the receipt of Reorganized Dynegy Common Stock for Allowed General Unsecured Claims exchanged pursuant to the Plan, payments of dividends on Reorganized Dynegy Common Stock (actual or constructive), and proceeds from the disposition of Reorganized Dynegy Common Stock paid to a Non-U.S. Holder, if it certifies its nonresident status.  In general, a Non-U.S. Holder may claim an exemption from information reporting and backup withholding by properly completing and submitting to Dynegy or Dynegy’s paying agent the applicable IRS Form W-8 signed under penalties of perjury and attesting to the status of such Non-U.S. Holder as a non-U.S. person.  Copies of the information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or similar information exchange agreement between the United States and such foreign jurisdiction.

Holders generally will be entitled to credit any amounts withheld under the backup withholding rules against their U.S. federal income tax liability provided the required information is furnished to the IRS in a timely manner.

XVI.

ALTERNATIVES TO CONFIRMATION AND
CONSUMMATION OF THE PLAN

The Plan Debtors have evaluated numerous alternatives to the Plan.  After studying these alternatives, the Plan Debtors have concluded that the Plan is the best alternative and will maximize recoveries to holders of Claims.  The following discussion provides a summary of the analysis of the Plan Debtors supporting their conclusion that a liquidation of DH, Dynegy or the Surviving Entity or an alternative plan of reorganization for DH will not provide higher value to holders of Claims and Equity Interests.

A.                                    Liquidation Under Chapter 7 of the Bankruptcy Code

If no plan of reorganization can be confirmed, the Chapter 11 Cases of DH, Dynegy or the Surviving Entity may be converted to a case under chapter 7, in which event a trustee would be elected or appointed to liquidate the properties and interests in property for distribution to creditors in accordance with the priorities established by the Bankruptcy Code.  The Plan Debtors believe that liquidation under chapter 7 would result in smaller distributions being made to holders of impaired Claims than those provided for under the Plan because of, among other things, (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee for bankruptcy and professional advisors to such trustee; (ii) the erosion in value of assets in the context of the expeditious liquidation required under chapter 7 and the “forced sale” environment in which such a liquidation would likely occur; (iii) the adverse effects on the saleability of business segments as a result of the likely departure of key employees and the loss of customers; and (iv) potential increases in claims which would have to be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases of DH, Dynegy or the Surviving Entity.  Accordingly, the Plan Debtors have determined that confirmation of the Plan will provide each holder of an impaired Claim with a greater recovery than it would receive pursuant to liquidation of DH, Dynegy or the Surviving Entity under chapter 7 and that a liquidation of DH or the Surviving Entity under chapter 7 would not result in any recovery for the holders of Equity Interests.

A discussion of the effects that a chapter 7 liquidation would have on the holders of Claims and Equity Interests is set out in the Liquidation Analysis, attached as Exhibit “F” hereto.

B.                                    Alternative Plans of Reorganization

If the Plan is not confirmed, either Plan Debtor or any other party in interest could undertake to formulate a different plan of reorganization.  Such a plan of reorganization might involve a reorganization and continuation of the business of DH and/or Dynegy, the sale of DH and/or Dynegy as a going concern or an orderly liquidation of the properties and interests in property of DH and/or Dynegy.  With respect to an alternative plan of reorganization, the Plan Debtors have examined various other alternatives in connection with the process involved in the formulation and development of the Plan.  The Plan Debtors believe that the Plan, as described herein, enables holders of Claims and Equity Interests to realize the best recoveries under the present circumstances.  In a liquidation of DH or Dynegy under chapter 11, DH’s and Dynegy’s properties and interests in property likely would be sold in a more orderly fashion and over a more extended period of time than in a liquidation under chapter 7, probably resulting in marginally greater recoveries.  Further, if a trustee were not appointed, since one is not required in a chapter 11 case, the expenses for professional fees would most likely be lower in a chapter 11 liquidation than in a chapter 7 case.  However, although preferable to a chapter 7 liquidation, the Plan Debtors believe that a liquidation under chapter 11 for DH and/or Dynegy is a much less attractive alternative to the Plan because the recovery realized by holders of Allowed Claims and Equity Interests under the Plan is likely to be greater than their recovery under a chapter 11 liquidation.

XVII.

CONCLUSION

The Plan Debtors believe that the Plan is in the best interest of all holders of Claims, and urge all holders of impaired Claims entitled to vote on the Plan to vote to accept the Plan and to evidence such acceptance by returning their ballots in accordance with the instructions accompanying this Disclosure Statement.

Dated: July 12, 2012
Respectfully submitted,

DYNEGY HOLDINGS, LLC

	By:	/s/ David S Hershberg
Name: David Hershberg
Title: Independent Manager

DYNEGY INC.

	By:	/s/ Robert C. Flexon
Name: Robert C. Flexon
Title: President and Chief Executive Officer

SCHEDULE 1

LIST OF OTHER DEFINED TERMS(1)

Adversary Proceeding	68
AICPA	50
Allocated Facilities Sale Proceeds	11
Alternative Plan	48
Amended LLC Agreement	48
Amended Stipulated Rejection Order	25
AMT	161
AMT Credits	157
AMTI	161
ARI	42
Assignment	28
Bankruptcy Court	1
Bankruptcy Exception	158
Bankruptcy Rules	3
Board	40
Borrower Debtors	60
Business License Fees	59
Case Management Order	54
Central Hudson	57
Chapter 11 Cases	7
Chevron	23
Claims Agent	4
Claren Joinder	72
Claren Road	71
Claren Trustee Motion	72
Claren Trustee Motions	72
Clearinghouse	23
Closing Date	33
CoalCo Borrower Obligations	30
CoalCo Credit Facility	27
CoalCo Guarantees	30
CoalCo Guarantors	30
COD Income	157
Company	20
Confirmation Hearing	5
Consent Decree	135
Consenting Lease Certificate Holders	2
Consenting Senior Noteholders	2
Consenting Subordinated Noteholders	2
Consolidated Creditors List Order	55
CQS	66
CQS Joinder	72
Credit Agreement	27
Credit Suisse Cayman	31
Creditors’ Committee	2
Danskammer Facility	24
Danskammer Owner Lessor	23
DCH Membership Interests	27
Debtor Lessees	33
Debtors	7
Defendants	35
DH	1
DH Bar Date	83
DH Bar Date Order	83
DH Debtors	7
DH Disclosure Statement Order	1
DH Letter of Credit Agreement	31
DH Letter of Credit Facility	31
DH Note	28
DH Ordinary Course Professionals Retention Motion	66
DH Petition Date	7
DI Disclosure Statement Order	1
DI Provisional Ballots	9
DI Stakeholders	9
Disclosure Statement Order	1
Disclosure Statement Supplemental Motion	84
DPM	22
Dynegy	1

(1)  Certain terms listed on this Schedule 1 may also appear as defined terms in Exhibit “A” to the Plan.  To the extent there is a conflict between how such terms are defined in this Disclosure Statement and how such terms are defined in the Plan, the Plan shall control.

1

Dynegy Administrative Claim	11
Dynegy Bar Date	83
Dynegy Bar Date Order	83
Dynegy CoalCo	27
Dynegy Danskammer	23
Dynegy GasCo	27
Dynegy Group	157
Dynegy Petition Date	7
Dynegy Roseton	24
EMAs	58
Enterprise Value	53
EPA	24
Epiq	4
Equity Consideration	75
Examiner	70
Examiner Motion	70
Examiner Order	70
Examiner Report Response	71
Examiner’s Report	71
Exchange Act	6
Exclusive Filing Period	8
Exclusive Solicitation Period	8
Exclusivity Motion	84
Facilities	64
Facilities Sale	11
Facility Leases	34
February 3, 2012 8-K	36
FERC	24
Forward-Looking Statements	51
FPA	24
FTI Retention Motion	66
GasCo Borrower Obligations	29
GasCo Collateral	29
GasCo Credit Facility	27
GasCo Guarantees	29
GasCo Guarantors	29
Hedging/Cash Management Arrangements	29
Houlihan	73
HSR Act	128
Hudson Power	23
Independent Approval Matters	48
Independent Manager	48
Initial Ownership Change	161
Insurance Policies	59
Intercompany Credit Facility	60
Intercompany Credit Facility Motion	60
Intercompany Credit Facility Order	61
Intercompany Receivable	36
Interim Compensation Motion	67
Lazard	53
Lease Certificates	34
Lease Documents	25
Lease Guarantees	35
Lease Indentures	34
Lease Trustee	2
Lease Trustee Claims	76
Lease Trustee Litigation	35
Leased Facilities	24
Lessor Notes	34
Lessor Recovery Cap	64
Liquidation Analysis	122
Mediation	10
Membership Interest Purchase Agreement	27
Merger	10
Merger Effective Time	12
Merger Motion	85
Merger Objection	85
Motion to Dismiss	69
Motion to Reject	25
MW	21
New Credit Facilities	27
NGC	23
NGC Trust	33
NGC Trust Capital Income Securities	33
NOLs	157
Noteholder Litigation	35
Noteholder Restructuring Support Agreement	37
November 2011 Restructuring Support Agreement	37
NRG Energy	42
NUBIG	159
NUBIL	159
NYISO	24
NYPSC	24
OID	154
Ordinary Course Professionals	66
Original Consenting Noteholders	37
Original Plan Support Agreement	73
Original Settlement Agreement	73
Original Settlement Parties	73

2

Owner Lessors	24
Ownership Change	159
Petition Dates	7
Plan	1
Plan Consideration	152
Plan Debtors	1
Plan Securities	148
Plan Support Agreement	10
Prepetition Lawsuits	35
Projection Period	50
Projections	50
PSA Parties	82
PSEG	24
PSEG Entities	2
PSEG Litigation	35
PSEG Settlement	69
Qualified Marketmaker	82
RBIGs	159
RBILs	159
RCM	2
Recognition Period	159
Regulatory Authorizations	128
Rejection Orders	25
Reorganization	152
Reorganized Dynegy Common Stock	12
Restricted Holders	149
Roseton Facility	24
Roseton Owner Lessor	24
Sales Taxes	59
Second Amended Plan	10
Securities Act	125
Senior Notes Indenture	32
Series A SKIS	33
Series A Subordinated Notes	33
Settlement Agreement	10
Settlement Approval Motion	74
Settlement Effective Date	11
Settlement Order	74
Settlement Parties	10
Settling Claimant Fee Recipients	77
Settling Claimants	75
Sidley	64
Sidley Retention Motion	65
Silsby	35
Solicitation Agent	4
Stipulated Rejection Order	25
Subordinated Notes	33
Subordinated Notes Indenture Trustee	72
Subpoenas	73
Supporting Creditors	10
TIA	69
Transfer	82
Transferees	63
Treasury Regulations	151
U.S. GAAP	50
U.S. Holder	151
Undertaking Agreement	27
United States Trustee	7, 65
Use Taxes	59
UST Objection	84
UST Trustee Motion	72
Utility Providers	57
Utility Services	57
Voting Deadline	2
W&C	65
W&C Retention Motion	65
Warrants	12
YCST	49
Young Conaway Retention Application	66

3

EXHIBIT “A”

PLAN*

*Included as Exhibit 99.1 to the Current Report of Dynegy Inc. and Dynegy Holdings, LLC on Form 8-K filed July 13, 2012.

EXHIBIT “B”

DH DISCLOSURE STATEMENT ORDER

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
x
:
In re:	:	Chapter 11
:
DYNEGY HOLDINGS, LLC, et al.,(1)	:	Case No. 11-38111 (CGM)
:
	:	Jointly Administered
Debtors.	:
	x	Related Dk. Nos. 124 and 801

ORDER (I) APPROVING (A) THE DISCLOSURE STATEMENT; (B) SOLICITATION AND VOTING PROCEDURES; AND (II) SCHEDULING THE

PLAN CONFIRMATION PROCESS

A hearing having been held on July 2, 2012 (the “Hearing”), to consider the motion, dated December 1, 2011 (as modified by the Supplement (as defined below), the “Motion”),(2) of Dynegy Holdings, LLC (“DH”), one of the above-captioned debtors and debtors-in-possession (collectively, the “Debtors”), for entry of an order (i) approving the Disclosure Statement as containing “adequate information” under section 1125(a) of the Bankruptcy Code; (ii) fixing a voting record date; (iii) approving solicitation packages and procedures for distribution thereof; (iv) approving forms of Ballots and establishing procedures for voting on the Plan; (v) approving the form of Notice of Non-Voting Status; (vi) scheduling a hearing on Plan confirmation and establishing notice and objection procedures in respect thereof; and (vii) granting related relief, all as more fully set forth in the Motion, and to consider the supplement to the Motion (the

(1) The Debtors, together with the last four digits of each Debtor’s federal tax identification number, are Dynegy Holdings, LLC (8415); Dynegy Northeast Generation, Inc. (6760); Hudson Power, L.L.C. (NONE); Dynegy Danskammer, L.L.C. (9301); and Dynegy Roseton, L.L.C. (9299). The location of the Debtors’ corporate headquarters and the service address for Dynegy Holdings, LLC, Dynegy Northeast Generation, Inc. and Hudson Power, L.L.C. is 601 Travis Street Ste. 1400, Houston, Texas 77002. The location of the service address for Dynegy Roseton, L.L.C. is 992 River Road, Newburgh, New York 12550. The location of the service address for Dynegy Danskammer, L.L.C. is 994 River Road, Newburgh, New York 12550.

(2) Capitalized terms used but not defined herein shall have the meanings assigned to them in the Motion or the Supplement (defined herein).

“Supplement”),(3) dated June 18, 2012; and the Court having jurisdiction to consider the Motion, and the relief requested therein being a core proceeding pursuant to 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference signed by Chief Judge Loretta A. Preska dated January 31, 2012; and venue being proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409; and notice of the Motion and the Hearing being adequate under the circumstances; and the Disclosure Statement Notice constituting good and sufficient notice to all interested parties and no other or further notice need be provided; and upon the Motion, the papers in support thereof and the responses thereto, the record of the Hearing; and the Court having found and determined that the legal and factual bases set forth in the Motion, and at the Hearing establish just cause for the relief granted herein; and that the relief requested in the Motion is in the best interests of DH, its estate, and creditors; and upon all of the proceedings had before the Court; and after due deliberation and sufficient cause appearing therefor;

THE COURT HEREBY FINDS AND DETERMINES THAT:(4)

A.         The Disclosure Statement contains adequate information within the meaning of section 1125(a) of the Bankruptcy Code.

B.         Each of the Ballots, Master Ballots and Beneficial Ballots, substantially in the forms attached hereto as Exhibits A1 through A5 and Exhibits A7-A8 (collectively, the “Ballots”), is sufficiently consistent with Official Form No. 14, adequately addresses the particular needs of these Chapter 11 Cases and is appropriate for holders of Claims in Class 3 –General Unsecured Claims (the “Voting Class”) to vote to accept or reject the Plan.

(3) All references in this Order to the Motion shall also include reference to the Supplement.

(4) To the extent that any findings of fact are conclusions of law they shall be treated as such. To the extent any conclusions of law are findings of fact they shall be treated as such.

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C.         The DI Provisional Ballot, substantially in the form attached hereto as Exhibit A6, is sufficiently consistent with Official Form No. 14, adequately addresses the particular needs of these Chapter 11 Cases and is appropriate for DI Stakeholders to provisionally vote to accept or reject the Plan.

D.         DI Provisional Ballots will be provided to any holder of a claim against Dynegy Inc.; provided, however, that any party in interest that does not receive a DI Provisional Ballot but believes that it has a Class 3 Claim against Dynegy Inc. and it is entitled to vote can request a DI Provisional Ballot from Dynegy Inc.

E.          Ballots need not be provided to the holders of Claims in Class 1 – Priority Claims, Class 2 – Secured Claims and Class 4 – Convenience Claims because the Plan provides that such Classes are unimpaired and, therefore, such classes are deemed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code.

F.          Ballots need not be provided to the holders of Claims in Class 5 –Securities Claims and the holders of Equity Interests in Class 6 – Equity Interests (such classes, collectively with Class 1 – Priority Claims, Class 2 – Secured Claims and Class 4 – Convenience Claims, the “Non-Voting Classes”) because the Plan provides that such Classes are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code.

G.         The voting instructions and procedures attached to the Ballots, Master Ballots, Beneficial Ballots and DI Provisional Ballots provide for a fair and equitable voting process and are consistent with section 1126 of the Bankruptcy Code and the applicable Bankruptcy Rules.

H.         The mechanism provided in the Ballots, Master Ballots, Beneficial Ballots, DI Provisional Ballots, DI Stakeholder Notices, Notices of Non-Voting Status and

3

Confirmation Hearing Notice to allow Holders of Claims and Equity Interests to opt out of the releases contained in Section 8.20 of the Plan and the related injunction is consistent with applicable law.

I.           In accordance with Bankruptcy Rule 3017(c), the procedures set forth in the Motion for transmitting Solicitation Packages to Beneficial Holders of securities are adequate under the circumstances for creditors to make an informed decision to accept or reject the Plan.

J.          The Solicitation Period (which shall be no less than forty (40) days) is a reasonable and adequate period of time for (i) creditors in the Voting Class to make an informed decision to accept or reject the Plan, (ii) DI Stakeholders to make an informed decision to provisionally vote to accept or reject the Plan, and (iii) holders of Claims or Equity Interests in the Surviving Entity to make a decision with respect to Section 8.20 of the Plan.

K.         The procedures for the solicitation and tabulation of votes to accept or reject the Plan (as more fully set forth in the Motion and below) provide for a fair and equitable voting process and are consistent with section 1126 of the Bankruptcy Code.

L.          The contents of the Solicitation Packages (as defined below) and Notice of Non-Voting Status, a copy of which is attached hereto as Exhibit C, as set forth in the Motion and as modified by this Order, comply with Bankruptcy Rules 2002 and 3017 and constitute sufficient notice to all interested parties including, without limitation, holders of Claims against and Equity Interests in DH.

M.        The Confirmation Hearing Notice, substantially in the form annexed hereto as Exhibit D, and the procedures set forth below for providing such notice to all voting creditors, non-voting creditors, equity security holders, DI Stakeholders, parties listed in the Schedules and all parties in the Debtors’ creditor matrix of the time, date, and place of the

4

hearing to consider confirmation of the Plan (the “Confirmation Hearing”) and the contents of the Solicitation Packages (as defined below) comply with Rules 2002 and 3017 of the Bankruptcy Rules and all applicable Local Rules and constitute sufficient notice to all interested parties.

N.      The DI Stakeholder Notice, substantially in the form annexed hereto as Exhibit B, and the procedures set forth below for providing such notice to DI Stakeholders of the time, date, and place of the Confirmation Hearing and the contents of the Solicitation Packages (as defined below) comply with Rules 2002 and 3017 of the Bankruptcy Rules and all applicable Local Rules and constitute sufficient notice to all interested parties.

O.      The combination of direct and published notice of the Plan and Confirmation Hearing, and any applicable deadlines related thereto, as set forth in the Motion, satisfies the requirements of due process with respect to all known and unknown creditors of the Debtors and Dynegy Inc.

P.      The notice of the Motion and the Hearing was adequate under the circumstances, including the notice to DI Stakeholders, and no other or further notice was required.

Q.      Adequate and proper notice of the Motion and all attachments thereto, including the forms of notice and the Ballots, the solicitation procedures, the deadline for filing objections thereto, and the hearing thereon (the “Solicitation Motion”) was given in this case to all known creditors any parties in interest in these cases, including, but not limited to, shareholders and known creditors of Dynegy Inc. and DH (collectively, the “Notice Parties”), and no objections to the Solicitation Motion or the relief requested therein were timely filed by any such Notice Parties. If any Notice Party subsequently objects to any future relief that may be

5

related to the relief sought in the Motion, such objection would prejudice DH and all of their stakeholders who support the relief requested in the Solicitation Motion (the “Plan Parties”). The failure to timely object to the Solicitation Motion by the Notice Parties and the prejudice to the parties from a subsequent objection shall be considered by the Court and absent unforeseen circumstances would be a basis for the Court not to consider any such subsequent objection.

NOW, THEREFORE, IT IS HEREBY:

ORDERED that the Motion is GRANTED; and it is further

ORDERED that the Disclosure Statement is APPROVED; and it is further

ORDERED that other than paragraph Q above, nothing in this Order shall apply to Dynegy Inc.;

ORDERED that each of the forms of the Ballots, Master Ballots and Beneficial Ballots and DI Provisional Ballot are APPROVED; and it is further

ORDERED that the form of the DI Stakeholder Notice is APPROVED; and it is further

ORDERED that the form of the Notice of Non-Voting Status is APPROVED; and it is further

ORDERED that the form of the Confirmation Hearing Notice is APPROVED; and it is further

ORDERED that the first day of the Hearing, July 2, 2012, is established as the record date (the “Voting Record Date”) for purposes of this Order and determining which creditors in the Voting Class, or which DI Stakeholders, are entitled to vote or provisionally vote on the Plan, provided, however, that for purposes of the Voting Record Date, to the extent

6

Bankruptcy Rule 3001 applies to a transfer of Claims, no transfer of Claims pursuant to Bankruptcy Rule 3001 shall be recognized unless (i) documentation evidencing such transfer was filed with the Court on or before twenty-one (21) days prior to the Voting Record Date, and (ii) no timely objection with respect to such transfer was filed by the transferee; and it is further

ORDERED that DH is authorized and empowered to distribute or cause to be distributed the solicitation packages (the “Solicitation Packages” and the date of such distribution, the “Solicitation Date”) to holders of Claims or interests in the Voting Class, by first class mail, containing:

(1)                                  a CD-ROM containing the Disclosure Statement together with the Plan and all other exhibits annexed thereto, and this Disclosure Statement Order, excluding the exhibits annexed thereto;

(2)                                  the Confirmation Hearing Notice;

(3)                                  a Ballot with a postage prepaid return envelope; and

(4)                                  such other materials as the Court may direct or approve, including any supplemental solicitation materials DH may file with the Court; and it is further

ORDERED that the Confirmation Hearing Notice shall also be distributed to all parties included in the Schedules and in the Debtors’ mailing matrix in these Chapter 11 Cases; and it is further

ORDERED that on or before the Solicitation Date, the Plan Proponents are: (a) authorized and empowered to distribute or cause to be distributed to all DI Stakeholders, by first class mail, the DI Stakeholder Notice and the Confirmation Hearing Notice, and (b) authorized and empowered to distribute or cause to be distributed, by first class mail, a DI Provisional Ballot, along with a CD-ROM containing the Disclosure Statement together with the Plan and all other exhibits annexed thereto, to any holder of a Claim against Dynegy Inc.; and it is further

7

ORDERED that to the extent that the parties entitled to notice pursuant to the Case Management Order have not received a Solicitation Package, DH is authorized and empowered to distribute or cause to be distributed to such parties the above-referenced CD-ROM and a Confirmation Hearing Notice; and it is further

ORDERED that, except as otherwise provided herein with respect to DI Stakeholders, DH is not required to distribute or serve copies of the Plan, Ballots, Confirmation Hearing Notice, DI Stakeholder Notice, DI Provisional Ballot, Disclosure Statement Order or Disclosure Statement to any holder of a claim or interest in the Non-Voting Classes or any party otherwise receiving a Notice of Non-Voting Status unless any such party makes a specific request in writing for the same; and it is further

ORDERED that with respect to the Solicitation Packages that will be sent to certain holders of debt securities in the Voting Class, DH is authorized and empowered to deliver such Solicitation Packages to the record holders of such debt securities, including, without limitation, representatives such as brokers, banks, commercial banks, transfer agents, trust companies, dealers, other agents or nominees, or their mailing agents (collectively, the “Voting Nominees”). DH shall provide each Voting Nominee with a reasonably sufficient number of Solicitation Packages, including sufficient Beneficial Ballots, to distribute to the Beneficial Holders. In addition, upon written request with supporting back-up documentation, DH shall reimburse each Voting Nominee’s reasonable, actual, and necessary out-of-pocket expenses related to the distribution of the Solicitation Packages to the Beneficial Holders, the tabulation of the Ballots, and the completion of Master Ballots; and it is further

ORDERED that DH is authorized to distribute or cause to be distributed Master Ballots to the Voting Nominees in accordance with customary procedures; and it is further

8

ORDERED that each Voting Nominee is required to forward the Solicitation Packages to Beneficial Holders, include a return envelope provided by and addressed to the Voting Nominee so that the Beneficial Holders may return any completed Beneficial Ballots to the Voting Nominee; and it is further

ORDERED that the Voting Nominee shall receive returned Beneficial Ballots from the Beneficial Holders, tabulate the results according to the instructions set forth in the Master Ballots, and (i) return such results in a Master Ballot to the Solicitation Agent so that it is actually received prior to the Voting Deadline, and (ii) retain the underlying Beneficial Ballots received from the Beneficial Holders for inspection for a period of one (1) year following the Voting Deadline; and it is further

ORDERED that a Notice of Non-Voting Status shall be distributed to holders, as of the Voting Record Date, of Claims and interests in the Non-Voting Classes, which classes are designated under the Plan as not entitled to vote to accept or reject the Plan; and it is further

ORDERED that, in the event that Dynegy Inc. commences a chapter 11 case after the entry of this Order, the Plan Proponents are authorized and empowered to distribute or cause to be distributed the DI Provisional Ballots, the Confirmation Hearing Notice, a CD-ROM containing the Disclosure Statement together with the Plan and all other exhibits annexed thereto, and the Disclosure Statement Order, excluding the exhibits annexed thereto, by first class mail, to all holders of Claims against Dynegy Inc.; and it is further

ORDERED that any DI Stakeholder that receives the DI Stakeholder Notice but does not receive a DI Provisional Ballot may request from the Solicitation Agent, pursuant to the procedures outlined in the attached form of DI Stakeholder Notice, a DI Provisional Ballot. Each DI Stakeholder requesting a DI Provisional Ballot shall be authorized to self-report and

9

certify the accuracy of a claimed amount which will be provisionally voted to accept or reject the Plan. Any purported claims held by DI Stakeholders shall be aggregated, with the total amount provisionally voted on a single DI Provisional Ballot; and it is further

ORDERED that any amount voted on a DI Provisional Ballot will be used solely for provisional voting purposes, and will not represent an allowed claim or otherwise filed claim against Dynegy Inc., DH or any of the Debtors; and it is further

ORDERED that the following additional rules apply to the tabulation of DI Provisional Ballots cast by DI Stakeholders:

(a)                                  If a self-reported claim amount listed on a DI Provisional Ballot represents an amount which is undetermined, contingent, unliquidated, disputed, or in a zero or unknown amount, such DI Provisional Ballot shall count as a provisional vote in the amount of $1.00;

(b)                                 If any of the Plan Proponents or the Creditors’ Committee dispute the amount or nature of a Claim self-reported on a DI Provisional Ballot, the objecting party may send a notice to the applicable DI Stakeholder setting forth its grounds for dispute by the deadline for filing responses to objections to the Plan. On or before the same deadline, the objecting party shall file a motion identifying all such disputed DI Provisional Ballots and seeking to reduce and/or disallow the amounts stated on such DI Provisional Ballots for voting purposes or to have such ballots disqualified. The claim amount self-reported on any disputed DI Provisional Ballot that will be counted for voting purposes will be determined at the Confirmation Hearing;

(c)                                  If a DI Stakeholder timely files a proof of claim in any Dynegy bankruptcy proceeding, such DI Stakeholder shall receive a DI Provisional Ballot and such ballot shall be treated pursuant to the procedures applicable to all other Ballots, as set forth in this Order; and

(d)                                 If a DI Stakeholder submits a DI Provisional Ballot under sections (a) or (b) above and subsequently timely files a proof of claim in any Dynegy bankruptcy proceeding, such DI Provisional Ballot shall be deemed modified, if necessary, to comply with section (c) above; and it is further

ORDERED that in the event there is a controversy regarding whether DI Stakeholders are entitled to vote to accept or reject the Plan and it is determined by the Court that

10

DI Stakeholders are entitled to vote to accept or reject the Plan, provisional votes cast on DI Provisional Ballots to accept or reject the Plan shall be counted as a vote to accept or reject the Plan in Class 3 – General Unsecured Claims; and it is further

ORDERED that the Ballots, the DI Provisional Ballots, and the DI Stakeholder Notice shall provide a mechanism by which the holders of Claims or Equity Interests (other than any party to the Plan Support Agreement except as otherwise provided therein) may elect to opt out of the releases provided by Section 8.20 of the Plan and the related injunction; and it is further

ORDERED that DH is authorized and empowered to distribute, or cause to be distributed by the Solicitation Date, the Confirmation Hearing Notice on all parties in the creditor matrix maintained by the Solicitation Agent that are not otherwise entitled to receive a Solicitation Package; and it is further

ORDERED that, with respect to any creditor who has filed duplicate Claims or Claims that have amended or superseded previously filed Claims which are classified under the Plan in Class 3, DH shall only be required to provide to such creditor one Solicitation Package and one Ballot for voting a single claim in Class 3, whether or not such Claims have been objected to; and it is further

ORDERED that DH is not required to distribute Solicitation Packages to creditors in the Voting Class who have filed proofs of claim by the Voting Record Date or the date by which the Court requires that proofs of claim be filed if the Claims have already been paid in the full claimed amount; and it is further

ORDERED that DH is not required to distribute Solicitation Packages to a party to an executory contract (i) who does not hold either an allowed filed or a scheduled claim or (ii)

11

who holds a claim listed on the Schedules as contingent, unliquidated, or disputed, unless such party makes a specific request in writing for the same; and it is further

ORDERED that, with respect to addresses from which Disclosure Statement Notices or any other documents subject of the Motion were returned as undeliverable without a forwarding address, DH is excused from distributing Solicitation Packages, Notices of Non-Voting Status, DI Stakeholder Notices, DI Provisional Ballots, Disclosure Statement Notices, Confirmation Hearing Notices and any other documents subject of the Motion to those entities listed at such addresses unless DH is provided with accurate addresses for such entities before the Solicitation Date and failure to distribute Solicitation Packages, Disclosure Statement Notices, Notices of Non-Voting Status, DI Stakeholder Notices, DI Provisional Ballots, Confirmation Hearing Notices or any other documents subject of the Motion to such entities will not constitute inadequate notice of the Confirmation Hearing or the Voting Deadline, or violation of Bankruptcy Rule 3017(d), and DH is further excused from attempting to find better addresses for entities as to whom Solicitation Packages, Notices of Non-Voting Status, DI Stakeholder Notices, DI Provisional Ballots, Disclosure Statement Notices, Confirmation Hearing Notices and any other documents subject of the Motion were returned as undeliverable without a forwarding address; and it is further

ORDERED that, to be counted, all Ballots, Master Ballots and DI Provisional Ballots must be properly executed, completed, and the original thereof shall be delivered to DH’s Solicitation Agent, EPIQ BANKRUPTCY SOLUTIONS, LLC, at the following addresses:

Via First Class Mail:	Via Hand Delivery or Overnight Courier
Dynegy Ballot Processing	Epiq Bankruptcy Solutions, LLC
c/o Epiq Bankruptcy Solutions, LLC	757 Third Avenue, 3rd Floor
FDR Station, PO Box 5014	New York, NY 10017
New York, NY 10150-5014	Attn: Dynegy Ballot Processing

12

so as to be actually received no later than August 24, 2012 at 5:00 p.m. (Prevailing Eastern Time) (the “Voting Deadline”); and it is further

ORDERED that the Solicitation Agent is authorized to, among other things, perform all services that the Motion contemplates will be performed by the Solicitation Agent; and it is further

ORDERED that, solely for purposes of voting to accept or reject the Plan and not for the purpose of the allowance of, or distribution on account of, a claim and without prejudice to the rights of DH in any other context, each claim within the Voting Class shall be entitled to vote the amount of such claim as set forth in the Schedules unless such holder has filed a proof of claim by the earlier of (i) the Voting Record Date or (ii) the date by which the Court requires that proofs of claim be filed, in which event such holder would be entitled to vote the amount of such claim as set forth in such proof of claim. If a holder of a claim holds multiple Claims within the Voting Class, whether as set forth in the Schedules or in a proof of claim, such holder’s respective amounts will be aggregated so that such holder will vote the total amount of its Claims on a single Ballot; provided that:

(a)                                  If a claim is deemed allowed under the Plan or by an order of the Court entered prior to the Voting Record Date, such claim is allowed for voting purposes in the deemed allowed amount set forth in the Plan or such order;

(b)                                 If a claim for which a proof of claim has been filed by the earlier of (i) the Voting Record Date or (ii) the date by which the Court requires that proofs of claim be filed is, by its terms, contingent or unliquidated, DH proposes that such claim be temporarily allowed for voting purposes only, and not for purposes of allowance or distribution, at $1.00;

(c)                                  If a claim for which a proof of claim has been filed by the earlier of (i) the Voting Record Date or (ii) the date by which the Court requires that proofs of claim be filed is, by its terms, partially liquidated, DH proposes that such liquidated amount of such claim be temporarily allowed for voting purposes only, and not for purposes of allowance or distribution;

13

(d)                                 If a claim has been estimated or otherwise allowed for voting purposes by order of the Court, such claim is temporarily allowed in the amount so estimated or allowed by the Court for voting purposes only, and not for purposes of allowance or distribution;

(e)                                  If a claim is listed in the Schedules as undetermined, contingent, unliquidated, or disputed, or in a zero or unknown amount, such claim shall be disallowed for voting purposes and for purposes of allowance and distribution pursuant to Bankruptcy Rule 3003(c), unless the claimant files a proof of claim by the date by which the Court requires that proofs of claim be filed, provided, however, that unless such claimant files a proof of claim prior to the Voting Record Date, such claim shall be disallowed for voting purposes; and

(f)                                    If DH or the Creditors’ Committee has served an objection to a claim (or otherwise has disputed such claim(s) in the context of an adversary proceeding) on or before the Voting Deadline, DH proposes that such claim be disallowed by the Court for voting purposes or shall be voted in the surviving amount set forth in such objection; and it is further

ORDERED that if any claimant seeks to challenge the allowance of its claim for voting purposes in accordance with the above procedures, such claimant is directed to serve on DH and file with the Court a motion for an order pursuant to Bankruptcy Rule 3018(a) temporarily allowing such claim in a different amount for purposes of voting to accept or reject the Plan on or before the tenth (10th) day after the later of (i) the date of service of the Confirmation Hearing Notice and (ii) the date of service of notice of an objection, if any, to such claim; and it is further

ORDERED that any such motion under Bankruptcy Rule 3018(a) must set forth with particularity the amount and classification that such party believes its claim should be temporarily allowed for voting purposes and the evidentiary support for temporarily allowing such claim for purposes of voting on the Plan; and it is further

ORDERED that as to any creditor filing such a motion under Bankruptcy Rule 3018(a), such creditor’s Ballot should be provisionally allowed by the Court for voting purposes

14

in the amount of $1.00, unless temporarily allowed by the Court at a greater amount for voting purposes, after notice and a hearing, prior to or at the Confirmation Hearing; and it is further

ORDERED that if a creditor casts more than one Ballot or DI Provisional Ballot voting or provisionally voting the same claim(s) before the Voting Deadline, the last valid Ballot or DI Provisional Ballot received before the Voting Deadline is deemed to reflect the voter’s intent and, thus, to supersede any prior Ballots or DI Provisional Ballots; and it is further

ORDERED that creditors must vote all of their Claims in the Voting Class, or, if applicable, provisionally vote all of their claims asserted on a DI Provisional Ballot, either to accept or reject the Plan and may not split their vote(s), and thus a Ballot or DI Provisional Ballot that partially accepts and partially rejects the Plan shall not be counted; and it is further

ORDERED that the following additional rules apply to the tabulation of Master Ballots and Beneficial Ballots cast by Voting Nominees and Beneficial Holders:

(a)                                  Votes cast by Beneficial Holders through a Voting Nominee will be applied against the positions held by such entities in the applicable debt security of DH as of the Voting Record Date, as evidenced by the record and depository listings. Votes submitted by a Voting Nominee pursuant to a Master Ballot will not be counted in excess of the Record Amount of the applicable securities held by such Voting Nominee on the Voting Record Date;

(b)                                 To the extent that conflicting votes are submitted by a Voting Nominee, the Solicitation Agent, in good faith, will attempt to reconcile discrepancies with the applicable Voting Nominees;

(c)                                  To the extent that conflicting votes on a Master Ballot are not reconcilable prior to the preparation of the vote certification, the Solicitation Agent will apply the votes to accept and reject the Plan in the same proportion as the votes to accept and reject the Plan submitted on the Master Ballot that contained the conflict, but only to the extent of the Voting Nominee’s position in the applicable security; and

(d)                                 Where a Beneficial Holder holds securities through more than one Voting Nominee, it must execute a separate Beneficial Ballot or Election Form for each block of debt securities it owns. However, such holder must vote all of its Claims in the Voting Class in the same manner, to either accept or

15

reject the Plan. Accordingly, if such holder returns more than one Ballot to more than one Voting Nominee voting different Claims and the Ballots are not voted in the same manner, as reflected on such separate Master Ballots, the Solicitation Agent shall use its reasonable efforts to not count such votes; and it is further

ORDERED that any Ballot, Beneficial Ballot, Master Ballot or DI Provisional Ballot received after the Voting Deadline shall not be counted unless DH, in its sole discretion, grants an extension of the Voting Deadline with respect to such Ballot, Beneficial Ballot, Master Ballot or DI Provisional Ballot or otherwise waives the lack of timeliness as a defect; and it is further

ORDERED that any Ballot, Beneficial Ballot, Master Ballot or DI Provisional Ballot that is illegible or contains insufficient information to permit the identification of the claimant or interest holder shall not be counted; and it is further

ORDERED that any Ballot cast by a person or entity that does not hold a claim in the Voting Class, as applicable, shall not be counted; and it is further

ORDERED that any Ballot cast for a claim identified as unliquidated, contingent, or disputed for which no proof of claim was filed by the earlier of the Voting Record Date and the date by which the Court requires that proofs of claim be filed shall not be counted; and it is further

ORDERED that any unsigned Ballot, Beneficial Ballot, Master Ballot or DI Provisional Ballot, or any signed but unoriginal Ballot, Beneficial Ballot, Master Ballot or DI Provisional Ballot shall not be counted; and it is further

ORDERED that any Ballot, Beneficial Ballot, Master Ballot or DI Provisional Ballot that does not indicate either an acceptance or rejection of the Plan shall not be counted; and it is further

16

ORDERED that any Ballot, Beneficial Ballot, Master Ballot or DI Provisional Ballot that indicates both an acceptance and rejection of the Plan shall not be counted; and it is further

ORDERED that any Ballot, Beneficial Ballot, Master Ballot or DI Provisional Ballot transmitted to the Solicitation Agent by facsimile, email or any other electronic means shall not be counted unless agreed to by the Plan Proponents; and it is further

ORDERED that any Ballot, Beneficial Ballot, Master Ballot or DI Provisional Ballot returned directly to DH, Dynegy, the Indenture Trustees (as defined in the Plan) or the Lease Trustee (as defined in the Plan) shall not be counted unless agreed to by the Plan Proponents; and it is further

ORDERED that the Certification may be filed no later than two (2) Business Days prior to the Confirmation Hearing; and it is further

ORDERED that the Solicitation Agent is authorized, but not directed, in DH’s sole discretion, to cure invalid Ballots, Master Ballots and DI Provisional Ballots; and it is further

ORDERED that the Confirmation Hearing will be held on September 5, 2012 at 10 a.m. (Prevailing Eastern Time) at the Courthouse located at 355 Main Street, Poughkeepsie, New York 12601; provided, however, that the Confirmation Hearing may be adjourned from time to time by the Court or the Debtors without further notice to parties other than an announcement in Court at the Confirmation Hearing or any adjourned Confirmation Hearing; and it is further

17

ORDERED that DH shall publish the Confirmation Hearing Notice on or before July 13, 2012 in The New York Times (National Edition) and The Wall Street Journal (National Edition); and it is further

ORDERED that objections to confirmation of the Plan, if any, must (i) be in writing, (ii) state the name and address of the objecting party and the amount and nature of the claim or interest of such party, (iii) state with particularity the basis and nature of any objection, and (iv) be filed, together with proof of service, with the Court and served so that they are actually received no later than August 24, 2012 at 5:00 p.m. (Prevailing Eastern Time) by each of the parties identified in paragraph seven (7) of the Confirmation Hearing Notice at the respective addresses set forth therein; and it is further

ORDERED that objections to confirmation of the Plan not timely filed and served in the manner set forth above shall not be considered and shall be overruled; and it is further

ORDERED that DH, or any other party supporting confirmation of the Plan, is authorized and empowered to file a response to any objections to confirmation of the Plan by no later than 12:00 p.m. (Eastern Time) two (2) Business Days prior to the date of the Confirmation Hearing. At that time, DH shall also file their proposed findings of fact and conclusions of law and form of order confirming the Plan, and a memorandum of law in support of confirmation of the Plan; and it is further

ORDERED that DH is authorized to take or refrain from taking any action necessary or appropriate to implement the terms of and the relief granted in this Order without seeking further order of the Court; and it is further

ORDERED that the Plan Proponents are authorized to make changes consistent with the record of the Hearing and non-substantive changes to the Disclosure Statement, Plan,

18

Ballots, DI Stakeholder Notice, DI Provisional Ballots, Confirmation Hearing Notice, Notice of Non-Voting Status and related documents without further order of the Court, including, without limitation, changes to correct typographical and grammatical errors and to make conforming changes among the Disclosure Statement, the Plan, and any materials in the Solicitation Package prior to their distribution; and it is further

ORDERED that, in the event Dynegy commences a chapter 11 case in this Court after the entry of this Order, subject to entry of an order in Dynegy’s chapter 11 case making the relief sought in the Motion applicable to such case:

(a)                                  the Plan Proponents are authorized to modify the Plan and related Disclosure Statement as necessary such that the Plan and Disclosure Statement constitute a plan of reorganization and disclosure statement for both DH and Dynegy, as debtors;

and

(b)                                 if Dynegy commences a chapter 11 proceeding prior to the commencement of solicitation of votes on the Plan, the Plan Proponents are authorized to modify the solicitation materials as necessary to reflect such commencement; and it is further

ORDERED that any objections to the Motion or the relief granted in this Order that have not previously been withdrawn or resolved are hereby overruled; and it is further

ORDERED that the requirement under Local Bankruptcy Rule 9013-1(a) for the filing of a memorandum of law is waived; and it is further

ORDERED that this Court retains jurisdiction with respect to all matters arising from or related to the implementation of this Order.

Dated:	July 3, 2012
	Poughkeepsie, New York	/s/ Cecelia G. Morris

THE HONORABLE CECELIA G. MORRIS CHIEF UNITED STATES BANKRUPTCY JUDGE

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EXHIBIT “C”

DI DISCLOSURE STATEMENT ORDER

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
DYNEGY INC. (1))		Case No. 12-36728 (CGM)
)
Debtor.	)	Re: Docket No. 2
)

ORDER (I) APPROVING (A) THE DISCLOSURE STATEMENT;
(B) SOLICITATION AND VOTING PROCEDURES; AND (II) SCHEDULING THE
PLAN CONFIRMATION PROCESS

Upon consideration of the Motion for Entry of an Order (I) Directing Joint Administration of the Dynegy Inc. Chapter 11 Case with the Chapter 11 Cases of Its Affiliated Debtors, (II) Directing that Certain Orders Entered In the Chapter 11 Cases of the Affiliated Debtors be Made Applicable to the Dynegy Inc. Chapter 11 Case, (III) Authorizing the Solicitation of Votes With Respect to Dynegy Inc. [Docket No. 2] (the “Motion”), dated July 6, 2012, of Dynegy Inc. (“Dynegy Inc.”), a debtor and debtor-in-possession in the above-captioned chapter 11 case (the “DI Case”), and of Dynegy Holdings, LLC (“DH”) and certain of its affiliates, debtors and debtors in possession in chapter 11 cases also pending before this Court that are being jointly administered under Case No. 11-38111 (CGM) (the “DH Cases”), which requests, among other things, that the Court enter an order (i) directing that certain orders entered in the DH Cases, be made applicable to the DI Case, including the Order (I) Approving (A) the Disclosure Statement; (B) Solicitation and Voting Procedures; and (II) Scheduling the Plan Confirmation Process [DH Cases Docket No. 847], and (ii) that Dynegy Inc. be authorized and

(1)           The last four digits of Dynegy Inc.’s federal tax identification number are 3152. The location of Dynegy Inc.’s corporate headquarters and the service address is 601 Travis Street, Suite 1400, Houston, Texas 77002.

empowered to distribute or cause to be distributed (a) the Modified Third Amended Chapter 11 Plan of Reorganization for Dynegy Holdings, LLC proposed by Dynegy Holdings, LLC and Dynegy Inc. (as amended, restated, supplemented or otherwise modified from time to time, the “Plan”) [DH Cases Docket No. 805], (b) the Disclosure Statement Related to the Modified Third Amended Chapter 11 Plan of Reorganization for Dynegy Holdings, LLC proposed by Dynegy Holdings, LLC and Dynegy Inc. (as amended, restated, supplemented or otherwise modified from time to time, the “Disclosure Statement”) [DH Cases Docket No. 804], and (c) solicitation materials to all known potential holders of claims against and equity interests in Dynegy Inc. as of the Voting Record Date (the “DI Stakeholders”); and a hearing having been held in the DH Cases on July 2, 2012 (the “DS Hearing”), to consider the motion of DH, dated December 1, 2011 (as modified by the Supplement (as defined below), the “DS Motion”) [DH Cases Docket No. 124],(2) for entry of an order (i) approving the Disclosure Statement as containing “adequate information” under section 1125(a) of the Bankruptcy Code; (ii) fixing a voting record date; (iii) approving solicitation packages and procedures for distribution thereof; (iv) approving forms of Ballots and establishing procedures for voting on the Plan; (v) approving the form of Notice of Non-Voting Status; (vi) scheduling a hearing on Plan confirmation and establishing notice and objection procedures in respect thereof; and (vii) granting related relief, all as more fully set forth in the DS Motion, and to consider the supplement to the DS Motion (the “Supplement”) [DH Cases Docket No. 801],(3) dated June 18, 2012; and the Court having jurisdiction to consider the Motion, and the relief requested therein being a core proceeding pursuant to 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference signed by Chief Judge Loretta A.

(2)           Capitalized terms used but not defined herein shall have the meanings assigned to them in the DS Motion or the Supplement (defined herein). The DS Motion can be found at Docket No. 124 in the DH Cases and the Supplement can be found at Docket No. 801 in the DH Cases.

(3)           All references in this Order to the DS Motion shall also include reference to the Supplement.

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Preska dated January 31, 2012; and venue being proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409; and notice of the Motion, the DS Motion, the hearing on the Motion, and the DS Hearing being adequate under the circumstances; and such notice constituting good and sufficient notice to all interested parties and no other or further notice need be provided; and upon the Motion, the DS Motion, the papers in support thereof and the responses thereto, the record of the hearing on the Motion and the record of the DS Hearing; and the Court having found and determined that the legal and factual bases set forth in the Motion, the Declaration of Catherine B. Callaway Pursuant to Local Bankruptcy Rule 1007-2 in Support of First Day Motion [Docket No. 4], the record of the hearing on the Motion, and the record of the DS Hearing establish just cause for the relief granted herein; and that the relief requested in the Motion is in the best interests of DI, its estate, and creditors; and upon all of the proceedings had before the Court; and after due deliberation and sufficient cause appearing therefor;

THE COURT HEREBY FINDS AND DETERMINES THAT:(4)

A.               The Disclosure Statement contains adequate information within the meaning of section 1125(a) of the Bankruptcy Code.

B.               Each of the Ballots, Master Ballots and Beneficial Ballots, substantially in the forms attached hereto as Exhibits A1 through A5 and Exhibits A7-A8 (collectively, the “Ballots”), is sufficiently consistent with Official Form No. 14, adequately addresses the particular needs of this chapter 11 case and is appropriate for holders of Claims in Class 3 – General Unsecured Claims (the “Voting Class”) to vote to accept or reject the Plan.

C.               The DI Provisional Ballot, substantially in the form attached hereto as Exhibit A6, is sufficiently consistent with Official Form No. 14, adequately addresses the

(4)           To the extent that any findings of fact are conclusions of law they shall be treated as such. To the extent any conclusions of law are findings of fact they shall be treated as such.

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particular needs of this chapter 11 case and is appropriate for DI Stakeholders to provisionally vote to accept or reject the Plan.

D.               DI Provisional Ballots will be provided to any holder of a claim against Dynegy Inc.; provided, however, that any party in interest that does not receive a DI Provisional Ballot but believes that it has a Class 3 Claim against Dynegy Inc. and it is entitled to vote can request a DI Provisional Ballot from Dynegy Inc.

E.                Ballots need not be provided to the holders of Claims in Class 1 — Priority Claims, Class 2 — Secured Claims and Class 4 — Convenience Claims because the Plan provides that such Classes are unimpaired and, therefore, such classes are deemed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code.

F.                Ballots need not be provided to the holders of Claims in Class 5 — Securities Claims and the holders of Equity Interests in Class 6 — Equity Interests (such classes, collectively with Class 1 — Priority Claims, Class 2 — Secured Claims and Class 4 — Convenience Claims, the “Non-Voting Classes”) because the Plan provides that such Classes are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code.

G.               The voting instructions and procedures attached to the Ballots, Master Ballots, Beneficial Ballots and DI Provisional Ballots provide for a fair and equitable voting process and are consistent with section 1126 of the Bankruptcy Code and the applicable Bankruptcy Rules.

H.               The mechanism provided in the Ballots, Master Ballots, Beneficial Ballots, DI Provisional Ballots, DI Stakeholder Notices, Notices of Non-Voting Status and Confirmation Hearing Notice to allow Holders of Claims and Equity Interests to opt out of the

4

releases contained in Section 8.20 of the Plan and the related injunction is consistent with applicable law.

I.                 In accordance with Bankruptcy Rule 3017(c), the procedures set forth in the DS Motion for transmitting Solicitation Packages to Beneficial Holders of securities are adequate under the circumstances for creditors to make an informed decision to accept or reject the Plan.

J.                The Solicitation Period (which shall be no less than forty (40) days) is a reasonable and adequate period of time for (i) creditors in the Voting Class to make an informed decision to accept or reject the Plan, (ii) DI Stakeholders to make an informed decision to provisionally vote to accept or reject the Plan, and (iii) holders of Claims or Equity Interests in the Surviving Entity to make a decision with respect to Section 8.20 of the Plan.

K.               The procedures for the solicitation and tabulation of votes to accept or reject the Plan (as more fully set forth in the DS Motion and below) provide for a fair and equitable voting process and are consistent with section 1126 of the Bankruptcy Code.

L.                The contents of the Solicitation Packages (as defined below) and Notice of Non-Voting Status, a copy of which is attached hereto as Exhibit C, as set forth in the DS Motion and as modified by this Order, comply with Bankruptcy Rules 2002 and 3017 and constitute sufficient notice to all interested parties including, without limitation, holders of Claims against and Equity Interests in DH and Dynegy Inc.

M.              The Confirmation Hearing Notice, substantially in the form annexed hereto as Exhibit D, and the procedures set forth below for providing such notice to all voting creditors, non-voting creditors, equity security holders, DI Stakeholders, parties listed in the Schedules of Asset and Liabilities of Dynegy Inc.(the “DI Schedules”) and the Schedules of

5

Assets and Liabilities of DH (the DH Schedules, and together with the DI Schedules, the “Schedules”) and all parties in the creditor matrixes of DH and Dynegy Inc. of the time, date, and place of the hearing to consider confirmation of the Plan (the “Confirmation Hearing”) and the contents of the Solicitation Packages (as defined below) comply with Rules 2002 and 3017 of the Bankruptcy Rules and all applicable Local Rules and constitute sufficient notice to all interested parties.

N.          The DI Stakeholder Notice, substantially in the form annexed hereto as Exhibit B, and the procedures set forth below for providing such notice to DI Stakeholders of the time, date, and place of the Confirmation Hearing and the contents of the Solicitation Packages (as defined below) comply with Rules 2002 and 3017 of the Bankruptcy Rules and all applicable Local Rules and constitute sufficient notice to all interested parties.

O.          The combination of direct and published notice of the Plan and Confirmation Hearing, and any applicable deadlines related thereto, as set forth in the DS Motion, satisfies the requirements of due process with respect to all known and unknown creditors of DH and Dynegy Inc.

P.           The notice of the Motion and the hearing thereon and the notice of the DS Motion and the DS Hearing was adequate under the circumstances, including the notice to DI Stakeholders, and no other or further notice was required.

Q.          In light of the last ORDERED paragraph below, adequate and proper notice of the DS Motion and all attachments thereto, including the forms of notice and the Ballots, the solicitation procedures, the deadline for filing objections thereto, and the hearing thereon (the “Solicitation Motion”) was given to all known creditors and parties in interest in the DH Cases and the DI Case, including, but not limited to, shareholders and known creditors of

6

Dynegy Inc. and DH (collectively, the “Notice Parties”), and no objections to the Solicitation Motion or the relief requested therein were timely filed by any such Notice Parties. If any Notice Party would have objected to any relief sought that was related to the relief approved at the DS Hearing, such objection would have prejudiced DH, DI, and all of their stakeholders who support the relief requested in the Solicitation Motion (the “Plan Parties”). The failure to timely object to the Solicitation Motion by the Notice Parties and the prejudice to the Plan Parties has been considered by the Court in granting the relief requested herein.

NOW, THEREFORE, IT IS HEREBY:

ORDERED that the Motion is GRANTED as set forth herein; and it is further

ORDERED that the Disclosure Statement is APPROVED; and it is further

ORDERED that each of the forms of the Ballots, Master Ballots and Beneficial Ballots and DI Provisional Ballot are APPROVED; and it is further

ORDERED that the form of the DI Stakeholder Notice is APPROVED; and it is further

ORDERED that the form of the Notice of Non-Voting Status is APPROVED; and it is further

ORDERED that the form of the Confirmation Hearing Notice is APPROVED; and it is further

ORDERED that the first day of the DS Hearing, July 2, 2012, is established as the record date (the “Voting Record Date”) for purposes of this Order and determining which creditors in the Voting Class, or which DI Stakeholders, are entitled to vote or provisionally vote on the Plan, provided, however, that for purposes of the Voting Record Date, to the extent Bankruptcy Rule 3001 applies to a transfer of Claims, no transfer of Claims pursuant to

7

Bankruptcy Rule 3001 shall be recognized unless (i) documentation evidencing such transfer was filed with the Court on or before twenty-one (21) days prior to the Voting Record Date, and (ii) no timely objection with respect to such transfer was filed by the transferee; and it is further

ORDERED that Plan Proponents are authorized and empowered to distribute or cause to be distributed the solicitation packages (the “Solicitation Packages” and the date of such distribution, the “Solicitation Date”) to holders of Claims or interests in the Voting Class, by first class mail, containing:

(1)                                       a CD-ROM containing the Disclosure Statement together with the Plan and all other exhibits annexed thereto, and this Disclosure Statement Order, excluding the exhibits annexed thereto;

(2)                                       the Confirmation Hearing Notice;

(3)                                       a Ballot with a postage prepaid return envelope; and

(4)                                       such other materials as the Court may direct or approve, including any supplemental solicitation materials the Plan Proponents may file with the Court; and it is further

ORDERED that the Confirmation Hearing Notice shall also be distributed by the Plan Proponents to all parties included in the Schedules and in the mailing matrix; and it is further

ORDERED that on or before the Solicitation Date, the Plan Proponents are: (a) authorized and empowered to distribute or cause to be distributed to all DI Stakeholders, by first class mail, the DI Stakeholder Notice and the Confirmation Hearing Notice, and (b) authorized and empowered to distribute or cause to be distributed, by first class mail, a DI Provisional Ballot, along with a CD-ROM containing the Disclosure Statement together with the Plan and all other exhibits annexed thereto, to any holder of a Claim against Dynegy Inc.; and it is further

ORDERED that to the extent that the parties entitled to notice pursuant to the Case Management Order have not received a Solicitation Package, DH or Dynegy Inc., as

8

applicable, is authorized and empowered to distribute or cause to be distributed to such parties the above-referenced CD-ROM and a Confirmation Hearing Notice; and it is further

ORDERED that, except as otherwise provided herein with respect to DI Stakeholders, the Plan Proponents are not required to distribute or serve copies of the Plan, Ballots, Confirmation Hearing Notice, DI Stakeholder Notice, DI Provisional Ballot, Disclosure Statement Order or Disclosure Statement to any holder of a claim or interest in the Non-Voting Classes or any party otherwise receiving a Notice of Non-Voting Status unless any such party makes a specific request in writing for the same; and it is further

ORDERED that with respect to the Solicitation Packages that will be sent to certain holders of debt securities in the Voting Class, DH is authorized and empowered to deliver such Solicitation Packages to the record holders of such debt securities, including, without limitation, representatives such as brokers, banks, commercial banks, transfer agents, trust companies, dealers, other agents or nominees, or their mailing agents (collectively, the “Voting Nominees”). DH shall provide each Voting Nominee with a reasonably sufficient number of Solicitation Packages, including sufficient Beneficial Ballots, to distribute to the Beneficial Holders. In addition, upon written request with supporting back-up documentation, DH shall reimburse each Voting Nominee’s reasonable, actual, and necessary out-of-pocket expenses related to the distribution of the Solicitation Packages to the Beneficial Holders, the tabulation of the Ballots, and the completion of Master Ballots; and it is further

ORDERED that DH is authorized to distribute or cause to be distributed Master Ballots to the Voting Nominees in accordance with customary procedures; and it is further

ORDERED that each Voting Nominee is required to forward the Solicitation Packages to Beneficial Holders, including a return envelope provided by and addressed to the

9

Voting Nominee so that the Beneficial Holders may return any completed Beneficial Ballots to the Voting Nominee; and it is further

ORDERED that the Voting Nominee shall receive returned Beneficial Ballots from the Beneficial Holders, tabulate the results according to the instructions set forth in the Master Ballots, and (i) return such results in a Master Ballot to the Solicitation Agent so that it is actually received prior to the Voting Deadline, and (ii) retain the underlying Beneficial Ballots received from the Beneficial Holders for inspection for a period of one (1) year following the Voting Deadline; and it is further

ORDERED that a Notice of Non-Voting Status shall be distributed to holders, as of the Voting Record Date, of Claims and interests in the Non-Voting Classes, which classes are designated under the Plan as not entitled to vote to accept or reject the Plan; and it is further

ORDERED that the Plan Proponents are authorized and empowered to distribute or cause to be distributed the DI Provisional Ballots, the Confirmation Hearing Notice, a CD-ROM containing the Disclosure Statement together with the Plan and all other exhibits annexed thereto, and the Disclosure Statement Order, excluding the exhibits annexed thereto, by first class mail, to all holders of Claims against Dynegy Inc.; and it is further

ORDERED that any DI Stakeholder that receives the DI Stakeholder Notice but does not receive a DI Provisional Ballot may request from the Solicitation Agent, pursuant to the procedures outlined in the attached form of DI Stakeholder Notice, a DI Provisional Ballot. Each DI Stakeholder requesting a DI Provisional Ballot shall be authorized to self-report and certify the accuracy of a claimed amount which will be provisionally voted to accept or reject the Plan. Any purported claims held by DI Stakeholders shall be aggregated, with the total amount provisionally voted on a single DI Provisional Ballot; and it is further

10

ORDERED that any amount voted on a DI Provisional Ballot will be used solely for provisional voting purposes, and will not represent an allowed claim or otherwise filed claim against Dynegy Inc. or any of DH or its affiliated debtors; and it is further

ORDERED that the following additional rules apply to the tabulation of DI Provisional Ballots cast by DI Stakeholders:

(a)                                  If a self-reported claim amount listed on a DI Provisional Ballot represents an amount which is undetermined, contingent, unliquidated, disputed, or in a zero or unknown amount, such DI Provisional Ballot shall count as a provisional vote in the amount of $1.00;

(b)                                 If any of the Plan Proponents or the Creditors’ Committee dispute the amount or nature of a Claim self-reported on a DI Provisional Ballot, the objecting party may send a notice to the applicable DI Stakeholder setting forth its grounds for dispute by the deadline for filing responses to objections to the Plan. On or before the same deadline, the objecting party shall file a motion identifying all such disputed DI Provisional Ballots and seeking to reduce and/or disallow the amounts stated on such DI Provisional Ballots for voting purposes or to have such ballots disqualified. The claim amount self-reported on any disputed DI Provisional Ballot that will be counted for voting purposes will be determined at the Confirmation Hearing;

(c)                                  If a DI Stakeholder timely files a proof of claim in the DI Case, such DI Stakeholder shall receive a DI Provisional Ballot and such ballot shall be treated pursuant to the procedures applicable to all other Ballots, as set forth in this Order; and

(d)                                 If a DI Stakeholder submits a DI Provisional Ballot under sections (a) or (b) above and subsequently timely files a proof of claim in the DI Case, such DI Provisional Ballot shall be deemed modified, if necessary, to comply with section (c) above; and it is further

ORDERED that in the event there is a controversy regarding whether DI Stakeholders are entitled to vote to accept or reject the Plan and it is determined by the Court that DI Stakeholders are entitled to vote to accept or reject the Plan, provisional votes cast on DI Provisional Ballots to accept or reject the Plan shall be counted as a vote to accept or reject the Plan in Class 3 — General Unsecured Claims; and it is further

11

ORDERED that the Ballots, the DI Provisional Ballots, and the DI Stakeholder Notice shall provide a mechanism by which the holders of Claims or Equity Interests (other than any party to the Plan Support Agreement except as otherwise provided therein) may elect to opt out of the releases provided by Section 8.20 of the Plan and the related injunction; and it is further

ORDERED that the Plan Proponents are authorized and empowered to distribute, or cause to be distributed by the Solicitation Date, the Confirmation Hearing Notice on all parties in the creditor matrix maintained by the Solicitation Agent that are not otherwise entitled to receive a Solicitation Package; and it is further

ORDERED that, with respect to any creditor who has filed duplicate Claims or Claims that have amended or superseded previously filed Claims which are classified under the Plan in Class 3, the Plan Proponents shall only be required to provide to such creditor one Solicitation Package and one Ballot for voting a single claim in Class 3, whether or not such Claims have been objected to; and it is further

ORDERED that DH is not required to distribute Solicitation Packages to creditors in the Voting Class who have filed proofs of claim by the Voting Record Date or the date by which the Court requires that proofs of claim be filed if the Claims have already been paid in the full claimed amount; and it is further

ORDERED that DH is not required to distribute Solicitation Packages to a party to an executory contract (i) who does not hold either an allowed filed or a scheduled claim or (ii) who holds a claim listed on the Schedules as contingent, unliquidated, or disputed, unless such party makes a specific request in writing for the same; and it is further

12

ORDERED that, with respect to addresses from which Disclosure Statement Notices or any other documents subject of the DS Motion were returned as undeliverable without a forwarding address, the Plan Proponents are excused from distributing Solicitation Packages, Notices of Non-Voting Status, DI Stakeholder Notices, DI Provisional Ballots, Disclosure Statement Notices, Confirmation Hearing Notices and any other documents subject of the DS Motion to those entities listed at such addresses unless the Plan Proponents are provided with accurate addresses for such entities before the Solicitation Date and failure to distribute Solicitation Packages, Disclosure Statement Notices, Notices of Non-Voting Status, DI Stakeholder Notices, DI Provisional Ballots, Confirmation Hearing Notices or any other documents subject of the DS Motion to such entities will not constitute inadequate notice of the Confirmation Hearing or the Voting Deadline, or violation of Bankruptcy Rule 3017(d), and the Plan Proponents are further excused from attempting to find better addresses for entities as to whom Solicitation Packages, Notices of Non-Voting Status, DI Stakeholder Notices, DI Provisional Ballots, Disclosure Statement Notices, Confirmation Hearing Notices and any other documents subject of the DS Motion were returned as undeliverable without a forwarding address; and it is further

ORDERED that, to be counted, all Ballots, Master Ballots and DI Provisional Ballots must be properly executed, completed, and the original thereof shall be delivered to the Solicitation Agent, EPIQ BANKRUPTCY SOLUTIONS, LLC, at the following addresses:

Via First Class Mail: Dynegy Ballot Processing	Via Hand Delivery or Overnight Courier Epiq Bankruptcy Solutions, LLC
c/o Epiq Bankruptcy Solutions, LLC	757 Third Avenue, 3rd Floor
FDR Station, PO Box 5014 New York, NY 10150-5014	New York, NY 10017 Attn: Dynegy Ballot Processing

13

so as to be actually received no later than August 24, 2012 at 5:00 p.m. (Prevailing Eastern Time) (the “Voting Deadline”); and it is further

ORDERED that the Solicitation Agent is authorized to, among other things, perform all services that the Motion contemplates will be performed by the Solicitation Agent; and it is further

ORDERED that, solely for purposes of voting to accept or reject the Plan and not for the purpose of the allowance of, or distribution on account of, a claim and without prejudice to the rights of the Plan Proponents in any other context, each claim within the Voting Class shall be entitled to vote the amount of such claim as set forth in the Schedules unless such holder has filed a proof of claim by the earlier of (i) the Voting Record Date or (ii) the date by which the Court requires that proofs of claim be filed, in which event such holder would be entitled to vote the amount of such claim as set forth in such proof of claim. If a holder of a claim holds multiple Claims within the Voting Class, whether as set forth in the Schedules or in a proof of claim, such holder’s respective amounts will be aggregated so that such holder will vote the total amount of its Claims on a single Ballot; provided that:

(a)                                  If a claim is deemed allowed under the Plan or by an order of the Court entered prior to the Voting Record Date, such claim is allowed for voting purposes in the deemed allowed amount set forth in the Plan or such order;

(b)                                 If a claim for which a proof of claim has been filed by the earlier of (i) the Voting Record Date or (ii) the date by which the Court requires that proofs of claim be filed is, by its terms, contingent or unliquidated, such claim shall be temporarily allowed for voting purposes only, and not for purposes of allowance or distribution, at $1.00;

(c)                                  If a claim for which a proof of claim has been filed by the earlier of (i) the Voting Record Date or (ii) the date by which the Court requires that proofs of claim be filed is, by its terms, partially liquidated, such liquidated amount of such claim shall be temporarily allowed for voting purposes only, and not for purposes of allowance or distribution;

14

(d)                                 If a claim has been estimated or otherwise allowed for voting purposes by order of the Court, such claim is temporarily allowed in the amount so estimated or allowed by the Court for voting purposes only, and not for purposes of allowance or distribution;

(e)                                  If a claim is listed in the Schedules as undetermined, contingent, unliquidated, or disputed, or in a zero or unknown amount, such claim shall be disallowed for voting purposes and for purposes of allowance and distribution pursuant to Bankruptcy Rule 3003(c), unless the claimant files a proof of claim by the date by which the Court requires that proofs of claim be filed; and

(f)                                    If the Plan Proponents or the Creditors’ Committee has served an objection to a claim (or otherwise has disputed such claim(s) in the context of an adversary proceeding) on or before the Voting Deadline, such claim shall be disallowed for voting purposes or shall be voted in the surviving amount set forth in such objection; and it is further

ORDERED that if any claimant seeks to challenge the allowance of its claim for voting purposes in accordance with the above procedures, such claimant is directed to serve on the Plan Proponents and file with the Court a motion for an order pursuant to Bankruptcy Rule 3018(a) temporarily allowing such claim in a different amount for purposes of voting to accept or reject the Plan on or before the tenth (10th) day after the later of (i) the date of service of the Confirmation Hearing Notice and (ii) the date of service of notice of an objection, if any, to such claim; and it is further

ORDERED that any such motion under Bankruptcy Rule 3018(a) must set forth with particularity the amount and classification that such party believes its claim should be temporarily allowed for voting purposes and the evidentiary support for temporarily allowing such claim for purposes of voting on the Plan; and it is further

ORDERED that as to any creditor filing such a motion under Bankruptcy Rule 3018(a), such creditor’s Ballot should be provisionally allowed by the Court for voting purposes in the amount of $1.00, unless temporarily allowed by the Court at a greater amount for voting purposes, after notice and a hearing, prior to or at the Confirmation Hearing; and it is further

15

ORDERED that if a creditor casts more than one Ballot or DI Provisional Ballot voting or provisionally voting the same claim(s) before the Voting Deadline, the last valid Ballot or DI Provisional Ballot received before the Voting Deadline is deemed to reflect the voter’s intent and, thus, to supersede any prior Ballots or DI Provisional Ballots; and it is further

ORDERED that creditors must vote all of their Claims in the Voting Class, or, if applicable, provisionally vote all of their claims asserted on a DI Provisional Ballot, either to accept or reject the Plan and may not split their vote(s), and thus a Ballot or DI Provisional Ballot that partially accepts and partially rejects the Plan shall not be counted; and it is further

ORDERED that the following additional rules apply to the tabulation of Master Ballots and Beneficial Ballots cast by Voting Nominees and Beneficial Holders:

(a)                                  Votes cast by Beneficial Holders through a Voting Nominee will be applied against the positions held by such entities in the applicable debt security of DH as of the Voting Record Date, as evidenced by the record and depository listings. Votes submitted by a Voting Nominee pursuant to a Master Ballot will not be counted in excess of the Record Amount of the applicable securities held by such Voting Nominee on the Voting Record Date;

(b)                                 To the extent that conflicting votes are submitted by a Voting Nominee, the Solicitation Agent, in good faith, will attempt to reconcile discrepancies with the applicable Voting Nominees;

(c)                                  To the extent that conflicting votes on a Master Ballot are not reconcilable prior to the preparation of the vote certification, the Solicitation Agent will apply the votes to accept and reject the Plan in the same proportion as the votes to accept and reject the Plan submitted on the Master Ballot that contained the conflict, but only to the extent of the Voting Nominee’s position in the applicable security; and

(d)                                 Where a Beneficial Holder holds securities through more than one Voting Nominee, it must execute a separate Beneficial Ballot or Election Form for each block of debt securities it owns. However, such holder must vote all of its Claims in the Voting Class in the same manner, to either accept or reject the Plan. Accordingly, if such holder returns more than one Ballot to more than one Voting Nominee voting different Claims and the Ballots are not voted in the same manner, as reflected on such separate Master

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Ballots, the Solicitation Agent shall use its reasonable efforts to not count such votes; and it is further

ORDERED that any Ballot, Beneficial Ballot, Master Ballot or DI Provisional Ballot received after the Voting Deadline shall not be counted unless the Plan Proponents, in their sole discretion, grant an extension of the Voting Deadline with respect to such Ballot, Beneficial Ballot, Master Ballot or DI Provisional Ballot or otherwise waive the lack of timeliness as a defect; and it is further

ORDERED that any Ballot, Beneficial Ballot, Master Ballot or DI Provisional Ballot that is illegible or contains insufficient information to permit the identification of the claimant or interest holder shall not be counted; and it is further

ORDERED that any Ballot cast by a person or entity that does not hold a claim in the Voting Class, as applicable, shall not be counted; and it is further

ORDERED that any Ballot cast for a claim identified as unliquidated, contingent, or disputed for which no proof of claim was filed by the earlier of the Voting Record Date and the date by which the Court requires that proofs of claim be filed shall not be counted; and it is further

ORDERED that any unsigned Ballot, Beneficial Ballot, Master Ballot or DI Provisional Ballot, or any signed but unoriginal Ballot, Beneficial Ballot, Master Ballot or DI Provisional Ballot shall not be counted; and it is further

ORDERED that any Ballot, Beneficial Ballot, Master Ballot or DI Provisional Ballot that does not indicate either an acceptance or rejection of the Plan shall not be counted; and it is further

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ORDERED that any Ballot, Beneficial Ballot, Master Ballot or DI Provisional Ballot that indicates both an acceptance and rejection of the Plan shall not be counted; and it is further

ORDERED that any Ballot, Beneficial Ballot, Master Ballot or DI Provisional Ballot transmitted to the Solicitation Agent by facsimile, email or any other electronic means shall not be counted unless agreed to by the Plan Proponents; and it is further

ORDERED that any Ballot, Beneficial Ballot, Master Ballot or DI Provisional Ballot returned directly to DH, Dynegy Inc., the Indenture Trustees (as defined in the Plan) or the Lease Trustee (as defined in the Plan) shall not be counted unless agreed to by the Plan Proponents; and it is further

ORDERED that any Ballot, Beneficial Ballot, Master Ballot or DI Provisional Ballot that is properly cast in the DH Cases shall be deemed properly cast in the DI Case, and any Ballot, Beneficial Ballot, Master Ballot or DI Provisional Ballot that is properly cast in the DI Case shall be deemed properly cast in the DH Cases; and it is further

ORDERED that the Certification may be filed no later than two (2) Business Days prior to the Confirmation Hearing; and it is further

ORDERED that the Solicitation Agent is authorized, but not directed, in the Plan Proponents’ discretion, to cure invalid Ballots, Master Ballots and DI Provisional Ballots; and it is further

ORDERED that the Confirmation Hearing will be held on September 5, 2012 at 10 a.m. (Prevailing Eastern Time) at the Courthouse located at 355 Main Street, Poughkeepsie, New York 12601; provided, however, that the Confirmation Hearing may be adjourned from time to time by the Court or the Plan Proponents without further notice to parties

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other than an announcement in Court at the Confirmation Hearing or any adjourned Confirmation Hearing; and it is further

ORDERED that DH shall publish the Confirmation Hearing Notice on or before July 13, 2012 in The New York Times (National Edition) and The Wall Street Journal (National Edition); and it is further

ORDERED that objections to confirmation of the Plan, if any, should be filed on the docket of the DH Cases (Case No. 11-38111 (CGM)), and must (i) be in writing, (ii) state the name and address of the objecting party and the amount and nature of the claim or interest of such party, (iii) state with particularity the basis and nature of any objection, and (iv) be filed, together with proof of service, with the Court and served so that they are actually received no later than August 24, 2012 at 5:00 p.m. (Prevailing Eastern Time) by each of the parties identified in paragraph seven (7) of the Confirmation Hearing Notice at the respective addresses set forth therein; and it is further

ORDERED that (i) all objections to confirmation of the Plan filed in the DH Cases shall be deemed filed on the docket in the DI Case, and following receipt of notice of any such objection, DH shall promptly provide notice on the docket of the DI Case of such objection, and (ii) all objections to confirmation of the Plan filed in the DI Case shall be deemed filed on the docket in the DH Cases, and following receipt of notice of any such objection, DI shall promptly provide notice on the docket of the DH Cases of such objection; and it is further

ORDERED that objections to confirmation of the Plan not timely filed and served in the manner set forth above shall not be considered and shall be overruled; and it is further

ORDERED that the Plan Proponents, or any other party supporting confirmation of the Plan, is authorized and empowered to file a response to any objections to confirmation of

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the Plan by no later than 12:00 p.m. (Eastern Time) two (2) Business Days prior to the date of the Confirmation Hearing. At that time, the Plan Proponents shall also file their proposed findings of fact and conclusions of law and form of order confirming the Plan, and a memorandum of law in support of confirmation of the Plan; and it is further

ORDERED that the Plan Proponents are authorized to take or refrain from taking any action necessary or appropriate to implement the terms of and the relief granted in this Order without seeking further order of the Court; and it is further

ORDERED that the Plan Proponents are authorized to make changes consistent with the record of the hearing on the Motion and the DS Hearing and non-substantive changes to the Disclosure Statement, Plan, Ballots, DI Stakeholder Notice, DI Provisional Ballots, Confirmation Hearing Notice, Notice of Non-Voting Status and related documents without further order of the Court, including, without limitation, changes to correct typographical and grammatical errors and to make conforming changes among the Disclosure Statement, the Plan, and any materials in the Solicitation Package prior to their distribution; and it is further

ORDERED that the Plan Proponents are authorized to modify the Plan and related Disclosure Statement as necessary such that the Plan and Disclosure Statement constitute a plan of reorganization and disclosure statement for both DH and Dynegy Inc., as debtors, or as otherwise discussed on the record of the hearing on the Motion; and it is further

ORDERED that the Plan Proponents are authorized to modify the solicitation materials as necessary to reflect the commencement of the DI Case, or as otherwise discussed on the record of the hearing on the Motion; and it is further

ORDERED that any objections to the Motion or the relief granted in this Order that have not previously been withdrawn or resolved are hereby overruled; and it is further

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ORDERED that the requirement under Local Bankruptcy Rule 9013-1(a) for the filing of a memorandum of law is waived; and it is further

ORDERED that this Court retains jurisdiction with respect to all matters arising from or related to the implementation of this Order; and it is further

ORDERED, that to the extent any party in interest wishes to object to (i) the adequacy of the disclosure in the Disclosure Statement, (ii) the solicitation procedures approved pursuant to this Order, (iii) findings Q, H, and J above or (iv) the form of notice to holders of Equity Interests in Dynegy Inc., such party may file an objection in writing with the Court (with a copy to Chambers) which shall be served upon the following parties, in each case so as to be actually received no later than 5:00 p.m. (Prevailing Eastern Time)  on July 18, 2012: (i) proposed counsel to Dynegy Inc., White & Case LLP, Southeast Financial Center, Suite 4900, 200 South Biscayne Boulevard, Miami, Florida 33131-2352, Attn: Matthew Brown, (ii) counsel to DH, Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, Attn: Brian J. Lohan; (iii) the Office of the United States Trustee, 74 Chapel Street, Suite 200, Albany, New York 12207, Attn: Eric Small; (iv) counsel for the DH Official Committee of Unsecured Creditors, Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York 10036-6745, Attn: Arik Preis; (v) counsel to the Ad Hoc Senior Noteholders Committee, Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, Attn: Andrew N. Rosenberg and Alice Belisle Eaton; (vi) counsel to Franklin Advisors, Inc., Milbank, Tweed, Hadley & McCloy LLP, 601 South Figueroa Street, 30th Floor, Los Angeles, California 90017, Attn: Thomas R. Kreller and Brett Goldblatt; and (vii) counsel to U.S. Bank National Association, as Lease Trustee, Cadwalader, Wickersham & Taft LLP, One World

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Financial Center, New York, New York 10281, Attn: Josh Brant; and a hearing to consider any such timely filed and served objections shall be held on July 23, 2012 at 10:00 a.m. (Prevailing Eastern Time).  ~~Objections not timely filed and served in the manner set forth herein shall not be considered and shall be deemed overruled.~~

Dated:	July 10, 2012
Poughkeepsie, New York

/s/ Cecelia G. Morris
THE HONORABLE CECELIA G. MORRIS
CHIEF UNITED STATES BANKRUPTCY JUDGE

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EXHIBIT “D”

SELECTED FINANCIAL INFORMATION*

*Exhibit D filed as Form 10-Q of Dynegy Inc. on May 10, 2012.

EXHIBIT “E”

PROJECTIONS

These notes should be read in conjunction with the Plan and the Disclosure Statement in their entirety. Capitalized terms not defined in these notes shall have the meanings ascribed to them in the Plan or the Disclosure Statement, as applicable. Attached are the consolidated projected financial results (“Projections”) for Dynegy for the four-year period from 2012 through 2015 (the “Projection Period”).

THE PROJECTIONS HAVE BEEN PREPARED BY DYNEGY’S MANAGEMENT. SUCH PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS (“AICPA”), UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPALS (“U.S. GAAP”), OR THE RULES AND REGULATIONS OF THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (the “SEC”). IN PREPARING THE PROJECTIONS, DYNEGY’S MANAGEMENT RELIED UPON THE ACCURACY AND COMPLETENESS OF FINANCIAL AND OTHER INFORMATION FURNISHED BY THIRD PARTIES, AS WELL AS PUBLICLY-AVAILABLE INFORMATION, AND PORTIONS OF THE INFORMATION HEREIN MAY BE BASED UPON CERTAIN STATEMENTS, ESTIMATES, ASSUMPTIONS AND FORECASTS PROVIDED BY DYNEGY AND THIRD PARTIES WITH RESPECT TO DYNEGY’S ANTICIPATED FUTURE PERFORMANCE. DYNEGY’S MANAGEMENT DID NOT ATTEMPT INDEPENDENTLY TO AUDIT OR VERIFY SUCH INFORMATION. DYNEGY’S MANAGEMENT DID NOT CONDUCT AN INDEPENDENT INVESTIGATION INTO ANY OF THE LEGAL, TAX, OR ACCOUNTING MATTERS AFFECTING THE PROJECTIONS AND, THEREFORE, DOES NOT MAKE ANY REPRESENTATION AS TO THEIR POTENTIAL IMPACT ON DYNEGY FROM A FINANCIAL POINT OF VIEW. FURTHER, DYNEGY’S INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING ACTUAL RESULTS AND PROJECTIONS AND, ACCORDINGLY, DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE PROJECTIONS, AND DISCLAIM ANY ASSOCIATION WITH THE PROJECTIONS. AS A MATTER OF COURSE, NEITHER DYNEGY, NOR DH, PUBLISH THEIR BUSINESS PLANS AND STRATEGIES OR PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. ACCORDINGLY, THE PLAN DEBTORS DO NOT INTEND, AND DISCLAIM ANY OBLIGATION, TO: (1) FURNISH UPDATED BUSINESS PLANS OR PROJECTIONS TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN DH PRIOR TO THE EFFECTIVE DATE, OR TO HOLDERS OF SECURITIES OF DH OR DYNEGY, OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE; (2) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC; OR (3) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE. HOWEVER, FROM TIME TO TIME, DYNEGY MAY PREPARE UPDATED PROJECTIONS IN CONNECTION WITH PURSUING FINANCING, CREDIT RATINGS AND OTHER PURPOSES. SUCH PROJECTIONS MAY DIFFER MATERIALLY FROM THE PROJECTIONS PRESENTED HEREIN.

THE PROJECTIONS ARE PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING “ADEQUATE INFORMATION” UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS AGAINST THE SURVIVING ENTITY ENTITLED TO VOTE UNDER THE PLAN TO MAKE AN INFORMED JUDGMENT

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ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF SECURITIES OF, OR CLAIMS AGAINST OR EQUITY INTERESTS IN, THE SURVIVING ENTITY, DYNEGY, THE DH DEBTORS OR ANY AFFILIATES.

THE PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE AND WILL BE BEYOND THE CONTROL OF THE PLAN DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, CURRENCY EXCHANGE RATE FLUCTUATIONS, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENT BODIES, NATURAL DISASTERS AND UNUSUAL WEATHER CONDITIONS AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS ARE AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE PLAN DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE, MODIFY, CLARIFY OR REVISE ANY SUCH STATEMENTS FOR ANY REASON.

THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY DYNEGY’S MANAGEMENT, AT THE TIME WHEN MADE, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE AND WILL BE BEYOND DYNEGY’S CONTROL. DYNEGY CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE HISTORICAL FINANCIAL INFORMATION OR THE PROJECTIONS OR TO DYNEGY’S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE PLAN DEBTORS DO NOT INTEND AND DO NOT UNDERTAKE ANY OBLIGATION WHATSOEVER TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS (OR ANY ASSUMPTIONS, ESTIMATES OR OTHER INFORMATION CONTAINED THEREIN) TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE THE DISCLOSURE STATEMENT IS INITIALLY FILED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON FOR ANY OTHER PURPOSE OR RELIED UPON AS A

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GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS AGAINST THE SURVIVING ENTITY MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS.

The Projections should be read in conjunction with the assumptions, qualifications and explanations set forth herein and the historical financial information of Dynegy reported on Forms 10-K and 10-Q as filed with the SEC, including the notes thereto. The Projections should also be read in conjunction with the Plan and Disclosure Statement.

The Projections have been prepared based on the assumption that the Effective Date of the Plan will be September 30, 2012, and assume the successful implementation of the Plan. Although the Plan Debtors presently intend to cause the Effective Date to occur as soon as is practicable following confirmation of the Plan, there can be no assurance as to when the Effective Date will actually occur given the conditions for the Effective Date to occur pursuant to the terms of the Plan.  The Projections were based upon assumptions, qualifications and explanations developed in January 2012 and have not been updated, other than as described below under “Subsequent Factors Affecting the Assumptions.”  For a discussion of certain factors subsequent to January 2012 that could have an impact on the Projections, please see the discussion below under “Q1 2012 Actuals vs. Projections” and “Subsequent Factors Affecting the Assumptions.”

The Projections are based on, among other things, the following: (a) current and projected market conditions and (b) confirmation of the Plan.

1)             General assumptions

a)              Methodology

The Projections have been prepared by Dynegy’s management and are based upon Dynegy’s consolidated operating forecast for 2012-2015. The Projections reflect various restructuring initiatives.

Dynegy has utilized an average of five natural gas third party curves as the basis for the Projections. This approach has been taken due to inherent volatility in this commodity environment and the different third party views for natural gas.

b)              Plan Consummation

The Projections assume the Effective Date will occur on September 30, 2012.

c)              Portfolio and Ongoing Business

The Projections were prepared based on the assumption that Dynegy and its operating subsidiaries continue to operate throughout the Projection Period with 14 plants in its remaining operating subsidiaries: “CoalCo” and “GasCo”.

GasCo represents a natural gas-fired portfolio of merchant and contracted assets, with 6,771 MW in the West, Northeast and Midwest. GasCo consists of 8 plants featuring approximately 65% intermediate dispatch facilities and 35% peaking dispatch facilities. The Projections take into account the decommissioning costs of South Bay. CoalCo represents one of the largest coal-based independent power producers in the United States. The CoalCo portfolio consists of 6 plants, all located in the MISO region, and totaling 3,132 MW.

On November 7, 2011, the DH Debtors filed the Motion to Reject the Facility Leases for the Leased Facilities at the Dynegy Danskammer and Dynegy Roseton plants and, on December

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20, 2011 and December 28, 2011, respectively, the Bankruptcy Court entered the Stipulated Rejection Order and Amended Stipulated Rejection Order approving the rejection.  On June 1, 2012, the Bankruptcy Court entered an order approving the Settlement Agreement, pursuant to which the Settlement Parties agreed, among other things, to pursue a sale of the Leased Facilities.  Accordingly, upon completion of such sale process, the Debtors will no longer operate the Leased Facilities. The Projections reflect that Dynegy will not incur the related forecasted costs after the projected Plan Effective Date of September 30, 2012.

2)             Operating Assumptions

a)              Gross Margin

Consolidated gross margin includes gross margin generated by the GasCo and CoalCo businesses.

Gross margin estimates are based on the following assumptions:

•                  Natural gas priced based on the average of five forecasts from industry participants including banks and energy market analytics companies

•                  Power pricing derived from the natural gas curves

•                  Capacity pricing based on market quotes and fundamental assumptions

•                  Delivered coal cost based on broker quotes and forecasted transportation rate

•                  CSAPR program assumed implemented as of January 1, 2013(1)

b)              Operating Expenses and General and Administrative Expenses

The combined Operating Expenses (“OpEx”) and General and Administrative expenses (“G&A”) for 2012 are forecasted to be approximately $440 million, including nine months (through September 30, 2012) of operations for the Debtors DNE, Hudson Power, Dynegy Danskammer and Dynegy Roseton.

Beginning in 2013, combined costs reflect Dynegy’s cost reduction program (“PRIDE”) as described in Dynegy’s third quarter 2011 earnings presentation (November 14, 2011). Projected combined OpEx and G&A rate, excluding DNE, is approximately $370 million. G&A currently allocated to Debtors DNE, Hudson Power, Dynegy Danskammer and Dynegy Roseton will be reallocated to the remaining businesses following the sale and transition of the Leased Facilities. Based on the lease rejection and proposed sale of the Leased Facilities, the lease expense has been excluded from the Projections.

c)              Adjusted EBITDA

Adjusted EBITDA is calculated as gross margin less OpEx and G&A and includes the impact of the settlement of Dynegy’s financial positions as of December 12, 2011. Adjusted EBITDA does not include the contract amortization expense associated with the Independence facility.

(1)  The CSAPR program is the Cross-State Air Pollution Rule.

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d)              Capital Expenditures

Capital expenditures are forecast based on expected operations as well as existing initiatives to comply with environmental regulations. Environmental expenditures related to CoalCo will be largely completed by the end of 2012.

e)              Change in Working Capital

Change in working capital primarily reflects ordinary course changes in receivables and payables, the costs of South Bay decommissioning, as well as the cash impact of mark-to-market settlements.

f)                Taxes

Dynegy has significant existing NOLs and tax attributes.  As a result, the Projections assume that Dynegy will not be a tax payer during the Projection Period.  This assumption is not certain, however, because Dynegy had an “ownership change” for federal income tax purposes in the second quarter of 2012 and, as a result of such ownership change, Dynegy’s use of NOLs and tax attributes existing at the time of the ownership change is limited.  Nevertheless, Dynegy will be able to utilize some of these NOLs and tax attributes to offset COD income at emergence and will be able to utilize other tax attributes (not subject to the limitation) during the Projection Period and thus it is not certain whether this ownership change will cause Dynegy to be a tax payer during the Projection Period.

3)             Capital Structure Assumptions

a)              Unrestricted and Restricted Cash

Consolidated Dynegy, based on an audited balance sheet as of December 31, 2011, had $794 million of unrestricted cash, of which $683 million are outside of CoalCo and GasCo. In addition, it had $842 million of restricted cash related to collateral in various accounts at CoalCo, GasCo and DH, of which $323 million was not utilized for existing letters of credit and cash collateral.

b)              CoalCo and GasCo and the Senior Secured Financings

CoalCo and GasCo are each ring-fenced, indirect subsidiaries of Dynegy. Their ability to distribute cash to their ultimate parent company is governed by separate GasCo and CoalCo credit facilities (the “GasCo Credit Facility” and the “CoalCo Credit Facility”, together the “New Credit Facilities”), completed on August 5, 2011.

The New Credit Facilities each bear a Libor+775bps interest rate, with a 150bps Libor floor, and have 0.25% quarterly mandatory amortization that commenced in December 2011. Following their entry into the New Credit Facilities, CoalCo and GasCo have purchased several swap instruments to limit the volatility of their future interest expenses.

In addition to the credit facilities, CoalCo and GasCo have collateralized letter of credit facilities with a $558 million capacity as of December 31, 2011, including a 3% reserve, and several cash collateral accounts.

Under the New Credit Facilities, CoalCo and GasCo are permitted to prepay such credit facilities if they elect to reduce their collateral outstanding below the $118 million and $574 million thresholds, respectively. CoalCo and GasCo are forecasted to prepay a portion of the New Credit Facilities in the Projections.

CoalCo and GasCo can each distribute annual restricted payments to Dynegy of $90 million

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and $135 million, respectively, subject to meeting a $50 million minimum cash and cash equivalents test. In the future, such potential cash distributions will depend on the cash generation in each single ring-fenced entity and managerial judgment on future liquidity prospects.

As an additional potential source of liquidity, CoalCo and GasCo have the ability under the New Credit Facilities to incur revolving credit facilities of up to $350 million. Such potential revolving facilities are not currently in place and are thus not included in the Projections.

c)              Uses of Cash at Emergence

Upon emergence, the Projections assume that Dynegy will make a cash payment in the amount of $200 million as provided in the Plan.

The Projections also take into account that the Plan Debtors will incur approximately $100 million of transaction costs through the Effective Date of the Plan.

4)             Projections

DYNEGY CONSOLIDATED FINANCIALS

	Q4 2011	Q1 2012E	Q2 2012E	Q3 2012E	Q4 2012E	2012E	2013E	2014E	2015E
Adjusted Gross Margin		$163.1	$145.4	$239.7	$135.8	$684.1	$829.4	$656.7	$685.2
Operating Expense		(84.1)	(97.0)	(89.1)	(73.1)	(343.3)	(283.5)	(279.2)	(279.5)
General & Administrative Expense		(25.2)	(23.7)	(23.4)	(23.8)	(96.1)	(86.2)	(86.0)	(85.9)
Adjusted EBITDA		$53.8	$24.7	$127.2	$38.9	$244.6	$459.7	$291.5	$319.8
Change in Working Capital		(10.8)	27.1	12.7	48.1	77.1	(10.1)	(4.1)	(3.2)
Capital Expenditures		(47.3)	(49.6)	(46.4)	(84.9)	(228.2)	(141.8)	(127.8)	(86.0)
Unlevered Cash Flow		$(4.4)	$2.3	$93.6	$2.2	$93.6	$307.8	$159.7	$230.6

First Lien Facilities Cash Interest Expense		$(39.4)	$(39.3)	$(39.2)	$(39.1)	$(156.9)	$(141.4)	$(143.7)	$(141.0)
First Lien Facilities Debt Repayment		(4.3)	(4.3)	(4.3)	(169.3)	(182.1)	(53.2)	(57.0)	(0.4)
Release of Cash from L/C’s / Cash Collateral		—	—	—	292.1	292.1	34.5	38.7	0.4
Transaction Costs		(18.8)	(18.8)	(62.5)	—	(100.0)	—	—	—
Cash Payments to Creditors		—	—	(200.0)	—	(200.0)	—	—	—
Change in Unrestricted Cash		$(66.8)	$(60.0)	$(212.4)	$85.9	$(253.2)	$147.7	$(2.3)	$89.6

Unrestricted Cash	$794.5	$727.7	$667.7	$455.3	$541.3	$541.3	$688.9	$686.7	$776.2

First Lien Facilities	1,695.8	1,691.5	1,687.3	1,683.0	1,513.7	1,513.7	1,460.5	1,403.5	1,403.1
DH Unsecured Notes	3,370.3	3,370.3	3,370.3	—	—	—	—	—	—
DH Subordinated Notes	200.0	200.0	200.0	—	—	—	—	—	—
Total Debt	5,266.1	5,261.8	5,257.6	1,683.0	1,513.7	1,513.7	1,460.5	1,403.5	1,403.1
Net Debt (net of Unrestricted Cash and Unused Restricted Cash)	4,148.3	4,210.9	4,266.6	904.4	827.4	827.4	626.5	571.8	481.8

Outstanding Restricted Cash for L/C’s / Cash Collateral	518.5	518.5	518.5	518.5	377.3	377.3	342.8	304.0	303.6
Unused Collateral Accounts Restricted Cash	323.3	323.3	323.3	323.3	145.0	145.0	145.0	145.0	145.0
Total Restricted Cash	841.8	841.8	841.8	841.8	522.3	522.3	487.8	449.0	448.6

Natural Gas Price ($/MMBtu)						$3.67	$4.30	$4.58	$4.97

5)             Q1 2012 Actuals vs. Projections

The business plan projections are based on a fundamental view of natural gas prices.  The Q1 2012 actual results differ from the Q1 2012 projections shown above.  The variance is primarily at CoalCo, and is driven mostly by natural gas pricing. Indiana Hub peaks prices averaged $6.34 lower ($29.70 vs. $36.04) and off-peak prices averaged $4.34 lower ($24.33 vs. $28.67) than what was initially forecasted. Also impacting CoalCo, but to a lesser extent, were lower volumes primarily associated with outages at Baldwin.  Other minor effects include basis differentials at both GasCo and CoalCo.

6)             Subsequent Factors Affecting the Assumptions

The Projections were prepared based upon assumptions, qualifications and explanations developed in January 2012 and have not been updated, except to reflect: 1) inclusion of the

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Roseton and Danskammer operations for the 3rd quarter 2012; 2) changes based upon the Amended and Restated Settlement Agreement and related Amended and Restated Plan Support Agreement, including eliminating the secured notes, eliminating the debt reserve balance, and decreasing the cash payment to creditors upon emergence; and 3) updated year-end 2011 cash balances.

Among other variables, these Projections do not take into account the following:

•                  Termination of certain contractual arrangements for the GasCo assets in the West.  Such termination will likely impact the timing and cash flows during the forecast period.  Dynegy is actively seeking other commercial arrangements for the affected units and has been offering the output in the day-ahead market administered by the California Independent System Operator since May 19, 2012.

•                  The fact that commodity prices have changed, specifically the price of natural gas. The cost of natural gas is based on the average of five forecasts from industry participants and all such forecasts were made in 2011.

•                  The expectation that projected market costs for delivering coal are anticipated to decrease as compared to those on which the projections are based.  Our coal transportation contract will terminate at the end of 2013 and is subject to renegotiation, including possible renegotiation of the remaining terms of the contract.

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EXHIBIT “F”

LIQUIDATION ANALYSIS

Introduction

Under the “best interests” of creditors test set forth in section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court can not confirm a plan of reorganization unless the plan provides each holder of a claim or interest who does not vote in favor of the Plan with property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor was liquidated under chapter 7 of the Bankruptcy Code.

The Plan contemplates that DH will be merged (the “Merger”) with and into Dynegy Inc. (“Dynegy”) with Dynegy being the Surviving Entity in the Merger, and therefore contemplates the compromise of Claims against and Equity Interests in the Surviving Entity.  Thus, to demonstrate that the Plan satisfies the “best interests” of creditors test, the Plan Debtors have prepared the following hypothetical Liquidation Analysis for the Surviving Entity, which is based upon certain assumptions discussed in the Disclosure Statement and in the notes accompanying this Liquidation Analysis (the “Notes”).(1)  The Liquidation Analysis estimates potential cash distributions to holders of Allowed Claims against and Equity Interests in the Surviving Entity in a hypothetical chapter 7 liquidation of its Assets, including the Assets received by DH pursuant to the Settlement Agreement.  Asset values discussed in the Liquidation Analysis may differ materially from values referred to in the Plan and Disclosure Statement.  Capitalized terms not defined in the Notes shall have the meanings ascribed to them in the Plan or the Disclosure Statement, as applicable.  The Plan Debtors prepared the Liquidation Analysis with the assistance of their advisors.

Scope, Intent, and Purpose of the Liquidation Analysis

The determination of the costs of, and hypothetical proceeds from, the liquidation of the Surviving Entity’s Assets is an uncertain process involving the extensive use of estimates and assumptions that, although considered reasonable by the Plan Debtors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Plan Debtors, their management, and their advisors.  Inevitably, some assumptions in the Liquidation Analysis would not materialize in an actual chapter 7 liquidation, and unanticipated events and circumstances could affect the ultimate results in an actual chapter 7 liquidation.  The Liquidation Analysis was prepared for the sole purpose of generating a reasonable good-faith estimate of the proceeds that would be generated if the Surviving Entity were liquidated in accordance with chapter 7 of the Bankruptcy Code.  The Liquidation Analysis is not intended and should not be used for any other purpose.  The underlying financial information in the Liquidation Analysis was not compiled or examined by any independent accountants.  No independent appraisals were conducted in preparing the Liquidation Analysis.  NEITHER THE PLAN DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REPRESENTED IN THE LIQUIDATION ANALYSIS.  ACTUAL RESULTS COULD VARY MATERIALLY.

(1)  As described herein, the Liquidation Analysis assumes that the Merger occurs prior to the hypothetical liquidation of the Surviving Entity described herein.  However, the Plan Debtors also believe that holders of Claims against and Equity Interests in DH and Dynegy would do no better — and would likely do materially worse — in liquidations of those entities on a stand-alone basis than reflected in this Liquidation Analysis.

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In preparing the Liquidation Analysis, the Plan Debtors estimated Allowed Claims based upon certain settlements and compromises in the Chapter 11 Cases, a review of Claims listed in DH’s Schedules, and Proofs of Claim filed in connection with DH’s Chapter 11 Case.  The bar date for filing Proofs of Claim in DH’s case was February 24, 2012.  The Plan Debtors also estimated Allowed Claims against Dynegy based on Dynegy’s Schedules filed in connection with the Dynegy Chapter 11 Case.  In addition, the Liquidation Analysis includes estimates for Claims not currently asserted, but which could be asserted and allowed in a chapter 7 liquidation, including certain administrative claims, wind down costs, trustee fees, and professional fees.  To date, the Bankruptcy Court has not, in many instances, estimated or otherwise fixed the total amount of Allowed Claims used for purposes of preparing this Liquidation Analysis.  Thus, for purposes of the Liquidation Analysis, the Plan Debtors’ estimates include both specific Claims estimates and a midpoint estimate for certain Claims that are estimated as a range in the Disclosure Statement.  Therefore, the estimate of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including determining the value of any distribution to be made on account of Allowed Claims under the Plan.  NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE PLAN DEBTORS, REORGANIZED DYNEGY OR ANY OTHER PERSON FOR LITIGATION OR ANY OTHER PURPOSE AND NOTHING HEREIN SHALL BE SO DEEMED OR SHALL BE SO USED.  THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

The Liquidation Analysis assumes that there are no recoveries from the pursuit of any potential preferences, fraudulent conveyances, or other Causes of Action and does not include the estimated costs of pursuing those actions.

Global Notes to the Liquidation Analysis

1.  Conversion Date and Appointment of a Chapter 7 Trustee

The Liquidation Analysis assumes conversion of the Surviving Entity’s chapter 11 case to a chapter 7 liquidation on September 30, 2012 (the “Conversion Date”), and assumes that such liquidation will be conducted over a six to nine month period.  On the Conversion Date, it is assumed that the Bankruptcy Court would appoint one chapter 7 trustee (the “Trustee”) to oversee the liquidation of the Surviving Entity’s Estate.  Should multiple Trustees be appointed to administer the Estate, higher administrative costs could result and distributions to holders of Claims and Equity Interests as provided in the Liquidation Analysis, if any, could be lower and/or delayed.

2.  Assets of the Surviving Entity

The Liquidation Analysis assumes a liquidation of all of the Surviving Entity’s Assets, including its interests in its non-Debtor and Debtor subsidiaries.  After the Merger, the Surviving Entity will have two primary classes of assets.  The first class of assets is equity interests in its non-Debtor subsidiaries, including Dynegy Gas Investments, LLC (“DGIN”), which in turn

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holds the equity interests in the “GasCo” assets, as well as in Dynegy Coal Holdco, LLC (“Dynegy Coal Holdco”), which holds the equity interests in the “CoalCo” assets.  The second class of assets is its equity interest in Debtor DNE, which in turn holds the equity interests in Dynegy Roseton and Dynegy Danskammer indirectly through its ownership of Hudson Power.  Dynegy Roseton and Dynegy Danskammer collectively own four power generating facilities (the “Power Assets”).  The Dynegy Roseton facility consists of two generation units, Roseton Units 1 and 2.  Roseton Units 1 and 2 were leased by Dynegy Roseton pursuant to a facility lease which has been rejected pursuant to an order of the Bankruptcy Court.  Dynegy Roseton owns the land on which the Roseton units are located.  The Dynegy Danskammer facility consists of six generation units, Danskammer Units 1, 2, 3, 4, 5 and 6.  Danskammer Units 3 and 4 were leased by Dynegy Danskammer pursuant to a facility lease which has been rejected pursuant to an order of the Bankruptcy Court.  The remaining units, as well as the land upon which all of the units are located, are owned by Dynegy Danskammer.

In addition, the Liquidation Analysis accounts for (i) certain tax receivables, which have been discounted to reflect the potential discount in a liquidation sale, (ii) projected cash on hand as of the Conversion Date (including certain cash collateral securing the letter of credit facility described below and net of estimated professional fees incurred up to the Conversion Date) and (iii) a range of recoveries related to the repayment of borrowings under the Intercompany Credit Facility from the Borrower Debtors.

3.  Merger and Assets of Surviving Entity

The Liquidation Analysis assumes consummation of the Merger and liquidation of all of the Surviving Entity’s Assets.  Such Assets shall include all Assets of DH and of Dynegy immediately prior to the Merger.

4.  No Consolidation of the Estates

The Plan contemplates a reorganization of the Surviving Entity only, and not Debtors DNE, Hudson Power, Dynegy Danskammer and Dynegy Roseton.  Consistent with the structure of the Plan, the Liquidation Analysis assumes that the Surviving Entity’s Estate will be liquidated individually and thus there will be no substantive consolidation of the Surviving Entity’s Debtor subsidiaries into a single Estate from which distributions to all holders of Claims against and Equity Interests in all of the Debtors would be made.

5.  Funding of the Chapter 7 Process

While estimates have been provided as to the costs to facilitate the wind down of the Surviving Entity’s Estate, this Liquidation Analysis does not assume that a source of funding for such a wind down will be available to the Trustee other than the Surviving Entity’s existing cash as of the Conversion Date and/or proceeds from the sale of its other Assets.

6.  Going-Concern Liquidation of Equity Interests in Non-Debtor Subsidiaries

The Liquidation Analysis assumes that the Trustee will attempt to maximize recoveries

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for holders of Claims against the Surviving Entity by seeking a buyer for the Surviving Entity’s equity interests in its non-Debtor subsidiaries, including DGIN and Dynegy Coal Holdco.

7.  Going-Concern Liquidation of the Power Assets

The Liquidation Analysis assumes that the Trustee will attempt to maximize recoveries for holders of Claims by continuing to operate the Power Assets during the chapter 7 liquidation while a buyer of the Power Assets is sought.  The amount of Cash available to maintain operations of the Power Assets may be limited.

In addition, there is a risk that the Trustee would be unable to liquidate all of the Power Assets as going-concerns because the Bankruptcy Court may only allow the Trustee to operate the Plan Debtors’ business for a “limited period” under section 721 of the Bankruptcy Code.  While the Bankruptcy Code does not set forth a specific time period under which a chapter 7 trustee is allowed to operate a debtor’s business, the Bankruptcy Court may conclude that the six to nine month period assumed in the Liquidation Analysis exceeds the time contemplated by the Bankruptcy Code.  Further, the Trustee may not be able to obtain the regulatory approval or the funds necessary in order to operate the Power Assets for such period of time.  Should the Trustee’s operation of the Power Assets be limited by the Bankruptcy Court (or because of any other impediment, including, but not limited to, lack of regulatory approval or availability of funds), any potential proceeds from the sale of such assets likely would decrease.

It should be noted that all but one of the employees of the Dynegy Danskammer site as well as Dynegy Roseton are employees of DNE.  In addition, while it may be the case that the Trustee will also need to operate the Leased Facilities while facilitating a sale process, no representation is made in this analysis as to the disposition of these non-Debtor owned generation units.

Also of note, as described in the Disclosure Statement, the DH Debtors rejected the lease(s) related to the Leased Facilities at Dynegy Roseton and Dynegy Danskammer, and settled the related guaranty claims of U.S. Bank (the “Lease Guaranty Claims”) for $540 million pursuant to the Settlement Agreement.  Thus, for purposes of the Liquidation Analysis, as described below, the Plan Debtors have estimated the Allowed amount of the Lease Guaranty Claims against DH at $540 million, in addition to the TIA Claim of the PSEG Entities that was previously Allowed for $110 million.

8.  Liquidation Analysis Waterfall and Recovery Ranges

The Trustee would use the proceeds of the chapter 7 liquidation sale (the “Liquidation Proceeds”) to satisfy liabilities (as described in further detail below), including certain wind-down costs, Trustee fees and professional fees of the liquidation (the “Liquidation Costs”).  Remaining net-Liquidation Proceeds would then be allocated to the Surviving Entity’s creditors (and, to the extent funds are available, its Equity Interest holders) in accordance with the priorities set forth in section 726 of the Bankruptcy Code, subject to certain applicable subordination provisions.  The Liquidation Analysis provides a high and low estimate of Liquidation Proceeds, and resulting high and low recovery percentages for holders of Claims and

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Equity Interests based upon the Trustee’s application of the Liquidation Proceeds.

9.  Factors Considered in Valuing Hypothetical Liquidation Proceeds

Certain factors may limit the amount of the Liquidation Proceeds available to the Trustee. Certain of these factors that relate specifically to the liquidation of the Power Assets and land owned by Dynegy Danskammer and Dynegy Roseton, and others to the equity interests that the Surviving Entity will have in its non-Debtor subsidiaries, including DGIN and Dynegy Coal Holdco (which, in turn, hold equity interests in the “GasCo” and “CoalCo” assets).  In addition, it is possible that distribution of the Liquidation Proceeds would be delayed while the Trustee and his or her professionals become knowledgeable about the Chapter 11 Cases and the Surviving Entity’s business and operations.  This delay could materially reduce the value, on a “present value” basis, of the Liquidation Proceeds.

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Liquidation Analysis

($ Millions)

Primary Assets

	High	Low	Notes
Value Range
Equity Interest in GasCo	1,660.4	1,381.0	[A]
Equity Interest in CoalCo	717.4	326.6	[A]
Proceeds from Dynegy Northeast Generation, Inc. Liquidation	—	—	[B]
Tax Receivables	5.7	4.3	[2]
Cash	66.2	66.2	[2]

Sources of Recovery Funds (Liquidation Proceeds)	2,449.7	1,778.1

Uses of Recovery Funds / Waterfall

	Claims	Recovery
Costs of Liquidation
Wind down costs	5 - 7.5	7.5	5.0	[C]
Trustee fees	17.8 - 24.5	24.5	17.8	[D]
Professional fees	17.8 - 24.5	24.5	17.8	[E]
Sub Total	40.6 - 56.5	56.5	40.6
Recovery %		100%	100%
Remaining Value		2,393.2	1,737.6

	Claims	Recovery
Priority Claims
Priority Claims	70.0 - 130.0	70.00	130.00	[F]
Sub Total	70.0 - 130.0	70.00	130.00
Recovery %		100%	100%
Remaining Value		2,323.2	1,607.6

	Claims	Recovery
Priority Tax Claims
Priority Tax Claims	—	—	—	[G]
Sub Total	—	—	—
Recovery %		100%	100%
Remaining Value		2,323.2	1,607.6

	Claims	Recovery
Secured Claims
Secured Letter of Credit Facility Claims	27.0	27.0	27.0	[H]
Sub Total	27.0	27.0	27.0
Recovery %		100%	100%
Remaining Value		2,296.2	1,580.5

	Claims	Recovery
General Unsecured Claims
Senior Notes Claims	3,487.0	1,830.4	1,259.9	[I]
Lease Guaranty Claims	540.0	283.5	195.1	[J]
Other General Unsecured Claims	125.0	65.6	45.2	[K]
Series B Sub. Notes Claims	222.5	116.8	80.4	[L]
Sub Total	4,374.5	2,296.2	1,580.5
Recovery %		52%	36%
Remaining Value		—	—

	Recovery		[L]
Series B Sub. Notes Claims Subordination / Senior Notes and Lease Guaranty Claim Additional Recovery
Senior Notes and Lease Guaranty Claim before add back	2,113.8	1,455.0
Add: Series B Sub. Notes Claims Recovery	116.8	80.4
Total Senior Notes and Lease Guaranty Claim Recovery	2,230.6	1,535.4
Recovery %	55%	38%
Total Series B Sub. Notes Claims Recovery after Subordination	—	—
Recovery %	0%	0%

	Claims	Recovery		[M]
Equity Interests / Securities Claims
Equity Interests / Securities Claims	—	—	—
Sub Total	—	—	—
Recovery %		0%	0%
Remaining Value		—	—

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Specific Notes to the Asset and Liability Assumptions Contained in the Liquidation Analysis

The Liquidation Analysis refers to certain categories of the Surviving Entity’s Assets and liabilities.  The alphabetical designation below corresponds to each line item with a specific note.

Asset Assumptions

A.  DGIN and Dynegy Coal Holdco Liquidation Value

The Surviving Entity shall directly own all of the equity in, among other non-Debtor subsidiaries, DGIN and Dynegy Coal Holdco, which non-Debtor subsidiaries own equity interests in the “GasCo” and “CoalCo” assets, respectively.  As mentioned above, it is assumed that the Trustee will attempt to sell this equity within a six to nine month period of time.  It should be noted that certain subsidiaries of the Surviving Entity have significant liabilities including, among other things, approximately $1.7 billion of outstanding senior debt.  It should also be noted that the actual results may differ greatly depending on a potential buyer’s assessment of value of the “GasCo” and “CoalCo” assets, and other macroeconomic factors that would be beyond the control of the Surviving Entity and/or the Trustee.  In addition to these general market and macroeconomic risks, the “CoalCo” asset recovery is particularly uncertain given the unfavorable near-term financial outlook for these operating assets.

B.  Liquidation Value of the Power Assets

The Liquidation Analysis assumes that the Facilities Sale described in the Settlement Agreement will not have been completed by the Conversion Date, and that the Trustee sells the Power Assets as going-concerns over a six to nine month period.

Although the DH Debtors have rejected the Facility Leases related to Leased Facilities as part of these proceedings and entered into an agreement with the PSEG Entities and Lease Trustee regarding the amount of their Allowed Claims against DH, Dynegy Danskammer and Dynegy Roseton still occupy and maintain the Leased Facilities for the benefit of the PSEG Entities and the Lease Certificate Holders and will continue to do so until they are able to sell and transition the Leased Facilities.  It is possible that the Trustee would have to continue to operate the Leased Facilities until such transition — unless such transition would have already occurred during the Debtors’ Chapter 11 Cases — which could further increase the wind down costs.  In addition, both the Dynegy Danskammer and Dynegy Roseton properties are known to have environmental issues that will need to be addressed upon plant decommissioning or potentially in connection with any sale of the properties.

The Power Assets are projected to generate negative cash.  Also, given the fact that that there are significant Administrative Claims against Dynegy Danskammer and Dynegy Roseton stemming from the rejection of the Leased Facilities, certain tax obligations and other priority obligations, such as the Intercompany Credit Facility, as well as likely substantial environmental

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concerns, any proceeds that will be realized through the Trustee’s liquidation sale of the Power Assets would not be expected to provide incremental recovery to the creditors or equity holders of the Surviving Entity.  Therefore, the Liquidation Analysis ascribes zero value to the Liquidation Proceeds on account of the Surviving Entity’s equity interest in DNE, as the Liquidation Proceeds from the sale of the Power Assets will be insufficient to satisfy the Claims asserted against the Debtors that own such Assets.

Liquidation Costs

C.  Wind-Down Costs

This cost estimate in the Liquidation Analysis relates to certain operating expenses that the Trustee would expend during the six to nine month liquidation process.

D.  Trustee Fees

Although section 326 of the Bankruptcy Code provides for statutory chapter 7 trustee fees not to exceed 3.0% for liquidation proceeds in excess of $1,000,000, the Liquidation Analysis conservatively assumes that the Bankruptcy Court will only authorize Trustee fees of 1.0% of Liquidation Proceeds excluding Cash.  Should the Bankruptcy Court authorize Trustee fees in excess of 1.0%, the Liquidation Proceeds available for distribution to holders of Claims may be materially reduced.

E.  Professional Fees

It is assumed that the Trustee will need to retain certain professionals to assist him or her in facilitating the wind down of the Surviving Entity’s Estate.  Such professionals will potentially include, but are not limited to, accountants, lawyers, financial advisors, real estate brokers, and investment bankers.  The estimated professional fees shown are for projected fees during the six to nine month period, and assume that such costs would be approximately 1% of the total Liquidation Proceeds.  No representations are being made in this analysis as to how the Trustee will administer the wind down.  Based on this, the cost estimates may be significantly different in a true chapter 7 liquidation scenario.

Estimated Claims

F.  Priority Claims

Pursuant to the Settlement Agreement, DH provided Dynegy with an allowed administrative claim (the “Dynegy Administrative Claim”) in an unliquidated amount.  In the event of a liquidation, the amount of the Dynegy Administrative Claim may, to the extent not agreed upon between the parties to the Settlement Agreement, be determined by an arbitration proceeding to be in an amount of between $70 — 130 million, subject to certain adjustments, all as set forth, and subject to, the terms of the Settlement Agreement.  It is assumed for purposes of the Liquidation Analysis that prior to the Merger, such claim would be transferred to a trust for the benefit of Dynegy’s stakeholders.  Thus, this estimated range has been reflected in the

17

Liquidation Analysis as a priority Claim that would be paid in full prior to any payments being made to the holders of General Unsecured Claims for purposes of the Liquidation Analysis.

At the time this Liquidation Analysis was performed, the Plan Debtors estimate that the amount of such Priority Claims other than the Dynegy Administrative Claim against the Surviving Entity will be de minimis, and have not included any such amounts in the Liquidation Analysis.  Should such Claims exist upon distribution of the Liquidation Proceeds by the Trustee, such Claims would be paid in full prior to any payments being made to the holders of General Unsecured Claims for purposes of the Liquidation Analysis.

G.  Priority Tax Claims

At the time this analysis was performed, the Plan Debtors estimate that the amount of such Priority Tax Claims against the Surviving Entity will be de minimis and have not included any such amounts in the Liquidation Analysis.  Should such Claims exist upon distribution of the Liquidation Proceeds by the Trustee, such Claims would be paid in full prior to any payments being made to the holders of General Unsecured Claims for purposes of the Liquidation Analysis.

H.  Secured Claims

Secured Claims consist of a letter of credit facility of DH in the amount of approximately $27.0 million that is fully cash collateralized.  Approximately 50% of the total balance is collateral for a letter of credit issued to various New York state regulatory agencies for certain environmental liabilities related to Dynegy Danskammer.  The Liquidation Analysis assumes that the letters of credit will be fully drawn and thus will decrease the amount of cash held by the Surviving Entity for distribution to other holders of Claims.  At the time this Liquidation Analysis was performed, certain Claims exist at Dynegy that are fully cash collateralized.  The Liquidation Analysis assumes that such obligations are satisfied in full from such collateral and would not otherwise impact recoveries to other holders of Claims against the Surviving Entity, and thus such Claims and cash have not been included in this analysis.  Should any additional Secured Claims exist upon distribution of the Liquidation Proceeds by the Trustee, such Claims would be paid in full prior to any payments being made to the holders of General Unsecured Claims for purposes of the Liquidation Analysis.

I.  Senior Notes Claims

These Claims represent the total outstanding senior bond debt at DH.  As of the Petition Date, as set forth in Exhibit “B” of the Plan, such Claims totaled approximately $3.487 billion.

J.  Lease Guaranty Claims

Pursuant to the Settlement Agreement, the Lease Trustee was provided an Allowed General Unsecured Claim of $540 million against DH.

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K.  Other General Unsecured Claims

(i)  At the time the Liquidation Analysis was performed, solely for purposes of estimating recoveries in the Disclosure Statement, the Plan Debtors estimated a range of $0 to $30 million for certain tax and other General Unsecured Claims against DH, the midpoint of which ($15 million) is reflected in the Other General Unsecured Claims in the Liquidation Analysis.

(ii)  At the time the Liquidation Analysis was performed, the Plan Debtors included $110 million for the TIA Claim based on the PSEG Settlement and the Stipulated Rejection Order entered during the Chapter 11 Cases on December 20, 2011, as amended, which is reflected in the Other General Unsecured Claims in the Liquidation Analysis.

(iii) Dynegy believes that there will be only a small population of General Unsecured Claims against Dynegy and that such Claims, which consist primarily of certain contingent and disputed litigation Claims, are unlikely to reduce, in any meaningful way, the recoveries of other holders of General Unsecured Claims against the Surviving Entity.  As such, at the time the Liquidation Analysis was performed, solely for purposes of estimating recoveries in the Liquidation Analysis, no estimate for any such Claims is reflected in the Other General Unsecured Claims in the Liquidation Analysis.

L.  Subordinated Notes Claims

These Claims represent the total outstanding subordinated bond debt at DH.  Pursuant to the Settlement Agreement, the Subordinated Notes Indenture Trustee, for the benefit of holders of Subordinated Notes Claims, has been provided with an Allowed subordinated unsecured claim in the amount of approximately $222.5 million on account of outstanding principal and interest and, for purposes of treatment of and distribution on such allowed subordinated unsecured claim under the Plan, the Subordinated Notes Indenture Trustee has been provided with an Allowed General Unsecured Claim in the aggregate amount of $55 million (which Claim is not subject to subordination) in full satisfaction of all Subordinated Notes Claims.  However, in the context of a chapter 7 liquidation, the Subordinated Notes Claims are subordinate to the Senior Notes and the Lease Guaranty Claims, they would not be entitled to any payment until after satisfaction in full of the Senior Notes and the Lease Guaranty Claims, and any distribution of Liquidation Proceeds allocated to the holders of Subordinated Notes Claims by the Trustee would be turned over to the holders of Senior Notes Claims and the Lease Guaranty Claims to the extent that the Senior Notes and the Lease Guaranty Claims are not paid in full.  As reflected in the Liquidation Analysis, because the Senior Notes and the Lease Guaranty Claims would not be paid in full from the Liquidation Proceeds, any potential distribution to the holders of Subordinated Notes Claims would instead be allocated to the holders of Senior Notes Claims and the Lease Guaranty Claims, and there would be no recovery to the holders of Subordinated Notes Claims under the Liquidation Analysis.

M.  Equity Interests

As reflected in the Liquidation Analysis, because General Unsecured Claims will not be paid in full, there would be no recovery to holders of Equity Interests or Securities Claims

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(because such Securities Claims have the same respective priority as the Equity Holders pursuant to section 510(b) of the Bankruptcy Code).

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EXHIBIT “G”

VALUATION

EXHIBIT G

VALUATION OF DYNEGY

THIS VALUATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING “ADEQUATE INFORMATION” UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS ENTITLED TO VOTE UNDER THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF SECURITIES OF, OR CLAIMS AGAINST OR EQUITY INTERESTS IN, THE SURVIVING ENTITY, DYNEGY, THE DH DEBTORS OR ANY AFFILIATES.

THE VALUATION INFORMATION SET FORTH HEREIN REPRESENTS A HYPOTHETICAL VALUATION OF REORGANIZED DYNEGY, WHICH ASSUMES THAT REORGANIZED DYNEGY WILL CONTINUE AS AN OPERATING BUSINESS IN ACCORDANCE WITH THE PROJECTIONS SET FORTH IN EXHIBIT E TO THE DISCLOSURE STATEMENT. THE ESTIMATED VALUE SET FORTH IN THIS VALUATION DOES NOT PURPORT TO CONSTITUTE AN APPRAISAL OR NECESSARILY REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF THE SURVIVING ENTITY, ITS SECURITIES OR ITS ASSETS, WHICH MAY BE MATERIALLY DIFFERENT THAN THE ESTIMATE SET FORTH IN THIS VALUATION. ACCORDINGLY, SUCH ESTIMATED VALUE IS NOT NECESSARILY INDICATIVE OF THE PRICES AT WHICH ANY SECURITIES OF REORGANIZED DYNEGY MAY TRADE AFTER GIVING EFFECT TO THE TRANSACTIONS SET FORTH IN THE PLAN. ANY SUCH PRICES MAY BE MATERIALLY DIFFERENT THAN INDICATED BY THIS VALUATION.

1.                                       Overview

Dynegy has been advised by its financial advisor, Lazard Frères & Co. LLC (“Lazard”), with respect to the estimated going concern value of Dynegy. Lazard undertook this analysis to determine the value available for distribution to holders of Allowed Claims pursuant to the Plan and to analyze the relative recoveries to such holders thereunder. The estimated total value available for distribution to holders of Allowed Claims (the “Enterprise Value”) consists of the estimated value of Dynegy’s operations on a going concern basis and the value of cash on the Assumed Effective Date (defined below). The valuation analysis herein is based on information available as of the date of the Disclosure Statement. The valuation analysis assumes that the effective date of the reorganization takes place on September 30, 2012 (the “Assumed Effective Date”) and is based on projections provided by Dynegy’s management (the “Projections”) for 2012 — 2015 (the “Projection Period”).

Based on these Projections and solely for purposes of the Plan, Lazard estimates that the Enterprise Value of Dynegy falls within a range from approximately $3,191 million to $4,465 million, with a midpoint estimate of $3,828 million, which consists of the value of Dynegy’s operations on a going concern basis. For purposes of this valuation, Lazard assumes that no material changes that would affect value occur between the date of the Disclosure Statement and the Assumed Effective Date. Lazard’s estimate of Enterprise Value does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

THE ASSUMED ENTERPRISE VALUE RANGE, AS OF THE ASSUMED EFFECTIVE DATE, REFLECTS WORK PERFORMED BY LAZARD ON THE BASIS OF INFORMATION AVAILABLE TO LAZARD AS OF MAY 2012 AND THE PROJECTIONS PROVIDED BY THE COMPANY. ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT LAZARD’S CONCLUSIONS, NEITHER LAZARD, NOR THE PLAN DEBTORS HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM THE ESTIMATED ENTERPRISE VALUE.

Lazard assumed that the Projections were reasonably prepared in good faith and on a basis reflecting Dynegy’s most accurate available estimates and judgments as of the date of such Projections as to the future operating and financial performance of Dynegy. Lazard’s estimated Enterprise Value range assumes that Dynegy will achieve its

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Projections in all material respects, including revenue growth, EBITDA margins, and cash flows as projected. If the business performs at levels below those set forth in the Projections, such performance may have a materially negative impact on Enterprise Value.

In estimating Dynegy’s Enterprise Value, Lazard: (a) reviewed certain historical financial information of Dynegy for recent years and interim periods; (b) reviewed certain internal financial and operating data of Dynegy; (c) discussed Dynegy’s operations and future prospects with Dynegy’s senior management team; (d) reviewed certain publicly available financial data for, and considered the market value of, public companies that Lazard deemed generally comparable to the operating business of Dynegy; (e) considered certain economic and industry information relevant to the operating businesses; and (f) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate. Although Lazard conducted a review and analysis of Dynegy’s business, operating assets and liabilities, and the Projections, it assumed and relied on the accuracy and completeness of all financial and other information furnished to it by Dynegy’s management as well as publicly available information.

In addition, Lazard did not independently verify the Projections in connection with preparing estimates of Enterprise Value, and no independent valuations or appraisals of Dynegy were sought or obtained in connection herewith. Such estimates were developed solely for purposes of the formulation and negotiation of the Plan and the analysis of implied relative recoveries to holders of Allowed Claims thereunder, and to provide “adequate information” pursuant to section 1125 of the Bankruptcy Code.

Lazard’s estimated Enterprise Value of Dynegy does not constitute a recommendation to any holder of Allowed Claims as to how such person should vote or otherwise act with respect to the Plan. Lazard has not been asked to and does not express any view as to what the trading value of Dynegy’s securities would be on issuance or at any other time. The estimated Enterprise Value of Dynegy set forth herein does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan.

Lazard’s estimate of Enterprise Value reflects the application of standard valuation techniques and does not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. The value of an operating business is subject to numerous uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business. As a result, the estimated Enterprise Value range of Dynegy set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. None of Dynegy, Lazard, or any other person assumes responsibility for any differences between the Enterprise Value range and such actual outcomes. Actual market prices of such securities at issuance will depend upon, among other things, the operating performance of Dynegy, prevailing interest rates, conditions in the financial markets, the anticipated holding period of securities received by holders of Allowed Claims (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), developments in Dynegy’s industry and economic conditions generally, including gas price trends, and other factors that generally influence the prices of securities.

2.                                       Valuation Methodology

The following is a brief summary of certain financial analyses performed by Lazard to arrive at its estimated Enterprise Value range for Dynegy. An estimate of Enterprise Value is not entirely mathematical but, rather, involves complex considerations and judgments concerning various factors that could affect the value of an operating business. Lazard performed certain procedures, including each of the financial analyses described below, and reviewed the assumptions on which such analyses were based and other factors, including the Projections, with the senior management team of Dynegy.

Lazard’s estimated Enterprise Value is highly dependent on Dynegy’s ability to meet its Projections. Lazard’s valuation analysis must be considered as a whole. Lazard’s estimates of the hypothetical range of Enterprise Values predominately relied upon the sum-of-the-parts Discounted Cash Flow (“DCF”) analysis given the limitations associated with the applicability of the comparable company analysis and the precedent transaction analysis in determining the Enterprise Value of Dynegy for reasons described below.

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Sum-of-the-Parts Discounted Cash Flow Analysis

Given the corporate structure of Dynegy, the different characteristics of its various assets and other considerations, the Enterprise Value has been estimated through a sum-of-the-parts of various DCF valuations with a valuation date as of the Assumed Effective Date.

The DCF analysis is a forward-looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. Under this methodology, projected future cash flows are discounted by the business’ weighted average cost of capital (the “Discount Rate”). The Discount Rate reflects the estimated blended rate of return that would be required by debt and equity investors to invest in the business based on its capital structure. The enterprise value of the firm is determined by calculating the present value of Dynegy’s unlevered after-tax free cash flows based on the Projections plus an estimate for the value of the firm beyond the Projection Period known as the terminal value. The terminal value is derived by taking the simple average of applying terminal value multiples to Dynegy’s projected EBITDA and by applying dollar-per-kilowatt multiples to Dynegy’s projected generation capacity; subsequently, the terminal value is discounted back to the Assumed Effective Date, by the Discount Rate.

To estimate the Discount Rate, Lazard calculated the cost of equity and the after-tax cost of debt for GasCo and CoalCo, assuming a targeted long-term debt-to-total capitalization ratio based on an assumed range of GasCo and CoalCo pro forma capitalization. Lazard calculated the cost of equity based on the “Capital Asset Pricing Model,” which assumes that the required equity return is a function of the risk-free cost of capital and the correlation of a publicly traded stock’s performance to the return on the broader market. To estimate the cost of debt, Lazard estimated the blended cost of debt of GasCo and CoalCo based on current capital markets conditions and the financing costs for comparable companies with leverage similar to Dynegy’s target capital structure.

Although formulaic methods are used to derive the key estimates for the DCF methodology, their application and interpretation still involve complex considerations and judgments concerning potential variances in the projected financial and operating characteristics of Dynegy, which in turn affect its cost of capital and terminal values. Lazard calculated its sum-of-the-parts DCF valuation on a range of Discount Rates of 8.5% — 10.0%. Terminal values were calculated by taking the simple average of an EBITDA multiple (ranging from 4.0x — 10.5x, depending on differences in generation plant characteristics) to the estimated terminal year EBITDA, and a dollar-per-kilowatt multiple (ranging from $75/kW — $950/kW depending on differences in generation plant characteristics) to Dynegy’s generation capacity to obtain the terminal value. Some generation plants were ascribed no terminal value beyond the Projection Period.

In applying the above methodology, Lazard utilized detailed Projections for the Projection Period to derive unlevered after-tax free cash flows. Free cash flow includes sources and uses of cash not reflected in the income statement, such as changes in working capital and capital expenditures. For purposes of the sum-of-the-parts DCF, Dynegy was assumed to be a full tax payer at applicable corporate income tax rates. The value of net operating losses, other corporate overhead and hedges were also taken into account and were valued separately from GasCo and CoalCo. These cash flows, along with their associated terminal values, are discounted back to the Assumed Effective Date using the range of Discount Rates described above to arrive at a range of Enterprise Values.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSES PERFORMED BY LAZARD AND SHALL BE READ IN CONJUNCTION WITH THE PROJECTIONS IN EXHIBIT E TO THE DISCLOSURE STATEMENT. THE PREPARATION OF A VALUATION ESTIMATE INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSIS AND THE APPLICATION OF THESE METHODS IN THE PARTICULAR CIRCUMSTANCES AND, THEREFORE, SUCH AN ESTIMATE IS NOT READILY SUITABLE TO SUMMARY DESCRIPTION. IN PERFORMING THESE ANALYSES, LAZARD AND THE PLAN DEBTORS MADE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS. THE ANALYSES PERFORMED BY LAZARD ARE NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN SUGGESTED BY SUCH ANALYSES.

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RECOVERY ANALYSIS

1. General Assumptions

The Recovery Analysis is based upon the terms of the Plan and is subject to the assumptions identified in the Plan and as described herein.

The Recovery Analysis assumes, among other items: (i) the Effective Date of the Plan occurs on or about the Assumed Effective Date of September 30, 2012; (ii) the enterprise value of Dynegy as of the Assumed Effective Date, is approximately $3,191 million to $4,465 million and (iii) the projected fair value of restricted and unrestricted cash and cash equivalents as of the Assumed Effective Date, as reflected in the Projections, is approximately $804 million.

The recovery for Class 3 — General Unsecured Claims does not take into account any potential proceeds from the proposed sale of the Leased Facilities that may be available for distribution to holders of Class 3 — General Unsecured Claims pursuant to the Settlement Agreement.

2. Estimated Dynegy Equity Value

Equity Value of Dynegy

The equity value includes (i) the equity value of each of GasCo and CoalCo, (ii) the value of Dynegy’s NOLs(1), and (iii) cash at Dynegy and other subsidiaries, excluding GasCo and Coalco, net of (iv) overhead costs not allocated to GasCo and CoalCo(1) and (v) the value of the hedges(1).

To determine the range of values for GasCo and CoalCo equity, the following elements have been taken into consideration:

a)              The enterprise value of each of GasCo and CoalCo

b)             The senior secured debt of each of GasCo and CoalCo at the Effective Date

c)              Any excess unrestricted cash and cash equivalents of each of GasCo and CoalCo at the Effective Date

d)             The value of restricted cash and cash equivalents, as it is projected to become available throughout the Projection Period through the release of letters of credit and cash collateral

	$ in millions	Low	High
	CoalCo Enterprise Value	$923	$1,064
	CoalCo Total Debt	(594)	(594)
	CoalCo Unrestricted Cash	52	52
	CoalCo Restricted Cash	89	89
A	CoalCo Equity Value	$471	$611
	GasCo Enterprise Value	$2,289	$3,062
	GasCo Total Debt	(1,089)	(1,089)
	GasCo Unrestricted Cash	43	43
	GasCo Restricted Cash	260	260
B	GasCo Equity Value	$1,503	$2,276

Restricted and Unrestricted Cash and Cash Equivalents of Dynegy

The Recovery Analysis includes estimated restricted and unrestricted cash and cash equivalents as of the Assumed Effective Date of Dynegy, excluding GasCo and CoalCo, based on the Projections as of the Assumed Effective Date.

(1)           A DCF methodology has been used to determine the range of value for Dynegy’s NOLs, hedges and the overhead costs not allocated to GasCo and CoalCo.  The range of value of Dynegy’s NOLs assumes a change of control on the Assumed Effective Date.

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Transaction Costs

Transaction costs and other extraordinary expenses related to the Chapter 11 proceeding are taken into account in this analysis through the assumption that all these costs will be incurred and are reflected in the unrestricted cash and cash equivalents as of the Assumed Effective Date.

Danskammer and Roseton

The costs related to the operations of Danskammer and Roseton for the first 9 months of 2012 are reflected in the unrestricted cash and cash equivalents as of the Assumed Effective Date. The Recovery Analysis does not assume any other costs associated with those plants after that date, as it assumes that they will no longer be operated by Dynegy Danskammer and Dynegy Roseton.

The table below shows the range of estimated values for Dynegy Equity Value:

	$ in millions	Low	High
A	CoalCo Equity Value	$471	$611
B	GasCo Equity Value	$1,503	$2,276
C	Hedges Value (MTM)	$(3)	$(3)
D	NOLs Value	$0	$365
E	Overhead Costs	$(18)	$(23)
F	Dynegy Unconsolidated Cash	$361	$361
G = A + B + C + D + E + F	Dynegy Equity Value	$2,312	$3,586
Memo:	Dynegy Consolidated Net Debt	$879	$879
Memo:	Dynegy Enterprise Value	$3,191	$4,465

3.   Recovery Estimates

As set forth in greater detail in the section of the Disclosure Statement entitled “Overview of the Plan”, holders of Allowed Class 3 — General Unsecured Claims will receive, among other things, their pro rata share of $200 million in cash and 99% of the shares of common stock, subject to dilution, to be issued or reserved for issuance by Reorganized Dynegy on or after the Effective Date.  Based on the range of the estimated values for Dynegy, the holders of Allowed Class 3 — General Unsecured Claims will receive aggregate consideration with a value of between $2,489 million and $3,750 million, before taking into account the potential dilution from the exercise of warrants issued as part of the Plan.

Based on the estimated value range of the Equity Interests, holders of Allowed Class 3 — General Unsecured Claims receive 59-89% value for their claims.

	$ in millions	Low	High
H = G x 99%	Equity Value to General Unsecured Claims	$2,289	$3,550
I	Cash to General Unsecured Claims	$200	$200
J = H + I	Total Value to General Unsecured Claims	$2,489	$3,750
K	General Unsecured Claims	$4,207	$4,207
J / K	Recovery	59%	89%

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EXHIBIT “H”

SETTLEMENT AGREEMENT*

*Included as Exhibit 10.1 to the Current Report of Dynegy Inc. and Dynegy Holdings, LLC on Form 8-K filed May 31, 2012.